As filed with the Securities and Exchange Commission on October 3, 2006.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

H&E EQUIPMENT SERVICES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	7350	81-0553291
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
(225) 298-5200
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

John M. Engquist
President and Chief Executive Officer
11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
(225) 298-5200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:

Bonnie A. Barsamian, Esq.
Brian D. Short, Esq.
Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
(212) 698-3500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Offering	Registration
Securities to be Registered	to be Registered	Price per Share	Price(1)	Fee(1)
8 3/8% Senior Notes due 2016	$250,000,000	100%	$250,000,000	$26,750
Guarantees(2)	$250,000,000	—	—	N/A

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2)	Each of the subsidiary guarantors listed in the table of additional registrants below have guaranteed, jointly and severally and fully and unconditionally, the 8 3/8% Senior Notes due 2016 being registered hereby. The subsidiary guarantors are registering the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

H&E EQUIPMENT SERVICES, INC.

Table of Additional Registrants

		Primary
		Standard
	Jurisdiction of	Industrial	IRS Employer
	Incorporation or	Classification	Identification
Name	Organization	Number	Number

GNE Investments, Inc.	Washington	7350	41-1561043
Great Northern Equipment, Inc.	Montana	7350	81-0448694
H&E California Holding, Inc.	California	7350	33-0613371
H&E Equipment Services (California), LLC	Delaware	7350	20-1870322
H&E Finance Corp.	Delaware	7350	02-0602822

The address, including zip code, telephone number and area code, of the principal offices of the additional registrants listed above is: 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816; the telephone number at that address is (225) 298-5200.

The information in the prospectus is not complete and may be changed. We may not effect the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes, and it is not soliciting an offer to buy the exchange notes, in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2006

PROSPECTUS

OFFER TO EXCHANGE

$250,000,000 principal amount of 8 3/8% Senior Notes due 2016 and Related Guarantees
for
all outstanding
8 3/8% Senior Notes due 2016
and Related Guarantees issued on August 4, 2006
of

The exchange offer will expire at 5:00 p.m.,
New York City time, on          , 2006, unless extended

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal up to $250,000,000 aggregate principal amount of new 8 3/8% Senior Notes due 2016, which we refer to as the “new notes,” in exchange for a like aggregate principal amount of outstanding 8 3/8% Senior Notes due 2016 that were issued on August 4, 2006, which we refer to as the “old notes.”

The Exchange Offer

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes which we have registered under the Securities Act.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Material United States Federal Income Tax Consequences” on page 141 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are being issued in a transaction registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes will not apply to the new notes.

•	No public market currently exists for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•	Interest on the new notes will be paid at the rate of 8 3/8% per annum and will be paid semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2007.

•	The notes are fully and unconditionally guaranteed by each of the subsidiaries of H&E Equipment Services, Inc.

See “Risk Factors” beginning on page 15 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents, and any amendments or supplements to this prospectus, carefully before deciding whether to participate in the exchange offer.

The date of this prospectus is          , 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained in this prospectus or incorporated by reference. See “Where You Can Find More Information.” We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Where You Can Find More Information.” To obtain this information in a timely fashion, you must request such information no later than five business days before          , 2006, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes.”

SUMMARY

The following summary highlights certain information concerning H&E Equipment Service, Inc.’s business, the exchange offer and the new notes and new guarantees, and is qualified in its entirety by more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before making any decision whether to participate in this exchange offer. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes to such financial statements included elsewhere in this prospectus.

Unless we state otherwise, the information in this prospectus gives effect to the reorganization transactions effected in connection with our initial public offering in February 2006 as described in “Certain Relationships and Related Party Transactions — Reorganization Transactions.” Also, except where specifically noted, references in this prospectus to the “Company,” “we,” or “us” mean H&E Equipment Services L.L.C. (“H&E LLC”) and its subsidiaries for periods prior to February 3, 2006, and H&E Equipment Services, Inc. and its subsidiaries for periods on or after February 3, 2006. H&E LLC itself is the result of the merger of ICM Equipment Company LLC and its consolidated subsidiaries, or ICM, and Head & Engquist Equipment, LLC (or Head & Engquist, a wholly-owned subsidiary of Gulf Wide Industries, LLC, or Gulf Wide), with and into Gulf Wide. We refer to the combination of ICM and Head & Engquist into Gulf Wide as the “Gulf Wide transaction,” and the operating results in this prospectus for periods prior to the Gulf Wide transaction reflect the historical results of Head & Engquist. Some of the statements in this summary are forward-looking statements. For more information, see “Forward-Looking Statements.”

“EBITDA” and “Adjusted EBITDA” are defined and discussed in note (5) under the caption “— Summary Historical and Pro Forma Financial Data.”

Background of the Exchange Offer

On August 4, 2006, we completed a private offering of $250,000,000 principal amount of 8 3/8% Senior Notes due 2016, referred to as the “old notes.” As part of the private offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to complete an exchange offer for the old notes. We are offering to exchange the old notes for $250,000,000 aggregate principal amount of our new 8 3/8% Senior Notes due 2016, referred to as the “new notes,” the issuances of which will be registered under the Securities Act. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the “exchange offer.” You are entitled to exchange in the exchange offer your old notes for new notes.

You should read the discussion under the headings “— The New Notes” and “Description of Notes” for further information regarding the new notes and the discussion under the headings “— The Exchange Offer” and “The Exchange Offer” for further information regarding the exchange offer and the new notes.

In this prospectus we refer to the old notes and the new notes collectively as the “notes.”

Our Company

We are one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment. We rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. We engage in five principal business activities in these equipment categories:

•	equipment rental;

•	new equipment sales;

•	used equipment sales;

•	parts sales; and

•	repair and maintenance services.

By providing rental, sales, parts, repair and maintenance functions under one roof, we offer our customers a one-stop solution for their equipment needs. This full-service approach provides us with (1) multiple points of customer contact; (2) cross-selling opportunities among our rental, used and new equipment sales, parts sales and services operations; (3) an effective method to manage our rental fleet through efficient maintenance and profitable distribution of used equipment; and (4) a mix of business activities that enables us to operate effectively throughout economic cycles. We believe that the operating experience and extensive infrastructure we have developed throughout our history as an integrated services company provide us with a competitive advantage over rental-focused companies and equipment distributors. In addition, our focus on four core categories of heavy construction and industrial equipment enables us to offer specialized knowledge and support to our customers. For the year ended December 31, 2005, we generated total revenues of approximately $600.2 million. For the six months ended June 30, 2006, our total revenues were approximately $384.7 million. The pie charts below illustrate a breakdown of our revenues and gross profits for the year ended December 31, 2005 by business segment (see notes to our consolidated financial statements):

Revenue by Segment	Gross Profit by Segment
($ in millions)	($ in millions)

We have operated, through our predecessor companies, as an integrated equipment services company for approximately 45 years and have built an extensive infrastructure that includes 47 full-service facilities located throughout the high growth Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. Our management, from the corporate level down to the branch store level, has extensive industry experience. We focus our rental and sales activities on, and organize our personnel principally by, our four equipment categories. We believe this allows us to provide specialized equipment knowledge, improve the effectiveness of our rental and sales forces and strengthen our customer relationships. In addition, we operate our day-to-day business on a branch basis which we believe allows us to more closely service our customers, fosters management accountability at local levels, and strengthens our local and regional relationships.

Products and Services

Equipment Rentals.  We rent our heavy construction and industrial equipment to our customers on a daily, weekly and monthly basis. We have a well-maintained rental fleet that, at June 30, 2006, consisted of approximately 17,597 pieces of equipment having an original acquisition cost (which we define as the cost originally paid to manufacturers or the original amount financed under operating leases) of approximately $614.3 million and an average age of approximately 43.9 months. Our rental business creates cross-selling opportunities for us in sales and services.

New Equipment Sales.  We sell new heavy construction and industrial equipment in all four equipment categories, and we are a leading distributor for nationally-recognized suppliers including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, Bobcat and Yale Material Handling. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. Our new equipment sales operation is a source of new customers for our parts sales and service support activities, as well as for used equipment sales.

Used Equipment Sales.  We sell used equipment primarily from our rental fleet, as well as inventoried equipment that we acquire through trade-ins from our equipment customers and selective purchases of high-quality used equipment. Selling used equipment is an effective way for us to manage the size and composition of our rental fleet and provides a profitable distribution channel for disposal of rental equipment. For the year ended December 31, 2005, approximately 78%, of our used equipment sales revenues were derived from sales of rental fleet equipment. Used equipment sales, like new equipment sales, generate parts and service business for us.

Parts Sales.  We sell new and used parts to customers and also provide parts to our own rental fleet. We maintain an extensive in-house parts inventory in order to provide timely parts and service support to our customers as well as to our own rental fleet. In addition, our parts operation enables us to maintain a high quality rental fleet and provide additional support to our end users.

Service Support.  We provide maintenance and repair services for our customers’ owned equipment and to our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. Over time we have built a full-scale services infrastructure that would be difficult for companies without the requisite resources and lead time to replicate.

In addition to our principal business activities mentioned above, we provide ancillary equipment support activities including transportation, hauling, parts shipping and loss damage waivers.

Our Competitive Strengths

Integrated Platform of Products and Services.  We believe that the operating experience and extensive infrastructure we have developed through years of operating as an integrated equipment services company provide us with a competitive advantage over rental-focused companies and equipment distributors. Key strengths of our integrated equipment services platform include:

•	ability to strengthen customer relationships by providing a full range of products and services;

•	purchasing power gained through purchases for our new equipment sales and rental operations;

•	high quality rental fleet supported by our strong product support capabilities;

•	established retail sales network resulting in profitable disposal of our used equipment; and

•	mix of business activities that enables us to effectively operate through economic cycles.

Complementary, High Margin Parts and Service Operations.  Our parts and service businesses allow us to maintain our rental fleet in excellent condition and to offer our customers top quality rental equipment. Our after-market parts and service businesses together provide us with a high-margin revenue source that has proven to be stable throughout a range of economic cycles.

Specialized, High Quality Equipment Fleet.  Our focus on four core types of heavy construction and industrial equipment allows us to better provide the specialized knowledge and support that our customers demand when renting and purchasing equipment. These four types of equipment are attractive because they have a long useful life, high residual value and strong industry demand.

Well-Developed Infrastructure.  We have built an infrastructure that currently includes a network of 47 full-service facilities, and a workforce that includes a highly-skilled group of over 650 service technicians and an aggregate of approximately 200 sales people in our specialized rental and equipment sales forces. We believe that our well-developed infrastructure helps us to better serve large multi-regional customers than our historically rental-focused competitors and provides an advantage when competing for lucrative fleet and project management business.

Leading Distributor for Suppliers.  We are a leading distributor for nationally-recognized equipment suppliers, including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, Bobcat and Yale Material Handling. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. These relationships improve our ability to negotiate equipment acquisition pricing and allow us to purchase parts at wholesale costs.

Customized Information Technology Systems.  Our customized information systems allow us to actively manage our business and our rental fleet. Our customer relationship management system, which is currently being implemented, will provide our sales force with real-time access to customer and sales information.

Experienced Management Team.  Our senior management team is led by John M. Engquist, our President and Chief Executive Officer, who has approximately 32 years of industry experience. Our senior and regional managers have an average of approximately 22 years of industry experience. Our branch managers have extensive knowledge and industry experience as well.

Our Business Strategy

Leverage our Integrated Business Model.  We intend to continue to actively leverage our integrated business model to offer a one-stop solution to our customers’ varied needs with respect to the four categories of heavy construction and industrial equipment on which we focus. We will continue to cross-sell our services to expand and deepen our customer relationships. We believe that our integrated equipment services model provides us with a strong platform for additional growth.

Managing the Life Cycle of our Rental Equipment.  We actively manage the size, quality, age and composition of our rental fleet, employing a “cradle through grave” approach. During the life of our rental equipment, we (1) aggressively negotiate on purchase price; (2) use our customized information technology systems to closely monitor and analyze, among other things, time utilization (equipment usage based on customer demand), rental rate trends and targets and equipment demand; (3) continuously adjust our fleet mix and pricing; (4) maintain fleet quality through regional quality control managers and our on-site parts and services support; and (5) dispose of rental equipment through our retail sales force. This allows us to purchase our rental equipment at competitive prices, optimally utilize our fleet, cost-effectively maintain our equipment quality and maximize the value of our equipment at the end of its useful life.

Grow our Parts and Service Operations.  Our strong parts and service operations are keystones of our integrated equipment services platform and together provide us with a relatively stable high-margin revenue source. Our parts and services operation helps us develop strong, on-going customer relationships, attract new customers and maintain a high-quality rental fleet. We intend to grow this product support side of our business and further penetrate our customer base.

Enter Carefully Selected New Markets.  We intend to continue to strategically expand our network to solidify our presence in the attractive, contiguous regions where we operate. The regions in which we operate are attractive because they are among the highest growth areas in the United States and are minimally impacted by seasonality. We have a proven track record of successfully entering new markets and we look to add locations that offer attractive growth opportunities, high demand for construction and heavy equipment, and contiguity to our existing markets.

Make Selective Acquisitions.  The equipment industry is fragmented and consists of a large number of relatively small, independent businesses servicing discrete local markets. Some of these businesses may represent attractive acquisition candidates. We intend to evaluate and pursue acquisitions on an opportunistic basis, with an objective of increasing our revenues, improving our profitability, entering additional attractive markets and strengthening our competitive position.

Recent Developments

IPO and Reorganization Transactions.  We completed our initial public offering of our common stock in February 2006. We used the $207.0 million of net offering proceeds to fund the Eagle acquisition described below, purchase rental equipment under operating leases, pay deferred compensation, repay indebtedness under our senior secured credit facility and for general corporate purposes. We also paid a fee to terminate a management services agreement. In connection with our initial public offering, we converted H&E Equipment Services L.L.C. (“H&E LLC”), a Louisiana limited liability company and the wholly-owned operating subsidiary of H&E Holdings L.L.C. (“H&E Holdings”) into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, H&E Equipment Services, Inc., was formed as a Delaware corporation and a wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of the initial public offering on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. In these transactions, holders of preferred limited liability company interests and holders of common limited liability company interests in H&E Holdings received shares of our common stock. We refer to these transactions collectively in this prospectus as the “Reorganization Transactions.”

Eagle Acquisition.  We completed, effective as of February 28, 2006, the acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), for a formula-based purchase price of approximately $59.9 million, subject to post-closing adjustment, plus assumed indebtedness of approximately $2.0 million. Following the acquisition, we changed the name of Eagle High Reach Equipment, Inc. to H&E California Holding, Inc. and we changed the name of Eagle High Reach Equipment, LLC to H&E Equipment Services (California), LLC. The Eagle purchase price was funded out of the proceeds from our recently completed initial public offering. Prior to the acquisition, Eagle was a privately-held construction and industrial equipment rental company serving the southern California construction and industrial markets out of four locations.

Refinancing.  On August 4, 2006, we completed our private offering of $250.0 million aggregate principal amount of our 8 3/8% senior unsecured notes due 2016 (the “old notes”). The old notes will mature on July 15, 2016 and accrue interest at the rate of 8 3/8% per year. Interest on the old notes is payable semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2007. In connection with the completion of the offering of the old notes, we consummated our previously announced cash tender offers and consent solicitations (together, the “Tender Offer”) for our 11 1/8% senior secured notes due 2012 (the “senior secured notes”) and our 12 1/2% senior subordinated notes due 2013 (the “senior subordinated notes”). We used the net proceeds of the offering of the old notes, together with cash on hand and borrowings under our senior secured credit facility, to purchase $195.5 million in aggregate principal amount of the senior secured notes (representing approximately 97.8% of the previously outstanding senior secured notes), and $53.0 million in aggregate principal amount of the senior subordinated notes (representing 100% of the previously outstanding senior subordinated notes) that were validly tendered. The total principal amount, accrued and unpaid interest, consent fee amounts and premiums paid in connection with the purchase of the senior secured notes was approximately $217.6 million. The total principal amount, accrued and unpaid interest, consent fee amounts and premiums paid in connection with the purchase of the senior subordinated notes was approximately $60.1 million. In connection with the Tender Offer, we amended the indenture under which the senior secured notes were issued. The amendments eliminated substantially all of the restrictive covenants and a number of events of default. The remaining senior secured notes are not redeemable at our option prior to June 15, 2007. Thereafter, the senior secured notes are redeemable at our option, in whole or in part in cash at redemption price percentages that decline to par on or after June 15, 2010, in each case together with accrued and unpaid interest, if any, to the date of redemption.

Also on August 4, 2006, we amended and restated our existing senior secured credit facility to, among other things increase the principal amount of availability of the credit facility from $165.0 million to $250.0 million; and extend the maturity date of the facility from February 10, 2009 to August 4, 2011. We refer to all of the foregoing transactions collectively in this prospectus as the “Refinancing.”

Company Information

Our executive offices are located at 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816. Our telephone number is (225) 298-5200. Our common stock is traded on the Nasdaq Global Market under the symbol “HEES”.

THE EXCHANGE OFFER

Pursuant to the exchange offer, you are entitled to exchange your old notes for new notes. The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read the discussion in the section of this prospectus entitled “The Exchange Offer” on page 94 for further information regarding the exchange offer and resales of the new notes.

The Exchange Offer

Initial Offering of Old Notes	We issued and sold the old notes on August 4, 2006 to the initial purchasers. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Securities Offered	$250,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2016. The terms of the new notes and old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

Registration Rights Agreement; Purpose of the Exchange Offer	In connection with the issuance of the old notes, we entered into a registration rights agreement. In the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to complete a registered exchange offer for the old notes or cause to become effective a shelf registration statement covering resales of the old notes.

The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes, except under the limited circumstances described in the registration rights agreement.

The Exchange Offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in principal amounts equal to $2,000 or integral multiples of $1,000 thereof. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreement. See “The Exchange Offer — Purpose of the Exchange Offer.”

Resales of the New Notes	Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that holders of old notes who exchange their old notes for new notes pursuant to the exchange offer generally may offer such new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

• the new notes are acquired in the ordinary course of the holders’ business;

• the holders have no arrangement with any person to participate in a distribution of such new notes;

• neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes; and

• the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act.

If any of these conditions are not satisfied and you transfer any of the new notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration and prospectus delivery requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, the securities laws of some jurisdictions may prohibit the offer or sale of the new notes unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes pursuant to the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer — Consequences of Failure to Exchange; Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following the commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following the completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on , 2006, unless we extend the exchange offer in our sole discretion, in which case the term “expiration date” means the latest date to which the exchange offer is extended. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	The procedures for tendering old notes, as well as guaranteed delivery procedures, are described in “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m. New York City time on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Material United States Federal Income Tax Consequences	We believe that the exchange of notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A., the trustee under the indenture, is serving as the exchange agent in connection with the exchange offer.

The New Notes

The following is a summary of the terms of the new notes. For a more detailed description of the new notes, see the section of this prospectus entitled “Description of Notes.” The terms of the new notes and the old notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the old notes will not apply to the new notes and the new notes will not bear legends restricting the transfer thereof. The same indenture that governs the old notes will govern the new notes.

Issuer	H&E Equipment Services, Inc.

Securities Offered	$250.0 million aggregate principal amount of 8 3/8% Senior Notes due 2016.

Maturity Date	July 15, 2016.

Interest	8 3/8% per annum, payable semiannually in arrears on January 15 and July 15 of each year commencing on January 15, 2007. The new notes will bear interest from the initial issuance date of the old notes tendered in exchange therefor.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by all of our existing and future domestic restricted subsidiaries. See “Description of Notes — Note Guarantees.”

Ranking	The new notes and the new guarantees will be our and our guarantors’ unsecured senior obligations. The new notes will rank:

• equal in right of payment to all of our and our guarantors’ existing and future unsecured senior indebtedness; and

• senior in right of payment to any of our or our guarantors’ future subordinated indebtedness.

The new notes will also be effectively junior in priority to our and our guarantors’ obligations under all of our existing and future secured indebtedness, including borrowings under our senior secured credit facility, our senior secured notes and any other secured obligations, in each case, to the extent of the value of the assets securing such obligations.

The notes will also be effectively junior to all liabilities (including trade payables) of our non-guarantor subsidiaries, if any.

As of August 31, 2006, the new notes and the new guarantees would have ranked effectively junior to approximately $122.8 million of our secured indebtedness of first-priority secured manufacturer floor plan financings to the extent of the value of their collateral, $18.8 million outstanding under our senior secured credit facility, $2.4 million in notes payable (which includes one capital lease obligation of $0.7 million), $4.5 million of senior secured notes and $8.3 million in standby letters of credit under our senior secured credit facility.

Optional Redemption	We may redeem some or all of the new notes at any time on or after July 15, 2011, at the redemption prices listed under “Description of Notes — Optional Redemption” plus accrued and unpaid interest and additional interest, if any, to the date of redemption. In addition, we may redeem up to 35% of the aggregate principal amount of the new notes using net cash proceeds from equity offerings completed on or prior to July 15, 2009.

Change of Control	If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase, subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant payment date. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Restrictive Covenants	The indenture governing the new notes contains certain covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness, assume a guarantee or issue preferred stock;

• pay dividends or make other equity distributions or payments to or affecting our subsidiaries;

• purchase or redeem our capital stock;

• make certain investments;

• create liens;

• sell or dispose of assets or engage in mergers or consolidations;

• engage in certain transactions with subsidiaries and affiliates;

• enter into sale leaseback transactions; and

• engage in certain business activities.

Governing Law	New York

Trustee	The Bank of New York Trust Company, N.A.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants.”

For a more detailed discussion of the new notes, see “Description of Notes.”

You should carefully consider the information under “Risk Factors” and all other information in this prospectus before making an investment decision.

Ratios of Earnings to Fixed Charges

We have computed our ratio of earnings to fixed charges (a) on a historical basis for each of our fiscal years 2001, 2002, 2003, 2004 and 2005 and for the six month period ended June 30, 2006, (b) on an as adjusted basis for the year ended December 31, 2005 and for the six months ended June 30, 2006 to give pro forma effect to the Refinancing and (c) on a pro forma basis for the year ended December 31, 2005 and for the six months ended June 30, 2006 to give pro forma effect to (1) the Eagle acquisition, (2) the Reorganization Transactions and our initial public offering of our common stock, including the application of net proceeds from that offering, and (3) the Refinancing. Our computation of these ratios of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges and (b) fixed charges represents interest expense (including amortized interest and debt discounts) and the portion of rent expense deemed to be the equivalent of interest.

You should read the ratio information below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

	For the Year Ended December 31,											For the Six Months Ended June 30,
								2005 As		2005 Pro			2006 As		2006 Pro
	2001		2002	2003	2004	2005		Adjusted(1)		Forma(2)		2006	Adjusted(1)		Forma(2)

Earnings (deficiency to fixed charges)	$4,743		$(14,508)	$(51,745)	$(13,737)	$28,833		$35,131		$53,279		$30,198	$33,593		$41,612
Ratio of earnings to fixed charges	1.2	x	—	—	—	1.6	x	1.8	x	2.6	x	2.3x	2.8	x	3.4	x

(1)	The as adjusted data for the year ended December 31, 2005 and six months ended June 30, 2006 have been prepared to give pro forma effect to the Refinancing as if it had occurred on January 1, 2005.

(2)	The pro forma data for the year ended December 31, 2005 and six months ended June 30, 2006 have been prepared to give pro forma effect to (1) the Eagle acquisition, (2) the Reorganization Transactions and our initial public offering of our common stock, including the application of net proceeds from that offering, and (3) the Refinancing, in each case as if they had occurred on January 1, 2005.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables set forth, for the periods and dates indicated, our summary historical and pro forma financial data. The summary historical consolidated financial data for our fiscal years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data for the six months ended June 30, 2005 and 2006 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The historical results included here and elsewhere in this prospectus are not necessarily indicative of future performance or results of operations.

The summarized unaudited pro forma financial data for the year ended December 31, 2005 and for the six months ended June 30, 2006 have been prepared to give pro forma effect to (1) the Eagle acquisition, (2) the Reorganization Transactions and our initial public offering of our common stock, including the application of net proceeds from that offering, and (3) the Refinancing, in each case as if they had occurred on January 1, 2005 with respect to statement of operations and other financial data. The summarized unaudited as adjusted balance sheet data as of June 30, 2006 have been prepared to give pro forma effect to the Refinancing as if it had occurred on June 30, 2006. See note 3 of the notes to our unaudited condensed consolidated financial statements for the six months ended June 30, 2006 included elsewhere in this prospectus for additional information on the application of net proceeds from our initial public offering of our common stock. This data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions described above been consummated on the dates indicated, and do not purport to be indicative of results of operations for any future period.

The summary consolidated financial data presented below represents portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Condensed Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Six Months Ended June 30,
				2005 Pro			2006 Pro
	2003	2004	2005	Forma(1)	2005	2006	Forma(1)
	(Amounts in thousands, except per share data)

Statement of operations data(2):
Revenues:
Equipment rentals	$153,851	$160,342	$190,794	$219,126	$86,167	$118,006	$122,693
New equipment sales	81,692	116,907	156,341	150,778	63,715	112,660	112,427
Used equipment sales	70,926	84,999	111,139	112,124	49,581	67,719	67,660
Parts sales	53,658	58,014	70,066	70,473	34,216	40,550	40,595
Service revenue	33,349	33,696	41,485	41,485	19,050	25,708	25,708
Other	20,510	24,214	30,385	31,539	13,551	20,103	20,349

Total revenues	413,986	478,172	600,210	625,525	266,280	384,746	389,432

	For the Year Ended December 31,				For the Six Months Ended June 30,
				2005 Pro			2006 Pro
	2003	2004	2005	Forma(1)	2005	2006	Forma(1)
	(Amounts in thousands, except per share data)

Cost of revenues:
Rental depreciation	55,244	49,590	54,534	67,017	25,040	36,030	38,612
Rental expense	49,696	50,666	47,027	39,551	23,009	21,088	21,554
New equipment sales	73,228	104,111	137,169	132,094	56,020	98,294	98,113
Used equipment sales	58,145	67,906	84,696	84,358	37,718	49,545	49,378
Parts sales	39,086	41,500	49,615	49,720	24,133	28,604	28,638
Service revenue	13,043	12,865	15,417	15,417	6,993	9,298	9,298
Other	26,433	28,246	30,151	33,317	14,471	17,569	18,205

Total cost of revenues	314,875	354,884	418,609	421,474	187,384	260,428	263,798

Gross profit:
Equipment rentals	48,911	60,086	89,233	112,558	38,118	60,888	62,527
New equipment sales	8,464	12,796	19,172	18,684	7,695	14,366	14,314
Used equipment sales	12,781	17,093	26,443	27,766	11,863	18,174	18,282
Parts sales	14,572	16,514	20,451	20,753	10,083	11,946	11,957
Service revenue	20,306	20,831	26,068	26,068	12,057	16,410	16,410
Other	(5,923)	(4,032)	234	(1,778)	(920)	2,534	2,144

Total gross profit	99,111	123,288	181,601	204,051	78,896	124,318	125,634
Selling, general and administrative expenses	93,054	97,525	111,409	121,571	53,123	74,427	68,723
Loss from litigation	17,434	—	—	—	—	—	—
Related party expense	1,275	—	—	—	—	—	—
Gain (loss) on sale of property and equipment	80	207	91	91	(103)	159	159

Income (loss) from operations	(12,572)	25,970	70,283	82,571	25,670	50,050	57,070

Other income (expense):
Interest expense(3)	(39,394)	(39,856)	(41,822)	(29,668)	(20,425)	(20,282)	(15,888)
Other, net	221	149	372	376	170	430	430

Total other expense, net	(39,173)	(39,707)	(41,450)	(29,292)	(20,255)	(19,852)	(15,458)

Income (loss) before income taxes	(51,745)	(13,737)	28,833	53,279	5,415	30,198	41,612
Income tax provision (benefit)	(5,694)	—	673	9,771	171	6,475	9,372

Net income (loss)	$(46,051)	$(13,737)	$28,160	$43,508	$5,244	$23,723	$32,240

Net income (loss) per common share(4):
Basic	$(1.81)	$(0.54)	$1.10	$1.15	$0.21	$0.66	$0.87
Diluted	$(1.81)	$(0.54)	$1.10	$1.15	$0.21	$0.66	$0.87
Common shares used to compute net income (loss) per common share(4):
Basic	25,492,019	25,492,019	25,492,019	37,703,467	25,492,019	35,776,895	37,057,949
Diluted	25,492,019	25,492,019	25,492,019	37,703,467	25,492,019	35,789,640	37,070,694
Other financial data:
EBITDA(5)	$46,808	$79,645	$130,515	$155,713	$53,349	$89,796	$99,460
Adjusted EBITDA(5)	64,242	79,645	130,515	155,713	53,349	97,796	99,460
Depreciation and amortization(6)	59,159	53,526	59,860	72,766	27,509	39,316	41,960
Total capital expenditures (gross)(7)	41,923	86,790	190,908	200,513	85,638	137,473	138,115
Total capital expenditures (net)(8)	(12,056)	21,045	102,920	110,235	45,620	82,701	83,173

	As of June 30, 2006
	Actual	As Adjusted(9)
	(Amounts in thousands)

Balance sheet data:
Cash	$24,641	$—
Rental equipment, net	393,445	393,445
Goodwill	30,454	30,454
Deferred financing costs	7,286	11,369
Total assets	707,341	686,783
Total debt(10)	244,500	264,788
Stockholders’ equity	225,976	193,840

(1)	The unaudited pro forma financial data for the year ended December 31, 2005 and six months ended June 30, 2006 have been prepared to give pro forma effect to (1) the Eagle acquisition, (2) the Reorganization Transactions and our initial public offering of our common stock, including the application of net proceeds from that offering, and (3) the Refinancing, in each case as if they had occurred on January 1, 2005.

(2)	See note 18 of the 2005 annual consolidated financial statements of H&E LLC included elsewhere in this prospectus discussing business segment information.

(3)	Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest.

(4)	In calculating historical shares of common stock outstanding, we give retroactive effect to the completion of the Reorganization Transactions as if the Reorganization Transactions had occurred as of the beginning of the earliest year presented with respect to statement of operations data. See “Certain Relationships and Related Party Transactions — Reorganization Transactions.” For pro forma purposes, we give retroactive effect to the completion of both the Reorganization Transactions and our initial public offering as if each had occurred on January 1, 2005.

(5)	We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted for (1) with respect to the year ended December 31, 2003, the loss from litigation that was recorded in 2003 and (2) with respect to the six months ended June 30, 2006, as adjusted for the management services agreement termination fee that was recorded in the six month period ended June 30, 2006. We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider these in isolation, or as a substitute for analysis of our results as reported under GAAP. We find them as useful tools to assist us in evaluating our performance because they eliminate items related to capital structure, income taxes and non-cash charges. The items that we have eliminated in determining EBITDA and Adjusted EBITDA are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, the loss from litigation or the termination fee, as applicable. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on

EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Set forth below is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	For the Year Ended December 31,				Six Months Ended June 30,
				2005			2006
	2003	2004	2005	Pro Forma(1)	2005	2006	Pro Forma(1)
	(Amounts in thousands)

Net income (loss)	$(46,051)	$(13,737)	$28,160	$43,508	$5,244	$23,723	$32,240
Income tax provision (benefit)	(5,694)	—	673	9,771	171	6,475	9,372
Interest expense	39,394	39,856	41,822	29,668	20,425	20,282	15,888
Depreciation and amortization(6)	59,159	53,526	59,860	72,766	27,509	39,316	41,960

EBITDA	46,808	79,645	130,515	155,713	53,349	89,796	99,460
Loss from litigation	17,434	—	—	—	—	—	—
Management services agreement termination fee	—	—	—	—	—	8,000	—

Adjusted EBITDA	$64,242	$79,645	$130,515	$155,713	$53,349	$97,796	$99,460

(6)	This amount excludes amortization of loan discounts and amortization of deferred financing costs included in interest expense.

(7)	Total capital expenditures (gross) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases.

(8)	Total capital expenditures (net) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases less proceeds from the sale of these assets.

(9)	The amounts shown in the “As Adjusted” column give pro forma effect to the Refinancing as if the Refinancing had occurred on June 30, 2006.

(10)	Actual total debt represents amounts outstanding under the senior secured credit facility, senior secured and senior subordinated notes, notes payable and capital leases. Total debt as adjusted represents amounts outstanding under the senior secured credit facility, the senior secured notes, the old notes, notes payable and capital leases.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or when aggregated may not be the arithmetic aggregation of the percentages that precede them.

RISK FACTORS

An investment in the new notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this prospectus before deciding whether to exchange your old notes and to invest in the new notes. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition, results of operations or liquidity. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes. The risk factors related to the new notes and our business are also generally applicable to the old notes.

Risk Factors Relating to the Exchange Offer

There is no active trading market for the new notes and one may not develop.

The old notes are currently eligible for trading in the PORTAL Market. Upon consummation of the exchange offer, the old notes will cease to be eligible for trading in the PORTAL market. The new notes are new securities for which there currently is no market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system. The initial purchasers in the private offering of the old notes, are not obligated to make a market in the new notes and in the event they elect to do so, they may cease their market making at any time. In addition, the liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. You may not be able to sell your notes at a particular time or at a favorable price or at all. As a result, we cannot assure you that an active trading market will develop for the new notes.

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless the offer, resale or transfer have been registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, if you do not exchange your old notes in the exchange offer, you will lose your registration rights with respect to the old notes, except in the limited circumstances provided in the registration rights agreement.

Failure to exchange your old notes for new notes will significantly limit your ability to sell the old notes.

To the extent any old notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the old notes not exchanged. The number of holders of old notes remaining and the interest in maintaining a market in such old notes on the part of securities firms will largely determine the extent of the market and availability of price quotations. Also, upon consummation of the exchange offer, the old notes, which are currently eligible for trading in the PORTAL market, will cease to be eligible for trading in the PORTAL market. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. The market price for old notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of old notes exchanged pursuant to the exchange offer reduces the outstanding market value available for trading. This may also make the market price of the old notes that are not exchanged more volatile.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Risk Factors Relating to the New Notes

We have, and will continue to have, substantial indebtedness and may be unable to service our debt. Our substantial indebtedness could adversely affect our financial position, limit our available cash and our access to additional capital and prevent us from growing our business and as a result could adversely affect your investment in the new notes.

We have a substantial amount of indebtedness. As of June 30, 2006, on an as adjusted basis after giving effect to the Refinancing, our total indebtedness (consisting of the aggregate amounts outstanding under our senior secured credit facility, the remaining senior secured notes, the old notes and notes payable) would have been approximately $264.8 million, $14.8 million of which would have been secured indebtedness and effectively senior to the new notes. In addition, after giving effect to the amendment and restatement of our senior secured credit facility that increased the aggregate principal amount of the facility from $165.0 million to $250.0 million, we would have had available $232.6 million of additional borrowing availability, net of issued letters of credit, all of which would also be senior to the new notes.

As of August 31, 2006, our total indebtedness was $275.7 million, $25.7 million of which is secured indebtedness and effectively senior to the new notes. As of August 31, 2006, we had $222.9 million of additional borrowing availability net of issued letters of credit, all of which would be senior to the new notes. In addition, as of August 31, 2006, our old notes were effectively subordinated to our obligations under $122.8 million of first-priority secured manufacturer floor plan financings to the extent of the value of their collateral, $18.8 million outstanding under our senior secured credit facility, $2.4 million in notes payable (which includes one capital lease obligation of $0.7 million), $4.5 million of senior secured notes and $8.3 million in standby letters of credit issued under our senior secured credit facility.

The level of our indebtedness could have important consequences to you as the holder of the notes, including:

•	a substantial portion of our cash flow from operations will be dedicated to debt service and may not be available for other purposes;

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions, and may impede our ability to secure favorable lease terms;

•	making us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.

If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants included in the senior secured credit facility, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the collateral security under our senior secured credit facility, including the stock of our subsidiaries, if pledged to secure the senior secured credit facility. If the indebtedness under our senior secured credit facility is accelerated, other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness, including the notes.

Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our senior secured credit facility and our other outstanding debt instruments do not fully prohibit us or our subsidiaries from doing so. On August 31, 2006, our senior secured credit facility, would have permitted additional borrowings thereunder of up to $222.9 million, net of issued letters of credit, and all of those borrowings would, to the extent of the value of the collateral securing the senior secured credit facility, rank effectively senior to the notes and the guarantees. Although the indenture for the notes contains a fixed charge coverage ratio test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, none of our indentures, including the indenture governing the notes, imposes any limitation on our incurrence of liabilities that are not considered “Indebtedness” under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as “Unrestricted Subsidiaries.” If new debt or other liabilities are added to our and our subsidiaries’ current levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness — Senior Secured Credit Facility.”

We expect that we will recognize a substantial charge that will reduce our net income as a result of the offering and sale of the old notes and the use of proceeds of such sale.

We expect that, in connection with our use of proceeds from the offering and sale of the old notes to purchase our senior secured notes and senior subordinated notes in the Tender Offer, we expect to record a one-time loss on early retirement of debt in the quarterly period ended September 30, 2006 of approximately $40.9 million, or approximately $32.1 million after-tax, reflecting payment of the $25.3 million of tender premiums and other estimated costs of $0.6 million in connection with the Tender Offer, combined with the write off of approximately $5.4 million of unamortized deferred financing costs of the senior secured notes and the senior subordinated notes and $9.6 million of remaining unamortized original issue discount on the senior secured notes and the senior subordinated notes. Accordingly, this charge will reduce our net income for the third quarter and fiscal year 2006, with a corresponding negative impact on the earnings per common share. These negative consequences are not reflected in the pro forma results of operations financial information presented in this prospectus.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. An inability to service our indebtedness could lead to a default under our senior secured credit facility and the indenture governing the notes which may result in an acceleration of our indebtedness.

To service our indebtedness, we will require a significant amount of cash. For the year ended December 31, 2005, we needed approximately $34.3 million to service our indebtedness (not including amounts payable under our operating leases for rental equipment or other long-term obligations). Our ability to pay interest and principal in the future on our indebtedness and to fund our capital expenditures and acquisitions will depend upon our future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

Our future cash flows may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all and these actions may not enable us to continue to satisfy our capital requirements, including scheduled payments on the notes. In addition, our existing or future debt agreements, including the indenture governing the notes and the senior secured credit facility contain restrictive covenants which may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Your right to receive payments on the notes is effectively junior to our existing secured indebtedness and all future secured borrowings to the extent of the value of the assets securing such obligations. Further, the guarantees of the notes are effectively junior to all our guarantors’ existing secured indebtedness and future secured borrowings to the extent of the value of the assets securing such obligations.

The new notes and the related guarantees will be effectively junior to our senior secured credit facility and all of our and the guarantors’ existing secured indebtedness, including senior secured notes and future secured borrowings to the extent of the value of the assets securing such obligations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the holders of our secured indebtedness and that of our guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior indebtedness in assets remaining after we and the guarantors have paid all of our secured debt.

As of August 31, 2006, the new notes and the guarantees would have been effectively subordinated to $25.7 million of secured debt, and $222.9 million would have been available, net of issued letters of credit, for borrowing as additional senior debt under our senior secured credit facility.

The notes are not secured by any of our assets. Our senior secured credit facility and senior secured notes are secured and our bank lenders and the holders of senior secured notes have a prior claim on substantially all of our assets.

The notes are not secured by any of our assets. However, our senior secured credit facility and our senior secured notes are secured by liens on substantially all of our assets. If we become insolvent or liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our senior secured credit facility and the holders of senior secured notes have a prior claim on our assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

As of the date of the indenture governing the notes, all of our subsidiaries guarantee the notes. However, in the future some of our subsidiaries may not be required to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Our senior secured credit facility and the indenture governing the notes contain covenants that limit our ability to make payment on the notes, to finance future operations or capital needs, or to engage in other business activities.

The operating and financial restrictions and covenants in our debt agreements, including the senior secured credit facility, and the indenture governing the notes, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our senior secured credit facility requires us to maintain a minimum fixed charge coverage ratio (as defined) in the event that our excess availability is below $25 million. The imposition of the minimum fixed charge coverage ratio may require that we limit our permitted capital expenditures, take action to reduce debt or act in a manner contrary to our business objectives. In addition, the senior secured credit facility and the indenture governing the notes contain covenants that, among other things, restrict our and our restricted subsidiaries’ ability to:

•	incur additional indebtedness, assume a guarantee or issue preferred stock;

•	pay dividends or make other equity distributions or payments to or affecting our subsidiaries;

•	purchase or redeem our capital stock;

•	make certain investments;

•	create liens;

•	sell or dispose of assets or engage in mergers or consolidations;

•	engage in certain transactions with subsidiaries and affiliates;

•	enter into sale leaseback transactions; and

•	engage in certain business activities.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. A failure to comply with the restrictions contained in the senior secured credit facility could lead to an event of default, which could result in an acceleration of our indebtedness. Such an acceleration would constitute an event of default under the indenture governing the notes. Our future operating results may not be sufficient to enable compliance with the covenants in the senior secured credit facility, the indenture or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments, including those under the notes. Also, we may not be able to obtain new financing. Even if we were able to obtain new financing, we cannot guarantee that the new financing will be on commercially reasonable terms or terms that are acceptable to us. If we default on our indebtedness, our business, financial condition and results of operation could be materially and adversely affected.

Although the indenture for the notes contains a fixed charge coverage ratio test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indenture does not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered “Indebtedness” under the indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as “Unrestricted Subsidiaries” (under the indenture). See “Description of Notes — Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” Also, although the indenture governing the notes limits our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.

The indenture governing the notes requires that, upon the occurrence of a “change of control,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.” We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also void the issuance of the notes, a guarantee or security agreements, without regard to the above factors, if the court found that the issuers issued the notes or the guarantor entered into its guarantee or security agreement with actual intent to hinder, delay or defraud their or its creditors, as applicable.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the notes.

The future market prices of the notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the notes will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market price of the notes.

Risks Related to Our Business

Our business could be hurt by a decline in construction and industrial activities, which could decrease the demand for equipment or depress rental rates and sales prices, resulting in a decline in our revenues and profitability.

Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in the demand for our equipment or depress rental rates and the sales prices for the equipment we sell. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

•	a reduction in spending levels by customers;

•	a slow-down of the economy over the long-term;

•	adverse weather conditions which may affect a particular region;

•	an increase in interest rates; or

•	terrorism or hostilities involving the United States.

Our revenue and operating results may fluctuate, which could result in a decline in our profitability and make it more difficult for us to grow our business.

Our revenue and operating results have historically varied from quarter to quarter. Periods of decline could result in an overall decline in profitability and make it more difficult for us to make payments on our indebtedness and grow our business. We expect our quarterly results to continue to fluctuate in the future due to a number of factors, including:

•	seasonal sales and rental patterns of our construction customers, with sales and rental activity tending to be lower in the winter;

•	severe weather and seismic conditions temporarily affecting the regions where we operate;

•	cyclical nature of our customers’ business, particularly our construction customers;

•	changes in corporate spending for plants and facilities or changes in government spending for infrastructure products;

•	general economic conditions in the markets where we operate;

•	the effectiveness of integrating acquired businesses and new locations;

•	timing of acquisitions and new location openings and related costs.

In addition, we incur various costs when integrating newly acquired businesses or opening locations, and the profitability of a new location is generally expected to be lower in the initial months of operation.

We purchase a significant amount of our equipment from a limited number of manufacturers. Termination of one or more of our relationships with any of those manufacturers could have a material adverse effect on our business, as we may be unable to obtain adequate or timely rental and sales equipment.

Currently, we purchase most of our rental and sales equipment from leading, nationally-known original equipment manufacturers (“OEMs”). For the year ended December 31, 2005 and for the six months ended June 30, 2006, we purchased approximately 83% and 69%, respectively, of our rental and sales equipment from seven manufacturers. Although we believe that we have alternative sources of supply for the rental and sales equipment we purchase in each of our principal product categories, termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operation if we were unable to obtain adequate or timely rental and sales equipment.

Our new equipment suppliers may appoint additional distributors, sell directly or unilaterally terminate our distribution agreements, which could have a material adverse effect on our business due to a reduction of, or inability to increase, our revenues.

We are a distributor of new equipment and parts supplied by leading, nationally-known OEMs. Under our distribution agreements with these OEMs, manufacturers retain the right to appoint additional dealers and sell directly to national accounts and government agencies. In most instances, they may unilaterally terminate their distribution agreements with us at any time without cause. We have both written and oral distribution agreements with our new equipment suppliers. Under our oral agreements with the OEMs, we operate under our developed course of dealing with the supplier and are subject to the applicable state law regarding such relationship. Any such actions could have a material adverse effect on our business, financial condition, cash flows and results of operations due to a reduction of, or an inability to increase, revenues.

Our rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age;

•	the time of year that it is sold (prices are generally higher during the construction season);

•	worldwide and domestic demands for used equipment; and

•	general economic conditions.

Although for the year ended December 31, 2005 we sold used equipment from our rental fleet at an average selling price of approximately 136.6% of book value, and for the six month period ended June 30, 2006 we sold used equipment from our rental fleet at an average selling price of approximately 140.1% of net book value, we cannot assure you that used equipment selling prices will not decline. Any significant decline in the selling prices for used equipment could have a material adverse effect on our business, financial condition or results of operations.

We incur maintenance and repair costs associated with our rental fleet equipment that could have a material adverse effect on our business in the event these costs are greater than anticipated.

Determining the optimal age for our rental fleet equipment is subjective and requires considerable estimates by management. We have made estimates regarding the relationship between the age of our rental fleet equipment, and the maintenance and repair costs, and the market value of used equipment. Our future operating results could be adversely affected because our maintenance and repairs costs may be higher than estimated and market values of used equipment may fluctuate.

We may be unsuccessful in integrating our prior acquisitions and our future acquisitions, which may decrease our profitability and make it more difficult for us to grow our business.

We may not have sufficient management, financial and other resources to integrate and consolidate prior or future acquisitions, including our recent acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), and we may be unable to operate profitably as a consolidated company. For a discussion of the Eagle acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisitions.” The Eagle acquisition expands our presence into California where we did not operate prior to the Eagle acquisition. We may experience difficulties in successfully operating in this new market and in integrating Eagle’s business with our own. In addition, we cannot assure you that the information underlying our expected results of operations with respect to Eagle or the pro forma information presented elsewhere in this prospectus (including the related assumptions and adjustments) is sufficient or accurate. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses could have a material adverse effect on our business, financial condition, cash flows or results of operation which could decrease our profitability and make it more difficult for us to grow our business.

We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impede our revenues and profitability.

An important element of our growth strategy is to continue to seek additional businesses to acquire in order to add new customers within our existing markets. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions. Furthermore, competition for attractive acquisition candidates may limit the number of acquisition candidates or increase the overall costs of making acquisitions. The difficulties we may face in identifying or completing acquisitions could impede our revenues and profitability.

We may experience integration and consolidation risks associated with our growth strategy. Future acquisitions may also result in significant transaction expenses and risks associated with entering new markets and we may be unable to profitably operate our consolidated company.

We periodically engage in evaluations of potential acquisitions and start-up facilities. The success of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and identifying strategic start-up locations. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or to successfully open any new facilities in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions or the opening of new facilities may result in significant transaction expenses and risks associated with entering new markets in addition to the integration and consolidation risks described above. We may also be subject to claims by third parties related to the operations of these businesses prior to our acquisition and by sellers under the terms of our acquisition agreements. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new locations, and we may be unable to profitably operate our consolidated company.

We are dependent on key personnel. A loss of key personnel could have a material adverse effect on our business, which could result in a decline in our revenues and profitability.

We are dependent on the experience and continued services of our senior management team, including Mr. Engquist, with whom we have an employment agreement which terminates December 31, 2006. Mr. Engquist has approximately 32 years of industry experience and has served as an officer of Head and Engquist since 1990, a director of Gulf Wide since 1995, an officer and director of H&E LLC since its formation in June 2002 and an officer and director of H&E Equipment Services, Inc. since its inception. If we lose the services of any member of our senior management team, particularly Mr. Engquist, and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our strategy.

Our business could be adversely affected if we are unable to obtain additional capital as required, resulting in a decrease in our revenues and profitability.

The cash that we generate from our business, together with cash that we may borrow under our senior secured credit facility, may not be sufficient to fund our capital requirements. As a result, we may require additional financing to obtain capital for, among other purposes, purchasing equipment, completing acquisitions, establishing new locations and refinancing existing indebtedness. Any additional indebtedness that we incur will make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures. Moreover, we may not be able to obtain additional capital on acceptable terms, if at all. If we are unable to obtain sufficient additional financing in the future, our business could be adversely affected by reducing our ability to increase revenues and profitability.

We are subject to competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability.

The equipment rental and retail distribution industries are highly competitive and the equipment rental industry is highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national and multi-regional equipment rental companies to small, independent businesses with a limited number of locations. We generally compete on the basis of, among other things: (1) quality and breadth of service; (2) expertise; (3) reliability; and (4) price. Some of our competitors have significantly greater financial, marketing and other resources than we do, and may be able to reduce rental rates or sales prices. If competitive pressures were to cause us to reduce our rates, our operating margins may be adversely impacted. If we were to maintain rates in the face of reductions by our competitors, our market share could decline. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Disruptions in our information technology systems, including our customer relationship management system, could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruption in any of these systems, including our customer relationship management system, or the failure of any of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions.

The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage and thereby not fully protect us.

Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we rent or sell and from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved. We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. However, we may be exposed to multiple claims that do not exceed our deductibles, and, as a result, we could incur significant out-of-pocket costs that could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates or if we must pay amounts in excess of claims covered by our insurance, we could experience higher costs that could adversely affect our financial condition and results of operations.

We could be adversely affected by environmental and safety requirements, which could force us to increase significant capital and other operational costs and may subject us to unanticipated liabilities.

Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of certain regulated materials. As a result, we are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. We may not be at all times in complete compliance with all such requirements. We are subject to potentially significant civil or criminal fines or penalties if we fail to comply with any of these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and result of operations.

Environmental laws also impose obligations and liability for the cleanup of properties affected by hazardous substance spills or releases. These liabilities can be imposed on the parties generating or disposing of such substances or the operator of affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if a contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of our operations (which involve the use of petroleum products, solvents and other hazardous substances for fueling and maintaining our equipment and vehicles), there can be no assurance that prior site assessments or investigations have identified all potential instances of soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities which may be material.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which could have an adverse effect on our business or results of operations.

Our market areas in the southeastern United States are susceptible to hurricanes. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. In late summer 2005, Hurricane Katrina and Hurricane Rita struck the Gulf Coast region of the United States and caused extensive and catastrophic physical damage to those areas. While Hurricane Katrina and Hurricane Rita did not have a material adverse effect on our business or results of operations, future hurricanes could affect our operations or the economies in those market areas and result in damage to certain of our facilities and the equipment located at such facilities, or equipment on rent with customers in those areas. Our business or results of operations may be adversely affected by these and other negative effects of future hurricanes.

Concentration of ownership among our existing executives, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Bruckmann, Rosser, Sherrill & Co. II, L.P. and Bruckmann, Rosser, Sherrill & Co., L.P. (collectively “BRS”) and their affiliates beneficially own securities representing approximately 39.1% of the voting power of our outstanding common stock and our executives, directors and principal stockholders beneficially own, in the aggregate, securities representing approximately 61.0% of the voting power of our outstanding common stock. Accordingly, these stockholders can exercise significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and the approval of significant corporate transactions, including mergers or sales of substantially all of our assets. The concentration of ownership may delay, defer or even prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. We cannot assure you that the interests of these stockholders will not conflict with your interests. In addition, our interests may conflict with these stockholders in a number of areas relating to our past and ongoing relationships, including:

•	the timing and manner of any sales or distributions by these stockholders of all or any portion of its ownership interest in us;

•	business opportunities that may be presented to BRS and its affiliates and to our directors associated with BRS; and

•	competition between BRS and its affiliates and us within the same lines of business.

For additional information regarding the share ownership of, and or relationships with, certain stockholders, you should read the information under “Security Ownership of Certain Beneficial Owners and Directors and Officers,” and “Certain Relationships and Related Party Transactions.”

We incur and will incur increased costs as a result of having publicly traded common stock.

In connection with our initial public offering in February 2006, we became subject to significant legal, accounting, reporting, insurance and other expenses that we did not previously incur, although prior to our initial public offering H&E LLC filed reports under the Securities and Exchange Act of 1934, as amended (“Exchange Act”) pursuant to the terms of the indentures for the senior secured notes and the senior subordinated notes. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and The Nasdaq National Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may experience more difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of such costs.

Our disclosure controls and procedures were not effective as of March 31, 2006 to properly record and report the correct accounting treatment of a one-time payment made in connection with our recently completed initial public offering. Also, our disclosure controls and procedures were not effective as of December 31, 2004 to properly record and report the correct accounting treatment of deferred taxes from the Gulf Wide transaction.

In connection with our recently completed initial public offering of common stock, we accounted for a one-time, nonrecurring payment, as a direct cost of the initial public offering, and as such, the payment was reflected as a charge to stockholders’ equity in our unaudited interim financial statements for the three months ended March 31, 2006. Management concluded, after further review and consultation with BDO Seidman, LLP, our independent registered public accounting firm, that the payment should not be accounted for as a direct cost of the initial public offering and should instead be reflected as an expense on our consolidated income statement for the three months ended March 31, 2006. Management and our Audit Committee concluded to restate our unaudited interim financial statements for the three months ended March 31, 2006 to properly record and report the correct accounting treatment of this payment. Auditing Standard Number 2 issued by the Public Company Accounting Oversight Board, or PCAOB, indicates that a restatement of previously issued financial statements is a “strong indicator that a material weakness in internal control over financial reporting exists.” Accordingly, our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial officer, respectively) re-evaluated the effectiveness of our disclosure controls and procedures (as defined under the Securities Exchange Act of 1934, as amended) as of March 31, 2006. As part of their evaluation, they reviewed the circumstances surrounding the restatement of our previously issued unaudited interim financial statements for the three months ended March 31, 2006.

Our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of March 31, 2006 to properly record and report the correct accounting treatment of this payment. To the extent we engage in non-routine transactions in the future, our disclosure controls and procedures now include procedures for consultation as appropriate with outside qualified consultants and performance of additional levels of review by the Company’s accounting personnel. Our Chief Executive Officer and our Chief Financial Officer have concluded that our current disclosure controls and procedures are effective to provide reasonable assurance that material information required to be included in our periodic SEC reports is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

In addition, our disclosure controls and procedures were not effective as of December 31, 2004 to properly record and report the correct accounting treatment of deferred taxes from the Gulf Wide transaction. This restatement is described in the notes to our financial statements for the year ended December 31, 2004 which are not included in this prospectus.

The design of any system of control is based upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated objectives under all future events, no matter how remote, or that the degree of compliance with the policies or procedures may not deteriorate. Because of its inherent limitations, disclosure controls and procedures may not prevent or detect all misstatements. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations of the SEC thereunder, which we refer to as “Section 404.” We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We are currently required to comply with the requirements of Section 404 for our fiscal year ending on December 31, 2007. However, the SEC recently issued a proposed rule that would extend the effective date for compliance for certain portions of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions of the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur such costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	general economic conditions and construction activity in the markets where we operate in North America;

•	relationships with new equipment suppliers;

•	increased maintenance and repair costs;

•	our substantial leverage;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	competitive pressures;

•	compliance with laws and regulations, including those relating to environmental matters; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in the new notes, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could harm our business, prospects, operating results, and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

Other Information About this Prospectus

Industry and Market Data

Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources or by industry or general publications, and we take no further responsibility for these data. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

Non-GAAP Financial Measures

The body of accounting principles generally accepted in the United States of America is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus, we disclose so-called non-GAAP financial measures, primarily EBITDA and Adjusted EBITDA. The non-GAAP financial measures described in this prospectus are not substitutes for the GAAP measures of earnings and cash flow.

We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted for (1) with respect to the year ended December 31, 2003, the loss from litigation that was recorded in 2003 and (2) with respect to the six months ended June 30, 2006, the fee paid in connection with the termination of a management services agreement that was recorded in the six month period ended June 30, 2006. We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider these in isolation, or as a substitute for analysis of our results as reported under GAAP. We find them as useful tools to assist us in evaluating performance because they eliminate items related to capital structure, income taxes and non-cash charges.

The items that we have eliminated in determining EBITDA and Adjusted EBITDA are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, the loss from litigation or the termination fee, as applicable. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Trademarks

We have proprietary rights to the trademark H&E®. Other trademarks appearing in this prospectus are the property of their respective owners.

USE OF PROCEEDS

This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes contemplated in this prospectus, we will receive old notes in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except that the new notes will not contain transfer restrictions or registration rights. Old notes surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of new notes will not result in any change in our outstanding indebtedness.

The net proceeds from the offering of the old notes, which was completed on August 4, 2006, after deducting the initial purchasers’ discount was approximately $245.3 million, which was used, together with available cash balances and borrowings under our senior secured credit facility, to pay the tender offer price and consent fee in the Tender Offer for our senior secured notes and our senior subordinated notes and to pay fees and expenses related to the Tender Offer and the issuance of the old notes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2006:

•	on an actual basis; and

•	as adjusted to reflect the Refinancing.

You should read this information in conjunction with “Use of Proceeds”, “Recent Developments — Refinancing,” “Selected Historical Condensed Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(Amounts in thousands)

Cash	$24,641	$—
Debt:
Senior secured credit facility(1)	—	9,122
11 1/8% senior secured notes(2)	198,934	4,476
12 1/2% senior subordinated notes(2)	44,376	—
Old Notes	—	250,000
Other debt(3)	1,190	1,190

Total debt	244,500	264,788
Stockholders’ equity(4)	225,976	193,840

Total capitalization	$470,476	$458,628

(1)	At June 30, 2006, we had no outstanding borrowings under our senior secured credit facility with $156.7 million in additional borrowing availability, net of $8.3 million of issued standby letters of credit. On August 4, 2006, we entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) amending and restating the Company’s senior secured credit facility, pursuant to which, among other things, the principal amount of availability was increased from $165.0 million to $250.0 million. For further information on the Amended Credit Agreement, see “Description of Other Indebtedness.” At August 31, 2006, we had approximately $18.8 million outstanding under our senior secured credit facility.

(2)	Amounts shown are net of unamortized discount.

(3)	At June 30, 2006, other debt included approximately $1.2 million of notes payable, which includes a $0.8 million capital lease obligation. Amount does not include other liabilities reflected on our balance sheet as of June 30, 2006, including approximately $117.0 million of manufacturer flooring plans payable. At August 31, 2006, other debt included approximately $2.4 million of notes payable. At August 31, 2006, we also had approximately $122.8 million of manufacturer flooring plans payable.

(4)	Includes estimated loss on early extinguishment of debt on an as adjusted basis as of June 30, 2006 comprised of approximately $40.9 million for tender premiums, consent solicitation fees and the write-off of unamortized original issue discount and deferred financing costs related to the senior secured notes and senior subordinated notes, net of estimated tax effects. In connection with our use of proceeds from the offering and sale of the old notes to purchase our senior secured notes and senior subordinated notes in the Tender Offer, we expect to record a one-time loss on early retirement of debt in the quarterly period ended September 30, 2006 of approximately $40.9 million, or approximately $32.1 million after-tax, reflecting payment of the $25.3 million of tender premiums and other estimated costs of $0.6 million in connection with the Tender Offer, combined with the write off of approximately $5.4 million of unamortized deferred financing costs of the senior secured notes and the senior subordinated notes and $9.6 million of remaining unamortized original issue discount on the senior secured notes and the senior subordinated notes. Accordingly, this charge will reduce our net income for the third quarter and fiscal year 2006, with a corresponding negative impact on the earnings per common share. These negative consequences are not reflected in the pro forma financial information presented in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial information for the year ended December 31, 2005 and for the six months ended June 30, 2006 is derived from (1) our historical consolidated financial statements included elsewhere in this prospectus and (2) the historical consolidated financial statements of Eagle for the twelve months ended December 31, 2005 and two months ended February 27, 2006. Historically, Eagle has reported its financial results using June 30 as its fiscal year end. To conform to our calendar year end, Eagle’s historical results have been recasted to reflect unaudited results for the twelve months ended December 31, 2005. We consummated the Eagle acquisition on February 28, 2006 and Eagle’s results of operations have been included in the Company’s historical results since that date. Therefore, Eagle’s historical operating results for the six months ended June 30, 2006 only include the period from January 1, 2006 through February 27, 2006. Accordingly, the historical amounts disclosed for Eagle in these unaudited pro forma condensed combined statements of operations will not agree with Eagle’s audited financial statements appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, the consolidated financial statements of Eagle and related notes included elsewhere in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information appearing elsewhere in this prospectus. In the Eagle acquisition, we acquired all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC. Eagle High Reach Equipment, Inc. held a 50% ownership interest in its subsidiary, Eagle High Reach Equipment, LLC, and SBN Eagle LLC held the remaining 50%.

The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 and for the six months ended June 30, 2006 have been prepared to give pro forma effect to (1) the Eagle acquisition, (2) the Reorganization Transactions and our initial public offering of our common stock, including the application of net proceeds from that offering and (3) the Refinancing, in each case as if they had occurred on January 1, 2005. The selected unaudited as adjusted balance sheet data as of June 30, 2006 have been prepared to give pro forma effect to the Refinancing as if it had occurred on June 30, 2006. See note 3 of the notes to our unaudited consolidated financial statements for the six months ended June 30, 2006 included elsewhere in the prospectus for a description of the application of proceeds from our initial public offering of our common stock. The unaudited pro forma condensed consolidated financial statements presented below are based upon preliminary estimates of Eagle purchase price allocations and do not reflect any anticipated operating efficiencies or cost savings from the integration of Eagle into our business.

The unaudited pro forma condensed consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the unaudited pro forma financial data. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions described above been consummated on the dates indicated, and do not purport to be indicative of results of operations for any future period.

	Year Ended December 31, 2005
		Reorganization
		and Initial
	H&E	Public Offering		Eagle	Acquisition		Refinancing
	Historical	Adjustments		Historical(1)	Adjustments		Adjustments	Pro Forma
	(Amounts in thousands, except share and per share data)

Statement of operations data(2):
Revenues:
Equipment rentals	$190,794	$—		$28,546	$(214	)(3)	$—	$219,126
New equipment sales	156,341	—		1,157	(6,720	)(3)	—	150,778
Used equipment sales	111,139	—		2,290	(1,305	)(3)	—	112,124
Parts sales	70,066	—		456	(49	)(3)	—	70,473
Service revenue	41,485	—		—	—		—	41,485
Other	30,385	—		1,157	(3	)(3)	—	31,539

Total revenues	600,210	—		33,606	(8,291)		—	625,525

Cost of revenues:
Rental depreciation	54,534	6,020	(4)	7,774	(1,311	)(5)	—	67,017
Rental expense	47,027	(12,932	)(4)	5,456	—		—	39,551
New equipment sales	137,169	—		1,101	(6,176	)(3)	—	132,094
Used equipment sales	84,696	—		843	(1,181	)(3)	—	84,358
Parts sales	49,615	—		136	(31	)(3)	—	49,720
Service revenue	15,417	—		—	—		—	15,417
Other	30,151	—		3,166	—		—	33,317

Total cost of revenues	418,609	(6,912)		18,476	(8,699)		—	421,474

Gross profit:
Equipment rentals	89,233	6,912		15,316	1,097		—	112,558
New equipment sales	19,172	—		56	(544)		—	18,684
Used equipment sales	26,443	—		1,447	(124)		—	27,766
Parts sales	20,451	—		320	(18)		—	20,753
Service revenue	26,068	—		—	—		—	26,068
Other	234	—		(2,009)	(3)		—	(1,778)

Total gross profit	181,601	6,912		15,130	408		—	204,051
Selling, general and administrative expenses	111,409	(2,127	)(6)	12,289	—		—	121,571
Gain on sale of property and equipment	91	—		—	—		—	91

Income from operations(7)	70,283	9,039		2,841	408		—	82,571

	Year Ended December 31, 2005
		Reorganization
		and Initial
	H&E	Public Offering		Eagle	Acquisition		Refinancing
	Historical	Adjustments		Historical(1)	Adjustments		Adjustments		Pro Forma
	(Amounts in thousands, except share and per share data)

Other income (expense):
Interest expense(8)	(41,822)	4,989	(9)	(1,557)	1,309	(10)	6,298	(11)	(30,782)
	—	1,114	(12)	—	—		—		1,114
Other, net	372	—		4	—		—		376

Total other income (expense), net	(41,450)	6,103		(1,553)	1,309		6,298		(29,292)

Income before minority interest	28,833	15,142		1,288	1,717		6,298		53,279
Minority interest in net income of subsidiary	—	—		(648)	648	(13)	—		—

Income before income taxes	28,833	15,142		640	2,365		6,298		53,279
Income tax provision	673	5,765	(14)	16	919	(14)	2,398	(14)	9,771

Net income	$28,160	$9,377		$624	$1,446		$3,900		$43,508

Net income per common share(15):
Basic	$1.10	$1.04		$—	$0.46		$—		$1.15
Diluted	$1.10	$1.04		$—	$0.46		$—		$1.15
Common shares used to compute net income per common share(15):
Basic	25,492,019	9,050,250		—	3,161,198		—		37,703,467
Diluted	25,492,019	9,050,250		—	3,161,198		—		37,703,467

	Six Months Ended June 30, 2006
		Reorganization
		and Initial
	H&E	Public Offering		Eagle	Acquisition		Refinancing
	Historical	Adjustments		Historical(1)	Adjustments		Adjustments		Pro Forma
	(Amounts in thousands, except share and per share data)

Statement of operations data(2):
Revenues:
Equipment rentals	$118,006	$—		$4,836	$(149	)(3)	$—		$122,693
New equipment sales	112,660	—		27	(260	)(3)	—		112,427
Used equipment sales	67,719	—		170	(229	)(3)	—		67,660
Parts sales	40,550	—		49	(4	)(3)	—		40,595
Service revenue	25,708	—		—	—		—		25,708
Other	20,103	—		246	—		—		20,349

Total revenues	384,746	—		5,328	(642)		—		389,432

Cost of revenues:
Rental depreciation	36,030	1,505	(4)	1,214	(137	)(5)	—		38,612
Rental expense	21,088	(1,047	)(4)	1,513	—		—		21,554
New equipment sales	98,294	—		19	(200	)(3)	—		98,113
Used equipment sales	49,545	—		44	(211	)(3)	—		49,378
Parts sales	28,604	—		37	(3	)(3)	—		28,638
Service revenue	9,298	—		—	—		—		9,298
Other	17,569	—		636	—		—		18,205

Total cost of revenues	260,428	458		3,463	(551)		—		263,798

Gross profit:
Equipment rentals	60,888	(458)		2,109	(12)		—		62,527
New equipment sales	14,366	—		8	(60)		—		14,314
Used equipment sales	18,174	—		126	(18)		—		18,282
Parts sales	11,946	—		12	(1)		—		11,957
Service revenue	16,410	—		—	—		—		16,410
Other	2,534	—		(390)	—		—		2,144

Total gross profit	124,318	(458)		1,865	(91)		—		125,634
Selling, general and administrative expenses	74,427	(186	)(6)	2,482	—		—		76,723
	—	(8,000	)(7)	—	—		—		(8,000)
Gain on sale of property and equipment	159	—		—	—		—		159

Income (loss) from operations	50,050	7,728		(617)	(91)		—		57,070

Other income (expense):
Interest expense(8)	(20,282)	876	(9)	(309)	271	(10)	3,395	(11)	(16,049)
		161	(12)	—	—		—		161
Other, net	430	—		—	—		—		430

Total other income (expense), net	(19,852)	1,037		(309)	271		3,395		(15,458)

Income (loss) before minority interest	30,198	8,765		(926)	180		3,395		41,612
Minority interest in net loss of subsidiary	—	—		391	(391	)(13)	—		—

Income (loss) before income taxes	30,198	8,765		(535)	(211)		3,395		41,612
Income tax provision (benefit)	6,475	2,382	(14)	1	(398	)(14)	912	(14)	9,372

Net income (loss)	$23,723	$6,383		$(536)	$187		$2,483		$32,240

Net income per common share(15):
Basic	$0.66	$—		$—	$—		$—		$0.87
Diluted	$0.66	$—		$—	$—		$—		$0.87
Common shares used to compute net income per common share:
Basic	35,776,895	754,188		—	526,866		—		37,057,949
Diluted	35,789,640	754,188		—	526,866		—		37,070,694

	As of June 30, 2006
		Refinancing
		Pro Forma		As
	Actual	Adjustments		Adjusted(16)
	(Amounts in thousands)

Selected Balance sheet data:
Cash	$24,641	$(24,641)		$—
Rental equipment, net	393,445	—		393,445
Goodwill	30,454	—		30,454
Deferred financing costs	7,286	4,083	(17)	11,369
Total assets	707,341	(20,558	)(18)	686,783
Total debt(21)	244,500	20,288	(19)	264,788
Stockholders’ equity	225,976	(32,136	)(20)	193,840

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	Historically, Eagle has reported its financial results using June 30 as its fiscal year end. To conform to our fiscal year Eagle’s historical results have been recast to reflect the unaudited results for the six month period ended June 30, 2006 and for the year ended December 31, 2005. Accordingly, the amounts disclosed for Eagle in the unaudited pro forma condensed consolidated statements of operations will not agree with Eagle’s unaudited financial results appearing elsewhere in this prospectus. Since our acquisition of Eagle was consummated on February 28, 2006, Eagle’s historical results for the six months ended June 30, 2006 include only the period from January 1, 2006 through February 27, 2006. Historical data for Eagle includes certain reclassifications to conform to our presentation.

(2)	For the year ended December 31, 2005 and the six months ended June 30, 2006, other financial data was as follows (amounts in thousands):

		Reorganization
		and Initial
	H&E	Public Offering	Eagle	Acquisition	Refinancing
	Historical	Adjustments	Historical(1)	Adjustments	Adjustments	Pro Forma

For the year ended December 31, 2005:
EBITDA(a)	$130,515	$15,059	$10,394	$(255)	$—	$155,713
Adjusted EBITDA(a)	130,515	15,059	10,394	(255)	—	155,713
Depreciation and amortization(b)	59,860	6,020	8,197	(1,311)	—	72,766
Total capital expenditures (gross)(c)	190,908	—	9,605	—	—	200,513
Total capital expenditures (net)(d)	102,920	—	7,315	—	—	110,235
For the six months ended June 30, 2006:
EBITDA(a)	$89,796	$9,233	$1,050	$(619)	$—	$99,460
Adjusted EBITDA(a)	97,796	1,233	1,050	(619)	—	99,460
Depreciation and amortization(b)	39,316	1,505	1,276	(137)	—	41,960
Total capital expenditures (gross)(c)	137,473	—	642	—	—	138,115
Total capital expenditures (net)(d)	82,701	—	472	—	—	83,173

We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization. We define Adjusted EBITDA for the periods presented as

EBITDA as adjusted for the fee paid in connection with the termination of a management services agreement that was recorded in the six month period ended June 30, 2006. We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. We find EBITDA and Adjusted EBITDA useful tools to assist us in evaluating performance because they eliminate items related to capital structure, income taxes and non-cash charges. The items that we have eliminated in determining EBITDA and Adjusted EBITDA are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, as EBITDA as adjusted for the management services agreement termination fee. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Set forth below is a reconciliation of pro forma net income to Pro Forma EBITDA for the periods presented (amounts in thousands).

		Six Month	Twelve Month
	Year Ended	Period Ended	Period Ended
	December 31,	June 30,	June 30,
	2005	2006	2006

Pro forma net income	$43,508	$32,240	$62,100
Income tax provision (benefit)	9,771	9,372	13,833
Interest expense(12)	29,668	15,888	31,079
Depreciation and amortization(b)	72,766	41,960	81,990
Pro Forma EBITDA	$155,713	$99,460	$189,002

(a)	See note (5) to the “Summary — Summary Historical and Pro Forma Financial Data” for a reconciliation of EBITDA and Adjusted EBITDA for the periods presented.

(b)	This excludes amortization of loan discounts and amortization of deferred financing costs included in interest expense.

(c)	Total capital expenditures (gross) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases.

(d)	Total capital expenditures (net) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases less proceeds from the sale of these assets.

(3)	The pro forma adjustment is made to reflect the elimination of transactions, primarily related to the acquisition of equipment, between us and Eagle. During the six month period ended June 30, 2006 and year ended December 31, 2005, we recorded revenue of approximately $0.6 million and $8.3 million, respectively, related to transactions with Eagle, for which our costs were approximately $0.4 million and $7.4 million, respectively.

(4)	Rental fleet under operating leases purchased with proceeds from our initial public offering is currently depreciated over a five-year estimated useful life. A pro forma adjustment to reflect additional depreciation expense of $1.5 million and $6.0 million for the six month period ended June 30, 2006 and the year ended December 31, 2005 has been made. Additionally, a pro forma adjustment of $1.0 million and $12.9 million for the six month period ended June 30, 2006 and the year ended December 31, 2005 has been made to eliminate historical lease rental expense on this equipment.

(5)	For pro forma purposes, we are estimating a fair value of the acquired Eagle rental fleet of $32.3 million and an estimated useful life for the fleet of five years. On a pro forma basis, depreciation expense would be approximately $1.1 million and $6.5 million for the period January 1, 2006 to February 28, 2006 (the date of the Eagle acquisition) and the year ended December 31, 2005, respectively. A pro forma adjustment has been made to reflect the decreases of approximately $0.1 million and approximately $1.3 million over the historical depreciation expense reported by Eagle for the period January 1, 2006 to February 28, 2006 (the date of the Eagle acquisition) and the year ended December 31, 2005, respectively.

(6)	In connection with our initial public offering, we terminated a management services agreement. A pro forma adjustment has been made to eliminate the historical expense related to this agreement of $0.2 million and $2.1 million for the six month period ended June 30, 2006 and the year ended December 31, 2005, respectively.

(7)	The pro forma adjustment is made to exclude the nonrecurring payment of $8.0 million to an affiliate of BRS to terminate a management services agreement in connection with and from the net proceeds of our initial public offering.

(8)	Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic payments) and non-cash pay interest.

(9)	Represents avoided interest expense of approximately $0.9 million and $5.0 million for the six month period ended June 30, 2006 and the year ended December 31, 2005, respectively, as a result of the use of proceeds from our initial public offering to pay down amounts outstanding under our senior secured credit facility.

(10)	The pro forma adjustment is made to reflect the elimination of interest expense of approximately $0.3 million and $1.3 million for the six month period ended June 30, 2006 and the year ended December 31, 2005, respectively, on Eagle’s line of credit of $24.5 million at February 28, 2006, which we did not assume.

(11)	Represents the net reduction in interest expense as a result of the issuance and sale of the old notes, the application of the net proceeds from such sale, and the borrowings under our senior secured credit facility to finance the Tender Offer.

(12)	The deferred compensation liability of approximately $8.6 million owed to one current executive and a former executive settled in connection with our initial public offering bears interest at 13%. A pro forma adjustment of approximately $0.2 million and approximately $1.1 million for the six month period ended June 30, 2006 and the year ended December 31, 2005, respectively, has been made to reflect the elimination of historical interest expense on deferred compensation liabilities.

(13)	Represents the elimination of minority interest. Eagle High Reach Equipment, Inc. (“Eagle Inc.”) held a 50% ownership interest in its subsidiary, Eagle High Reach Equipment, LLC (“Eagle LLC”) and SBN Eagle LLC held the remaining 50%. In the acquisition, we acquired 100% of the capital stock of Eagle Inc., and 100% of the equity interests of Eagle LLC (including the 50% interest held by SBN Eagle LLC). As a result, we have a 100% financial interest in both Eagle Inc. and Eagle LLC, and both Eagle Inc. and Eagle LLC will have been consolidated into our financial statements since February 28, 2006.

(14)	Pro forma amounts represent the estimated income tax effects of the Company’s Reorganization, initial public offering, the Eagle acquisition and the Refinancing, assuming each of these transactions occurred on January 1, 2005. The effective tax rates derived from these estimates are not indicative of expected or actual effective tax rates for the period in which such transactions occurred.

(15)	In calculating shares of our common stock outstanding and net income (loss) per share on a pro forma basis, we give retroactive effect to the completion of the Reorganization Transactions and the initial public offering as if each had occurred on January 1, 2005.

(16)	The amounts shown in the “As Adjusted” column give pro forma effect to the Refinancing.

(17)	Reflects the net increase in deferred financing costs resulting from the deferred financing costs incurred related to the Refinancing, net of the write-off of the unamortized deferred financing costs of the existing notes.

(18)	Represents the net change as a result of the adjustments above to cash and deferred financing costs.

(19)	See notes (2), (3) and (4) to “Capitalization” for a description of the adjustments above to total debt.

(20)	Includes estimated loss on early extinguishment of debt at June 30, 2006 comprised of approximately $40.9 million for tender premiums, consent solicitation fees and the write-off of unamortized original issue discount and deferred financing costs related to the senior secured notes and senior subordinated notes, net of estimated tax effects. As a result of these costs and expenses, we expect that we will recognize a substantial charge that will reduce our net income for the third quarter and fiscal year 2006, with a corresponding negative impact on earnings per common share. These negative consequences are not reflected in the pro forma financial information presented in this prospectus.

(21)	Actual total debt represents amounts outstanding under the senior secured credit facility, senior secured and senior subordinated notes, notes payable and capital leases. Total debt as adjusted represents amounts outstanding under the senior secured credit facility, the senior secured notes, the old notes, notes payable and capital leases.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical condensed consolidated financial data as of the dates and for the periods indicated. The selected historical condensed consolidated financial data as of and for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical condensed consolidated financial data as of and for the years ended December 31, 2001 and 2002 have been derived from our consolidated financial information not included herein. The selected historical condensed consolidated financial data as of and for the six months ended June 30, 2005 and 2006 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Our historical results are not necessarily indicative of future performance or results of operations. You should read the “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2001	2002(1)	2003	2004	2005	2005	2006(2)
	(Amounts in thousands, except share and per share data)

Statement of operations data(3):
Revenues:
Equipment rentals	$98,696	$136,624	$153,851	$160,342	$190,794	86,167	$118,006
New equipment sales	84,138	72,143	81,692	116,907	156,341	63,715	112,660
Used equipment sales	59,441	52,487	70,926	84,999	111,139	49,581	67,719
Parts sales	36,524	47,218	53,658	58,014	70,066	34,216	40,550
Service revenue	19,793	27,755	33,349	33,696	41,485	19,050	25,708
Other	10,925	14,778	20,510	24,214	30,385	13,551	20.103

Total revenues	309,517	351,005	413,986	478,172	600,210	266,280	384,746

Cost of revenues:
Rental depreciation	30,004	46,627	55,244	49,590	54,534	25,040	36,030
Rental expense	23,154	37,706	49,696	50,666	47,027	23,009	21,088
New equipment sales	77,442	65,305	73,228	104,111	137,169	56,020	98,294
Used equipment sales	51,378	43,776	58,145	67,906	84,696	37,718	49,545
Parts sales	27,076	34,011	39,086	41,500	49,615	24,133	28,604
Service revenue	8,106	11,438	13,043	12,865	15,417	6,993	9,298
Other	14,439	19,774	26,433	28,246	30,151	14,471	17,569

Total cost of revenues	231,599	258,637	314,875	354,884	418,609	187,384	260,428

Gross profit:
Equipment rentals	45,538	52,291	48,911	60,086	89,233	38,118	60,888
New equipment sales	6,696	6,838	8,464	12,796	19,172	7,695	14,366
Used equipment sales	8,063	8,711	12,781	17,093	26,443	11,863	18,174
Parts sales	9,448	13,207	14,572	16,514	20,451	10,083	11,946
Service revenue	11,687	16,317	20,306	20,831	26,068	12,057	16,410
Other Class	(3,514)	(4,996)	(5,923)	(4,032)	234	(920)	2,534

Total gross profit	77,918	92,368	99,111	123,288	181,601	78,896	124,318
Selling, general and administrative expenses	55,382	78,352	93,054	97,525	111,409	53,123	74,427
Loss from litigation	—	—	17,434	—	—	—	—
Related party expense	—	—	1,275	—	—	—	—
Gain (loss) on sale of property and equipment	46	59	80	207	91	(103)	159

Income (loss) from operations	22,582	14,075	(12,572)	25,970	70,283	25,670	50,050

						For the Six Months
	For the Year Ended December 31,					Ended June 30,
	2001	2002(1)	2003	2004	2005	2005	2006(2)
	(Amounts in thousands, except share and per share data)

Other income (expense):
Interest expense(4)	(17,995)	(28,955)	(39,394)	(39,856)	(41,822)	(20,425)	(20,282)
Other, net	156	372	221	149	372	170	430

Total other expense, net	(17,839)	(28,583)	(39,173)	(39,707)	(41,450)	(20,255)	(19,852)

Income (loss) before taxes	4,743	(14,508)	(51,745)	(13,737)	28,833	$5,415	$30,198
Income tax provision (benefit)	1,443	(6,287)	(5,694)	—	673	$171	6,475

Net income (loss)	$3,300	$(8,221)	$(46,051)	$(13,737)	$28,160	$5,244	$23,273

Net income (loss) per common share(5):
Basic	$0.13	$(0.32)	$(1.81)	$(0.54)	$1.10	$0.21	$0.66
Diluted	$0.13	$(0.32)	$(1.81)	$(0.54)	$1.10	$0.21	$0.66
Common shares used to compute net income (loss) per common share(5):
Basic	25,492,019	25,492,019	25,492,019	25,492,019	25,492,019	25,492,019	35,776,895
Diluted	25,492,019	25,492,019	25,492,019	25,492,019	25,492,019	25,492,019	35,789,640
Other financial data:
Depreciation and amortization(6)	$32,163	$49,659	$59,159	$53,526	$59,860	$27,509	$39,316
Statement of cash flows:
Net cash provided by operating activities	30,115	25,319	19,344	5,639	35,904	10,615	36,685
Net cash provided by (used in) investing activities	(37,846)	(18,694)	20,908	(11,753)	(83,075)	(27,543)	(117,813)
Net cash provided by (used in) financing activities	10,426	(7,549)	(39,759)	5,581	49,440	19,694	100,142
Balance sheet data:
Cash	$4,322	$3,398	$3,891	$3,358	$5,627	$6,124	$24,641
Rental equipment, net	195,701	322,271	261,154	243,630	308,036	271,004	393,445
Goodwill	3,204	8,572	8,572	8,572	8,572	8,572	30,454
Deferred financing costs	—	12,612	11,235	10,251	8,184	9,161	7,286
Total assets	287,129	476,119	409,393	408,669	530,697	451,089	707,341
Total debt(7)	196,332	330,139	292,042	299,392	349,902	319,571	244,500
Stockholders’ equity/Members’ equity (deficit)	29,899	26,487	(19,563)	(33,300)	(5,140)	(28,055)	225,976

(1)	H&E LLC is the result of the merger on June 17, 2002 of ICM Equipment Company LLC and its consolidated subsidiaries (“ICM”) and Head & Engquist Equipment, LLC (“Head & Engquist,” a wholly-owned subsidiary of Gulf Wide Industries, LLC (“Gulf Wide”)), with and into Gulf Wide. Accordingly, the historical statement of operations data for H&E LLC for the year ended December 31, 2002 reflects the results of operations of Head & Engquist from January 1, 2002, until the date of the merger and includes ICM’s results of operations from the date of the merger through December 31, 2002.

(2)	The historical results for the Company’s six-month period ended June 30, 2006, include Eagle’s results of operations for the period beginning February 28, 2006, the date of acquisition, through June 30, 2006.

(3)	See note 18 of the 2005 consolidated financial statements of H&E LLC included elsewhere in this prospectus discussing business segment information.

(4)	Interest expense is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest.

(5)	In calculating shares of our common stock outstanding and net income (loss) per share, we give retroactive effect to the completion of the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of the earliest year presented.

(6)	Excludes amortization of loan discounts and deferred financing costs included in interest expense.

(7)	Total debt represents the amounts outstanding under the senior secured credit facility, senior secured notes, senior subordinated notes, notes payable and capital leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Condensed Consolidated Financial Data” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under the caption “Risk Factors” and elsewhere in this prospectus.

As described in our quarterly report on Form 10-Q/A for the three months ended March 31, 2006, filed on July 14, 2006, we restated our previously issued unaudited interim consolidated financial statements for the three months ended March 31, 2006 to reflect the reclassification of a one-time, nonrecurring payment made in connection with our recently completed initial public offering of common stock. In addition, as described in our annual report on Form 10-K for the year ended December 31, 2004, filed on September 29, 2005, we restated our previously issued consolidated financial statements as of and for the year ended December 31, 2003 and 2002 to primarily correct our accounting treatment of deferred taxes in connection with our combination with ICM on June 17, 2002. All financial information contained herein has been revised to reflect the restatements.

Overview

Background

As one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment, we rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment, (2) cranes, (3) earthmoving equipment, and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, we are a one-stop provider for our customers’ varied equipment needs. This full service approach provides us with multiple points of customer contact, enables us to maintain an extremely high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among our new and used equipment sales, rental, parts sales and service operations.

We currently operate 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. Our work force includes distinct, focused sales forces for our new and used equipment sales and rental operations, highly-skilled service technicians, product specialists and regional managers. We focus our sales and rental activities on, and organize our personnel principally by, our four equipment categories. We believe this allows us to provide specialized equipment knowledge, improve the effectiveness of our rental and sales force and strengthen our customer relationships. In addition, we have branch managers at each location who are responsible for managing their assets and financial results. We believe this fosters accountability in our business, and strengthens our local and regional relationships.

Through our predecessor companies, we have been in the equipment services business for approximately 45 years. H&E Equipment Services L.L.C. was formed in June 2002 through the combination of Head & Engquist, a wholly-owned subsidiary of Gulf Wide, and ICM. Head & Engquist, founded in 1961, and ICM, founded in 1971, were two leading regional, integrated equipment service companies operating in contiguous geographic markets. In the June 2002 transaction, Head & Engquist and ICM were merged with and into Gulf Wide, which was renamed H&E Equipment Services L.L.C. Prior to the combination, Head & Engquist operated 25 facilities in the Gulf Coast region, and ICM operated 16 facilities in the Intermountain region of the United States.

In connection with our initial public offering in February 2006, we converted H&E LLC into H&E Equipment Services, Inc. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, H&E Equipment Services, Inc. was formed as a Delaware corporation and wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of our initial public offering, on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company.

Business Segments

We have five reportable segments because we derive our revenues from five principal business activities: (1) equipment rentals; (2) new equipment sales; (3) used equipment sales; (4) parts sales and (5) repair and maintenance services. These segments are based upon how we allocate resources and assess performance. In addition, we also have non-segmented revenues and costs that relate to equipment support activities.

•	Equipment Rentals. Our rental operation primarily rents our four core types of construction and industrial equipment. We have an extremely well-maintained rental fleet and our own dedicated sales force, focused by equipment type. We actively manage the size, quality, age and composition of our rental fleet based on our analysis of key measures such as time utilization, rental rate trends and targets, and equipment demand which we closely monitor. We maintain fleet quality through regional quality control managers and our parts and services operations.

•	New Equipment Sales. Our new equipment sales operation sells new equipment in all four product categories. We have a retail sales force focused by equipment type that is separate from our rental sales force. Manufacturer purchase terms and pricing are managed by our product specialists.

•	Used Equipment Sales. Our used equipment sales are generated primarily from sales of used equipment from our rental fleet, as well as from sales of inventoried equipment that we acquire through trade-ins from our equipment customers and through selective purchases of high quality used equipment. Used equipment is sold by our dedicated retail sales force. Our used equipment sales are an effective way for us to manage the size and composition of our rental fleet and provides a profitable distribution channel for disposal of rental equipment.

•	Parts Sales. Our parts business sells new and used parts for the equipment we sell, and also provides parts to our own rental fleet. To a lesser degree, we also sell parts for equipment produced by manufacturers whose products we neither rent nor sell. In order to provide timely parts and service support to our customers as well as our own rental fleet, we maintain an extensive parts inventory.

•	Services. Our services operation provides maintenance and repair services for our customers’ equipment and to our own rental fleet at our facilities as well as at our customers’ locations. As the authorized distributor for numerous equipment manufacturers, we are able to provide service to that equipment that will be covered under the manufacturer’s warranty. As of June 30, 2006, we had over 650 highly skilled service technicians.

Our non-segmented revenues and costs relate to equipment support activities that we provide, such as transportation, hauling, parts freight, and damage waivers, and are not generally allocated to reportable segments.

You can read more about our business segments under “Business” and in note 18 of the 2005 consolidated financial statements included elsewhere in this prospectus.

Revenue Sources

Total Revenues.  We generate all of our total revenues from our five business segments and our non-segmented equipment support activities. Equipment rentals and new equipment sales account for more than half of our total revenues. For the year ended December 31, 2005, approximately 31.8% of our total revenues were attributable to equipment rentals, 26.0% of our total revenues were attributable to new equipment sales, 18.5% were attributable to used equipment sales, 11.7% were attributable to parts sales, 6.9% were attributable to our service revenues and 5.1% were attributable to non-segmented other revenues. For the six months ended June 30, 2006, approximately 30.7% of our total revenues were attributable to equipment rentals, 29.3% of our total revenues were attributable to new equipment sales, 17.6% were attributable to used equipment sales, 10.5% were attributable to parts sales, 6.7% were attributable to our service revenues and 5.2% were attributable to non-segmented other revenues. The pie charts below illustrate a breakdown of our revenues and gross profits for the year ended December 31, 2005, respectively, by business segment (see notes to our 2005 consolidated financial statements):

Revenue by Segment	Gross Profit by Segment
($ in millions)	($ in millions)

The equipment that we sell, rent and service is principally used in the construction industry, as well as by companies for commercial and industrial uses such as plant maintenance and turnarounds. As a result, our total revenues are affected by several factors including, but not limited to, the demand for and availability of rental equipment, rental rates, the demand for new and used equipment, the level of construction and industrial activities, spending levels by our customers, adverse weather conditions and general economic conditions. For a discussion of the impact of seasonality on our revenues, see “Seasonality” below.

Equipment Rentals.  Revenues from equipment rentals depend on rental rates. Because rental rates are impacted by competition in specific regions and markets, we continuously monitor and adjust rental rates. We have a rental rate initiative driven by management to increase rental rates. Equipment rental revenue is also impacted by the availability of equipment and by time utilization (equipment usage based on customer demand). We generate reports on, among other things, time utilization, demand pricing (rental rate pricing based on physical utilization), and rental rate trends on a piece-by-piece basis for our rental fleet. We recognize revenues from equipment rentals in the period earned, over the contract term, regardless of the timing of billing to customers.

New Equipment Sales.  We optimize revenues from new equipment sales by selling equipment through a professional in-house retail sales force focused by product type. While sales of new equipment are impacted by the availability of equipment from the manufacturer, we believe our status as a leading distributor for some of our key suppliers improves our ability to obtain equipment. New equipment sales are an important component of our integrated model due to customer interaction and service contact; new equipment sales also lead to future parts and service revenues. We recognize revenue from the sale of new equipment at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled and collectibility is reasonably assured.

Used Equipment Sales.  We generate the majority of our used equipment sales revenues by selling equipment from our rental fleet. The remainder of used equipment sales revenues comes from the sale of inventoried equipment that we acquire through trade-ins from our equipment customers and selective purchases of high-quality used equipment. Our policy is not to offer specified-price trade-in arrangements on equipment for sale. Sales of our rental fleet equipment allow us to manage the size, quality, composition and age of our rental fleet, and provide a profitable distribution channel for disposal of rental equipment. We recognize revenue for the sale of used equipment in the same manner that we recognize revenue from new equipment sales.

Parts Sales.  We generate revenues from the sale of new and used parts for equipment that we rent or sell, as well as for other makes of equipment. Our product support sales representatives are instrumental in generating our parts revenues. They are product specialists and receive performance incentives for achieving certain sales levels. Most of our parts sales come from our extensive in-house parts inventory. Our parts sales provide us with a relatively stable revenue stream that is less sensitive to the economic cycles that affect our rental and equipment sales operations. We recognize revenues from parts sales at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled and collectibility is reasonably assured.

Services.  We derive our services revenues from maintenance and repair services to customers for their owned equipment. In addition to repair and maintenance on an as-needed or scheduled basis, we also provide ongoing preventative maintenance services to industrial customers. Our after-market service provides a high-margin, relatively stable source of revenue through changing economic cycles. We recognize services revenues at the time services are rendered.

Non-Segmented Revenues.  Our non-segmented other revenue consists of billings to customers for equipment support and activities including: transportation, hauling, parts freight and loss damage waiver charges. We recognize revenue for support services at the time we generate an invoice for such services and after the services have been provided.

Principal Costs and Expenses

Our largest expenses are the costs to purchase the new equipment we sell, the costs associated with the used equipment we sell, rental expenses, rental depreciation and costs associated with parts sales and services, all of which are included in cost of revenues. For the fiscal year ended December 31, 2005 and for the six months ended June 30, 2006, our total cost of revenues was approximately $418.6 million and $260.4 million, respectively. Our operating expenses consist principally of selling, general and administrative expense, and, in the case of fiscal year 2003, loss from litigation. For the fiscal year ended December 31, 2005 and for the six months ended June 30, 2006, our operating expenses were approximately $111.4 million and $74.4 million, respectively. In addition, we have interest expense related to our debt instruments. Operating expenses and all other income and expense items below the gross profit line of our consolidated statement of income are not generally allocated to our reportable segments.

Cost of Revenues:

Rental Depreciation.  Depreciation of rental equipment represents the depreciation costs attributable to rental equipment. Estimated useful lives vary based upon type of equipment. Generally, we depreciate cranes and aerial work platforms over a ten year estimated useful life, earthmoving over a five year estimated useful life with a 25% salvage value, and industrial lift-trucks over a seven year estimated useful life. Attachments and other smaller type equipment are depreciated over a three year estimated useful life.

Rental Expense.  Rental expense represents the costs associated with rental equipment, including, among other things, the cost of servicing and maintaining our rental equipment, property taxes on our fleet, equipment operating lease expense and other miscellaneous costs of rental equipment.

New Equipment Sales.  Cost of new equipment sold consists of the equipment cost of the new equipment that is sold.

Used Equipment Sales.  Cost of used equipment sold consists of the net book value of rental equipment for used equipment sold from our rental fleet, the amount of credit given to the customer towards the new equipment for trade-ins and the equipment cost for used equipment purchased for sale.

Parts Sales.  Cost of parts sales represents costs attributable to the sale of parts directly to customers.

Service Support.  Cost of service revenue represents costs attributable to service provided for the maintenance and repair of customer-owned equipment and equipment then on-rent by customers.

Non-Segmented Other.  These expenses include costs associated with providing transportation, hauling, parts freight, and damage waiver including, among other items, drivers’ wages, fuel costs, shipping costs, and our costs related to damage waiver policies.

Selling, General and Administrative Expenses:

Our selling, general and administrative expenses include sales and marketing expenses, payroll and related costs, insurance expense, professional fees, property and other taxes, administrative overhead, and depreciation associated with property and equipment (other than rental equipment). These expenses are not generally allocated to our reportable segments. Our selling, general and administrative expenses for the six months ended June 30, 2006 included an $8.0 million fee paid in connection with the termination of a management services agreement in connection with and from the proceeds of our initial public offering.

Loss from Litigation:

In July 2000, one of our competitors, Sunbelt Rentals, Inc., brought claims against us in a state court in North Carolina. In May 2003, the Court ruled in favor of the plaintiff in the amount of $17.4 million which we recorded as a loss in 2003. For a more detailed description of this loss, see “Results of Operations” below.

Interest Expense:

Interest expense represents the interest on our outstanding debt instruments, including indebtedness outstanding under our senior secured credit facility, senior secured notes and senior subordinated notes and notes payable and statutory interest on the judgment in the Sunbelt litigation as mentioned above. Also included in interest expense is the amortization cost of (1) deferred financing costs and (2) original issue discount related to our senior secured notes and senior subordinated notes.

Principal Cash Flows

We generate cash primarily from our operating activities and historically we have used cash flows from operating activities, manufacturer floor plan financings and available borrowings under our revolving senior secured credit facility as the primary sources of funds to purchase our inventory and to fund working capital and capital expenditures.

Rental Fleet

A significant portion of our overall value is in our rental fleet equipment. Our rental fleet (including rental equipment financed with operating leases) as of June 30, 2006, consisted of approximately 17,597 units having an original acquisition cost (which we define as the cost originally paid to manufacturers or the original amount financed under operating leases) of approximately $614.3 million. As of June 30, 2006, our rental fleet composition was as follows (dollars in millions):

			Original	% of Original
		% of Total	Acquisition	Acquisition	Average Age
	Units	Units	Cost	Cost	in Months

Aerial Work Platforms	13,255	75.3%	$408.5	66.5%	47.9
Cranes	352	2.0%	75.2	12.2%	46.4
Earthmoving	965	5.5%	73.2	11.9%	18.6
Lift Trucks	1,354	7.7%	36.7	6.0%	29.0
Other	1,671	9.5%	20.7	3.4%	37.7

Total	17,597	100%	$614.3	100%	43.9

Determining the optimal age and mix for our rental fleet equipment is subjective and requires considerable estimates by management. We constantly evaluate the mix, age and quality of the equipment in our rental fleet in response to current economic conditions, competition and customer demand. On average, we decreased the age of our rental fleet by approximately 2.9 months during the year ended December 31, 2005. On average, we increased the age of our rental fleet by approximately 2.8 months during the six months ended June 30, 2006, substantially all of which was directly related to the average age of the recently acquired Eagle rental fleet. We increased our overall gross rental fleet, through the normal course of business activities, by approximately $52.6 million during the year ended December 31, 2005, and by approximately $15.2 million during the six months ended June 30, 2006 (and $91.9 million when combined with the Eagle acquisition). We also increased our average rental rates, rental revenue and fleet utilization. The mix among our four core product lines remained consistent with that of prior years. As a result of our in-house service capabilities and extensive maintenance program, we believe our fleet is extremely well-maintained.

The mix and age of our rental fleet, as well as our cash flows, are impacted by the normal sales of equipment from the rental fleet and the capital expenditures to acquire new rental fleet equipment. In making acquisition decisions, we evaluate current market conditions, competition, manufacturers’ availability, pricing and return on investment over the estimated life of the specific equipment, among other things.

Principal External Factors that Affect our Businesses

We are subject to a number of external factors that may adversely affect our businesses. These factors, which are discussed below and under the heading “Forward-Looking Statements,” and under the caption “Risk Factors” in this prospectus, include:

•	Spending levels by customers. Rentals and sales of equipment to the construction industry and to industrial companies constitute a significant portion of our revenues. As a result, we depend upon customers in these businesses and their ability and willingness to make capital expenditures to rent or buy specialized equipment. Accordingly, our business is impacted by fluctuations in customers’ spending levels on capital expenditures.

•	Economic downturns. The demand for our products is dependent on the general economy, the industries in which our customers operate or serve and other factors. Downturns in the general economy or in the construction and manufacturing industries can cause demand for our products to materially decrease. Until recently, our business and profit margins were adversely affected by unfavorable economic conditions which resulted, among other things, in a decline in construction activity and overcapacity of available equipment.

•	Adverse weather. Adverse weather in a geographic region in which we operate may depress demand for equipment in that region. Our equipment is primarily used outdoors and, as a result, prolonged adverse weather conditions may prohibit our customers from continuing their work projects. The adverse weather also has a seasonal impact in parts of our Intermountain region.

We believe that our integrated business tempers the effects of downturns in a particular segment. For a discussion of seasonality, see “Seasonality.”

Critical Accounting Policies; Use of Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and they and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See the notes to our consolidated financial statements for a summary of our significant accounting policies.

Revenue Recognition.  Our revenue recognition varies by segment. Our policy is to recognize revenue from equipment rentals in the period earned, over the contract term, regardless of the timing of the billing to customers. A rental contract term can be daily, weekly or monthly. Because the term of the contracts can extend across financial reporting periods, we record unbilled rental revenue and deferred rental revenue at the end of reporting periods so rental revenue is appropriately reported in the periods presented. We recognize revenue from new equipment sales, used equipment sales and parts sales at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled and collectibility is reasonably assured. We recognize services revenues at the time services are rendered. We recognize other revenues for support services at the time we generate an invoice including the charge for such services.

Allowance for Doubtful Accounts.  We maintain an allowance for doubtful accounts that reflects our estimate of the amount of our receivables that we will be unable to collect. Our largest exposure to doubtful accounts is in our rental operations. We perform credit evaluations of customers and establish credit limits based on reviews of current credit information and payment histories. Our credit risk is mitigated by our geographically diverse customer base and our credit evaluation procedures. The rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance.

Useful Lives of Rental Equipment and Property and Equipment.  We depreciate rental equipment and property and equipment over their estimated useful lives (generally three to ten years), after giving effect to an estimated salvage value of 0% to 25% of cost. The useful life of rental equipment is determined based on our estimate of the period the asset will generate revenues, and the salvage value is determined based on our estimate of the minimum value we could realize from the asset after such period. We routinely review the assumptions utilized in computing rates of depreciation. We may be required to change these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets.

The amount of depreciation expense we record is highly dependent upon the estimated useful life assigned to each category of rental equipment and the salvage values assigned. Generally, we assign lives to our rental fleet ranging from a three-year life, five-year life with a 25% salvage value, seven-year life and a ten-year life. Depreciation expense on the rental fleet for the year ended December 31, 2005 was $54.5 million. For the year ended December 31, 2005, the estimated impact of a change in estimated useful lives for each category of equipment by two years was as follows:

	Aerial
	Work		Earth-	Lift
	Platforms	Cranes	moving	Trucks	Other	Total
			($ in millions)

Impact of 2-year change in useful life on results of operations for the year ended December 31, 2005:
Depreciation expense for the year ended December 31, 2005	$26.9	$8.9	$11.1	$4.5	$3.1	$54.5
Increase of 2 years in useful life	22.5	6.0	7.1	3.3	3.4	42.4
Decrease of 2 years in useful life	33.8	9.0	16.6	5.9	3.1	68.4

For purposes of the sensitivity analysis above, we have elected not to decrease the lives of other equipment which are primarily three year assets; rather we have held the depreciation expense constant at our actual amount. We believe that decreasing the life of the other equipment by two years is an unreasonable estimate and would potentially lead to the decision to expense, rather than capitalize, a significant portion of the subject asset class. As noted in this sensitivity table, in general terms, a one-year change in the estimated life across all classes of our rental equipment will give rise to an approximate change in our annual depreciation expense of $6.0 million.

As previously mentioned, another significant assumption used in our calculation of depreciation expense is the estimated salvage value assigned to our earthmoving equipment. Based on our recent experience, we have used a 25% factor of the equipment’s original cost to estimate its salvage value. This factor is highly subjective and subject to change upon future actual results at the time we dispose of the equipment. A change of 5%, either increase or decrease, in the estimated salvage value would result in a change in our annual depreciation expense of approximately $500,000.

Impairment of Long-Lived Assets.  Long-lived assets are recorded at the lower of amortized cost or fair value. We review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset over the remaining useful life. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Inventories.  We state our new and used equipment inventories at the lower of cost or market by specific identification. Parts and supplies are stated on the lower of the weighted average cost or market. We maintain allowances for damaged, slow-moving and unmarketable inventory to reflect the difference between the cost of the inventory and the estimated market value. Changes in product demand may affect the value of inventory on hand and may require higher inventory allowances. Uncertainties with respect to inventory valuation are inherent in the preparation of financial statements.

Income Taxes.  We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes.” This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Our deferred tax calculation requires management to make certain estimates about future operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date.

Results of Operations

The tables included in the period comparisons below provide summaries of our revenues and gross profits for our business segments. The period-to-period comparisons of financial results are not necessarily indicative of future results.

Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Revenues

	Three Months
	Ended			Total
	June 30,		Total Dollar	Percentage
	2006	2005	Change	Change
	(In millions, except percentages)

Segment Revenues:
Equipment rentals	$64.0	$45.6	$18.4	40.4%
New equipment sales	56.9	33.4	23.5	70.4%
Used equipment sales	36.1	23.9	12.2	51.0%
Parts sales	21.2	17.8	3.4	19.1%
Services revenues	13.4	9.9	3.5	35.4%
Non-Segmented revenues	10.9	7.1	3.8	53.5%

Total revenues	$202.5	$137.7	$64.8	47.1%

Total Revenues.  Our total revenues were $202.5 million for the three months ended June 30, 2006 compared to $137.7 million for the same period in 2005, an increase of $64.8 million, or 47.1%. Revenues increased for all reportable segments primarily as a result of increased customer demand for our products and services. Total revenues related to Eagle included in our 2006 operating results for the three months ended June 30, 2006 were $9.6 million.

Equipment Rental Revenues.  Our revenues from equipment rentals for the three months ended June 30, 2006 increased $18.4 million, or 40.4%, to $64.0 million from $45.6 million for the same three-month period in 2005. The increase is primarily a result of improved rental rates and larger fleet size. Rental revenues increased for all four core product lines. Revenues from aerial work platforms increased $13.4 million, cranes increased $1.4 million, earthmoving increased $2.2 million, lift trucks increased $0.8 million and other equipment rentals increased $0.6 million. Total equipment rental revenues for the three months ended June 30, 2006 related to Eagle included in our 2006 operating results were $7.3 million, of which substantially all of those rentals were for aerial work platforms. Rental equipment dollar utilization (quarterly rental revenues divided by the average quarterly original rental fleet equipment costs, adjusted for the Eagle acquisition, of $606.3 million and $476.9 million for three months ended June 30, 2006 and 2005, respectively) was approximately 42.2% in 2006 compared to 38.2% in 2005.

New Equipment Sales Revenues.  Our new equipment sales for the three months ended June 30, 2006 increased $23.5 million, or 70.4%, to $56.9 million from $33.4 million for the comparable period in 2005. Sales of new cranes increased $14.9 million, aerial work platforms increased $3.1 million, new earthmoving sales increased $3.5 million and new lift trucks increased $0.7 million. Other new equipment sales increased by $1.3 million. Total new equipment sales revenues for the three months ended June 30, 2006 related to Eagle included in our 2006 operating results were $0.1 million.

Used Equipment Sales Revenues.  Our used equipment sales increased $12.2 million, or 51.0%, to $36.1 million for the three months ended June 30, 2006 from $23.9 million for the same period in 2005. In 2006, our used equipment sales from the fleet were approximately 140.1% compared to 133.7% of net book value for 2005. With extended manufacturer lead times for new equipment, the demand for well-maintained, used equipment has increased. Total used equipment sales revenues for the three months ended June 30, 2006 related to Eagle included in our 2006 operating results were $1.3 million.

Parts Sales Revenues.  Our parts sales increased $3.4 million, or 19.1%, to $21.2 million for the three months ended June 30, 2006 from $17.8 million in the 2005 comparable period. Of the $3.4 million increase for the three months ended June 30, 2006, $0.1 million was attributable to Eagle. The remaining increase was primarily attributable to increased customer demand for parts.

Service Revenues.  Our service revenues for the three months ended June 30, 2006 increased $3.5 million, or 35.4%, to $13.4 million from $9.9 million for the same period last year primarily attributable to increased customer demand for service support.

Non-Segmented Revenues.  Our non-segmented other revenues consisted primarily of equipment support activities including transportation, hauling, parts freight and damage waiver charges. For the three months ended June 30, 2006, our other revenue increased $3.8 million, or 53.5%, over the same period last year. These support activities increased due to a combination of the increases in charge-out rates and in the volume of our primary business activities, combined with Eagle revenues of $0.8 million in the current period.

Gross Profit

	Three Months
	Ended			Total
	June 30,		Total Dollar	Percentage
	2006	2005	Change	Change
	(In millions, except for percentages)

Segment Gross Profit:
Equipment rentals	$34.4	$21.2	$13.2	62.3%
New equipment sales	7.2	3.9	3.3	84.6%
Used equipment sales	10.3	6.0	4.3	71.7%
Parts sales	6.2	5.1	1.1	21.6%
Services	8.6	6.2	2.5	38.7%
Non-Segmented gross profit (loss)	1.6	(0.2)	1.8	900.0%

Total gross profit	$68.3	$42.2	$26.1	61.8%

Total Gross Profit.  Our total gross profit was $68.3 million for the three months ended June 30, 2006 compared to $42.2 million for the three months ended June 30, 2005, a $26.1 million, or 61.8%, increase. Gross profit increased primarily as a result of increased rental revenues combined with reduced rental expense. In addition, due to the increase in customer demand for new and well-maintained used equipment, we were able to sell our equipment at a higher gross margin. Total gross profit margin for three months ended June 30, 2006 was 33.7%, an increase of 3.1% from the 30.6% gross profit margin for the same three-month period in 2005. Total gross profit related to Eagle included in our operating results for the three months ended June 30, 2006 was $4.7 million. Our gross profit was attributable to:

Equipment Rentals Gross Profit.  Our gross profit from equipment rentals for the three months ended June 30, 2006 increased $13.2 million, or 62.3%, to $34.4 million from $21.2 million in the same period in 2005. The increase is primarily a result of an $18.4 million increase in rental revenue and a $1.1 million decrease in rental expense. Eagle’s rental operations contributed $4.2 million of the total gross profit increase for the period. These improvements in gross profit were partially offset by a $6.3 million increase in rental depreciation expense as a result of a larger fleet.

New Equipment Sales Gross Profit.  Our new equipment sales gross profit for the three months ended June 30, 2006 increased $3.3 million, or 84.6%, to $7.2 million compared to $3.9 million for the same period last year. The increase in new equipment sales gross profit is primarily attributable to higher new equipment sales revenue, improved margins and the mix of equipment sold.

Used Equipment Sales Gross Profit.  Our used equipment sales gross profit for the three months ended June 30, 2006 increased $4.3 million, or 71.7%, to $10.3 million from the $6.0 million for the same period in 2005, of which Eagle contributed $0.4 million of the increase. The remaining increase in used equipment sales gross profit was primarily the result of higher used equipment sales, improved margins and the mix of used equipment sold.

Parts Sales Gross Profit.  For the three months ended June 30, 2006, our parts sales revenue gross profit increased $1.1 million, or 21.6%, to $6.2 million from $5.1 million for the same period in 2005. The increase was primarily attributable to increased customer demand for parts service.

Service Revenues Gross Profit.  For the three months ended June 30, 2006, our service revenues gross profit increased $2.4 million, or 38.7%, to $8.6 million from $6.2 million for the same period in 2005. The increase was primarily attributable to increased customer demand for service support.

Non-Segmented Revenues Gross Profit.  For the three months ended June 30, 2006, our non-segmented revenues gross profit improved $1.8 million, or 900.0%, on a 53.5% improvement in revenues over the three months ended June 30, 2005. The improvement in gross profit is the result of several factors, most significantly a $0.8 million gross profit improvement in hauling activities and a $0.7 million gross profit improvement in damage waiver charges. These improvements are largely due to a strategic focus on these equipment support activities combined with the increase in support activity revenues combined with higher charge-out rates.

Selling, General and Administrative Expenses.  Selling, general and administrative (“SG&A”) expenses increased $6.1 million, or 22.3%, to $33.4 million for the three months ended June 30, 2006 compared to $27.3 million for the same period last year. The increase was primarily related to increased headcount, higher sales commissions, performance incentives, and benefits services. As a percent of total revenues, SG&A expenses were 16.5% in 2006 down from 19.8% in the prior year, reflecting the fixed cost nature of certain SG&A costs combined with higher revenues in the current year compared to the prior year.

Other Income (Expense).  For the three months ended June 30, 2006, our other expense decreased by $0.4 million to $9.8 million compared to $10.2 million for the same period in 2005, reflecting $0.2 million of lower interest expense resulting from a decrease in average outstanding borrowings from $61.4 million last year to $0 this year as a result of our February 2006 paydown of outstanding principal balances from the proceeds of our initial public offering (see note 3 to the consolidated financial statements for the six months ended June 30, 2006 for further information on our initial public offering), combined with higher interest costs associated with our manufacturer flooring plans payable used to finance inventory purchases. Additionally, net other income increased $0.2 million for the comparative periods as a result of interest income earned during the current period.

Income Taxes.  Effective with the Company’s Reorganization Transactions on February 3, 2006, we are a C corporation for income tax purposes. Prior to the Reorganization Transactions, we were a limited liability company that elected to be treated as a C corporation for income tax purposes. At the end of the second quarter of 2005 we had recorded a tax valuation allowance for the entire amount of our net deferred income tax assets. The valuation allowance was recorded given the cumulative losses incurred and our belief that it was more likely than not that we would not be able to recover the net deferred income tax assets. At the end of the second quarter of 2006, we have a net deferred tax liability, and the valuation allowance has been reversed. Based on available evidence, both positive and negative, we believe our deferred tax assets at June 30, 2006 are fully realizable through future reversals of existing taxable temporary differences and future taxable income, and not subject to any limitations.

The provision for income taxes is based upon the expected effective tax rate applicable to the full year. The effective income tax rate for the three months ended June 30, 2006 was 21.5%, compared to 3.8% for the three months ended June 30, 2005. The increase in our effective income tax rate was primarily due to increased taxable income resulting in higher state income tax and federal alternative minimum tax liability. The effective tax rate includes the expected impact of the Company’s use of proceeds from the offering and sale of the old notes to purchase our senior secured notes and senior subordinated notes in the Tender Offer, to be recorded in the quarterly period ended September 30, 2006 (see note 10 to the condensed consolidated financial statements for the six months ended June 30, 2006 for further information).

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

Revenues

	Six Months		Total	Total
	Ended June 30		Dollar	Percentage
	2006	2005	Change	Change
	(In millions, except percentages)

Segment Revenues:
Equipment rentals	$118.0	$86.2	$31.8	36.9%
New equipment sales	112.7	63.7	49.0	76.9%
Used equipment sales	67.7	49.6	18.1	36.5%
Parts sales	40.5	34.2	6.3	18.4%
Service revenues	25.7	19.1	6.6	34.6%
Non-segmented revenues	20.1	13.5	6.6	48.9%

Total revenues	$384.7	$266.3	$118.4	44.5%

Total Revenues.  Our total revenues were $384.7 million for the six months ended June 30, 2006 compared to $266.3 million for the same six-month period in 2005, an increase of $118.4 million, or 44.5%. Revenues increased for all reportable segments primarily as a result of increased customer demand for our products and services. Total revenues related to Eagle included in our 2006 operating results for the six months ended June 30, 2006 were $12.6 million.

Equipment Rental Revenues.  Our revenues from equipment rentals for the six months ended June 30, 2006 increased $31.8 million, or 36.9%, to $118.0 million from $86.2 million for the same six-month period in 2005. The increase is primarily a result of improved rental rates and larger fleet size. Rental revenues increased for all four core product lines. Revenues from aerial work platforms increased $21.9 million, cranes increased $2.7 million, earthmoving increased $4.7 million, lift trucks increased $1.6 million and other equipment rentals increased $0.9 million. Total equipment rental revenues for the six months ended June 30, 2006 related to Eagle included in our 2006 operating results were $9.7 million, of which substantially all of those rentals were for aerial work platforms. Rental equipment dollar utilization (quarterly rental revenues divided by the average quarterly original rental fleet equipment costs, adjusted for the Eagle acquisition, of $578.4 million and $469.5 million for six months ended June 30, 2006 and 2005, respectively) was approximately 40.8% in 2006 compared to 36.7% in 2005.

New Equipment Sales Revenues.  Our new equipment sales for the six months ended June 30, 2006 increased $49.0 million, or 76.9%, to $112.7 million from $63.7 million for the comparable period in 2005. Sales of new cranes increased $26.6 million, aerial work platforms increased $6.2 million, new earthmoving sales increased $13.5 million and new lift trucks increased $0.1 million. Other new equipment sales increased by $2.6 million. Total new equipment sales revenues related to Eagle for the six months ended June 30, 2006 included in our 2006 operating results were $0.1 million.

Used Equipment Sales Revenues.  Our used equipment sales increased $18.1 million, or 36.5%, to $67.7 million for the six months ended June 30, 2006 from $49.6 million for the same period in 2005. In 2006, our used equipment sales from the fleet were approximately 136.7% compared to 131.5% of net book value for 2005. With extended manufacturer lead times for new equipment, the demand for well-maintained, used equipment has increased. Total used equipment sales revenues for the six months ended June 30, 2006 related to Eagle included in our 2006 operating results were $1.5 million.

Parts Sales Revenues.  Our parts sales increased $6.3 million, or 18.4%, to $40.5 million for the six months ended June 30, 2006 from $34.2 million in the 2005 comparable period. The increase was primarily attributable to increased customer demand for parts. Parts sales related to Eagle for the period were $0.1 million.

Service Revenues.  Our service revenues for the six months ended June 30, 2006 increased $6.6 million, or 34.6%, to $25.7 million from $19.1 million for the same period last year primarily attributable to increased customer demand for service support.

Non-Segmented Revenues.  Our non-segmented other revenues consisted primarily of equipment support activities including transportation, hauling, parts freight and damage waiver charges. For the six months ended June 30, 2006, our other revenue increased $6.6 million, or 48.9%, over the same period last year. These support activities increased due to a combination of the increases in charge-out rates and in the volume of our primary business activities, combined with Eagle revenues of $1.1 million in the current period.

Gross Profit

	Six Months		Total	Total
	Ended June 30		Dollar	Percentage
	2006	2005	Change	Change
	(In millions, except percentages)

Segment Gross Profit:
Equipment rentals	$60.9	$38.1	$22.8	59.8%
New equipment sales	14.4	7.7	6.7	87.0%
Used equipment sales	18.2	11.9	6.3	52.9%
Parts sales	11.9	10.1	1.8	17.8%
Service revenues	16.4	12.1	4.3	35.5%
Non-Segmented gross profit	2.5	(1.0)	3.5	350.0%

Total gross profit	$124.3	$78.9	$45.4	57.5%

Total Gross Profit.  Our total gross profit was $124.3 million for the six months ended June 30, 2006 compared to $78.9 million for the six months ended June 30, 2005, a $45.4 million, or 57.5%, increase. Gross profit increased primarily as a result of increased rental revenues combined with reduced rental expense. In addition, due to the increase in customer demand for new and well-maintained used equipment, we were able to sell our equipment at a higher gross margin. Total gross profit margin for the six months ended June 30, 2006 was 32.3%, an increase of 2.7% from the 29.6% gross profit margin for the same six-month period in 2005. Total gross profit related to Eagle included in our operating results for the six months ended June 30, 2006 was $5.9 million. Our gross profit was attributable to:

Equipment Rentals Gross Profit.  Our gross profit from equipment rentals for the six months ended June 30, 2006 increased $22.8 million, or 59.8%, to $60.9 million from $38.1 million in the same period in 2005. The increase is primarily a result of a $31.8 million increase in rental revenue and a $2.0 million decrease in rental expense. Eagle’s rental operations contributed $5.2 million of the $22.8 million of the total gross profit increase for the period. These improvements in gross profit were offset by a $11.0 million increase in rental depreciation expense as a result of a larger fleet.

New Equipment Sales Gross Profit.  Our new equipment sales gross profit for the six months ended June 30, 2006 increased $6.7 million, or 87.0%, to $14.4 million compared to $7.7 million for the same period last year. The increase in new equipment sales gross profit is primarily attributable to higher new equipment sales revenue, improved margins and the mix of equipment sold.

Used Equipment Sales Gross Profit.  Our used equipment sales gross profit for the six months ended June 30, 2006 increased $6.3 million, or 52.9%, to $18.2 million from the $11.9 million for the same period in 2005, of which Eagle contributed $0.5 million of the increase. The remaining increase in used equipment sales gross profit was primarily the result of higher used equipment sales, improved margins and the mix of used equipment sold.

Parts Sales Gross Profit.  For the six months ended June 30, 2006, our parts sales revenue gross profit increased $1.8 million, or 17.8%, to $11.9 million from $10.1 million for the same period in 2005. The increase was primarily attributable to increased customer demand for parts service.

Service Revenues Gross Profit.  For the six months ended June 30, 2006, our service revenues gross profit increased $4.3 million, or 35.5%, to $16.4 million from $12.1 million for the same period in 2005, of which Eagle contributed $0.3 million of the increase. The remaining increase was primarily attributable to increased customer demand for service support.

Non-Segmented Revenues Gross Profit.  For the six months ended June 30, 2006, our non-segmented revenues gross profit improved 350.0% on a 48.9% improvement in revenues over the six months ended June 30, 2005. The improvement in gross profit is the result of several factors, most significantly a $1.2 million gross profit improvement in hauling activities and a $1.8 million gross profit improvement in damage waiver charges. These improvements are largely due to a strategic focus on these equipment support activities combined with the increase in support activity revenues.

Selling, General and Administrative Expenses.  Selling, general and administrative (“SG&A”) expenses increased $21.3 million, or 40.1%, to $74.4 million for the six months ended June 30, 2006 compared to $53.1 million for the same period last year. The increase was primarily related to increased headcount, higher sales commissions, performance incentives, and benefits combined with a one-time, nonrecurring expense of $8.0 million to terminate a management services agreement in connection with our initial public offering of common stock (see also note 3 to the consolidated financial statements for the six month period ended June 30, 2006 for further information on our initial public offering). As a percent of total revenues, SG&A expenses were 19.3% in 2006 down from 19.9% in the prior year, reflecting the fixed cost nature of certain SG&A costs combined with higher revenues in the current year compared to the prior year, which was largely impacted by the $8.0 million non-recurring expense item above.

Other Income (Expense).  For the six months ended June 30, 2006, our net other expense decreased by $0.4 million to $19.9 million compared to $20.3 million for the same period in 2005, reflecting $0.1 million of lower interest expense resulting from a decrease in average outstanding borrowings from $61.0 million last year to $51.8 million this year as a result of our February 2006 paydown of outstanding principal balances from the proceeds of our initial public offering (see note 3 to the consolidated financial statements for the six month period ended June 30, 2006 for further information on our initial public offering), combined with higher interest costs associated with our manufacturer flooring plans payable used to finance inventory purchases. Additionally, net other income increased $0.3 million for comparative periods as a result of interest income earned during the period.

Income Taxes.  Effective with the Company’s reorganization effective February 3, 2006, we are a C corporation for income tax purposes. Prior to the reorganization, we were a limited liability company that elected to be treated as a C corporation for income tax purposes. At the end of the second quarter of 2005 we had recorded a tax valuation allowance for the entire amount of our net deferred income tax assets. The valuation allowance was recorded given the cumulative losses incurred and our belief that it was more likely than not that we would not be able to recover the net deferred income tax assets. At the end of the second quarter of 2006, we have a net deferred tax liability, and the valuation allowance has been reversed. Based on available evidence, both positive and negative, we believe our deferred tax assets at June 30, 2006 are fully realizable through future reversals of existing taxable temporary differences and future taxable income, and not subject to any limitations.

The provision for income taxes is based upon the expected effective tax rate applicable to the full year. The effective income tax rate for the six months ended June 30, 2006 was 21.4%, compared to 3.2% for the six months ended June 30, 2005. The increase in our effective income tax rate was primarily due to increased taxable income resulting in higher state income tax and federal alternative minimum tax liability. The expected effective tax rate includes the expected impact of the Company’s recently completed Tender Offer (see note 10 to the consolidated financial statements for the six month period ended June 30, 2006 for further information).

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues

	For the Year Ended		Total	Total
	December 31,		Dollar	Percentage
	2005	2004	Change	Change
	(In millions, except percentages)

Segment Revenues:
Equipment rentals	$190.8	$160.3	$30.5	19.0%
New equipment sales	156.3	116.9	39.4	33.7%
Used equipment sales	111.1	85.0	26.1	30.7%
Parts sales	70.1	58.0	12.1	20.9%
Service revenues	41.5	33.7	7.8	23.1%
Non-Segmented revenues	30.4	24.3	6.1	25.1%

Total revenues	$600.2	$478.2	$122.0	25.5%

Total Revenues.  Our total revenues were $600.2 million in 2005 compared to $478.2 million in 2004, an increase of $122.0 million, or 25.5%. Revenues increased for all reportable segments as a result of increased customer demand for our products and services.

Equipment Rental Revenues.  Our revenues from equipment rentals increased $30.5 million, or 19.0%, to $190.8 million in 2005 from $160.3 million in 2004. The increase is primarily a result of improved rental rates and higher time utilization. Rental revenues increased for all four core product lines. Revenues from aerial work platforms increased $20.0 million, cranes increased $3.6 million, earthmoving increased $3.4 million, lift trucks increased $1.8 million and other equipment rentals increased $1.7 million. Rental equipment dollar utilization (annual rental revenues divided by the average quarterly original rental fleet equipment costs of $494.7 million and $472.3 million for 2005 and 2004, respectively) was approximately 38.6% in 2005 compared to 33.9% in 2004.

New Equipment Sales Revenues.  Our new equipment sales increased $39.4 million, or 33.7%, to $156.3 million in 2005 from $116.9 million in 2004. In 2005, sales of new cranes increased $16.1 million, aerial work platforms increased $11.6 million, new earthmoving sales increased $8.6 million and new lift trucks increased $2.6 million. Other new equipment sales also increased by $0.5 million.

Used Equipment Sales Revenues.  Our used equipment sales increased $26.1 million, or 30.7%, to $111.1 million in 2005 from $85.0 million in 2004. In 2005, our used equipment sales from the fleet were approximately 136.6% compared to 130.3% of net book value for 2004. With extended manufacturer lead times for new equipment, the demand for well-maintained, used equipment has increased.

Parts Sales Revenues.  Our parts sales increased $12.1 million, or 20.9%, to $70.1 million in 2005 from $58.0 million in 2004. The increase was primarily attributable to increased customer demand for parts.

Service Revenues.  Our service revenues increased $7.8 million, or 23.1%, to $41.5 million in 2005 from $33.7 million in 2004 primarily attributable to increased customer demand for service support.

Non-Segmented Revenues.  Our non-segmented other revenues consisted primarily of equipment support activities including transportation, hauling, parts freight and damage waiver charges. Our other revenue increased $6.1 million, or 25.1%, during 2005. These support activities increased due to a combination of the increases in charge-out rates and in the volume of our primary business activities.

Gross Profit

	For the Year Ended		Total	Total
	December 31,		Dollar	Percentage
	2005	2004	Change	Change
	(In millions, except percentages)

Segment Gross Profit:
Equipment rentals	$89.3	$60.1	$29.2	48.6%
New equipment sales	19.1	12.8	6.3	49.2%
Used equipment sales	26.4	17.1	9.3	54.4%
Parts sales	20.5	16.5	4.0	24.2%
Service revenues	26.1	20.8	5.3	25.5%
Non-Segmented gross profit	0.2	(4.0)	4.2	105.0%

Total gross profit	$181.6	$123.3	$58.3	47.3%

Total Gross Profit.  Our total gross profit was $181.6 million in 2005 compared to $123.3 million in 2004, a $58.3 million, or 47.3%, increase. Gross profit increased primarily as a result of increased rental revenues combined with reduced rental expense. In addition, due to the increase in customer demand for new and well-maintained used equipment, we were able to sell our equipment at a higher gross margin. Total gross profit margin for 2005 was 30.3%, an increase of 4.5% from the 25.8% gross profit margin in 2004. Our gross profit was attributable to:

Equipment Rentals Gross Profit.  Our gross profit from equipment rentals increased $29.2 million, or 48.6%, to $89.3 million in 2005 from $60.1 million in 2004. The increase is primarily a result of a $30.5 million increase in rental revenue and a $3.6 million decrease in rental expense. These improvements in gross profit were offset by a $4.9 million increase in rental depreciation expense.

New Equipment Sales Gross Profit.  Our new equipment sales gross profit increased $6.3 million, or 49.2%, to $19.1 million in 2005 from $12.8 million in 2004. The increase in new equipment sales gross profit is primarily attributable to higher new equipment sales revenue, improved margins and the mix of equipment sold.

Used Equipment Sales Gross Profit.  Our used equipment sales gross profit increased $9.3 million, or 54.4%, to $26.4 million in 2005 from $17.1 million in 2004. The increase in used equipment sales gross profit was primarily the result of higher used equipment sales, improved margins and the mix of used equipment sold.

Parts Sales Gross Profit.  Our parts sales revenue gross profit increased $4.0 million, or 24.2%, to $20.5 million in 2005 from $16.5 million in 2004. The increase was primarily attributable to increased customer demand for parts.

Service Revenues Gross Profit.  Our service revenues gross profit increased $5.3 million, or 25.5%, to $26.1 million in 2005 from $20.8 million in 2004. The increase was primarily attributable to increased customer demand for service support.

Non-Segmented Revenues Gross Profit.  Our non-segmented revenues gross profit improved 105.0% on a 25.1% improvement in revenues. The improvement in gross profit is the result of several factors, most significantly a $1.8 million gross profit improvement in hauling activities and a $1.2 million gross profit improvement in damage waiver charges. These improvements are largely due to a strategic focus on these equipment support activities combined with the increase in support activity revenues.

Selling, General and Administrative Expenses.  Selling, general and administrative (“SG&A”) expenses increased $13.9 million, or 14.3%, to $111.4 million in 2005 from $97.5 million in 2004. The increase was primarily related to increased headcount, higher sales commissions, performance incentives, benefits and professional services. As a percent of total revenues, SG&A expenses were 18.6% in 2005 down from 20.4%

in the prior year, reflecting the fixed cost nature of certain SG&A costs combined with higher revenues in the current year compared to the prior year.

Other Income (Expense).  Our 2005 other expense increased by $1.8 million to $41.5 million from $39.7 million in 2004. Our interest expense for 2005 increased $2.0 million compared to the prior year as a result of increased outstanding borrowings under our senior secured credit facility. The annual interest rates on our senior secured credit facility averaged 7.4% in 2005 compared to 7.1% in 2004.

Income Taxes.  At December 31, 2005 we were a limited liability company that had elected to be treated as a C Corporation for income tax purposes. For 2005, income tax expense was $0.7 million compared to $0 at December 31, 2004. The increase is a result of our income in 2005 and the establishment of a valuation allowance against our net deferred income tax assets. Based on the cumulative losses we had previously incurred, at the end of 2005 and 2004, we recorded a tax valuation allowance of $8.2 million and $19.1 million, respectively, to reduce our deferred tax assets to an amount that we consider more likely than not to be recoverable.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues

	For the Year Ended		Total	Total
	December 31,		Dollar	Percentage
	2004	2003	Change	Change
	(In millions, except percentages)

Segment Revenues:
Equipment rentals	$160.3	$153.9	$6.4	4.2%
New equipment sales	116.9	81.7	35.2	43.1%
Used equipment sales	85.0	70.9	14.1	19.9%
Parts sales	58.0	53.7	4.3	8.0%
Service	33.7	33.3	0.4	1.2%
Non-Segmented revenues	24.3	20.5	3.8	18.5%

Total revenues	$478.2	$414.0	$64.2	15.5%

Total Revenues.  Our total revenues were $478.2 million in 2004 compared to $414.0 million in 2003, an increase of $64.2 million, or 15.5%. Revenues increased for all reportable segments as a result of increased customer demand for our products and services combined with rental and support services activity rate increases.

Equipment Rental Revenues.  Our revenues from equipment rentals increased $6.4 million, or 4.2%, to $160.3 million in 2004 from $153.9 million in 2003. The increase is primarily due to increased rental rates and higher time utilization, despite a reduction in the overall total gross rental fleet by $24.5 million through the normal course of business activities over the prior year. The most significant component of the increase in rental revenues occurred in hi-lift or aerial platform equipment. This increase was partially offset primarily by a decrease in cranes which is a result of lower time utilization. Rental equipment dollar utilization (annual rental revenues divided by the average quarterly original rental fleet equipment costs of $472.3 million and $518.2 million for 2004 and 2003, respectively) was approximately 33.9% in 2004 and 29.7% in 2003.

New Equipment Sales Revenues.  Our new equipment sales increased $35.2 million, or 43.1%, to $116.9 million in 2004 from $81.7 million in 2003. In 2004, sales of new cranes, aerial work platforms, earthmoving and other new equipment improved, offset by a decline in new lift truck sales. The decline in lift truck sales was primarily due to the timing and availability of equipment.

Used Equipment Sales Revenues.  Our used equipment sales increased $14.1 million, or 19.9%, to $85.0 million in 2004 from $70.9 million in 2003. Used equipment sales increased in all product lines except for other used equipment sales. In 2004, we sold our used equipment at approximately 125.2% of book value compared to 122.0% of net book value in 2003. With extended manufacturer lead times for new equipment, the demand for well-maintained, used equipment has increased.

Parts Sales Revenues.  Our parts sales revenues increased $4.3 million, or 8.0%, to $58.0 million in 2004 from $53.7 million in 2003. The increase was primarily attributable to increased customer demand for service support.

Service Revenues.  Our service revenues increased $0.4 million, or 1.2%, to $33.7 million in 2004 from $33.3 million in 2003. The increase was primarily attributable to increased customer demand for parts.

Non-Segmented Revenues.  Our non-segmented other revenues consisted primarily of billings to customers for equipment support activities including transportation, hauling, parts freight and damage waiver charges. Our other revenue increased $3.8 million, or 18.5%, during 2004. The increase in other revenues is partly attributable to an increase in certain charge-out rates for support activities. In addition, most of these support activities increased due to the increases in our other business activities.

Gross Profit

	For the Year Ended		Total	Total
	December 31,		Dollar	Percentage
	2004	2003	Change	Change
	($ in millions)

Segment Gross Profit:
Equipment rentals	$60.1	$48.9	$11.2	22.9%
New equipment sales	12.8	8.5	4.3	50.6%
Used equipment sales	17.1	12.8	4.3	33.6%
Parts sales	16.5	14.5	2.0	13.8%
Service	20.8	20.3	0.5	2.5%
Non-Segmented revenues	(4.0)	(5.9)	1.9	32.2%

Total gross profit	$123.3	$99.1	$24.2	24.4%

Total Gross Profit.  Our total gross profit was $123.3 million in 2004 compared to $99.1 million in 2003, an increase of $24.2 million, or 24.4%. Gross profit increased primarily as a result of the reduction of the overall rental fleet combined with an increase in rental revenues. In addition, due to the increase in customer demand for new and well-maintained used equipment, we were able to sell our equipment at a higher gross margin. Total gross profit margin for 2004 was 25.8%, compared to 23.9% in 2003. Gross profit margins also increased primarily due to the decreased costs associated with the reduced fleet and the improved margins in equipment sales. Our gross profit was attributable to:

Equipment Rentals Gross Profit.  Our equipment rentals gross profit increased $11.2 million, or 22.7%, to $60.1 million in 2004 from $48.9 million in 2003. The increase was primarily a result of a $6.4 million increase in rental revenue and a decrease of $5.6 million in total rental fleet depreciation. These improvements in gross profit were partially offset by an increase of $0.8 million in rental expense.

New Equipment Sales Gross Profit.  Our new equipment sales gross profit increased $4.3 million, or 50.6%, to $12.8 million in 2004 from $8.5 million in 2003. In 2004, gross profit on sales of new cranes, aerial work platforms, earthmoving and other new equipment improved while gross profit on sales of new lift trucks were comparable to the prior year.

Used Equipment Sales Gross Profit.  Our gross profit on used equipment sales increased $4.3 million, or 33.6%, to $17.1 million in 2004 from $12.8 million in 2003. Used equipment sales gross profit increased across all product lines except for other used equipment. The increase in used equipment sales gross profit was attributable to increased revenues and the mix of used equipment sold.

Parts Sales Gross Profit.  Our parts sales gross profit increased $2.0 million, or 13.8%, to $16.5 million in 2004 from $14.5 million in 2003. The increase was primarily attributable to increased customer demand for parts.

Service Revenues Gross Profit.  Our service revenues gross profit increased $0.5 million, or 2.5%, to $20.8 million in 2004 from $20.3 million in 2003. The increase was primarily attributable to increased customer demand for service support.

Non-Segmented Revenues Gross Profit.  The improvement in gross profit is largely due to volume increases.

Selling, General and Administrative Expenses.  SG&A expenses increased $4.4 million, or 4.7%, to $97.5 million in 2004 from $93.1 million in 2003. Approximately $3.5 million of the increase related to higher sales commissions, performance incentives, benefits and other costs associated with increased revenues. Rising insurance, facility, depreciation and transportation and hauling costs accounted for the remaining $1.0 million of the total increase. As a percent of total revenues, SG&A expenses were 20.4% in 2004 compared to 22.5% in the prior year, reflecting the fixed cost nature of certain SG&A costs combined with higher total revenues in 2004 compared to 2003.

Loss from Litigation.  In July 2000, one of our competitors, Sunbelt Rentals, Inc. (“Sunbelt”), brought claims against us in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg alleging, among other things, that in connection with our hiring of former employees of the plaintiff there occurred a misappropriation of trade secrets, unfair trade practices and interference with prospective advantages. In May 2003, the Court ruled in favor of the plaintiff in the amount of $17.4 million. Consequently, we recorded a $17.4 million loss in 2003. We subsequently appealed the judgment. In conjunction with the appeal and in accordance with the Court’s ruling, we posted and filed an irrevocable standby letter of credit for $20.1 million, representing the amount of the judgment plus $2.7 million in anticipated statutory interest (8%) for the twenty-four months while the judgment was to be appealed. On October 18, 2005, the Court of Appeals of North Carolina denied our appeal.

We did not pursue any additional appeals and, on November 23, 2005, entered into a settlement agreement with Sunbelt to pay the full amount of the irrevocable standby letter of credit. We made this payment on November 28, 2005. This payment of damages did not cause a default or an event of acceleration under our senior secured credit facility, senior secured notes or senior subordinated notes. The payment of damages did not adversely impact our liquidity, because the payment was funded through our senior secured credit facility and availability under the senior secured credit facility was already reduced by the amount of the letter of credit. At the time of payment, the amount of the judgment was reclassified from accrued liabilities to debt under our senior secured credit facility. This did not result in a net change to total liabilities on our balance sheet. In addition, this did not adversely impact our balance sheet or statement of operations, because the judgment, including statutory interest through the date of payment, had been reflected in our consolidated financial statements.

Related Party Expense.  On June 29, 1999, we entered into a $3.0 million consulting and non-competition agreement with Mr. Thomas Engquist, a related party. The agreement provided for total payments over a ten-year term, payable in increments of $25,000 per month. Mr. Engquist was obligated to provide us consulting services and was to comply with the non-competition provision set forth in a Recapitalization Agreement between us and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the term of the agreement, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be paid to his heirs.

Due to Mr. Engquist’s passing away during 2003, we will not be provided any further consulting services. Therefore, we have recorded a $1.3 million expense for the present value of the remaining future payments.

Other Income (Expense).  Our 2004 other expense increased by $0.5 million to $39.7 million from $39.2 million for 2003. Our interest expense for 2004 increased $0.4 million this year compared to 2003. The annual interest rates on our senior secured credit facility averaged 7.1% in 2004 compared to 5.4% in 2003.

Income Taxes.  At December 31, 2005, we were a limited liability company that had elected to be treated as a C Corporation for income tax purposes. For 2004, income taxes increased by $5.7 million to a provision of approximately $0 from a benefit of $5.7 million. The increase is a result of our loss in 2003 and the establishment of a valuation allowance against our net deferred tax assets. At the end of 2004 and 2003, we have recorded a tax valuation allowance for the entire amount of our net deferred income tax assets. The valuation allowance was recorded given the cumulative losses we have incurred and our belief that it is more likely than not that we will be unable to recover the net deferred income tax assets.

Liquidity and Capital Resources

On August 4, 2006, we completed a private offering of $250.0 million aggregate principal amount of 8 3/8% Senior Notes due 2016 and completed a tender offer and consent solicitation (the “Tender Offer”) in which we purchased approximately $195.5 million of our $200 million outstanding 11 1/8% senior secured notes due 2012 (referred to as the “senior secured notes”) and all $53 million or our outstanding 12 1/2% senior subordinated notes due 2013 (referred to as the “senior subordinated notes.”) In the aggregate, we purchased $248.5 million of senior secured notes and senior subordinated notes for aggregate consideration, including consent fees and accrued interest of $217.6 million. We used the net proceeds from the offer and sale of the old notes, together with available cash balances and borrowings under our senior secured credit facility to consummate the Tender Offer. In connection with the Tender Offer, we amended the indenture under which the senior secured notes were issued. The amendments eliminated substantially all of the restrictive covenants and a number of events of default. The remaining senior secured notes are not redeemable at our option prior to June 15, 2007. Thereafter, the senior secured notes are redeemable at our option, in whole or in part in cash at redemption price percentages that decline to par on or after June 15, 2010, in each case together with accrued and unpaid interest, if any, to the date of redemption.

In connection with the Tender Offer and the offering and sale of the old notes, on August 4, 2006, we amended our senior secured credit facility to among other things, increase the aggregate principal amount of the credit facility from $165.0 million to $250.0 million and extend the maturity date of the facility from February 10, 2009 to August 4, 2011. Obligations under our senior secured credit facility are unconditionally guaranteed by us and by each of our existing and each subsequently acquired or organized domestic subsidiary. The senior secured credit facility and the related guarantees are secured by all of our present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and each guarantor and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor. See “Description of Other Indebtedness” for a description of our senior secured credit facility.

Cash flow from operating activities.  Our cash provided by operating activities for the six months ended June 30, 2006 was $36.7 million. Our cash flows from operations were primarily attributable to our reported net income of $23.7 million, which, when adjusted for non-cash expense items, such as depreciation, deferred income taxes and amortization and gains on the sale of long-lived assets, provided positive cash flows. These cash flows from operating activities were positively impacted by increases of $20.8 million in accounts payable and an increase of $23.2 million in manufacturer flooring plans payable, primarily due to an increase in inventory purchases. Offsetting these positive cash flows from operations were increases in our inventories of $52.2 million and the payments of $8.6 million in deferred compensation liabilities. The increase in our inventories reflects our strategy of maintaining adequate inventories to meet the increasing customer demand.

For the six months ended June 30, 2005, our cash used by operating activities was $10.6 million. Our cash flows from operations were primarily attributable to our reported net income of $5.2 million, which, when adjusted for non-cash expense items, such as depreciation, taxes and amortization and gains on the sale of long-lived assets, provided positive cash flows. These cash flows from operating activities were positively impacted by increases of $7.0 million in accounts payable and an increase of $5.8 million in manufacturer flooring plans payable, primarily due to an increase in inventory purchases. These cash flows from operating activities were partially offset by increases in our receivables of $3.0 million, an increase of inventories of

$26.2 million and an increase in prepaid and other assets of $1.8 million resulting in net cash used in operating activities.

Cash flow from investing activities.  For the six months ended June 30, 2006, cash used in our investing activities was $117.8 million. This is a net result of our acquisition of Eagle (see note 4 to the consolidated financial statements for the six month period ended June 30, 2006 for further information) combined with rental and non-rental equipment purchases of $115.6 million offset by $54.8 million in cash proceeds from the sale of rental and non-rental equipment. For the six months ended June 30, 2005, cash used in our investing activities was $27.5 million. This is a net result of proceeds from the sale of rental and non- rental equipment of $67.5 million, which was partially offset by purchases totaling $40.0 million in rental and non-rental equipment.

For the year ended December 31, 2005, cash used in our investing activities was $83.1 million. This is a net result of proceeds from the sale of rental and non-rental equipment of $88.0 million offset by purchasing $171.1 million in rental and non-rental equipment. For 2004, cash used in our investing activities was $11.8 million. This is a net result of proceeds from the sale of rental and non-rental equipment of $65.7 million offset by purchasing $77.5 million in rental and non-rental equipment.

Cash flow from financing activities.  We completed an initial public offering of our common stock in February 2006, resulting in total net proceeds to us, after deducting underwriting commissions and other fees and expenses, of approximately $207.0 million. Cash provided by our financing activities for the six months ended June 30, 2006 was $100.1 million. For the current year six-month period, our total borrowings under the senior secured credit facility were $487.7 million and total payments under the senior secured credit facility were $594.1 million. Financing costs paid in cash related to Amendment No. 11 to our senior secured credit facility totaled $0.2 million and payment of our related party obligation was $0.2 million while payments on notes payable were $0.1 million.

For the six months ended June 30, 2005, cash provided by our financing activities was $19.7 million. For the six months ended June 30, 2005, our total borrowings under the senior secured credit facility were $284.3 million and total payments under the senior secured credit facility in the same period were $263.2 million. Payment of our related party obligation was $0.1 million. Payments on capital leases and other notes payable were $1.3 million.

For the year ended December 31, 2005, cash provided by our financing activities was $49.4 million. For the year ended December 31, 2005, our total borrowings under the senior secured credit facility were $616.5 million and total payments under the senior secured credit facility were $565.4 million. The borrowings under the credit facility included amounts drawn to fund the letter of credit associated with the Sunbelt litigation. Financing costs paid in cash for the refinancing totaled $0.1 million and payment of related party obligation was $0.2 million. Payments on capital leases and other notes were $1.4 million.

For the year ended December 31, 2004, cash provided by our financing activities was $5.6 million. For the year, our total borrowings under the senior secured credit facility were $479.8 million and total payments under the senior secured credit facility were $468.4 million. Financing costs paid in cash for the refinancing totaled $0.9 million and payment of related party obligation was $0.3 million. Payments on capital leases and other notes were $4.5 million.

Senior Secured Credit Facility Amendments

On January 13, 2005 we amended the senior secured credit agreement, dated June 17, 2002, governing our senior secured credit facility to increase the limitation on certain property and equipment capital expenditures from $5.0 million to $8.5 million during any fiscal year. We did not pay an amendment fee relating to this amendment.

On March 11, 2005, we further amended the senior secured credit agreement dated June 17, 2002. Principally, the amendment:

•	lowers interest rates according to a pricing grid based upon daily average excess availability for the immediately preceding fiscal month. We elect interest at either (1) the Index Rate (the higher of the prime rate, as determined pursuant to the senior secured credit agreement, and the federal funds rate plus 50 basis points) plus the applicable revolver Index margin per annum or the applicable LIBOR rate, or (2) LIBOR rate, plus the applicable revolver LIBOR margin per each calendar month. With daily average excess availability equal to or more than $40 million, the LIBOR margin will be 2.25% and the Index margin will be 0.75%. If availability falls below $40 million and is equal to or more than $25 million, the senior secured credit facility bears interest at a LIBOR margin of 2.50% and the Index margin will be 1.00%. If availability is less than $25 million, the LIBOR margin will be 2.75% and the Index margin will be 1.25%. The commitment fee equal to 0.5% per annum in respect to un-drawn commitments remains unchanged;

•	decreases the block on availability of assets from $30 million to $15 million based on the total borrowing base assets; and

•	increases the advance rate on rental fleet assets to 80% of orderly liquidation value.

We did not pay an amendment fee relating to this amendment.

On March 29, 2005, we further amended the senior secured credit agreement to extend the delivery of audited financial statements until September 30, 2005. The Company did not pay a fee associated with this amendment.

As of August 26, 2005, we were granted a waiver under our senior secured credit agreement, pursuant to which our lenders waived our non-compliance with, and the effects of our non-compliance under, various representations and non-financial covenants contained in the senior secured credit agreement affected by the accounting adjustments in connection with the restatement described in our annual report filed on Form 10-K for the year ended December 31, 2004, filed on September 29, 2005. As a result of the restatement, among other things, we would no longer be able to make the representations under the senior secured credit agreement concerning the conformity with GAAP of our previously delivered financial statements, or confirm our prior compliance with certain obligations concerning the maintenance of our books and records in accordance with GAAP. Because the restatement did not breach any of the financial covenants in the senior secured credit agreement, the waiver does not waive or modify any such financial covenants. We continued to have full access to our revolving credit facility under the senior secured credit agreement.

On October 13, 2005, we further amended the senior secured credit agreement. Principally, the amendment:

•	increases the aggregate revolving loan commitment from $150.0 million to $165.0 million;

•	increases the block on availability of assets from $15.0 million to $16.5 million, based on the total borrowing base assets; and

•	increases the lien basket for purchase money indebtedness and conditional sale or other title retention agreements with respect to equipment, from $90.0 million to $125.0 million.

In connection with this amendment, we paid an amendment fee of approximately $0.1 million.

On November 16, 2005, we further amended the senior secured credit agreement to remove the $8.5 million limitation on property and equipment capital expenditures. We did not pay an amendment fee relating to this amendment.

On February 3, 2006, the senior secured credit agreement was amended primarily to (1) approve the merger of H&E Holdings and H&E LLC with and into H&E Equipment Services, Inc., with H&E Equipment Services, Inc. surviving the reincorporation merger as the operating company, and to effectuate H&E Equipment Services, Inc. as a “Borrower” under the terms of the senior secured credit facility; and (2) require the proceeds of certain stock and debt issuances in excess of $1,000,000 in the aggregate be used to prepay amounts outstanding under the senior secured credit facility in an amount equal to such proceeds. We did not pay an amendment fee relating to this amendment.

On March 20, 2006, the senior secured credit agreement was further amended to (1) adjust the “Applicable Revolver Index Margin,” the “Applicable Revolver LIBOR Margin” and the “Applicable L/C Margin” to reflect tiered pricing based upon our monthly computed “Leverage Ratio” applied on a prospective basis commencing at least one day after the date of delivery to the Lenders of the monthly unaudited “Financial Statements” beginning after March 31, 2006; (2) adjust the “Applicable Unused Line Fee Margin” to reflect tiered pricing based upon our “Excess Availability Percentage” computed on the first day of a calendar month applied on a prospective basis commencing with the first adjustment to the “Applicable Revolver Index Margin” and “Applicable Revolver LIBOR Margin”; (3) eliminate the $16.5 million block on availability of assets; (4) revise the financial covenants to (i) add a covenant requiring maintenance of a minimum “Fixed Charge Coverage Ratio” of 1.10 to 1.00, which is tested at the end of each fiscal month only if a “Covenant Liquidity Event” has occurred and is then continuing and (ii) eliminate all other “Financial Covenants”; and (5) revise the definitions of various other capitalized terms contained within the original senior secured credit agreement. In connection with this amendment, we paid fees to the Lenders of $190,000.

In February 2006, we used a portion of the proceeds from our initial public offering to repay $96.6 million of outstanding indebtedness under the senior secured credit facility and we paid accrued interest in the amount of $0.2 million in March 2006.

As of July 12, 2006, we were granted a waiver under our senior secured credit agreement pursuant to which our lenders under our senior secured credit agreement waived our non-compliance with, and the effects of our non- compliance under, various representations and non-financial covenants contained in the senior secured credit agreement affected by the accounting adjustment in connection with the restatement as further described in note 10 to our consolidated financial statements for the six months ended June 30, 2006 included elsewhere in this prospectus. As a result of the restatement, among other things, we would no longer be able to make the representations under our senior secured credit agreement concerning the conformity with GAAP of our previously delivered financial statements, or confirm our prior compliance with certain obligations concerning the maintenance of our books and records in accordance with GAAP. Because the restatement does not result in our having breached the financial covenant in the senior secured credit agreement, the waiver does not waive or modify the financial covenant. As a result of the waiver, we continued to have full access to our revolving credit facility under the senior secured credit agreement.

On August 4, 2006, the senior secured credit agreement was amended and restated primarily to (1) increase the principal amount of availability of the credit facility from $165.0 million to $250.0 million; (2) extend the maturity date of the credit facility from February 10, 2009 to August 4, 2011; (3) reduce the applicable unused line fee margin in respect of undrawn commitments to 0.25%; (4) increase the advance rate on rental fleet assets from the lesser of 100% of net book value or 80% of orderly liquidation value to the lesser of 100% of net book value or 85% of orderly liquidation value and (5) add H&E Equipment Services (California), LLC as a borrower. We paid $1.4 million to the Lenders in connection with the amendment and restatement of the credit facility. As of August 31, 2006, we had $18.8 million of outstanding borrowings under our senior secured credit facility with $222.9 million of additional borrowing availability, net of $8.3 million of issued standby letters of credit. As of August 31, 2006, we were in compliance with our financial covenants under the senior secured credit agreement.

Cash Requirements Related to Operations

Our principal sources of liquidity have been from cash provided by operations and the sales of new, used and rental fleet equipment, proceeds from the issuance of debt and borrowings available under our senior secured credit facility. In February 2006, we completed an initial public offering of our common stock as described under “Summary — Recent Developments.” At June 30, 2006, we had available cash and cash equivalents of approximately $24.6 million (see note 10 to the consolidated financial statements for the six month period ended June 30, 2006 ).

Our principal uses of cash have been to fund operating activities and working capital, the purchase of rental fleet equipment and property and equipment, fund payments due under operating leases and manufacturer flooring plans payable and to meet debt service requirements. In February 2006, we completed the Eagle acquisition as described under “Summary — Recent Developments.” In the future, we may pursue additional strategic acquisitions. We anticipate that these uses will be the principal demands on our cash in the future.

The amount of our future capital expenditures will depend on a number of factors including general economic conditions and growth prospects. Our gross rental fleet capital expenditures for the six months ended June 30, 2006 were $127.3 million, including $21.8 million of non-cash transfers from new and used equipment to rental fleet inventory, primarily to replace the rental fleet equipment we sold during the period. Our gross property and equipment capital expenditures for the six months ended June 30, 2006 were $10.2 million. Our gross rental fleet capital expenditures for the year ended December 31, 2005 were $162.8 million, primarily to replace the rental fleet equipment we sold during the year. Our gross property and equipment capital expenditures for the year ended December 31, 2005 were $8.4 million. We anticipate that our gross rental fleet capital expenditures for the remainder of 2006 will be used to primarily replace the rental fleet equipment we anticipate selling during 2006 as well as to meet increased demand. We anticipate that we will fund these rental fleet capital expenditures with the proceeds from the sales of new, used and rental fleet equipment, cash flow from operations and, if required, from borrowings under our senior secured credit facility. In response to changing economic conditions, we believe we have the flexibility to modify our capital expenditures by adjusting them (either up or down) to match our actual performance. If we pursue any other strategic acquisitions during 2006, we may need to access available borrowings under our senior secured credit facility.

To service our debt, we will require a significant amount of cash. Our ability to pay interest and principal on our indebtedness (including the senior unsecured notes, the senior secured notes and obligations under the senior secured credit facility) and to satisfy our other debt obligations will depend upon our future operating performance and the availability of borrowings under our senior secured credit facility and/or other debt and equity financing alternatives available to us, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under the senior secured credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

In conjunction with a legal proceeding, we issued an irrevocable standby letter of credit for $20.1 million representing the amount of the judgment and anticipated statutory interest while the judgment was to be appealed. On October 18, 2005, the Court of Appeals of North Carolina denied our appeal. We did not pursue any additional appeals and, on November 23, 2005, entered into a settlement agreement with the plaintiff to pay the full amount of the irrevocable standby letter of credit. We made this payment on November 28, 2005. Our liquidity was not impacted by this payment, as our availability under our senior secured credit facility had already been reduced by the amount of the letter of credit.

We cannot provide absolute assurance that our future cash flow from operations will be sufficient to meet our long-term obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the indenture governing the notes and the senior secured credit facility, contain restrictive covenants which may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the accelerations of all of our debt.

Certain Information Concerning Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

In the normal course of our business activities, we lease real estate, rental equipment and non-rental fleet equipment under operating leases. See “Contractual and Commercial Commitments Summary” below.

Contractual and Commercial Commitments Summary

Our contractual obligations and commercial commitments principally include obligations associated with our outstanding indebtedness and interest payments as of December 31, 2005.

	Payments Due by Year
	Total	2006	2007-2008	2009-2010	Thereafter
	(Dollars in thousands)

Long-term debt (including senior secured and senior subordinated notes payable)(1)	$253,505	$154	$303	$48	$253,000
Interest payments on senior secured notes(1)(2)	144,625	22,250	44,500	22,250	55,625
Interest payments on senior subordinated notes(1)(2)	49,688	6,625	13,250	6,625	23,188
Senior secured credit facility(3)	106,451	—	—	106,451	—
Interest payments on senior secured credit facility(4)	32,783	7,877	15,755	9,151	—
Related party obligation (including interest)(5)	1,050	300	600	150	—
Operating leases(6)	60,746	21,374	22,469	5,087	11,816
Other long-term obligations(7)	107,730	19,870	46,756	37,104	4,000

Total contractual cash obligations	$756,578	$78,450	$143,633	$186,866	$347,629

(1)	Long-term debt includes amounts due under our senior secured notes and senior subordinated notes outstanding on December 31, 2005. On August 4, 2006 we purchased $195.5 million in aggregate principal amount of the senior secured notes (representing approximately 97.8% of the previously outstanding senior secured notes) and $53.0 million in aggregate principal amount of the senior subordinated notes (representing 100% of the previously outstanding senior subordinated notes). At August 31, 2006, $4.5 million in aggregate principal amount of senior secured notes remained outstanding.

(2)	Future interest payments are calculated based on the assumption that all debt is outstanding until maturity. For debt instruments with variable interest rates, interest has been calculated for all periods using rates in effect on December 31, 2005.

(3)	In February 2006, we used a portion of the proceeds from our initial public offering to pay $96.6 million of the outstanding principal indebtedness related to the senior secured credit facility. On August 4, 2006, we used additional borrowings from the senior secured credit facility as well as proceeds from the offering of the old notes and cash on hand to fund the Tender Offer. At August 31, 2006, we had borrowings under our senior secured credit facility of approximately $18.8 million.

(4)	Future interest payments are calculated based on the assumption that all debt is outstanding until maturity. For debt instruments with variable interest rates, interest has been calculated for all future periods using rates in effect on December 31, 2005.

(5)	Payments under the consulting and non-competition agreement with Mr. Thomas Engquist.

(6)	This includes total operating lease rental payments (including interest) having initial or remaining non-cancelable lease terms longer than one year. In February 2006, we used a portion of the proceeds from our initial public offering to pay $30.3 million for the purchase of rental equipment under operating leases.

(7)	This includes: (i) Bruckmann, Rosser, Sherrill & Co., Inc.’s (“BRS Inc.”) annual management fees through 2012 (based upon the lesser of 1.75% of estimated earnings before interest, taxes, depreciation and amortization, excluding operating lease expense or $2.0 million per year) for $14.0 million; and (ii) payments for secured manufacturer floor plan financing for $93.7 million. In February 2006, we used a portion of the proceeds from our initial public offering to pay $8.0 million to terminate the management services agreement with BRS Inc. and Bruckmann, Rosser, Sherrill & Co., L.L.C.

Additionally, as of December 31, 2005, we had standby letters of credit totaling $8.3 million that expire in September 2006 and December 2006. At June 30, 2006, we had no borrowings under our senior secured credit facility and our issued standby letters of credit totaled approximately $8.3 million. On August 4, 2006, we used the net proceeds of the offering of the old notes, together with cash on hand and borrowings under our senior secured credit facility to fund the Tender Offer. As of August 31, 2006, we had $18.8 million of borrowings under our senior secured credit facility and our issued stand by letters of credit totaled approximately $8.3 million.

Seasonality

Although our business is not significantly impacted by seasonality, the demand for our rental equipment tends to be lower in the winter months. The level of equipment rental activities are directly related to commercial and industrial construction and maintenance activities. Therefore, equipment rental performance will be correlated to the levels of current construction activities. The severity of weather conditions can have a temporary impact on the level of construction activities.

Equipment sales cycles are also subject to some seasonality with the peak selling period during the spring season and extending through the summer. Parts and service activities are less affected by changes in demand caused by seasonality.

Inflation

Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had, for the three most recent fiscal years ended and for the six months ended June 30, 2006, and is not likely in the foreseeable future to have, a material impact on our results of operations.

Acquisitions

We completed, effective as of February 28, 2006, the previously announced acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), for a formula-based purchase price of approximately $59.9 million, subject to post-closing adjustment and certain escrows, plus assumed indebtedness of approximately $2.0 million. The Eagle purchase price was funded out of the proceeds from our recently completed initial public offering. Prior to our acquisition, Eagle was a privately-held construction and industrial equipment rental company. Eagle serves the southern California construction and industrial markets out of four locations.

We periodically engage in evaluations of potential acquisitions and start-up facilities. The success of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and identifying strategic start-up locations. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or to successfully open any new facilities in the future or the ability to obtain the necessary funds on satisfactory terms.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, (“SFAS 123(R)”), which revises SFAS No. 123 and supersedes APB Opinion No. 25 and related interpretations. SFAS No. 123(R) requires all share-based payment transactions, including grants of stock options, restricted stock awards, performance-based awards, shares appreciation rights and employee stock purchase plans to be valued at fair value on the date of grant, and to be expensed over the requisite service period. SFAS No. 123(R) is effective for the annual reporting period beginning after June 15, 2005. SFAS 123(R) became effective for us on January 1, 2006. For the six months ended June 30, 2006, we incurred approximately $0.4 million of compensation expense related to stock grants and stock options.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20 (“APB 20”), “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Charges in Interim Financial Statements.” SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that a correction of errors in previously issued financial statements should be termed a “restatement.” APB 20 previously required most voluntary changes in accounting principle to be recognized by including in net income at the period of change the cumulative effect of changing to the new accounting principle. In addition, SFAS 154 carries forward without change the guidance contained in APB 20 for reporting a correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 became effective for accounting principle changes and corrections of errors in previously issued financial statements made after January 1, 2006. We applied SFAS 154 in connection with the restatement of our consolidated financial statements for the three-month period ended March 31, 2006.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (“SFAS 109”). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Management is currently evaluating the impact, if any, that the adoption of FIN 48 will have on the Company’s financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Our earnings are affected by changes in interest rates due to the fact that interest on the senior secured credit facility is calculated based upon LIBOR plus 150 basis points as of June 30, 2006. As a result of the paydown of our amended senior secured credit facility in February, 2006 from the proceeds of our initial public offering, we had no variable rate debt outstanding as of June 30, 2006. We do not have significant exposure to changing interest rates on our fixed-rate senior secured notes, our old notes, or on our other notes payables.

BUSINESS

The Company

We are one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment. We rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. We engage in five principal business activities in these equipment categories:

•	equipment rental;

•	new equipment sales;

•	used equipment sales;

•	parts sales; and

•	repair and maintenance services.

By providing rental, sales, parts, repair and maintenance functions under one roof, we offer our customers a one-stop solution for their equipment needs. This full-service approach provides us with (1) multiple points of customer contact; (2) cross-selling opportunities among our rental, used and new equipment sales, parts sales and services operations; (3) an effective method to manage our rental fleet through efficient maintenance and profitable distribution of used equipment; and (4) a mix of business activities that enables us to operate effectively throughout economic cycles. We believe that the operating experience and extensive infrastructure we have developed throughout our history as an integrated services company provide us with a competitive advantage over rental-focused companies and equipment distributors. In addition, our focus on four core categories of heavy construction and industrial equipment enables us to offer specialized knowledge and support to our customers. For the year ended December 31, 2005, we generated total revenues of approximately $600.2 million. For the six months ended June 30, 2006, our total revenues were approximately $384.7 million. The pie charts below illustrate a breakdown of our revenues and gross profits for the year ended December 31, 2005, respectively, by business segment (see notes to our 2005 consolidated financial statements):

Revenue by Segment	Gross Profit by Segment
($ in millions)	($ in millions)

Our rental equipment operation has an extremely well-maintained, optimally aged rental fleet and its own dedicated sales force focused by equipment type. In new equipment sales, we are a leading distributor for nationally-recognized suppliers of equipment and sell through a specialized retail sales force that is distinct from our rental sales force. Our used equipment sales are generated primarily from sales of used equipment from our rental fleet and are an effective and profitable way for us to manage and dispose of equipment in our rental fleet. We also sell used equipment that we acquire through trade-ins from our new equipment customers and through selective purchases of high quality used equipment. Our parts business primarily sells new and used parts for the equipment we sell, maintains an extensive in-house inventory in order to provide timely parts and service support to our customers and is an on-site source of parts for our own rental fleet. Our services operation provides on-site maintenance and repair services for our customers’ equipment and for our own fleet, and has over 650 service technicians. These complementary rental, sales and service offerings collectively leverage our specialized knowledge and infrastructure to provide an integrated platform of heavy construction and industrial equipment products and services.

We have operated, through our predecessor companies, as an integrated equipment services company for approximately 45 years and have built an extensive infrastructure that includes 47 full-service facilities located throughout the high growth Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. Our management, from the corporate level down to the branch store level, has extensive industry experience. We focus our rental and sales activities on, and organize our personnel principally by, our four equipment categories. We believe this allows us to provide specialized equipment knowledge, improve the effectiveness of our rental and sales forces and strengthen our customer relationships. In addition, we operate our day-to-day business on a branch basis which we believe allows us to more closely service our customers, fosters management accountability at local levels, and strengthens our local and regional relationships.

Products and Services

Equipment Rentals.  We rent our heavy construction and industrial equipment to our customers on a daily, weekly and monthly basis. We have a well-maintained rental fleet that, at June 30, 2006, consisted of approximately 17,597 pieces of equipment having an original acquisition cost (which we define as the cost originally paid to manufacturers or the original amount financed under operating leases) of approximately $614.3 million and an average age of approximately 43.9 months. Approximately 66% of the fleet (based on original acquisition cost) consisted of hi-lift or aerial equipment, 12% consisted of cranes, 12% consisted of earthmoving equipment, 6% consisted of industrial lift trucks and the remainder consisted of miscellaneous other equipment. We actively manage the size, quality, age and composition of our rental fleet, employing a “cradle through grave” approach. During the life of our rental equipment, we:

•	aggressively negotiate on purchase price;

•	use our customized information technology systems to closely monitor and analyze, among other things, time utilization (equipment usage based on customer demand), rental rate trends and targets and equipment demand;

•	maintain fleet quality through regional quality control managers and our on-site parts and services support; and

•	dispose of rental equipment through our retail sales force.

During 2005, we increased our overall gross rental fleet, through normal course business activities by approximately $52.6 million, as measured by original acquisition cost. During the six month period ended June 30, 2006, we increased our overall gross rental fleet, through normal course business activities by approximately $15.2 million, and by $91.9 million when combined with the Eagle acquisition, as measured by original acquisition cost. Approximately 70% of our fleet was “on-rent,” reflecting the percentage of our rental fleet that was actually rented on average during our 2005 fiscal year. We rent our equipment through a dedicated rental sales force focused by product type that is separate from our retail sales force. We continuously monitor and adjust rental rates and we currently have a rental rate initiative driven by management to increase rental rates. Our regional focus and active management also allows us to share equipment, where appropriate, among branches within our regions to optimize utilization and rental rates. Our rental business creates cross-selling opportunities for us in sales and services.

New Equipment Sales.  We sell new heavy construction and industrial equipment in all four equipment categories, and we are a leading distributor for nationally-recognized suppliers including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, Bobcat and Yale Material Handling. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. We believe that this strong distribution network provides us with a higher level of partnering with key suppliers and improves our purchasing power. Under our distribution agreements, suppliers retain the right to appoint additional dealers and sell directly to national accounts and governmental agencies. In most instances, they may unilaterally terminate their distribution agreements with us at any time without cause. We have both written and oral distribution agreements with our new equipment suppliers. Under our oral agreements, we operate under our developed course of dealing with the supplier and are subject to applicable state law regarding such relationship. We sell new equipment through our professional in-house retail sales force focused by product type. By organizing our sales and purchase activities based on specialized equipment knowledge, we believe we are able to improve the effectiveness of our sales force, better serve our customers and more efficiently manage purchase terms. Our new equipment sales operation is a source of new customers for our parts sales and service support activities, as well as for used equipment sales.

Used Equipment Sales.  We sell used equipment primarily from our rental fleet, as well as inventoried equipment that we acquire through trade-ins from our equipment customers and selective purchases of high-quality used equipment. For the year ended December 31, 2005, approximately 78%, of our used equipment sales revenues were derived from sales of rental fleet equipment. Selling used equipment is an effective way for us to manage the size and composition of our rental fleet and provides a profitable distribution channel for disposal of rental equipment. We sell used equipment through our retail sales force and we do not rely on auction houses or other wholesale channels for disposition like many of our competitors. We believe this allows us to generally realize higher prices on average for our used rental equipment, which enhances the lifetime profitability of our rental fleet and, consequently, our return on capital. For the six month period ended June 30, 2006 and for the year ended December 31, 2005, we sold approximately $67.7 million and $87.0 million, respectively, of used equipment from our rental fleet at an average selling price of approximately 136.6% and 136.7%, respectively of net book value. Used equipment sales, like new equipment sales, generate parts and service business for us.

Parts Sales.  We sell new and used parts to customers and also provide parts to our own rental fleet. We sell a range of maintenance and replacement parts from original equipment manufacturers on equipment we sell, as well as for makes of equipment that we do not sell or rent. We maintain an extensive in-house parts inventory in order to provide timely parts and service support to our customers as well as to our own rental fleet. We generally are able to acquire non-stock or out-of-stock parts directly from manufacturers within one to two business days. Our product support sales representatives are specialists by equipment type. Our parts sales provide us with a relatively stable revenue stream that is less sensitive to economic cycles than our rental and equipment sales operations. In addition, our parts operation enable us to maintain a high quality rental fleet and provide additional support to our end users.

Service Support.  We provide maintenance and repair services for our customers’ owned equipment and to our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. As of June 30, 2006, we have over 600 technicians and over 600 field service and delivery trucks. As part of our commitment to a well-maintained rental fleet and to provide customers with high-quality service and repair options, we devote significant resources to training these technical service employees and over time have built a full-scale services infrastructure that would be difficult for companies without the requisite resources and lead time to replicate. Our after-market service provides a high-margin, relatively stable source of revenue through changing economic cycles.

In addition to our principal business activities mentioned above, we provide ancillary equipment support activities including transportation, hauling, parts shipping and loss damage waivers.

History

Through our predecessor companies, we have been in the equipment services business for approximately 45 years. H&E Equipment Services L.L.C. was formed in June 2002 through the combination of Head & Engquist Equipment, LLC (“Head & Engquist”), a wholly-owned subsidiary of Gulf Wide Industries, L.L.C. (“Gulf Wide”), and ICM Equipment Company L.L.C (“ICM”). Head & Engquist, founded in 1961, and ICM, founded in 1971, were two leading regional, integrated equipment service companies operating in contiguous geographic markets. In the June 2002 transaction, Head & Engquist and ICM were merged with and into Gulf Wide, which was renamed H&E Equipment Services L.L.C. Prior to the combination, Head & Engquist operated 25 facilities in the Gulf Coast region, and ICM operated 16 facilities in the Intermountain region of the United States.

We completed our initial public offering of our common stock in February 2006. In connection with our initial public offering, we converted H&E LLC into H&E Equipment Services, Inc. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, H&E Equipment Services, Inc. was formed as a Delaware corporation and wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of our initial public offering, on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company.

Industry Background

The U.S. construction equipment distribution industry is fragmented and consists mainly of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. This industry is driven by a broad range of economic factors including total U.S. non-residential construction trends, construction machinery demand and demand for rental equipment. Construction equipment is largely distributed to end users through two channels: equipment rental companies and equipment dealers. Examples of rental equipment companies include United Rentals, Hertz Equipment Rental and Rental Service Corporation. Examples of equipment dealers include Finning and Toromont. Unlike many of these companies which principally focus on one channel of distribution, we operate substantially in both channels. As an integrated equipment service company, we rent, sell and provide parts and service support. Although many of the historically pure equipment rental companies have announced plans or have begun to provide parts and service support to customers, their service offerings are typically limited and may prove difficult to expand due to the infrastructure, training and resources necessary to develop the breadth of offerings and depth of specialized equipment knowledge that our service and sales staff provides.

Our Competitive Strengths

Integrated Platform of Products and Services.  We believe that the operating experience and extensive infrastructure we have developed through years of operating as an integrated equipment services company provides us with a competitive advantage over rental-focused companies and equipment distributors. Our integrated platform of products and services provides us with multiple points of customer contact and cross-selling opportunities among our rental, used and new equipment sales, parts sales and services operations. As a result of our integrated approach, our five reporting segments generally derive their revenue from the same customer base. Key strengths of our integrated equipment services platform include:

•	ability to strengthen customer relationships by providing a full range of products and services;

•	purchasing power gained through purchases for our new equipment sales and rental operations;

•	high quality rental fleet supported by our strong product support capabilities;

•	established retail sales network resulting in profitable disposal of our used equipment; and

•	mix of business activities that enables us to effectively operate through economic cycles.

Complementary, High Margin Parts and Service Operations.  Our parts and service businesses allow us to maintain our rental fleet in excellent condition and to offer our customers top quality rental equipment. Through our operating history, we have invested a significant amount of capital and management resources in our parts and service operations. Our large staff of trained technicians, wide range of stocked parts and the significant investment and infrastructure at the branch level required to establish our service operations provide us with an advantage over potential competitors who do not have the requisite resources and lead time to build a full-scale parts and service business. Our after-market parts and service businesses together provide us with a high-margin revenue source that has proven to be stable throughout a range of economic cycles. While large capital expenditures may be reduced by economic downturns, customers generally continue to repair and maintain their existing equipment. Parts sales and service revenues on a combined basis represented approximately 18.6% of our total revenues and 25.6% of our gross profit for the year ended December 31, 2005 and 17.2% of our total revenues and 22.8% of our gross profit for the six month period ended June 30, 2006.

Specialized, High Quality Equipment Fleet.  Our focus on four core types of heavy construction and industrial equipment allows us to better provide the specialized knowledge and support that our customers demand when renting and purchasing equipment. These four types of equipment are attractive because they have a long useful life, high residual value and strong industry demand. We offer customers a comprehensive selection of equipment within these categories from leading manufacturers around the world. In addition, our parts and service operations allow us to optimally maintain our rental equipment fleet. We actively manage our rental fleet quality through regional quality control managers and our parts and service support.

Well-Developed Infrastructure.  We have built an infrastructure that includes a network of 47 full-service facilities and a workforce that includes a highly-skilled group of over 650 service technicians and an aggregate of approximately 200 sales people in our specialized rental and equipment sales forces. Our integrated platform is the result of many years of strategic development, while many rental-focused equipment companies have only recently begun to devote resources to providing full-service capabilities. In addition, we have strategically expanded our network to solidify our presence in the attractive, contiguous regions where we operate. We believe that our well-developed infrastructure helps us to better serve large multi-regional customers than our historically rental-focused competitors and provides an advantage when competing for lucrative fleet and project management business.

Leading Distributor for Suppliers.  We are a leading distributor for nationally-recognized equipment suppliers, including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, Bobcat and Yale Material Handling. In addition, we are the world’s largest distributor of Grove and Manitowoc crane equipment. These relationships improve our ability to negotiate equipment acquisition pricing and allow us to purchase parts at wholesale costs. As an authorized distributor for a wide range of suppliers, we are also able to provide our customers parts and service that in many cases are covered under the manufacturer’s warranty.

Customized Information Technology Systems.  Our customized information systems provide management and employees with the data and reports that facilitate our ability to make rapid and informed decisions. These systems allow us to actively manage our business and our rental fleet. Our customer relationship management system, which is currently being implemented, will provide our sales force with real-time access to customer and sales information. We have an in-house team of information technology specialists that support our systems.

Experienced Management Team.  Our senior management team is led by John M. Engquist, our President and Chief Executive Officer, who has approximately 32 years of industry experience. Our senior and regional managers have an average of approximately 23 years of industry experience. Our branch managers have extensive knowledge and industry experience as well.

Our Business Strategy

Leverage our Integrated Business Model.  We intend to continue to actively leverage our integrated business model to offer a one-stop solution to our customers’ varied needs with respect to the four categories of heavy construction and industrial equipment on which we focus. Our platform of full-service, complementary rental, sales, and on-site parts, repair and maintenance functions provides us with multiple points of customer contact, enables us to offer specialized equipment knowledge and support to our customers, and allows us to foster strong customer relationships. We will continue to cross-sell our services to expand and deepen our customer relationships. We believe that our integrated equipment services model provides us with a strong platform for additional growth.

Managing the Life Cycle of our Rental Equipment.  We actively manage the size, quality, age and composition of our rental fleet, employing a “cradle through grave” approach. During the life of our rental equipment, we (1) aggressively negotiate on purchase price; (2) use our customized information technology systems to closely monitor and analyze, among other things, time utilization (equipment usage based on customer demand), rental rate trends and targets and equipment demand; (3) continuously adjust our fleet mix and pricing; (4) maintain fleet quality through regional quality control managers and our on-site parts and services support; and (5) dispose of rental equipment through our retail sales force. This allows us to purchase our rental equipment at competitive prices, optimally utilize our fleet, cost-effectively maintain our equipment quality and maximize the value of our equipment at the end of its useful life.

Grow our Parts and Service Operations.  Our strong parts and services operations are keystones of our integrated equipment services platform and together provide us with a relatively stable high-margin revenue source. We have built an extensive infrastructure that enables us to provide parts and service support to our end-users as well as our own rental fleet. We intend to grow this product support side of our business and further penetrate our customer base. Our parts and services operation helps us develop strong, on-going customer relationships, attract new customers and maintain a high-quality rental fleet.

Enter Carefully Selected New Markets.  We intend to continue to strategically expand our network to solidify our presence in the attractive, contiguous regions where we operate. The regions in which we operate are attractive because they are among the highest growth areas in the United States and are minimally impacted by seasonality. We have a proven track record of successfully entering new markets and currently have 47 full-service facilities located in 18 states. We look to add locations that offer attractive growth opportunities, high demand for construction and heavy equipment, and contiguity to our existing markets.

Make Selective Acquisitions.  The equipment industry is fragmented and consists of a large number of relatively small, independent businesses servicing discrete local markets. Some of these businesses may represent attractive acquisition candidates. We intend to evaluate and pursue acquisitions on an opportunistic basis, with an objective of increasing our revenues, improving our profitability, entering additional attractive markets and strengthening our competitive position.

Customers

We currently serve more than 25,000 customers in the United States, primarily in the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions. Our customers include a wide range of industrial and commercial companies, construction contractors, manufacturers, public utilities, municipalities, maintenance contractors and a variety of other large industrial accounts. They vary from small, single machine owners to large contractors and industrial and commercial companies who typically operate under equipment and maintenance budgets. Our branches enable us to closely service local and regional customers, while our well developed full service infrastructure enables us to effectively service multi-regional and national accounts. Our integrated strategy enables us to satisfy customer requirements and increase revenues from customers through cross-selling opportunities presented by the various products and services that we offer. As a result, our five reporting segments generally derive their revenue from the same customer base. In 2005, no single customer accounted for more than 1.0% of our total revenues and no single customer accounted for more than 10% of our revenue on a segment basis. Our top ten customers combined accounted for less than 7.3% of our total revenues.

Sales and Marketing

We have two distinct, focused sales forces; one specializing in equipment rentals and one focused specifically on new and used equipment sales. We believe maintaining separate sales forces for equipment rental and sales is important to our customer service, allowing us to effectively meet the demands of different types of customers.

Both our rental sales force and equipment sales force, together comprising an aggregate of approximately 200 sales people as of June 30, 2006, are divided into smaller, product focused teams which enhances the development of in-depth product application and technical expertise. To further develop knowledge and experience, we provide our sales force with extensive training, including frequent factory and in-house training by manufacturer representatives regarding the operational features, operator safety training and maintenance of new equipment. This training is essential, as our sales personnel regularly call on contractors’ job sites often assisting customers in assessing their immediate and ongoing equipment needs. In addition, we have a commission-based compensation program for our sales force.

We recently began to implement a company-wide customer relationship management system. We believe that this comprehensive customer and sales management tool will enhance our territory management program by increasing the productivity and efficiency of our sales representatives and branch managers as they are provided real-time access to sales and customer information.

We have developed strategies to identify target customers for our equipment services in all markets. These strategies allow our sales force to identify frequent rental users, function as advisors and problem solvers for our customers and accelerate the sale process in new operations.

While our specialized, well-trained sales force strengthens our customer relationships and fosters customer loyalty, we also promote our business through marketing and advertising, including industry publications, direct mail campaigns, the Internet and Yellow Pages.

We have implemented a national accounts program in order to develop national relationships and increase awareness of our extensive offering of industrial and construction equipment, ancillary products, parts and services. Under this program, a portion of our sales force is assigned to call on corporate headquarters of our large customers, particularly those with a national or multi-regional presence.

Suppliers

We purchase a significant amount of equipment from the same manufacturers with whom we have distribution agreements. These relationships improve our ability to negotiate equipment acquisition pricing. As an authorized distributor for a wide range of suppliers, we are also able to provide our customers parts and service that in many cases are covered under the manufacturer’s warranty. We are a leading distributor for nationally-recognized equipment suppliers including JLG Industries, Gehl, Genie Industries (Terex), Komatsu, Bobcat, Yale Material Handling, Grove and Manitowoc. While we believe that we have alternative sources of supply for the equipment we purchase in each of our principal product categories, termination of one or more of our relationships with any of our major suppliers of equipment could have a material adverse effect on our business, financial condition or results of operation if we were unable to obtain adequate or timely rental and sales equipment.

Information Technology Systems

We have specialized information systems that track (i) rental inventory utilization statistics; (ii) maintenance and repair costs; (iii) returns on investment for specific equipment types; and (iv) detailed operational and financial information for each piece of equipment. These systems enable us to closely monitor our performance and actively manage our business, and include features that were custom designed to support our integrated services platform. The point-of-sale aspect of our systems enables us to link all of our facilities, permitting universal access to real-time data concerning equipment located at the individual facility locations and the rental status and maintenance history for each piece of equipment. In addition, our systems include, among other features, on-line contract generation, automated billing, local sales tax computation and automated rental purchase option calculation. We customized our customer relationship management system to enable us to more effectively manage our business. This customer relationship management system, which is currently being implemented, provides real-time sales and customer information, a quote system, a territory mapping feature and other organizational tools to assist our sales forces. In addition, we maintain an extensive customer database which allows us to monitor the status and maintenance history of our customers’ owned-equipment and enables us to more effectively provide parts and service to meet their needs. All of our critical systems run on servers and other equipment that is current technology and available from major suppliers and serviceable through existing maintenance contracts.

Seasonality

Although our business is not significantly impacted by seasonality, the demand for our rental equipment tends to be lower in the winter months. The level of equipment rental activities are directly related to commercial and industrial construction and maintenance activities. Therefore, equipment rental performance will be correlated to the levels of current construction activities. The severity of weather conditions can have a temporary impact on the level of construction activities.

Equipment sales cycles are also subject to some seasonality with the peak selling period during the spring season and extending through the summer. Parts and service activities are less affected by changes in demand caused by seasonality.

Competition

The equipment industry is generally comprised of either pure rental equipment companies or manufacturer dealer/distributorship companies. We are an integrated equipment services company and rent, sell and provide parts and service support. Despite consolidation, the equipment industry is still fragmented and consists mainly of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. Many of the markets in which we operate are served by numerous competitors, ranging from national and multi-regional equipment rental companies (for example, United Rentals, Hertz Equipment Rental, NationsRent and RSC Equipment Rental) to small, independent businesses with a limited number of locations.

We believe that participants in the equipment rental industry generally compete on the basis of availability, quality, reliability, delivery and price. In general, large operators enjoy substantial competitive advantages over small, independent rental businesses due to a distinct price advantage. Although many rental equipment companies have now announced plans to provide parts and service support to customers, their service offerings are typically limited and may prove difficult to expand due to the training, infrastructure and management resources necessary to develop the breadth of service offerings and depth of knowledge our service technicians are able to provide. Some of our competitors have significantly greater financial, marketing and other resources than we do.

The retail sales and distribution industry continues to be redefined through consolidation and competition. Traditionally, equipment manufacturers distributed their equipment and parts through a network of independent dealers with distribution agreements. As a result of the consolidation and competition, both manufacturers and distributors sought to streamline their operations, improve their costs and gain market share. Our established, integrated infrastructure enables us to compete directly with our competitors on either a local, regional or national basis. We believe customers place greater emphasis on value-added services, teaming with equipment rental and sales companies who can meet all of their equipment, parts and service needs.

Environmental and Safety Regulations

Our facilities and operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws. These laws regulate (i) the handling, storage, use and disposal of hazardous materials and wastes and, if any, the associated cleanup of properties affected by pollutants; (ii) air quality; and (iii) wastewater. We do not currently anticipate any material adverse effect on our business or financial condition or competitive position as a result of our efforts to comply with such requirements. Although we have made and will continue to make capital and other expenditures to comply with environmental requirements, we do not expect to incur material capital expenditures for environmental controls or compliance.

In the future, federal, state or local governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters, or effect a change in their enforcement of existing laws or regulations, that could affect our operations. Also, in the future, contamination may be found to exist at our facilities or off-site locations where we have sent wastes. There can be no assurance that we will not discover previously unknown environmental non-compliance or contamination. We could be held liable for such newly-discovered non-compliance or contamination. It is possible that changes in environmental and worker health and safety laws or liabilities from newly-discovered non-compliance or contamination could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of June 30, 2006, we had approximately 1,655 employees. The total number of employees does not significantly fluctuate throughout the year. Of these employees, approximately 530 are salaried personnel and approximately 1,125 are hourly personnel. Our employees perform the following functions: sales operations, parts operations, rental operations, technical service and office and administrative support. Collective bargaining agreements relating to three separate locations cover approximately 97 of our employees. We believe our relations with our employees are good, and we have never experienced a work stoppage.

Properties

We have a network of 47 full-service facilities, serving more than 25,000 customers across 18 states in the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States.

In our facilities, we rent, display and sell equipment, including tools and supplies, and provide maintenance and basic repair work. We own five of our locations and lease 42 locations. Our leases provide for varying terms and renewal options. The number of multiple branch locations in each city is indicated by parentheses. The following table provides data on our locations:

City/State	Leased/Owned

Alabama
Birmingham	Leased
Arizona
Phoenix	Leased
Tucson	Leased
Arkansas
Little Rock	Owned
Springdale	Owned
California
Bakersfield	Leased
La Mirada	Leased
San Diego	Leased
Santa Fe Springs	Owned
Colorado
Denver	Leased
Colorado Springs	Leased
Florida
Fort Myers	Leased
Jacksonville	Leased
Orlando	Leased
Tampa	Leased
Georgia
Atlanta	Leased
Idaho
Boise	Leased
Coeur D’Alene	Leased

City/State	Leased/Owned

Louisiana
Alexandria	Leased
Baton Rouge	Leased
Belle Chasse(2)	Leased(1)/Owned(1)
Gonzales	Leased
Kenner	Leased
Lafayette	Leased
Lake Charles	Leased
Shreveport(2)	Leased(2)
Mississippi
Jackson	Leased
Montana
Billings	Leased
Belgrade	Leased
Missoula	Leased
New Mexico
Albuquerque	Leased
Nevada
Las Vegas	Leased
Reno	Leased
North Carolina
Charlotte	Leased
Oklahoma
Oklahoma City	Leased
Tulsa	Leased
Texas
Dallas(2)	Leased(2)
Houston(2)	Leased(2)
San Antonio	Owned
Tennessee
Memphis	Leased
Utah
Ogden	Leased
Salt Lake City	Leased
St. George	Leased

Each facility location has a branch manager who is responsible for day-to-day operations. In addition, facilities are typically staffed with approximately 10 to 120 people, who may include technicians, salesmen, rental operations staff and parts specialists. While facility offices are typically open five days a week, we provide 24 hour, seven day per week service.

Our corporate headquarters are located in Baton Rouge, Louisiana, where we occupy approximately 18,400 square feet under a lease that extends until February 28, 2007. We believe that our existing facilities will be sufficient for the conduct of our business during the next fiscal year.

Legal Proceedings

We are party to various litigation matters, in most cases involving normal ordinary course and routine claims incidental to our business. We cannot estimate with certainty our ultimate legal and financial liability with respect to such pending matters. However, we believe, based on our examination of such pending matters, that our ultimate liability for such matters will not have a material adverse effect on our business or financial condition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and titles, as well as a brief account of the business experience, of each person who is a current director or executive officer.

Name	Age	Title

Gary W. Bagley	59	Chairman and Director
John M. Engquist	52	President, Chief Executive Officer and Director
Leslie S. Magee	38	Chief Financial Officer and Secretary
Bradley W. Barber	33	Executive Vice President and General Manager
William W. Fox	62	Vice President, Cranes and Earthmoving
Kenneth R. Sharp, Jr.	61	Vice President, Lift Trucks
John D. Jones	48	Vice President, Product Support
Dale W. Roesener	49	Vice President, Fleet Management
Keith E. Alessi	51	Director
Bruce C. Bruckmann	53	Director
Lawrence C. Karlson	63	Director
John T. Sawyer	62	Director

Gary W. Bagley has served as Chairman and Director of the Company since the formation of H&E Equipment Services, Inc. in September 2005. He had served as Chairman and Director of H&E LLC, the predecessor to the Company, from its formation in 2002 until its merger with and into the Company. Mr. Bagley served as President of ICM Equipment Company L.L.C. (“ICM”) since 1996 and Chief Executive Officer from 1998 until H&E LLC was formed in June 2002, when he became executive Chairman of H&E LLC. He retired as an executive of H&E LLC in 2004. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Prior to that, Mr. Bagley served as Vice President and General Manager of Wheeler Machinery Co. Since our acquisition of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. in February 2006, Mr. Bagley has served as a manager and director, respectively, of H&E Equipment Services (California), LLC and H&E California Holding, Inc. Previously, Mr. Bagley served as interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc. from February 2004 to February 2006 and as Chief Executive Officer and as a director of Eagle High Reach Equipment, LLC from December 2004 to February 2006 . Mr. Bagley has served on a number of dealer advisory boards and industry association boards.

John M. Engquist has served as President, Chief Executive Officer and Director of the Company since its formation in September 2005. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in 2002 until its merger with and into the Company. He served as President and Chief Executive Officer of Head & Engquist Equipment, LLC (“Head and Engquist”) from 1990 and Director of Gulf Wide Industries, LLC (“Gulf Wide”) from 1995, both predecessor companies of H&E LLC. From 1975 to 1990, he held various operational positions at Head & Engquist, starting as a mechanic’s helper. Mr. Engquist serves on the Board of Directors of Cajun Constructors, Inc. and Business First Bank and on the Professional Advisory Board of Directors of St. Jude Children’s Research Hospital in Memphis, Tennessee.

Leslie S. Magee has served as Chief Financial Officer and Secretary of the Company since its formation in September 2005. Ms. Magee served as Acting Chief Financial Officer of H&E LLC from December 2004 through August 2005, at which time she was appointed Chief Financial Officer and Secretary. She continued as Chief Financial Officer and Secretary until H&E LLC’s merger with and into the Company. Previously, Ms. Magee served as Corporate Controller for H&E LLC and Head & Engquist. Prior to joining Head & Engquist in 1995, Ms. Magee spent five years working for Hawthorn, Waymouth & Carroll, L.L.P., an accounting firm based in Baton Rouge, Louisiana. Ms. Magee is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.

Bradley W. Barber has served as Executive Vice President and General Manager of the Company since November 2005. Previously, Mr. Barber served as Vice President, Rental Operations from February 2003 to November 2005 of H&E LLC. Prior to that, Mr. Barber served as Director of Rental Operations for H&E LLC and Head & Engquist from March 1998 to February 2003. Prior to joining Head & Engquist in March 1998, Mr. Barber worked in both outside sales and branch management for a regional equipment company.

William W. Fox has served as Vice President, Cranes and Earthmoving of the Company since its formation in September 2005. Prior to that, he served as Vice President, Cranes and Earthmoving of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Fox served as Executive Vice President and General Manager of Head & Engquist since 1995 and served as President of South Texas Equipment Co., a subsidiary of Head & Engquist, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company and its subsidiary, North Central Crane. He was Executive Vice President/General Manager from 1989 to 1995, Vice President, Sales from 1988 to 1989, and General Manager from 1986 to 1988 of Manitowoc Engineering Company. Mr. Fox was Executive Vice President/General Manager at North Central Crane from 1980 to 1986.

Kenneth R. Sharp, Jr. has served as Vice President, Lift Trucks of the Company since its formation in September 2005. Mr. Sharp served as Vice President, Lift Trucks of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Sharp began his career at ICM in 1973 and served as Executive Vice President of ICM since 1996. From 1989 to 1996, Mr. Sharp served as General Manager of the ICM Power Systems Division. From 1983 to 1989, he held various positions at ICM including Salesman, Sales Manager and Product Support Manager. Mr. Sharp was a director of Eagle High Reach Equipment, Inc. from November 2004 to February 2006.

John D. Jones has served as Vice President, Product Support of the Company since its formation in September 2005. Prior to that, he served as Vice President, Product Support for H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Jones served as Vice President of Product Support Service at Head & Engquist since 1994. From 1991 to 1994, he was General Manager of Product Support at Louisiana Machinery. From 1987 to 1991 he served as General Manager of the Parts Operation at Holt Company of Louisiana. From 1976 to 1987, Mr. Jones worked in Product Support and Marketing for Boyce Machinery.

Dale W. Roesener has served as Vice President, Fleet Management of the Company since its formation in September 2005. Prior to that, he served as Vice President, Fleet Management of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Roesener founded Southern Nevada Equipment Company in 1983 and served as its President and Chief Executive Officer until 1998 when he joined ICM as Senior Vice President, Secretary and Fleet Manager.

Keith E. Alessi has been a Director of the Company since its formation in September 2005 and Chairman of the Audit Committee since January 2006. He served as a Director and Chairman of the Audit Committee of H&E LLC from November 2002 until its merger with and into the Company. Mr. Alessi was Chairman and Chief Executive Officer (and owner) of Lifestyles Improvement Centers LLC from February 2003 to May 2006. Mr. Alessi has also been an Adjunct Professor of Law at The Washington and Lee University School of Law since 1999 and Adjunct Professor at The University of Michigan Graduate School of Business Administration since 2001. He is a director and the chairman of the audit committees for Town Sports International, Inc., MWI Veterinary Supply, Inc. and O’Sullivan Industries LLC. Mr. Alessi was previously Chairman and CEO of Telespectrum Worldwide, Inc. from April 1998 to February 2000 and Jackson Hewitt, Inc. from May 1996 to April 1998. Mr. Alessi is a Certified Public Accountant.

Bruce C. Bruckmann has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Bruckmann had served as a director of both predecessor companies, Head & Engquist and ICM. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.L.C. since its formation in 1995. He served as an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Mr. Bruckmann was an associate at the New York law firm of

Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., MWI Veterinary Supply, Inc., Town Sports International, Inc. and a number of private companies.

Lawrence C. Karlson has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company. In 1983, Mr. Karlson formed Nobel Electronics, an autonomous business unit of AB Bofors. In 1986, Nobel Electronics was merged into Pharos AB, of which Mr. Karlson became President and Chief Executive Officer. In 1990, Mr. Karlson stepped down as President and Chief Executive Officer and was named Chairman. Later in 1990, Pharos AB and affiliated entities acquired Spectra Physics, Inc. and began operating under the name Spectra Physics, Inc. Mr. Karlson continued serving as Chairman until retiring in 1993. Mr. Karlson currently provides consulting services to a wide variety of businesses. He also sits on the Board of Directors of CDI Corp., Mikron Infrared, Inc. and a number of private companies.

John T. Sawyer has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Sawyer is President of Penhall Company. He joined Penhall in 1978 as the Estimating Manager of the Anaheim Division. In 1980, Mr. Sawyer was appointed Manager of Penhall’s National Contracting Division, and in 1984, he assumed the position of Vice President and became responsible for managing all construction services divisions. Mr. Sawyer has been President of Penhall since 1989. Mr. Sawyer is a director of Advanced Materials Group, Inc.

Committees of our Board of Directors

Audit Committee.  The Audit Committee currently consists of Messrs. Alessi, Karlson and Sawyer. The board of directors has determined that Mr. Alessi qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. The composition of the Audit Committee satisfies the independence and other requirements of the SEC and The Nasdaq Global Market rules.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent auditors;

•	discussing with our independent registered public accounting firm auditors their independence from management;

•	reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

•	reviewing and monitoring our accounting principles, policies and financial and accounting controls.

Compensation Committee.  The Compensation Committee currently consists of Messrs. Alessi, Bruckmann and Karlson. The composition of the Compensation Committee satisfies the independence and other requirements of the SEC and The Nasdaq Global Market rules.

The Compensation Committee is responsible for, among other things:

•	reviewing and recommending director compensation policies to the board of directors;

•	making recommendations, at least annually, to the board of directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

•	administering and discharging the authority of the board of directors with respect to our equity plans.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee currently consists of Messrs. Alessi, Bruckmann and Karlson. The composition of the Corporate Governance and Nominating Committee satisfies the independence and other requirements of the SEC and The Nasdaq Global Market rules.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	selecting potential candidates to be nominated for election to the board of directors;

•	recommending potential candidates for election to the board of directors;

•	reviewing corporate governance matters; and

•	making recommendations to the board of directors concerning the structure and membership of other board committees.

Finance Committee.  The Finance Committee currently consists of Messrs. Bruckmann, Engquist and Karlson. The Finance Committee is responsible for, among other things, overseeing and reviewing certain financial matters and policies of the Company and implementing such plans and policies.

Executive Compensation

The following tables summarize, for the periods indicated, the principal components of compensation for the Chief Executive Officer and the four highest compensated executive officers of the Company (collectively, the “named executive officers”) for the years ended December 31, 2005, 2004, and 2003. For periods prior to February 2006, the named executive officers were employed by H&E LLC.

Summary Compensation Table

		Annual Compensation
				Other Annual	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(a)	Compensation(b)

John M. Engquist	2005	$500,000	$500,000	—	$2,041
Chief Executive Officer,	2004	519,000	200,000	—	4,041
President and Director	2003	500,000	250,000	—	3,041
Bradley W. Barber	2005	$191,000	$150,000		$4,041
Executive Vice President and	2004	188,000	75,000	—	4,041
General Manager	2003	148,000	35,000	—	2,041
William W. Fox	2005	$234,000	$100,000	—	$4,041
Vice President	2004	237,000	100,000		4,041
	2003	208,000	62,000	—	4,041
Dale W. Roesener	2005	$300,000	$—	—	$4,041
Vice President	2004	182,000	71,000	—	4,041
	2003	175,000	—	—	4,041
Leslie S. Magee	2005	$168,000	$150,000	—	$3,041
Chief Financial Officer and	2004	115,000	30,000	—	2,041
Secretary	2003	70,000	18,000	—	—

(a)	Under the terms of Mr. Engquist’s employment agreement, we purchased a vehicle for Mr. Engquist’s use and also provide fuel for his vehicle. The other executive officers receive allowances for vehicles. In each case, the benefits are less than $50,000 and 10% of such officer’s salary.

(b)	“All Other Compensation” consists of:

• matching contributions to our 401(k) plan for each named executive officer; and

• insurance premiums paid by us on behalf of each named executive officer.

The following table shows the amount of each category of “All Other Compensation” received by each named executive officer in 2005:

	Contribution	Premiums
Name	401(k) Matching	Insurance

John M. Engquist	$2,000	41
Bradley W. Barber	4,000	41
William W. Fox	4,000	41
Dale W. Roesener	4,000	41
Leslie S. Magee	3,000	41

Executive Employment Agreements

On July 31, 2004, H&E LLC entered into a consulting and noncompetition agreement with Gary W. Bagley. Such agreement provides for, among other things:

•	an initial term of five years renewable on a year to year basis, subject to mutual agreement of the parties;

•	a consulting fee of $150,000 per year plus reimbursement of all reasonable and actual out-of-pocket expenses;

•	payment of his subordinated deferred compensation;

•	welfare benefits, including medical, dental, life and disability insurance; and

•	confidentiality of information obtained during employment, non-competition and nonsolicitation.

By virtue of the Reorganization Transactions, this agreement with Mr. Bagley is an obligation of the Company.

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed a liability for subordinated deferred compensation for Mr. Bagley and Mr. Sharp. The deferred compensation agreements provided for, among other things, deferred signing bonuses in the amounts of approximately $3,500,000 and $1,500,000, which are included in deferred compensation accounts for Mr. Bagley and Mr. Sharp, respectively. As of December 31, 2005, the aggregate deferred compensation (including accrued interest of $3,498,000) was $8,498,000. The Company used a portion of the proceeds from our initial public offering to pay $8,620,000 in February 2006 in full settlement of these obligations.

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed a nonqualified employee deferred compensation plan under which Mr. Bagley and Mr. Sharp had previously elected to defer a portion of their annual compensation. Participants in the plan can no longer defer compensation. Compensation deferred under the plan is payable upon the termination, disability or death of the participants. The plan accrues interest at 8.5% per annum. As of December 31, 2005, the aggregate deferred compensation (including accrued interest of $303,000) was $490,000. This amount refers only to Mr. Sharp’s aggregate deferred compensation, as full settlement of this obligation with respect to Mr. Bagley occurred in 2004.

On June 29, 1999, H&E LLC, formerly Gulf Wide, entered into an employment agreement with John M. Engquist. Such agreement, as amended on August 10, 2001, provides for, among other things:

•	an initial term of employment expiring on December 31, 2006; thereafter employment may be terminated by either party upon 30 days written notice;

•	early termination by reason of Mr. Engquist’s death or disability, by H&E LLC for good cause or upon Mr. Engquist’s voluntary resignation with or without a constructive termination;

•	a severance payment in the case of early termination by H&E LLC for (x) other than cause or (y) a voluntary resignation other than due to a constructive termination, in an aggregate amount equal to (i) one year of Mr. Engquist’s base salary plus an amount equal to his most recent annual bonus, payable in monthly installments through the one-year period commencing on the date of his termination, and (ii) that portion of Mr. Engquist’s bonus that would have accrued at the end of the calendar year in which such termination occurred through the period beginning on the first day of such calendar year and ending on the date of his termination;

•	a base salary of $300,000 per year with increases of 5% annually and with an increase on August 1, 2001 to $500,000 per year, plus a cash bonus of an amount up to $500,000 per year as determined by the board of directors, based upon the attainment by H&E LLC of applicable performance targets for such year;

•	welfare benefits, including medical, dental, life and disability insurance;

•	fringe benefits, including use of two automobiles and professional memberships; and

•	confidentiality of information obtained during employment, non-competition and nonsolicitation.

By virtue of the Reorganization Transactions, this agreement with Mr. Engquist is an obligation of the Company.

Stock Incentive Plan

Our 2006 Stock-Based Incentive Compensation Plan (the “Plan”) was adopted in January 2006 and was amended and restated with the approval of our stockholders at the 2006 annual meeting of the stockholders of the Company.

Under the Plan, the Company may offer deferred shares or restricted shares of our common stock and grant options to purchase shares of our common stock to selected employees and to non-employee directors. The purpose of the Plan is to promote our long-term financial success by attracting, retaining and rewarding eligible participants. The number of shares reserved for issuance under the Plan may not exceed 4,568,417 shares.

The Plan is administered by our Compensation Committee or, if there shall not be any such committee serving, our Board of Directors. The Compensation Committee will have discretionary authority to determine which employees will be eligible to participate in the Plan. The Compensation Committee will establish the terms and conditions of the restricted stock, deferred stock and options awarded under the Plan. However, in no event may the exercise price of any options granted under the Plan be less than the fair market value of the underlying shares on the date of grant.

The Plan permits us to grant both incentive stock options and non-qualified stock options. The Compensation Committee will determine the number and type of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. However, the Compensation Committee will not be permitted to exercise its discretion in any way that will disqualify any incentive stock options issued under the Plan under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan provides that upon a participant’s termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted, the exercise period for vested options will generally be limited, provided that vested options will be canceled immediately upon a termination for cause. The Plan provides for the cancellation of all unvested options upon termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted.

The Plan permits us to grant participants deferred stock. The Compensation Committee will determine the number of shares of deferred stock offered to each participant and the duration of the deferral period with respect to such stock, and may condition the grant of deferred stock or the expiration of the deferral period upon performance goals and other terms and conditions as specified in the deferred stock agreement with the participant. The participant will not have the right to receive dividends or vote shares of deferred stock, but will, on the expiration of the deferral period, be credited with additional whole shares of stock representing the value of the sum of the dividends that would have been paid had the stock been held by the participant over the duration of the deferral period. The Plan provides that deferred stock may be forfeited upon a participant’s termination of employment prior to the end of the deferral period, unless determined otherwise by the Compensation Committee.

The Plan also permits us to offer participants restricted stock. The Compensation Committee will determine the number of shares of restricted stock offered to each participant, the purchase price of the shares of restricted stock, if any, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock subscription agreements. The participant will have the right to receive dividends and vote shares of restricted stock. The Plan provides that restricted stock may be forfeited upon a participant’s termination of employment, unless determined otherwise by the Compensation Committee.

The Plan provides that upon a change in control, the Compensation Committee may, at its discretion: (i) fully vest any options, deferred stock or restricted stock awarded under the Plan; (ii) cancel any outstanding options in exchange for a payment in cash of an amount equal to the excess of the change in control price over the exercise price of the option or base price of the award of restricted stock or deferred stock; (iii) after giving the holder an opportunity to exercise any outstanding options, cancel or terminate any unexercised options; or (iv) provide that any such options, deferred stock or restricted stock will be honored or assumed, or new rights substituted therefore by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Plan.

On February 22, 2006, the Company issued restricted stock grants under the Plan for 121,950 shares of common stock, vesting annually over three years. The grants were made to three executive officers of the Company pursuant to the Plan. The restricted stock grants were made in reliance on the exemption from registration under Section 4(2) of the Securities Act. In addition, the Company issued stock options to certain directors of the Company as described under “— Compensation of Directors” below.

The following table provides information as of June 30, 2006 about the common stock that may be issued under all of our existing equity compensation plans, including the Plan. The Plan has been approved by our stockholders.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under Equity
	be Issued Upon Exercise	Weighted-Average Exercise	Compensation Plans
	of Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	45,000	$24.60	4,401,467
Equity compensation plans not approved by security holders	—	—	—

Total	45,000	$24.60	4,401,467

Deferred Compensation Plans

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed nonqualified employee deferred compensation plans under which certain employees had previously elected to defer a portion of their annual compensation. Participants in the plans can no longer defer compensation. Compensation previously deferred under the plans is payable upon the termination, disability or death of the participants. One of the plans accumulates interest each year at a bank’s prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2005 plan year was 5.25%. The aggregate deferred compensation payable (including accrued interest of approximately $1,696,000) as of December 31, 2005 was approximately $2,734,000. The other plan accumulates interest each year at 8.5%. The aggregate deferred compensation payable (including accrued interest of $303,000) at December 31, 2005 was $490,000.

Compensation of Directors

We reimburse directors for any out of pocket expenses incurred by them in connection with services provided in such capacity. Non-employee directors also receive a quarterly retainer in the amount of $5,000. In addition, each non-employee director receives $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director who serves on a committee receives $1,000 per committee meeting attended and $500 per committee call attended. Non-employee directors who serve as committee chairs receive $2,000 annually payable in quarterly installments.

During 2005, Messrs. Bruckmann and Bagley did not receive compensation for their service as directors of the Company. On February 22, 2006, the Board of Directors approved, and on June 6, 2006 the stockholders ratified, a one time grant of 15,000 stock options to each of Messrs. Alessi, Karlson and Sawyer. An annual grant of 1,500 stock options to each non-employee director beginning in fiscal year 2007 was also approved. All such stock options will vest in three equal parts over a period of three years.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Alessi, Bruckmann and Karlson. None of the members of the Compensation Committee are currently or have been, one of our officers or employees. None of our executive officers currently serve, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information with respect to beneficial ownership of the Company’s common stock as of August 31, 2006 by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock, (ii) each of the Company’s directors and each of our four next-most highly compensated executive officers and (iii) all directors and executives of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the notes to the following table and subject to applicable community property laws, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Amount and Nature of
	Beneficial Ownership
	Shares	Percentage

Bruckmann, Rosser, Sherrill & Co., L.P.(1)(2)	5,103,243	13.4%
Bruckmann, Rosser, Sherrill & Co., Inc.(1)	30,313	*
Bruckmann, Rosser, Sherrill & Co. II, L.P.(1)(3)	9,314,278	24.4%
Bruce C. Bruckmann(4)	14,927,846	39.1%
John M. Engquist(5)	4,511,250	11.8%
Gary W. Bagley(5)(7)	314,559	*
Dale W. Roesener(5)(8)	599,007	1.6%
Don M. Wheeler(7)(9)	2,799,580	7.3%
Lawrence C. Karlson(5)	5,500	*
Keith E. Alessi(5)	5,500	*
John T. Sawyer(5)	—	*
William W. Fox(5)	1,600	*
Bradley W. Barber(5)(10)	41,550	*
Leslie S. Magee(5)(10)	41,250	*
All executive officers and directors as a group	20,667,010	54.1%
All executive officers, directors, principal stockholders	23,466,590	61.4%

*	Less than 1%.

(1)	The address of Bruckmann, Rosser, Sherrill & Co., L.P., Bruckmann, Rosser, Sherrill & Co., Inc. and Bruckmann, Rosser, Sherrill & Co. II, L.P. is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, 29th Floor, New York, New York 10022.

(2)	BRS Partners, L.P. (or BRS Partners) is the general partner of Bruckmann, Rosser, Sherrill & Co., L.P. (or BRS L.P.) and BRSE Associates, Inc. (or BRSE Associates) is the general partner of BRS Partners. Mr. Bruckmann is a stockholder and officer of BRSE Associates, and, together with Harold O. Rosser, Stephen C. Sherrill and Thomas J. Baldwin, shares the power to direct the voting or disposition of shares held by BRS L.P. However, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS L.P. Further, BRS Partners, BRSE Associates, and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS L.P.

(3)	BRSE LLC (or BRSE) is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. (or BRS II) and by virtue of such status may be deemed to be the beneficial owner of the shares held by BRS II. Mr. Bruckmann is a member and manager of BRSE LLC, and together with Messrs. Rosser, Sherrill and Baldwin, shares the power to direct the voting or disposition of shares held by BRS II. However, none of these persons individually has the power to direct or veto the voting or disposition of shares held by

BRSE and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS II.

(4)	Includes shares held by Bruckmann, Rosser, Sherrill & Co., L.P., Bruckmann, Rosser, Sherrill & Co., Inc., and Bruckmann, Rosser, Sherrill & Co. II, L.P. Mr. Bruckmann may be deemed to share beneficial ownership of the shares held by these entities by virtue of his status as a member or manager of these entities. Mr. Bruckmann expressly disclaims beneficial ownership of any shares held by such entities that exceed his pecuniary interest therein. These amounts also include 257,477 shares of common stock held by the following entities and individuals, for which Mr. Bruckmann holds a power of attorney in respect of such shares: The Estate of Donald J. Bruckmann, BCB Family Partners, L.P., NAZ Family Partners, L.P., Nancy A. Zweng, Harold O. Rosser, H. Virgil Sherrill, Stephen C. Sherrill, Paul D. Kaminski, John Rice Edmonds and Marilena Tibrea. Mr. Bruckmann disclaims beneficial ownership of all such shares except those owned by him directly.

(5)	Unless otherwise indicated, the address of each executive officer or director is c/o H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

(6)	The address of Mr. Wheeler is 4899 West 2100 South, Salt Lake City, Utah 48120.

(7)	Includes 200,973 shares held by Bagley Family Investments, L.L.C. Mr. Bagley may be deemed to share beneficial ownership of these shares by virtue of his status as manager of Bagley Family Investments, L.L.C. Mr. Bagley expressly disclaims beneficial ownership of any shares held by Bagley Family Investments L.L.C. that exceed his pecuniary interest therein.

(8)	Includes 602,307 shares held by Southern Nevada Capital Corporation. Mr. Roesener may be deemed to share beneficial ownership of these shares by virtue of his status as President of Southern Nevada Capital Corporation. Mr. Roesener expressly disclaims beneficial ownership of any shares held by Southern Nevada Capital Corporation that exceed his pecuniary interest therein.

(9)	Includes 2,041,003 shares held by Wheeler Investments, Inc. Mr. Wheeler may be deemed to share beneficial ownership of these shares by virtue of his status as President of Wheeler Investments, Inc. Mr. Wheeler expressly disclaims beneficial ownership of any shares held by Wheeler Investments, Inc. that exceed his pecuniary interest therein.

(10)	Includes grant of 40,650 shares of restricted stock made on February 22, 2006, which vests over a three year period and is subject to certain restrictions, as described in the recipient’s Restricted Stock Grant Award Letter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Transactions

We were formed as a Delaware corporation in September 2005 as a wholly-owned subsidiary of H&E Holdings. As of December 31, 2005, the business was still being conducted through H&E LLC, the operating subsidiary of H&E Holdings. H&E LLC was a Louisiana limited liability company and H&E Holdings was a Delaware limited liability company. In order to have an operating Delaware corporation as the issuer for our initial public offering, immediately prior to the closing of our initial public offering H&E LLC and H&E Holdings were merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. Immediately prior to the consummation of our initial public offering, Bruckmann, Rosser, Sherrill, & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P. (collectively, “BRS”) and their affiliates beneficially owned approximately 58.8% of our common stock and our executives, directors and principal stockholders beneficially owned approximately 93.6% of our common stock. Immediately following the consummation of our initial public offering, BRS and its affiliates beneficially owned approximately 41.2% of our common stock and our executives, directors and principal stockholders beneficially owned approximately 65.5% of our common stock.

In the merger with H&E Holdings, holders of H&E Holdings received an aggregate of 25,492,019 shares of our common stock.

In the merger with H&E LLC, we became the obligor under the indentures governing our senior secured notes and senior subordinated notes and the senior secured credit facility.

Merger Consideration

As discussed above, immediately prior to the completion of our initial public offering, H&E Holdings and H&E LLC merged with and into us, with us as the surviving corporation and operating company. The table below sets forth the consideration received by certain of our affiliates that were holders of H&E Holdings. The table below sets forth the beneficial ownership of each affiliate as described in more detail under “Security Ownership of Certain Beneficial Owners and Directors and Officers.”

	H&E Holdings Units
	Owned Prior	Shares of Common
	to the	Stock Issued in the
	Reorganization	Reorganization
Name	Transactions(1)	Transactions

Bruckmann, Rosser, Sherrill & Co., L.P.	769,617	5,103,243
Bruckmann, Rosser, Sherrill & Co., Inc.	4,354	30,313
Bruckmann, Rosser, Sherrill & Co. II, L.P.	1,312,202	9,314,278
Bruce C. Bruckmann	2,151,203	14,872,046
John M. Engquist	1,189,514	4,511,250
Gary W. Bagley	87,064	314,559
Dale W. Roesener	166,732	602,307
Kristan Engquist Dunne	77,278	407,806
Don M. Wheeler	287,661	2,799,580
Lawrence C. Karlson	—	—
Keith E. Alessi	—	—
John T. Sawyer	—	—
Bradley W. Barber	—	—
William W. Fox	—	—
Leslie S. Magee	—	—

(1)	Represents aggregate ownership of preferred units and common units (without regard to class or series).

Eagle Acquisition

The Company completed, effective as of February 28, 2006, the previously announced acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), for a formula-based purchase price of approximately $59.9 million, subject to post-closing adjustment, plus assumed indebtedness of approximately $2.0 million.

Gary W. Bagley, our Chairman, served as the Chief Executive Officer and a manager of Eagle High Reach Equipment, LLC and served also as the interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc. Mr. Bagley continues as a manager and director, respectively, of H&E Equipment Services (California), LLC and H&E California Holding, Inc. Mr. Bagley assumed these positions following the resignation of the former chief executive officer and a director of Eagle High Reach Equipment, Inc. in connection with allegations of, among other things, improper use of company funds by that individual and related persons. Kenneth R. Sharp, Jr., one of our executives, was a director of Eagle High Reach Equipment, Inc. Mr. Bagley and Mr. Sharp held approximately 25.3% and 6.0%, respectively, of the ownership interests in Eagle High Reach Equipment, Inc. and each received their proportionate share of the net proceeds received by the holders of Eagle High Reach Equipment, Inc.

Management Agreement

Each of Head & Engquist and ICM were acquired by affiliates of Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS Inc.”) in 1999, pursuant to separate recapitalization transactions. In connection with those transactions, we entered into a management services agreement with BRS Inc. and Bruckmann, Rosser, Sherrill & Co., L.L.C. (“BRS L.L.C.”), affiliates of BRS, pursuant to which BRS Inc. and BRS L.L.C. agreed to provide certain advisory and consulting services to us, relating to business and organizational strategy, financial and investment management and merchant and investment banking. In exchange for such services, we agreed to pay BRS Inc. and BRS L.L.C. (i) $7.2 million of transaction fees in connection with the ICM and Head & Engquist recapitalization transactions, (ii) an annual fee during the term of this agreement equal to the lesser of $2.0 million, or 1.75%, of our yearly EBITDA before operating lease expense on rental fleet equipment, plus all reasonable out-of-pocket fees and expenses, and (iii) a transaction fee in connection with each material acquisition, divestiture or financing or refinancing we enter into in an amount equal to 1.25% of the aggregate value of such transaction plus all reasonable out-of-pocket fees and expenses. The management services agreement was terminated as of the closing of our initial public offering, with a payment by us to BRS L.L.C. of approximately $8.0 million.

Securityholders Agreement

In connection with the formation of H&E Holdings and the related combination of the ICM and Head & Engquist businesses (the “2002 Transactions”), H&E Holdings entered into a securityholders agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. The Company entered into an amended and restated securityholders agreement with certain stockholders in connection with the Reorganization Transactions, which eliminated certain provisions which would not be appropriate for a company with publicly traded equity securities and, among other things, provides for certain restrictions on the transfer of equity interests.

Registration Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into a registration rights agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. In connection with the Reorganization Transactions, the parties amended and restated the registration rights agreement to provide that the registration rights agreement thereafter applies to our common stock held by the parties thereto. Pursuant to the terms of the registration rights agreement, the holders of a majority of the then-outstanding common equity interests held by BRS have the right to require us, subject to certain conditions, to register any or all of their common equity interests under the Securities Act at our expense. In addition, subject to certain conditions, the parties to the registration rights agreement are entitled to request the inclusion of any common stock in any registration statement at our expense whenever we propose to register common stock under the Securities Act. In connection with all such registrations, we have agreed to indemnify the parties to the registration rights agreement against certain liabilities, including liabilities under the Securities Act.

Investor Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into an investor rights agreement with affiliates of BRS, Credit Suisse First Boston Corporation and other members of H&E Holdings. Certain provisions of the investor rights agreement, including the provisions concerning tag-along rights, consent to a sale of H&E Holdings and the grant of preemptive rights, terminated upon the consummation of our initial public offering in February 2006. In connection with the Reorganization Transactions and our initial public offering, the parties amended and restated the investor rights agreement to terminate the non-voting observer rights of one of the holders of our senior subordinated notes. Pursuant to the terms of the investor rights agreement, subject to certain conditions, on any two occasions after 180 days after the first public offering, the holders of 33% or more of the equity interests issued to the investor on the date of the investor rights agreement (or successor securities) have the right to require us to register all or part of such equity interests under the Securities Act at our expense. In addition, the investor is entitled to request the inclusion of any equity interests subject to the investor rights agreement in any registration statement at our expense whenever we propose to register any of our equity interests under the Securities Act. In connection with all such registrations, we have agreed to indemnify the investor against certain liabilities, including liabilities under the Securities Act. In connection with the Reorganization Transactions, the parties amended and restated the investor rights agreement to provide that the investor rights agreement thereafter applies to our common stock held by the parties thereto.

Other Related Party Transactions

John M. Engquist, our Chief Executive Officer and President, and his sister, Kristan Engquist Dunne, each have a 29.2% beneficial ownership interest in a joint venture, from which we lease our Baton Rouge, Louisiana and Kenner, Louisiana facilities. Mr. Engquist’s mother beneficially owns 25% of such joint venture. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts the remaining 16.6% of such joint venture. In 2003, 2004 and 2005, we paid the joint venture a total of approximately $297,000, $329,000 and $329,000, respectively, in lease payments.

Mr. Engquist has a 62.5% ownership interest in T&J Partnership and J&T Partnership, from which we lease our Shreveport, Louisiana and Lake Charles, Louisiana facilities. Mr. Engquist’s mother beneficially owns 25% of such entities. Kristan Engquist Dunne owns the remaining 12.5% of such entities. In 2003, 2004 and 2005, we paid such entities a total of approximately $186,000, $207,000 and $160,000, respectively, in lease payments for these facilities. In January 2005, J&T Partnership sold the Lake Charles, Louisiana parcel to an unaffiliated third party.

Mr. Engquist and his wife each hold a 50% membership ownership interest in John M. Engquist, L.L.C., from which we lease our Alexandria, Louisiana facility. In 2003, 2004 and 2005, we paid such entity a total of approximately $48,000, $53,000 and $71,000, respectively, in lease payments for this facility.

We charter an aircraft from Gulf Wide Aviation, L.L.C., in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate to Gulf Wide Aviation for the use of the aircraft by various members of our management. In addition, a portion of one pilot’s salary was paid by us. In 2003, 2004 and 2005, our payments in respect of charter costs to Gulf Wide Aviation and salary to the pilot totaled approximately $244,000, $273,000 and $408,000, respectively.

Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage. Perkins-McKenzie brokers a substantial portion of our liability insurance. Mr. Engquist’s mother and sister have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. As the broker, Perkins-McKenzie receives a commission from our insurance provider based upon the premiums paid to our insurance provider. In 2003, 2004 and 2005, these commissions were approximately $600,000, $650,000 and $630,000, respectively.

We purchase products and services from, and sell products and services to, a company, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. In 2003, 2004 and 2005, our purchases totaled approximately $573,000, $129,000 and $138,000, respectively, and our sales totaled approximately $194,000, $64,000 and $133,000, respectively.

Don M. Wheeler, an equity holder, has an ownership interest and controls Silverado Investments, Wheeler Investments and WG LLC, from which we lease our Salt Lake City, Utah, Colorado Springs, Colorado, Phoenix, Arizona, Tucson, Arizona and Denver, Colorado facilities. In 2003, 2004 and 2005, our lease payments to such entities totaled approximately $1,437,000, $1,358,000 and $1,362,000, respectively.

Dale W. Roesener, Vice President, Fleet Management, has a 47.6% ownership interest in Aero SRD LLC, from which we lease our Las Vegas, Nevada facility. In 2003, 2004 and 2005, our lease payments to such entity totaled approximately $519,000, $489,000 and $506,000, respectively.

In connection with the recapitalization of H&E in 1999, we entered into a $3.0 million consulting and non-competition agreement with Thomas R. Engquist, the father of John M. Engquist, our Chief Executive

Officer and President. The agreement provided for total payments over a ten-year term, payable in increments of $25,000 per month. Mr. Thomas Engquist was obligated to provide us consulting services and to comply with the non-competition provision set forth in the Recapitalization Agreement between us and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the term of the agreement, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be paid to his heirs (including John M. Engquist). Due to Mr. Thomas Engquist’s passing away during 2003, we will not be provided with any further consulting services. Therefore, we recorded a $1.3 million expense during 2003 for the present value of the remaining future payments. As of December 31, 2005, the balance for this obligation amounted to $869,000.

We had consulting and non-competition agreements with two former stockholders of Coastal Equipment, Inc., acquired in 1999, for $1.0 million, which amount was paid in four annual installments of $250,000 beginning March 1, 2000 and ending March 31, 2003.

We expensed $612,000 and $363,000 in 2004 and $644,000 and $333,000 in 2005 to the deferred compensation accounts of Gary W. Bagley, our Chairman, and Kenneth R. Sharp, Jr., an executive officer, respectively.

Mr. Engquist’s son is one of our employees and received compensation of approximately $64,000 in 2003, $83,000 in 2004 and $140,000 in 2005, respectively.

Bradley W. Barber’s brother was an employee and received compensation of approximately $63,000 in 2004 and $58,000 in 2005.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Our senior secured credit facility, as amended and restated on August 4, 2006, with GE Capital as administrative agent and a syndicate of banks formed by Bank of America, N.A., has an aggregate principal amount not to exceed $250.0 million and matures August 2011. At August 31, 2006, we had $18.8 million of borrowings under our senior secured credit facility with $222.9 million additional borrowing availability, net of $8.3 million of issued standby letters of credit.

Subject to compliance with customary conditions precedent and to the extent of availability under a collateral borrowing base, revolving loans and swing line loans are available at any time prior to the final maturity of the senior secured credit facility. Other than certain mandatory prepayments, amounts repaid under the senior secured credit facility may be reborrowed prior to the final maturity of the senior secured credit facility, provided that availability requirements are met. Letters of credit are available at any time and have an expiry date occurring no later than one year after issuance and, in any case, no later than the final maturity of the senior secured credit facility.

All our obligations under the senior secured credit facility are unconditionally guaranteed by us and by each of our existing and each subsequently acquired or organized domestic subsidiary. The senior secured credit facility and the related guarantees are secured by all of our present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and each guarantor and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.

Revolving loans under the senior secured credit facility bear interest at our option, either at (1) the Index Rate (the higher of the prime rate, as determined pursuant to the amended credit agreement, and the federal funds rate plus 50 basis points) plus the applicable revolver index margin per annum (8.50% at June 30, 2006) or (2) the applicable London Interbank Offered Rate, or LIBOR rate, plus the applicable revolver LIBOR margin per each calendar month based on the aggregate amount of revolving loans outstanding from time to time (6.75% at June 30, 2006). Swing line loans under the senior secured credit facility, bear interest at the index rate plus the applicable revolver index margin set forth in the credit agreement, based upon the aggregate amount of the swing line loan outstanding from time to time. Interest on loans based upon the index rate are payable on the first business day of each month in which such loan is outstanding and interest on loans based on LIBOR are payable at the last day of the applicable LIBOR period and, in the case of any LIBOR period greater than three months in duration, interest shall be payable at three month intervals. While a default is continuing, interest may accrue at 2.0% above the rate otherwise applicable at the option of the agent under the senior secured credit facility, or a required percentage of lenders thereunder. Notwithstanding the foregoing, interest on all loans under the senior secured credit facility, are payable at the time of repayment of any such loans, and at maturity. In addition to paying interest on any outstanding principal amount under the senior secured credit facility, we are required to pay an unused facility fee to the senior lenders equal to 0.25% per annum of the average unused daily balance of the senior secured credit facility, payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year. The applicable margins on interest rates and letter of credit fees under the facility are adjusted prospectively on a quarterly basis and are equal to (i) for each fiscal quarter in which the leverage ratio is less than 1.50 to 1.00, the LIBOR margin will be 1.25%, the index margin will be 0.25% and the letter of credit margin will be 1.25%, (ii) for each fiscal quarter in which the leverage ratio is less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00, the LIBOR margin will be 1.50%, the index margin will be 0.50% and the letter of credit margin will be 1.50%, (iii) for each fiscal quarter in which the leverage ratio is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, the LIBOR margin will be 1.75%, the index margin will be 0.75% and the letter of credit margin will be 1.75%, and (iv) for each fiscal quarter in which the leverage ratio is greater than or equal to 3.50 to 1.00, the LIBOR margin will be 2.00%, the index margin will be 1.00% and the letter of credit margin will be 2.00%.

The senior secured credit facility, contains representations and warranties, covenants (including limitations on incurrence of liens, incurrence of debt, voluntary prepayment of debt, modification of equity interests and agreements, issuance of equity interests, payment of dividends, transactions with affiliates, capital expenditures, loans, advances and investments), events of default and remedies and other provisions customary for credit facilities of this type.

The senior secured credit facility, also contains a minimum fixed charge coverage covenant that requires us to maintain a minimum fixed charge coverage ratio of 1.10 to 1.00, which is tested at the end of each fiscal month only if a covenant liquidity event (defined as the determination by the agent that excess availability on any day is less than $25 million, which shall be deemed continuing until excess availability exceeds $25 million for sixty consecutive days) has occurred and is continuing.

We have paid and will continue to pay the senior lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

The Senior Secured Notes

On August 4, 2006, we completed the Tender Offer in which we purchased $195.5 million of our $200 million outstanding 11 1/8% senior secured notes due 2012. We currently have $4.5 million aggregate principal amount outstanding of our senior secured notes. Interest on the senior secured notes is payable semi-annually, and the notes mature on June 15, 2012. In connection with the Tender Offer, we amended the indenture under which the senior secured notes were issued. The amendments eliminated substantially all of the restrictive covenants and a number of events of default.

Guarantees.  The senior secured notes are jointly and severally guaranteed on a senior secured basis by all of the existing and future domestic restricted subsidiaries of the Company and H&E Finance Corp.

Security Interests.  The senior secured notes are secured on a second-priority basis by substantially all of our present and future assets and substantially all of the present and future assets of each guarantor, including, but not limited to, (i) a second-priority pledge of all of the outstanding capital stock owned by us and each guarantor and (ii) perfected second priority security interests in substantially all of our present and future tangible and intangible assets and substantially all of the present and future tangible and intangible assets of each guarantor, but excluding assets such as certain interests in real estate, deposit accounts and certain personal property.

Ranking.  The senior secured notes rank senior to all of the Company’s, H&E Finance Corp.’s and the guarantors’ existing and future senior unsecured indebtedness and junior to all of the Company’s, H&E Finance’s and the guarantors’ senior indebtedness secured by first-priority liens (including borrowings under the senior secured credit facility) and to obligations under secured floor plan financing and under capitalized leases.

Redemption.  The senior secured notes are not redeemable at our option prior to June 15, 2007. Thereafter, the senior secured notes are redeemable at our option, in whole or in part in cash at redemption price percentages that decline to par on or after June 15, 2010, in each case together with accrued and unpaid interest, if any, to the date of redemption.

The Senior Notes

On August 4, 2006, we completed our private offering of $250.0 million aggregate principal amount of our 8 3/8% senior unsecured notes due 2016. The old notes will mature on July 15, 2016 and accrue interest at the rate of 8 3/8% per year. Interest on the old notes is payable semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2007. See “Description of Notes.”

THE EXCHANGE OFFER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

Purpose and Effect of the Exchange Offer

On August 4, 2006, we issued and sold the old notes to the initial purchasers in a private placement transaction exempt from the registration requirements of the Securities Act. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, our guarantors and the initial purchasers entered into a registration rights agreement dated August 4, 2006 under which we agreed to:

•	prepare and file with the SEC on or before December 4, 2006 the registration statement of which this prospectus is a part;

•	use our commercially reasonable efforts to cause the registration statement to become effective on or before March 2, 2007;

•	consummate the registered exchange offer by April 11, 2007; and

•	file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

If we have not fulfilled the agreements listed in the preceding bullet points or:

•	we are required to file a shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 90th day after such filing obligation arises;

•	we are required to file a shelf registration statement and the shelf registration statement is not declared effective by the SEC on or prior to the 210th day after the obligation to file a shelf registration statement arises, or

•	if either the exchange offer registration statement or the shelf registration statement is declared effective and such registration statement ceases to be effective or such registration statement or the related prospectus ceases to be usable in connection with the resales of the old notes during the periods specified, then commencing on the day after such requirement has not been met, additional interest will accrue on the principal amount of the old notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period

Notwithstanding the foregoing:

•	additional interest will not accrue under more than one of the immediately preceding paragraphs at any one time;

•	the amount of additional interest accruing will not exceed 1.00% per annum; and

•	upon the filing of the exchange offer registration statement or a shelf registration statement; upon the effectiveness of the exchange offer registration statement or a shelf registration statement; or upon the effectiveness of the shelf registration statement which had ceased to remain effective, as applicable, then additional interest on the old notes as a result of such clause (or the relevant subclause thereof), as the case may be, will cease to accrue.

Any amounts of additional interest that have accrued will be payable in cash on the same original interest payment dates as the old notes.

If we are not required to file the exchange offer registration statement (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer contemplated by this prospectus; (ii) in certain circumstances certain holders of unregistered new notes so request; or (iii) in the case of any holder that participates in the exchange offer, that holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of that holder as our affiliate or within the meaning of the Securities Act), then in each case, we will at our sole expense, (i) use all commercially reasonable efforts to file on or prior to 90 days after the filing obligation arises or is requested a shelf registration statement covering resales of the old notes, and (ii) use all commercially reasonable efforts to keep continuously effective the shelf registration statement until the earlier of two years after the original issue date of the old notes or such time as all of the applicable old notes have been sold thereunder.

A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations and the delivery of certain information concerning the holder).

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreement.

Under existing interpretations of the SEC, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	if such holder is not a broker-dealer, then such holder is not engaged in and does not intend to engage in, a distribution of the new notes.

However, participating broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below.

As of the date of this prospectus, $250.0 million aggregate principal amount of the old notes are outstanding. Only a registered holder of the old notes (or such holder’s legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture governing the notes may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. The old notes may be tendered only in principal amounts equal to $2,000 or integral multiples of $1,000 thereof. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2006 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “— Conditions to the Exchange Offer” below.

We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us.

Expiration Date; Extensions; Amendments

The expiration date will be 5:00 p.m., New York City time, on          , 2006, unless extended by us in our sole discretion in which case the term “expiration date” will mean the latest date to which the exchange offer is extended.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of such extension to the exchange agent and the holders of the old notes as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right, in our sole and absolute discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer; and

•	to waive any condition (other than any condition involving governmental approvals) or otherwise amend the terms of the exchange offer in any manner.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of old notes. Any delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice to the exchange agent and by making a public announcement of it, and the notice and announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the exchange offer was previously scheduled to expire. Subject to applicable law, we may make this public announcement by issuing a press release.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures For Tendering Old Notes

Only a registered holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address set forth below under “— Exchange Agent” for receipt prior to the expiration date. In addition, either:

•	certificates for the old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of such old notes, if that procedure is available, into the exchange agent’s account at the depositary pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder which is not withdrawn prior to the expiration date will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the owner’s name or obtain a properly completed power of attorney from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an eligible institution. Eligible institutions include any firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary’s system may utilize the depositary’s Automated Tender Offer Program to tender old notes.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or to not accept any particular old notes our acceptance of which might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes which are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth below under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of our company.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes For Exchange; Delivery Of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from August 4, 2006. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 4, 2006. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

Return of Old Notes

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are validly withdrawn, such unaccepted or withdrawn old notes will be returned without expense to the tendering holder of such old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, such old notes will be credited to an account maintained with the depositary) promptly after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary’s systems may make book-entry delivery of old notes by causing the depositary to transfer such old notes into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the depositary, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and a duly executed letter of transmittal and notice of guaranteed delivery substantially in the form provided by us (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to the expiration date.

To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth below, prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such old notes);

•	where the certificates for old notes have been transmitted, specify the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the depositary to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above at any time prior to the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer if at any time before the acceptance of such old notes for exchange or the exchange of new notes for such old notes, we determine that:

•	the exchange offer (including the related prospectus) does not comply with any applicable law or any applicable interpretation of the staff of the SEC;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions, other than any involving governmental approvals, are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time at or prior to the expiration of the exchange offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time at or prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

The Bank of New York Trust Company, N.A. is expected to be appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile:
The Bank of New York Trust Company, N.A. Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Trust Company, N.A. Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Trust Company, N.A. Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Trust Company, N.A. Reorganization Department (212) 298-1915 Attn: Confirm by telephone: (212)
Attn:	Attn:	Attn:

For information, call:
(212)

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes (principal amount less discount), as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The debt issuance costs will be capitalized for accounting purposes and will be amortized over the term of the new notes.

Consequences Of Failure To Exchange; Resales Of New Notes

Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Old notes not exchanged pursuant to the exchange offer will continue to accrue interest at 8 3/8% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act or any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption), without compliance with the registration and prospectus delivery provisions of the Securities Act. This is the case provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of such new notes. If any holder has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, such holder:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the registration rights agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days following the effective date. See “Plan of Distribution.”

We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “H&E” refers only to H&E Equipment Services, Inc. and not to any of its subsidiaries.

On August 4, 2006, H&E issued and sold $250.0 million in aggregate principal amount of 8 3/8% Senior Notes due 2016 under an indenture among itself, the Guarantors and The Bank of New York Trust Company, N.A., as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act.

The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that, unlike the old notes, the new notes will have been issued in a transaction registered under the Securities Act; will not bear legends restricting their transfer; and holders of the new notes are not entitled to certain registration rights under the registration rights agreement. The new notes and the old notes are treated as one series of notes under the indenture, and references in the following summary to the “notes” should be read to incorporate the old notes and the new notes.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of H&E;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of H&E;

•	will be senior in right of payment to any future subordinated Indebtedness of H&E; and

•	will be unconditionally guaranteed by the Guarantors.

However, the notes will be effectively subordinated to all borrowings under the senior credit facility, which is secured by substantially all of the assets of H&E and the Guarantors. See “Risk Factors — Your right to receive payments on these notes is effectively junior to our existing secured indebtedness and all future secured borrowings to the extent of the value of the assets securing such obligations. Further, the guarantees of these notes are effectively junior to all our guarantors’ existing secured indebtedness and future secured borrowings to the extent of the value of the assets securing such obligations.”

The Note Guarantees

The notes will be guaranteed by all of H&E’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

H&E will issue up to $250.0 million in aggregate principal amount of notes in this exchange offer in exchange for a like principal amount of old notes. H&E may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. H&E will issue notes in denominations of $2,000 and integral multiples of $1,000 thereof. The notes will mature on July 15, 2016.

Interest on the notes will accrue at the rate of 8 3/8% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2007. H&E will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to H&E, H&E will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless H&E elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. H&E may change the paying agent or registrar without prior notice to the holders of the notes, and H&E or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer.

H&E will not be required to transfer or exchange any note selected for redemption. Also, H&E will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of H&E’s current and future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than H&E or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if H&E designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

Optional Redemption

At any time prior to July 15, 2009, H&E may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Equity Offerings of H&E; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by H&E and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at H&E’s option prior to July 15, 2011.

On or after July 15, 2011, H&E may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2011	104.188%
2012	102.792%
2013	101.396%
2014 and thereafter	100.000%

Unless H&E defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the applicable redemption date.

Mandatory Redemption

H&E is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require H&E to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, H&E will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, H&E will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, H&E will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by H&E.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. Any notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. H&E will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require H&E to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that H&E repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

H&E will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by H&E and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) waived or modified with the consent of the holders of a majority in aggregate principal amount of notes then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of H&E and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require H&E to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of H&E and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

H&E will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) H&E (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by H&E or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on H&E’s most recent consolidated balance sheet, of H&E or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases H&E or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by H&E or any such Restricted Subsidiary from such transferee that are converted by H&E or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (a), (b) and (c), is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (provided, that if during such 365-day period H&E (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clauses (2), (3) or (4) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), H&E (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility or any Indebtedness that is secured by the assets which are the subject of such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of H&E;

(3) to make a capital expenditure or purchase construction or industrial equipment; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, H&E may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within twenty days thereof, unless waived or modified with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, H&E will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, H&E may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing H&E’s other Indebtedness contain, and future agreements contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require H&E to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on H&E. In the event a Change of Control or Asset Sale occurs at a time when H&E is prohibited from purchasing notes, H&E could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If H&E does not obtain a consent or repay those borrowings, H&E will remain prohibited from purchasing notes. In that case, H&E’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, H&E’s ability to pay cash to the holders of notes upon a repurchase may be limited by H&E’s then existing financial resources. See “Risk Factors — We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of H&E’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving H&E or any of its Restricted Subsidiaries) or to the direct or indirect holders of H&E’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of H&E);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving H&E) any Equity Interests of H&E or any direct or indirect parent of H&E;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of H&E or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) H&E would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by H&E and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of H&E for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of H&E’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by H&E since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of H&E or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of H&E that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of H&E); plus

(c) 100% of the Fair Market Value as of the date of issuance of any shares of Capital Stock (other than Disqualified Stock) of H&E issued as consideration for the purchase by H&E or any Guarantor of all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of H&E) engaged in a Permitted Business primarily in the United States (including without limitation by means of a merger, consolidation or other business combination permitted under the indenture); provided that, in the case of a purchase of all of the Capital Stock of such Person, such Person (x) is merged with or into H&E in accordance with the covenant set forth under the caption “Merger, Consolidation and Sale of Assets” or (y) becomes a Guarantor in accordance with the covenant set forth under the caption “Additional Note Guarantees”; plus

(d) to the extent that any Restricted Investment made by H&E or any of its Restricted Subsidiaries in any Person after the date of the indenture is subsequently sold for cash or otherwise liquidated or repaid for cash (including, without limitation, by repurchase, repayment or redemption of such Restricted Investment by such Person), the cash return of capital (excluding dividends and distributions) to H&E or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any); plus

(e) if any Unrestricted Subsidiary of H&E (i) is redesignated as a Restricted Subsidiary, the Fair Market Value of H&E’s Investment in such redesignated Subsidiary as of the date of such redesignation or (ii) pays any cash dividends or cash distributions to H&E or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or within 60 days out of the net cash proceeds of the sale (other than to a Subsidiary of H&E) of, Equity Interests of H&E (other than Disqualified Stock) or within 60 days from the contribution of common equity capital to H&E; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of H&E or any Guarantor that is contractually subordinated or junior in right of payment to the notes or to any Note Guarantee within 60 days with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) or the making of any loan or advance by a Restricted Subsidiary of H&E to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of H&E or any Restricted Subsidiary of H&E held by any current or former officer, director, employee or consultant of H&E or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $5.0 million in any calendar year), plus (b) the aggregate cash proceeds received by H&E and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, employees and consultants and the proceeds of any “key man” life insurance policies; provided, further, that the cancellation of Indebtedness owing to H&E or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of H&E or any class or series of preferred stock of any Restricted Subsidiary of H&E issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) purchases of fractional Equity Interests of H&E, for (x) aggregate consideration not to exceed $500,000 since the date of the indenture or (y) arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries, taken as a whole, that is permitted pursuant to the covenant set forth below under the caption “— Merger; Consolidation or Sale of Assets”;

(9) payments or distributions in an amount determined by judgment or settlement approved by a court of competent jurisdiction, solely in the nature of satisfaction of dissenting stockholder rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the covenant set forth below under the caption “— Merger; Consolidation or Sale of Assets”;

(10) the application of the proceeds from the issuance of the notes to purchase, redeem, defease or satisfy and discharge any and all of H&E’s outstanding 12 1/2% Senior Subordinated Notes due 2013, including any premiums, fees and expenses payable in connection therewith;

(11) the payment from time to time of amounts under the terms of the Affiliate Agreements to the extent such payment could be construed to be a Restricted Payment;

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by H&E or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of H&E whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and H&E will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that H&E may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for H&E’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by H&E and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of H&E and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $350.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by H&E or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” and (y) the Borrowing Base;

(2) the incurrence by H&E and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by H&E and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness represented by:

(a) Capital Lease Obligations, mortgage financings, industrial revenue bonds and purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of H&E or any of its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clause (4)(b) below), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4)(a), not to exceed $25.0 million at any time outstanding; and

(b) purchase money obligations and Indebtedness incurred to pay Open Account Obligations to finance the purchase of inventory held for sale or lease (including rental equipment) in the ordinary course of business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4)(b), not to exceed $175.0 million at any time outstanding;

(5) the incurrence by H&E or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10)(b), (14) or (16) of this paragraph;

(6) the incurrence by H&E or any of its Restricted Subsidiaries of intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries; provided, however, that:

(a) if H&E or any Guarantor is the obligor on such Indebtedness and the payee is not H&E or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes , in the case of H&E, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than H&E or a Restricted Subsidiary of H&E and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either H&E or a Restricted Subsidiary of H&E, will be deemed, in each case, to constitute an incurrence of such Indebtedness by H&E or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of H&E’s Restricted Subsidiaries to H&E or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than H&E or a Restricted Subsidiary of H&E; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either H&E or a Restricted Subsidiary of H&E,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by H&E or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by H&E or any of the Guarantors of Indebtedness of H&E or a Restricted Subsidiary of H&E that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) Indebtedness incurred by H&E or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that either (a) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence or self-insurance or (b) such reimbursement obligations or Indebtedness shall not exceed at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (10)(b), $5.0 million;

(11) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health and other types of social security benefits, unemployment and other self-insurance obligations, bankers’ acceptances, performance, surety and bid bonds and completion guarantees in the ordinary course of business;

(12) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from agreements of H&E or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the acquisition or disposition of any Restricted Subsidiary, business, property or asset;

(14) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(15) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited in trust to defease the notes or to satisfy and discharge the indenture, in each case in accordance with the terms of the indenture; and

(16) the incurrence by H&E or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

H&E will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of H&E or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of H&E solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, H&E will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of H&E as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that H&E or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

H&E will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to H&E or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to H&E or any of its Restricted Subsidiaries;

(2) make loans or advances to H&E or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to H&E or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order (or other governmental approval, license or permit);

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by H&E or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions or subletting restrictions in leases, contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations and Indebtedness incurred to pay Open Account Obligations for property acquired in the ordinary course of business and Capital Lease Obligations that restrict the transfer of the property purchased or leased;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary (including, without limitation, the Capital Stock or all or substantially all of the assets of that Restricted Subsidiary) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition (which limitation, in the case of a sale or disposition of all or substantially all assets, is applicable only to the property or assets that are the subject of such agreement);

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements entered into with the approval of H&E’s Board of Directors, which limitation is applicable only to the property or assets that are the subject of such agreements;

(11) contracts with customers or leases with lessors entered into in the ordinary course of business that impose restrictions on cash, Cash Equivalents, marketable securities, or other deposits or net worth;

(12) agreements governing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (14) of the second paragraph of the covenant set forth under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) are not materially more restrictive, taken as a whole, than is customary in comparable financings;

(13) agreements governing Hedging Obligations incurred in the ordinary course of business and permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph;

(14) any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries (immediately prior to such redesignation) and their respective properties and assets; and

(15) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph.

Merger, Consolidation or Sale of Assets

H&E will not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not H&E is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) H&E is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than H&E) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than H&E) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of H&E under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default exists; and

(4) H&E or the Person formed by or surviving any such consolidation or merger (if other than H&E), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of H&E immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition.

In addition, H&E will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of H&E with an Affiliate solely for the purpose of reincorporating H&E in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among H&E and its Restricted Subsidiaries.

Transactions with Affiliates

H&E will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of H&E (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to H&E or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by H&E or such Restricted Subsidiary with an unrelated Person; and

(2) H&E delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of H&E set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of H&E; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to H&E or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, indemnification agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement entered into by H&E or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among H&E and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of H&E) that is an Affiliate of H&E solely because H&E owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees; provided that the aggregate fees paid or payable in any calendar year to any director who is an Affiliate of H&E in a capacity other than as a director of H&E shall not be greater than the aggregate fees paid or payable in such year to other directors who are not otherwise Affiliates of H&E;

(5) any issuance of Equity Interests (other than Disqualified Stock) of H&E to Affiliates, directors, officers or employees of H&E or its Restricted Subsidiaries or to holders of Equity Interests in H&E;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) customary loans and advances paid to officers, directors, employees or consultants of H&E or any of its Restricted Subsidiaries;

(8) transactions pursuant to the Affiliate Agreements as all are in effect on the date of the indenture or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not materially less favorable to the holders than the applicable Affiliate Agreement as in effect on the date of the indenture; and

(9) transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of H&E or any of its Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such Indebtedness or of the same class of such Capital Stock.

Limitation on Sale and Leaseback Transactions

H&E will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that H&E or any Guarantor may enter into a sale and leaseback transaction if:

(1) H&E or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, which if greater than $5.0 million will be determined in good faith by the Board of Directors of H&E and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and H&E applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

H&E will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to H&E and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If H&E or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of H&E may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by H&E and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by H&E. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of H&E may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of H&E as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of H&E as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” H&E will be in default of such covenant. The Board of Directors of H&E may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of H&E; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of H&E of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for Consent

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, H&E will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if H&E were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if H&E were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports based on H&E’s status as an “accelerated filer” or “large accelerated filer” (each as defined in Rule 12b-2 under the Exchange Act) or as a “non-accelerated filer” (as used in Rule 12b-2 under the Exchange Act), as the case may be, under the SEC’s rules and regulations. Each annual report on Form 10-K will include a report on H&E’s consolidated financial statements by H&E’s certified independent accountants. In addition, H&E will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website as soon as practicable thereafter.

If, at any time, H&E is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, H&E will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. H&E will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept H&E’s filings for any reason, H&E will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if H&E were required to file those reports with the SEC.

If H&E has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of H&E and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of H&E.

In addition, H&E and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by H&E or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control”;

(4) failure by H&E or any of its Restricted Subsidiaries for 60 days after notice to H&E by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by H&E or any of its Restricted Subsidiaries (or the payment of which is guaranteed by H&E or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by H&E or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to H&E or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to H&E, any Restricted Subsidiary of H&E that is a Significant Subsidiary or any group of Restricted Subsidiaries of H&E that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. If an Event of Default arises pursuant to clause (5) above, such Event of Default shall cease to exist if, at any time prior to the acceleration of the notes, (x) H&E cures the underlying Payment Default or the holders of the applicable Indebtedness waive the underlying Payment Default or rescind the acceleration of such Indebtedness, in each case in accordance with the terms of the applicable Indebtedness and (y) the cure, waiver or rescission does not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability, claim, damage or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

H&E is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, H&E is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of H&E or any Guarantor, as such, will have any liability for any obligations of H&E or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

H&E may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) H&E’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and H&E’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, H&E may, at its option and at any time, elect to have the obligations of H&E and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) H&E must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and H&E must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, H&E must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) H&E has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, H&E must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which H&E or any Guarantor is a party or by which H&E or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which H&E or any of its Subsidiaries is a party or by which H&E or any of its Subsidiaries is bound;

(6) H&E must deliver to the trustee an officers’ certificate stating that the deposit was not made by H&E with the intent of preferring the holders of notes over the other creditors of H&E with the intent of defeating, hindering, delaying or defrauding any creditors of H&E or others; and

(7) H&E must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, H&E, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of H&E’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of H&E’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to H&E, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and H&E or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which H&E or any Guarantor is a party or by which H&E or any Guarantor is bound;

(3) H&E or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) H&E has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, H&E must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of H&E or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Agreements” means:

(1) the Amended and Restated Investor Rights Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Securities Holders Agreement, each dated as of February 3, 2006; and

(2) the agreements, arrangements and understandings described in the prospectus under the caption “Certain Relationships and Related Party Transactions”;

as such agreements may be amended from time to time in accordance with the terms thereof.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of H&E and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of H&E’s Restricted Subsidiaries or the sale by H&E or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among H&E and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of H&E to H&E or to a Restricted Subsidiary of H&E;

(4) the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale or other disposition of the Capital Stock or property or assets of any Unrestricted Subsidiary;

(7) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(8) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; and

(9) the licensing of intellectual property.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, with respect to H&E and its Restricted Subsidiaries as of any date of determination, an amount equal to the sum of, without duplication:

(1) 85% of the book value of accounts receivable; plus

(2) 95% of new equipment inventory held for sale; plus

(3) the greater of (x) 95% of the net book value of rental fleet and (y) 85% of the orderly liquidation value, as determined by a third-party appraiser, of rental fleet; plus

(4) 60% of the net book value of inventory and tools,

in each case of H&E and its Restricted Subsidiaries on a consolidated basis and determined in accordance with GAAP; provided that the book value or net book value, as the case may be, of each asset identified in clauses (1) through (4) above that is, as of the relevant date of determination, subject to a Lien that secures Indebtedness (other than Indebtedness under a Credit Facility) will be excluded from the calculation of the Borrowing Base. The Borrowing Base will be calculated based on the most recent internal financial statements (and, in the case of orderly liquidation value, the most recent third-party appraisal) that are available as of the date of determination.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of “P-2” (or higher) from Moody’s or “A-3” (or higher) from S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of H&E and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of H&E;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of H&E, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of H&E are not Continuing Directors.

Notwithstanding the foregoing, (i) any dividend or other distribution of any Voting Stock of H&E by any Principal to the direct or indirect equity holders and other investors of such Principal (or further dividend or other distribution by such equity holders and other investors to their respective direct or indirect equity holders and other investors), in accordance with the terms of the documents (of such Principal or such direct or indirect equity holders and other investors of such Principal) governing such equity or other investments or as otherwise agreed by such equity holders and other investors, will not constitute a Change of Control, and (ii) the existence from time to time of any “group” (as that term is used in Section 13(d) of the Exchange Act) comprised of any such equity holders and other investors will not constitute a Change of Control.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-recurring or extraordinary expenses and charges of H&E or any of its Restricted Subsidiaries; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of H&E who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of June 17, 2002, as amended and restated as of the date of the indenture, by and among H&E, as borrower, and the other credit parties and lenders named therein as well as General Electric Capital Corporation as Agent, providing (as of the date of the indenture) for up to $250.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including increases in principal amount and extensions of term loans of other financings.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, that is designated from time to time by H&E as a “Credit Facility” and as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. The Credit Agreement hereby is designated by H&E as a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require H&E to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that H&E may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that H&E and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of H&E that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale for cash of Capital Stock of H&E.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means Indebtedness of H&E and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of H&E (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (and whether or not capitalized), including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable or accruing solely in Equity Interests of H&E (other than Disqualified Stock) or to H&E or a Restricted Subsidiary of H&E, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of H&E that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that Guarantee shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

“Guarantors” means each of:

(1) H&E California Holding, Inc.;

(2) H&E Equipment Services (California), LLC;

(3) GNE Investments, Inc.;

(4) Great Northern Equipment, Inc.;

(5) H&E Finance Corp.; and

(6) any other Subsidiary of H&E that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing (A) the balance deferred and unpaid of the purchase price of any property (other than any such balance that constitutes an accrued expense, trade payable or Open Account Obligation) and (B) secured floor plan financing (but not Open Account Obligations), it being understood that secured floor plan financing will be deemed to be Indebtedness solely for purposes of the indenture and not for any other purpose; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If H&E or any Subsidiary of H&E sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of H&E such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of H&E, H&E will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of H&E’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by H&E or any Subsidiary of H&E of a Person that holds an Investment in a third Person will be deemed to be an Investment by H&E or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by H&E or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither H&E nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of H&E or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of H&E or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of H&E’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Open Account Obligations” means the deferred obligation to pay the purchase price for equipment purchased as inventory held for sale or lease.

“Permitted Business” means the equipment sale, rental and leasing business, the fleet management business and any business that is complementary, incidental, ancillary or related thereto (including, without limitation, the repair and maintenance of equipment).

“Permitted Investments” means:

(1) any Investment in H&E or in a Restricted Subsidiary of H&E;

(2) any Investment in Cash Equivalents;

(3) any Investment by H&E or any Restricted Subsidiary of H&E in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of H&E; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, H&E or a Restricted Subsidiary of H&E;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of H&E;

(6) any Investments received in compromise or resolution of:

(a) obligations of trade creditors or customers that were incurred in the ordinary course of business of H&E or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of H&E or any Restricted Subsidiary of H&E in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the notes (including the Note Guarantees);

(10) any Investment in existence on the date of the indenture; and

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on assets of H&E or any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) or clause (16) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of H&E or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with H&E or any Subsidiary of H&E; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with H&E or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property, or the acquisition of the Person owning such property, by H&E or any Subsidiary of H&E (including, without limitation, Liens securing Acquired Debt); provided that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money security interests (as defined in Article 9 of the New York Uniform Commercial Code) and other Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the property, plant or equipment (including, without limitation, rental equipment purchased as inventory held for sale or lease) purchased in accordance with such clause (4) and the proceeds thereof (or in the case of Capital Lease Obligations, acquired with or financed by such Indebtedness);

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to H&E or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of H&E and its Restricted Subsidiaries;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of H&E or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens arising from precautionary filing of Uniform Commercial Code financing statements regarding leases;

(17) Liens (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code);

(18) judgment Liens incurred as a result of a judgment by court of competent jurisdiction that does not otherwise give rise to an Event of Default under the indenture, so long as (x) such Liens are adequately bonded and (y) any appropriate legal proceedings which may have been duly initiated for the appeal or review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(19) Liens securing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (14) of the second paragraph of the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(20) Liens incurred in the ordinary course of business of H&E or any Subsidiary of H&E with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of H&E or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of H&E or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by H&E or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (i) Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., each a Delaware limited partnership, (ii) Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation and (iii) Mr. John M. Engquist.

“Related Party” means:

(1) any controlling stockholder, general partner or managing member of any Principal, any majority owned Subsidiary of any Principal, or any immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power)

to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of H&E (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors of H&E as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with H&E or any Restricted Subsidiary of H&E unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to H&E or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of H&E;

(3) is a Person with respect to which neither H&E nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of H&E or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Unrestricted Subsidiary).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The Global Notes

The old notes were, and the new notes will be, issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, who are called DTC participants or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures are controlled by the settlement system and may be changed at any time. Neither we nor the initial purchaser is responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) interest and Additional Interest, if any, with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC of any of its participants or indirect participants relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. If there is an event of default under the notes, however, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among its participants. DTC, however, is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its actions and practices or their obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions, if any, applicable to the notes.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the holder of global note. We will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This section summarizes the material U.S. federal income tax consequences relating to the exchange offer to holders of old notes. However, the discussion is limited in the following ways:

•	The discussion does not purport to deal with all aspects of federal income taxation that may be relevant to your investment in the notes or your decision to exchange the old notes for new notes.

•	The discussion only covers you if you bought your old notes in the initial offering at their initial offering price.

•	The discussion only covers you if you hold your old notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, an expatriate, a regulated investment company, a dealer in securities or currencies, a partnership or other entity treated as a partnership (or other pass-through entity) for federal income tax purposes (or its partners or members), a person holding the old notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes or a U.S. holder (as defined below) whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the exchange of notes, and changes in the law can be retroactive.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not address alternative minimum tax consequences, if any.

•	We have not requested a ruling from the Internal Revenue Service, or IRS, on any matter discussed herein. As a result, the IRS could disagree with portions of this discussion and may successfully assert a contrary position.

A “U.S. holder” is (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above, that were in existence on August 20, 1996 and that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the notes.

The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is not a U.S. holder.

If you are considering exchanging notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange of old notes for new notes, the ownership and disposition of the new notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of Notes

The exchange of notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange. As a result, (1) you should not recognize a taxable gain or loss as a result of exchanging your old notes; (2) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (3) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the registered exchange.

U.S. Holders

Interest

U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the new notes in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. In general, if the terms of a debt instrument entitle you to receive payments other than fixed periodic interest that exceed the issue price of the instrument, you might be required to recognize additional interest as “original issue discount” over the term of the instrument. H&E believes that the new notes will not be issued with original issue discount.

Sale, Exchange, Redemption or other Taxable Disposition of Notes

On the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption or other taxable disposition of a note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a new note generally will equal the cost of the old note exchanged by you.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Your holding period in the new note will include the holding period that you had in your old note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on notes owned by you under the “portfolio interest rule” with respect to interest, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

United States Trade or Business

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business (or, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale, Exchange, Redemption or other Taxable Disposition of Notes

You generally will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note (except with respect to any amount representing accrued but unpaid interest, which would be subject to the rules described above). Such gain generally will also not be subject to U.S. federal income tax, unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the U.S.; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup Withholding and Information Reporting

U.S. Holders

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of sale of the notes paid to a U.S. holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full interest or dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

Non-U.S. Holders

Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “— Non-U.S. Holders — U.S. Federal Withholding Tax” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a foreign broker. However, payments of principal on your notes and disposition proceeds received by you on a disposition of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. Information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisors concerning the application of information reporting and backup withholding rules.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer the new notes issued to you pursuant to the exchange offer in exchange for your old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in and have no arrangements or understanding with any person to participate in a distribution of such new notes within the meaning of the Securities Act.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2006 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market price or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in the section of this prospectus entitled “The Exchange Offer.” As indicated in the accompanying letter of transmittal, you will be deemed to have made these representations by tendering your old notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such new notes.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes and new guarantees offered by this prospectus will be passed on for us by (i) Dechert LLP, New York, New York, (ii) Garlington, Lohn &Robinson, PLLP, Missoula, Montana and (iii) Ryan, Swanson & Cleveland, PLLC, Seattle, Washington. Barton J. Winokur, a partner in Dechert LLP, holds an approximately 0.07% interest in Bruckmann, Rosser, Sherrill & Co., L.P. (“BRS L.P.”) and an approximately 0.13% interest in Bruckmann, Rosser, Sherrill & Co. II, L.P. (“BRS II”). Each of BRS L.P. and BRS II hold shares of our common stock. See “Security Ownership of Certain Beneficial Owners and Directors and Officers.”

EXPERTS

The consolidated financial statements and schedule of H&E Equipment Services L.L.C. included in this prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Eagle High Reach Equipment, Inc. as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005, included in this prospectus have been audited by Perry-Smith LLP, independent auditors, as stated in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer (Registration No. 333-     ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

We are subject to the information and periodic reporting requirements of the Exchange Act and file annual, quarterly and special reports and other information with the SEC. You can inspect and copy reports and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You can call the SEC at 1-800-SEC-0330 for information regarding the operations of its Public Reference Room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. The SEC also maintains a

World Wide Web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants (including us) that file electronically. We maintain a website at http://www.he-equipment.com. The information on or available through our website is not, and should not be considered, a part of this prospectus.

If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the terms of the indenture governing the notes, so long as any notes are outstanding, to furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to the holders upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
H&E EQUIPMENT SERVICES, INC.

SPECIAL NOTE REGARDING H&E EQUIPMENT SERVICES, INC.

In connection with our initial public offering of our common stock on February 2006, we converted H&E Equipment Services L.L.C. (“H&E LLC”), a Louisiana limited liability company and the wholly-owned operating subsidiary of H&E Holding L.L.C. (“H&E Holdings”) into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, H&E Equipment Services, Inc. was formed as a Delaware corporation and a wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of the initial public offering on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. Except where specifically noted, references in these financial statements to the “Company,” “we” or “us” mean H&E Equipment Services L.L.C. for the periods prior to February 3, 2006, and H&E Equipment Services, Inc. for periods on or after February 3, 2006.

Report of Independent Registered Public Accounting Firm

The Board of Directors
H&E Equipment Services, Inc.:

We have audited the accompanying consolidated balance sheets of H&E Equipment Services L.L.C. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, members’ deficit and cash flows for each of the three years in the period ended December 31, 2005. We have also audited the accompanying financial statement schedule. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H&E Equipment Services L.L.C. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

/s/  BDO Seidman, LLP

Dallas, Texas
March 22, 2006

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2005 and 2004

	2005	2004
	(Dollars in thousands)

ASSETS
Cash	$5,627	$3,358
Receivables, net of allowance for doubtful accounts of $2,364 and $2,732, respectively	99,523	68,902
Inventories, net of reserve for obsolescence of $975 and $1,490, respectively	81,093	56,811
Prepaid expenses and other assets	1,378	1,044
Rental equipment, net of accumulated depreciation of $133,943 and $124,411, respectively	308,036	243,630
Property and equipment, net of accumulated depreciation and amortization of $25,864 and $17,674, respectively	18,284	16,101
Deferred financing costs, net of accumulated amortization of $7,250 and $5,092, respectively	8,184	10,251
Goodwill	8,572	8,572

Total assets	$530,697	$408,669

LIABILITIES AND MEMBERS’ DEFICIT
Liabilities:
Amount due on senior secured credit facility	$106,451	$55,293
Accounts payable	149,901	92,592
Accrued expenses payable and other liabilities	22,798	20,919
Accrued loss from litigation	—	17,434
Related party obligation	869	1,062
Notes payable	521	727
Senior secured notes, net of discount	198,873	198,761
Senior subordinated notes, net of discount	44,057	43,491
Capital lease obligations	—	1,120
Deferred income taxes	645	—
Deferred compensation payable	11,722	10,570
Total liabilities	535,837	441,969
Commitments and contingent liabilities (see Note 12 of Consolidated Financial Statements)
Members’ deficit	(5,140)	(33,300)

Total liabilities and members’ deficit	$530,697	$408,669

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in thousands, except
	per share data)

Revenues:
Equipment rentals	$190,794	$160,342	$153,851
New equipment sales	156,341	116,907	81,692
Used equipment sales	111,139	84,999	70,926
Parts sales	70,066	58,014	53,658
Service revenue	41,485	33,696	33,349
Other	30,385	24,214	20,510

Total revenues	600,210	478,172	413,986

Cost of revenues:
Rental depreciation	54,534	49,590	55,244
Rental expense	47,027	50,666	49,696
New equipment sales	137,169	104,111	73,228
Used equipment sales	84,696	67,906	58,145
Parts sales	49,615	41,500	39,086
Service revenue	15,417	12,865	13,043
Other	30,151	28,246	26,433

Total cost of revenues	418,609	354,884	314,875

Gross profit	181,601	123,288	99,111
Selling, general and administrative expenses	111,409	97,525	93,054
Loss from litigation	—	—	17,434
Related party expense	—	—	1,275
Gain on sale of property and equipment	91	207	80

Income (loss) from operations	70,283	25,970	(12,572)

Other income (expense):
Interest expense	(41,822)	(39,856)	(39,394)
Other, net	372	149	221

Total other expense, net	(41,450)	(39,707)	(39,173)

Income (loss) before income taxes	28,833	(13,737)	(51,745)
Income tax provision (benefit)	673	—	(5,694)

Net income (loss)	$28,160	$(13,737)	$(46,051)

Net income (loss) per common share-basic and diluted	$1.10	$(0.54)	$(1.81)

Weighted average common shares outstanding-basic and diluted	25,492	25,492	25,492

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2005, 2004 and 2003

		Total
		Members’
	Member’s	Equity
	Interest	(Deficit)
	(Dollars in thousands)

Balance, December 31, 2002	$26,488	$26,488
Net loss	(46,051)	(46,051)

Balance, December 31, 2003	(19,563)	(19,563)
Net loss	(13,737)	(13,737)

Balance, December 31, 2004	(33,300)	(33,300)
Net income	28,160	28,160

Balance, December 31, 2005	$(5,140)	$(5,140)

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in thousands)

Cash flows from operating activities:
Net income (loss)	$28,160	$(13,737)	$(46,051)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation on property and equipment	5,232	3,642	3,915
Depreciation on rental equipment	54,534	49,590	55,244
Amortization of other intangible assets	94	295	—
Amortization of loan discounts and deferred financing costs	2,744	2,627	2,394
Provision for deferred income taxes	645	—	(5,717)
Provision for losses on accounts receivable	1,508	1,395	1,269
Provision for obsolescence	30	240	612
Gain on sale of property and equipment	(91)	(207)	(80)
Gain on sale of rental equipment	(23,343)	(15,230)	(11,161)
Changes in operating assets and liabilities, net of effects of business combinations:
Receivables, net	(32,128)	(7,682)	1,261
Inventories, net	(44,159)	(22,263)	(4,980)
Prepaid expenses and other assets	(335)	1,477	(576)
Accounts payable	57,309	1,146	233
Accrued expenses payable and other liabilities	1,986	4,674	4,882
Accrued loss from litigation	(17,434)	—	17,434
Deferred compensation payable	1,152	(328)	665

Net cash provided by operating activities	35,904	5,639	19,344

Cash flows from investing activities:
Purchases of property and equipment	(8,283)	(4,558)	(2,483)
Purchases of rental equipment	(162,780)	(72,940)	(30,588)
Proceeds from sales of property and equipment	960	349	2,700
Proceeds from sales of rental equipment	87,028	65,396	51,279

Net cash provided by (used in) investing activities	(83,075)	(11,753)	20,908

Cash flows from financing activities:
Payment of deferred financing costs	(92)	(887)	(1,089)
Borrowings on senior secured credit facility	616,518	479,756	385,504
Payments on senior secured credit facility	(565,360)	(468,421)	(418,270)
Payments of related party obligation	(300)	(300)	(75)
Principal payments on notes payable	(206)	(336)	(339)
Payments of capital lease obligations	(1,120)	(4,231)	(5,490)

Net cash provided by (used in) financing activities	49,440	5,581	(39,759)

Net increase (decrease) in cash	2,269	(533)	493
Cash, beginning of year	3,358	3,891	3,398

Cash, end of year	$5,627	$3,358	$3,891

Supplemental schedule of noncash investing and financing activities:
Noncash asset purchases:
Assets transferred from new and used inventory to rental fleet	$19,845	$9,292	$8,852
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$38,314	$33,648	$35,160
Income taxes, net of refunds received	171	19	98

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

As of December 31, 2005 and 2004, the Company had $93.7 million and $51.2 million, respectively, in manufacturer flooring plans payable outstanding, which were used to finance purchases of inventory and rental equipment.

The accompanying notes are an integral part of these consolidated statements.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
December 31, 2005

(1)	Organization and Nature of Operations

Basis of Presentation

At December 31, 2005, H&E Equipment Services L.L.C. (H&E LLC or the Company) was a wholly-owned subsidiary of H&E Holdings L.L.C. (Holdings). Holdings was principally a holding company conducting all of its operations through H&E LLC. The consolidated financial statements include the financial position and results of operations of H&E LLC and its wholly-owned subsidiaries H&E Finance Corp., GNE Investments, Inc. and Great Northern Equipment, Inc., collectively referred to herein as “we” or “us” or the “Company.”

As further described in note 20, H&E Equipment Services, Inc. (H&E Inc.) was formed as a Delaware corporation in September 2005 as a wholly-owned subsidiary of Holdings. In order to have an operating Delaware corporation as the issuer of H&E Inc.’s initial public offering, immediately prior to the closing of the initial public offering, on February 3, 2006, H&E LLC and Holdings merged with and into H&E Inc., with H&E Inc. surviving as the operating company. Effective February 3, 2006, H&E LLC and Holdings no longer existed. In these transactions (collectively, the “Reorganization Transactions”), holders of preferred limited liability company interests and holders of common limited liability company interests in H&E Holdings received shares of our common stock. All references to common stock share and per share amounts included in our consolidated statements of operations for the years ended December 31, 2005, 2004, and 2003 have been retroactively adjusted to reflect the Reorganization Transactions as if the Reorganization Transactions had taken place as of the beginning of the earliest period presented.

The nature of the Company’s business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

Nature of Operations

As one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment, we rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment, (2) cranes, (3) earthmoving equipment, and (4) industrial lift trucks. By providing equipment sales, rental, on-site parts, and repair and maintenance functions under one roof, we are a one-stop provider for our customers’ varied equipment needs. This full-service approach provides us with multiple points of customer contact, enables us to maintain an extremely high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among our new and used equipment sales, rental, parts sales and service operations.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of H&E LLC and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company’s policy is to recognize revenue from equipment rentals in the period earned, over the contract term, regardless of the timing of the billing to customers. A rental contract term can be daily, weekly or monthly. Because the term of the contracts can extend across financial reporting periods, the Company

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

records unbilled rental revenue and deferred revenue at the end of reporting periods so rental revenue is appropriately stated in the periods presented. Revenue from the sale of equipment and parts is recognized at the time of delivery to, or pick-up by, the customer and when all obligations under the sales contract have been fulfilled and collectability is reasonably assured. Service revenue is recognized at the time the services are rendered. Other revenues consist primarily of billings to customers for rental equipment delivery and damage waiver charges and are recognized at the time an invoice is generated and after the service has been provided.

Inventories

New and used equipment is stated at the lower of cost or market, with cost determined by specific-identification. Parts and supplies are stated at the lower of the average cost or market.

Rental Equipment

Rental equipment purchased by the Company is stated at cost and is depreciated over the estimated useful lives of the equipment using the straight-line method. Estimated useful lives vary based upon type of equipment. Generally, the Company depreciates cranes and aerial work platforms over a ten year useful life, earthmoving equipment over a five year useful life with a 25% salvage value, and industrial lift trucks over a seven year useful life. Attachments and other smaller type equipment are fully depreciated over a three year life.

Ordinary repair and maintenance costs and property taxes are charged to operations as incurred. Expenditures for additions or improvements that extend the useful life of the asset are capitalized in the period incurred. When rental equipment is sold or disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the Company’s consolidated results of operations. Individual offers for fleet are received by the Company on a continual basis at which time the Company performs an analysis on whether or not to accept the offer. The rental equipment is not transferred to inventory under the held for sale model as the equipment is used to generate revenues until the equipment is sold. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of long lived assets at December 31, 2005.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the assets’ estimated useful lives using the straight-line method. Ordinary repair and maintenance costs are charged to operations as incurred. The Company periodically reviews the carrying value of its long-lived assets for possible impairment. In management’s opinion, there is no impairment of long-lived assets at December 31, 2005. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining life of the lease, whichever is shorter. Generally, the Company assigns the following useful lives to these categories:

Estimated
Category	Useful Life

Transportation equipment	5 years
Buildings	39 years
Office equipment	5 years
Computer equipment	3 years
Machinery and equipment	7 years

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs and Initial Purchasers’ Discounts

Deferred financing costs and initial purchasers’ discounts were recorded in 2003 and 2002 in connection with entering into the new senior secured credit facility and issuing senior secured notes and senior subordinated notes (see Note 10). The Company paid amendment fees of $0.4 million, $0.8 million and $0.1 million in May 2003, February 2004 and October 2005, respectively, in connection with amending the senior secured credit facility. The amounts are being amortized over the terms of the related debt, utilizing the effective interest method. The amortization expense of deferred financing costs and initial purchasers’ discounts is included with interest expense as an overall cost of the financing. During the years ended December 31, 2005, 2004 and 2003, interest expense related to the amortization of these costs totaled $2,744, $2,627 and $2,394, respectively.

Goodwill

Goodwill recorded in the accompanying consolidated balance sheets was $8.6 million at December 31, 2005 and 2004. The goodwill was established in connection with two separate acquisitions in 1999 and 2002.

We have used the purchase method of accounting for all our business combinations. Our business acquisitions result in the allocation of purchase price to goodwill and other intangible assets. We allocate the cost of acquired companies first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill.

Under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we evaluate goodwill for impairment at least annually, or more frequently if impairment indicators arise. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. We have identified two reporting units for impairment testing. Branch facilities comprising the ICM acquisition qualified as a reporting unit since the branches are one level below an operating segment, discrete financial information exists and the executive management group directly reviews the reporting unit. The ICM business unit derives its revenues from each of the Company’s four core categories of specialized equipment (hi-lift or aerial platform equipment, cranes, earthmoving equipment, and industrial lift trucks) and is geographically dispersed in the intermountain region of the U.S. The branch facilities comprising the Martin Equipment and Coastal Crane acquisitions were aggregated into the other single reporting unit. The products and services, customer types, and service delivery methods of these branch facilities have similar economic characteristics as they derive substantially all of their revenues from the rental and sales of cranes and their locations are geographically concentrated along the U.S. Gulf Coast.

We made an assessment of goodwill for impairment for the year ended December 31, 2005, in accordance with SFAS 142. Based on that assessment, no adjustment was required to the carrying value of goodwill.

Advertising

Advertising costs are expensed as incurred and totaled $971, $1,024, and $1,046 for the years ended December 31, 2005, 2004 and 2003, respectively.

Legal Costs

Legal costs are expensed as incurred.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are recorded as revenues while the related shipping and handling costs are included in other cost of revenues.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Company files a consolidated federal income tax return with its wholly owned subsidiaries. At December 31, 2005 we were a Limited Liability Corporation that had elected to be taxed as a C Corporation under the provisions of the Internal Revenue Code (IRC). We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes.” This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s deferred tax calculation requires management to make certain estimates about future operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date.

Net Income (Loss) per Common Share

Earnings per (annum) share is based on the weighted average number of shares outstanding during the period. The Company uses the treasury stock method in its calculation of earnings per share.

Fair Value of Financial Instruments

The carrying value of financial instruments reported in the accompanying consolidated balance sheets for accounts receivable, accounts payable, accrued liabilities, and deferred compensation payable approximate fair value due to the immediate or short-term nature or maturity of these financial instruments. The carrying amount of the amended senior secured credit facility approximates fair value due to the fact that the underlying instruments include provisions to adjust interest rates to approximate fair market value. The estimated fair value of the Company’s cash, accounts receivable, accounts payable, manufacturer flooring plans payable, notes payable, senior secured and senior subordinated notes payable and other financial instruments at December 31, 2005 and 2004 are as follows:

	December 31, 2005
	Carrying	Fair
	Amount	Value

Cash	$5,627	$5,627
Receivables	99,523	99,523
Trade accounts payable	56,173	56,173
Manufacturer flooring plans payable with interest computed at 8.25%	93,728	66,545
Senior secured notes with interest computed at 11 1/8%	198,873	222,000
Senior subordinated notes with interest computed at 12 1/2%	44,057	59,095
Notes payable to financial institution with interest computed at 4 1/4%	502	422
Notes payable to suppliers with interest computed at 7% to 7.25%	16	16
Notes payable to finance companies with interest rates ranging from 9 1/2% to 10 1/2%	3	3
Deferred compensation plans payable with interest rates ranging from 5 1/4% to 13%	11,722	11,722

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004
	Carrying	Fair
	Amount	Value

Cash	$3,358	$3,358
Receivables	68,902	68,902
Trade accounts payable	41,393	41,393
Manufacturer flooring plans payable with interest computed at 6.25%	51,199	39,169
Senior secured notes with interest computed at 11 1/8%	198,761	220,000
Senior subordinated notes with interest computed at 12 1/2%	43,491	51,940
Notes payable to financial institution with interest computed at 4 1/4%	654	516
Notes payable to suppliers with interest computed at 2.9%	55	50
Notes payable to finance companies with interest rates ranging from 9 1/2% to 10 1/2%	18	17
Deferred compensation plans payable with interest rates ranging from 4% to 13%	10,570	10,570

Concentrations of Credit and Supplier Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Cash and cash equivalents consist primarily of money market accounts which are maintained with high credit quality financial institutions. Credit risk with respect to trade accounts receivable is mitigated by the large number of geographically diverse customers and the Company’s credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics’ liens are filed and personal guarantees are signed to protect the Company’s interests. The Company maintains reserves for potential losses.

The Company records trade receivables at sales value and establishes specific reserves for certain customer accounts identified as known collection problems due to insolvency, disputes or other collection issues. The amounts of the specific reserves estimated by management are based on the following assumptions and variables: the customer’s financial position, age of the customer’s receivables and changes in payment schedules. In addition to the specific reserves, management establishes a non-specific allowance for doubtful accounts by applying specific percentages to the different receivable aging categories (excluding the specifically reserved accounts). The percentage applied against the aging categories increases as the accounts become further past due. The allowance for doubtful accounts is charged with the write-off of uncollectible customer accounts.

The Company purchases a significant amount of equipment from the same manufacturers with whom it has distribution agreements. The Company believes that while there are alternative sources of supply for the equipment it purchases in each of the principal product categories, termination of one or more of our relationships with any of its major suppliers of equipment could have a material adverse effect on the Company’s business, financial condition or results of operation if it is unable to obtain adequate or timely rental and sales equipment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The use of estimates and assumptions may affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Significant estimates include the allowance for doubtful accounts, obsolescence reserves on inventory,

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated useful lives for depreciation, goodwill and other asset impairments, loss contingencies and fair values of financial instruments. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”), which revises SFAS No. 123 and supersedes APB Opinion No. 25 and related interpretations. SFAS No. 123(R) requires all share-based payment transactions, including grants of stock options, restricted stock awards, performance-based awards, shares appreciation rights and employee stock purchase plans to be valued at fair value on the date of grant, and to be expensed over the requisite service period. SFAS No. 123(R) is effective for the annual reporting period beginning after June 15, 2005 and requires one of two transition methods to be applied. Historically, we have not used share-based compensation schemes for compensating our employees. However, we recently adopted the H&E Equipment Services, Inc. Stock-Based Compensation Incentive Plan (the “Stock Incentive Plan”). The effect of adoption of SFAS 123(R) on our financial position and results of operations will depend in part, on the types and quantities of stock-based awards that we issue under our Stock Incentive Plan. We have not yet determined the effect that the adoption will have on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets” (“SFAS 153”), which eliminates the exception to fair value for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance, this is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 became effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not believe that the adoption of SFAS 153 will have a material impact on our financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20 (“APB 20”), “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Charges in Interim Financial Statements.” SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that a correction of errors in previously issued financial statements should be termed a “restatement.” APB 20 previously required most voluntary changes in accounting principle to be recognized by including in net income at the period of change the cumulative effect of changing to the new accounting principle. In addition, SFAS 154 carries forward without change the guidance contained in APB 20 for reporting a correction of an error in previously issued financial statements and a change in accounting estimate. The new standard is effective for accounting changes and correction of errors made after January 1, 2006.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Receivables

Receivables consisted of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004

Trade receivables	$97,839	$68,704
Unbilled rental revenue	3,407	2,628
Income tax receivables	445	218
Advances to employees	19	21
Affiliated companies	177	63

	101,887	71,634
Less allowance for doubtful accounts	(2,364)	(2,732)

	$99,523	$68,902

(4)	Inventories

Inventories consisted of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004

New equipment	$53,687	$33,598
Used equipment	8,657	6,331
Parts, supplies and other	18,749	16,882

	$81,093	$56,811

The above amounts are net of reserves for inventory obsolescence as of December 31, 2005 and 2004 totaling $975 and $1,490, respectively.

(5)	Property and Equipment

Property and equipment consisted of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004

Land	$1,079	$1,331
Transportation equipment	17,551	11,780
Building and leasehold improvements	8,968	8,295
Office and computer equipment	10,543	7,528
Machinery and equipment	6,007	4,841

	44,148	33,775
Less accumulated depreciation	(25,864)	(17,674)

	$18,284	$16,101

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Accounts Payable

Accounts payable consisted of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004

Trade accounts payable	$56,173	$41,393
Manufacturer flooring plans payable	93,728	51,199

	$149,901	$92,592

Manufacturer flooring plans payable are financing arrangements for inventory and rental equipment. The interest paid on the manufacturer flooring plans ranges between zero percent and Prime Interest Rate plus 6.9 percent. Certain manufacturer flooring plans provide for a one to twelve-month reduced interest rate term or a deferred payment period. The Company makes payments in accordance with the original terms of the financing agreements. However, the Company routinely sells equipment that is financed under manufacturer flooring plans prior to the original maturity date of the financing agreement. The payable is paid at the time equipment being financed is sold. The manufacturer flooring plans payable are secured by the equipment being financed.

Maturities (based on original financing terms) of the manufacturer flooring plans payable as of December 31, 2005 for each of the next five years ending December 31 are as follows:

2006	$17,868
2007	25,245
2008	17,511
2009	18,603
2010	10,007
Thereafter	4,494

$93,728

(7)	Accrued Expenses Payable and Other Liabilities

Accrued expenses payable and other liabilities consisted of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004

Payroll and related liabilities	$9,978	$6,788
Sales, use and property taxes	5,142	3,969
Accrued interest	1,664	3,088
Accrued insurance	3,755	2,532
Deferred revenue	2,148	2,139
Other	107	2,403

	$22,794	$20,919

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	Notes Payable

A summary of notes payable as of December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004

Notes payable to a financial institution maturing through 2009. Payable in monthly installments of approximately $19. Interest is at 4.25%. Notes are collateralized by real estate	$502	$654
Notes payable to suppliers maturing through 2005. Payable in monthly installments of approximately $16. Interest ranges from 7% to 7.25%. Notes are collateralized by equipment	16	55
Notes payable to finance companies maturing through 2006. Payable in monthly installments of approximately $0.7. Interest ranges from 9.5% to 10.5%. Notes are collateralized by equipment	3	18

	$521	$727

Maturities of notes payable as of December 31, 2005 for each of the next four years ending December 31, are as follows:

2006	$171
2007	151
2008	151
2009	48

$521

(9)	Capital Lease Obligations

The Company leased various equipment under capital leases which became fully expired by December 31, 2005. The assets and liabilities under capital leases are recorded at the lower of the present value of the future minimum lease payments or the fair value of the assets. The assets were amortized over their estimated useful lives. Amortization of assets under capital leases is included in depreciation expense.

Following is a summary of assets held under capital leases at December 31, 2005 and 2004:

	December 31,
	2005	2004

Rental equipment	$—	$4,182
Less accumulated amortization	—	(1,471)

	$—	$2,711

(10)	Senior Secured Notes, Senior Subordinated Notes and Senior Secured Credit Facility

In 2002, the Company issued $200.0 million aggregate principal amount of 11 1/8% senior secured notes and $53.0 million aggregate principal amount of 12 1/2% senior subordinated notes and entered into a new senior secured credit facility. The senior secured credit facility is comprised of a $165.0 million revolving line of credit. The deferred financing costs incurred in connection with these facilities are being amortized to interest expense over the life of the respective related debt using the effective interest rate method.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Secured Notes

As noted above, in 2002 we issued $200.0 million aggregate principal amount of 11 1/8% Senior Secured Notes due 2012. The following table reconciles the $200.0 million Senior Secured Notes to the balance:

Aggregate principal amount issued on June 17, 2002	$200,000
Initial purchasers’ discount	(1,474)
Amortization through December 31, 2004	235

Balance at December 31, 2004	198,761
Amortization for the year ended December 31, 2005	112

Balance at December 31, 2005	$198,873

The net proceeds from the sale of the notes were approximately $190.7 million (after deducting the initial purchasers’ discount and related financing costs). Interest on the notes is paid semi-annually on June 15 and December 15 of each year, commencing on December 15, 2002. The notes mature on June 15, 2012 and are guaranteed by the Company’s domestic subsidiaries (see note 19). The notes are secured by junior security interests in substantially all of the assets of the Company. The Company, at its option, may redeem the notes on or after June 15, 2007, at specified redemption prices, which range from 105.563% in 2007 to 100.0% in 2010 and thereafter. In addition, at any time on or prior to June 15, 2005, the Company may redeem up to 35% of the outstanding notes at a redemption price of 111.125% with the net proceeds of certain equity offerings. The indenture governing the notes contains certain restrictive covenants including limitations on (i) additional indebtedness; (ii) restricted payments; (iii) liens and guarantees; (iv) dividends and other payments; (v) preferred stock of subsidiaries; (vi) transactions with affiliates; (vii) sale and leaseback transactions; and (viii) the Company’s ability to consolidate, merge or sell all or substantially all of its assets.

Senior Subordinated Notes

On June 17, 2002, the Company issued $53.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2013. The following table reconciles the $53.0 million Senior Subordinated Notes to the balance:

Aggregate principal amount issued on June 17, 2002	$53,000
Initial purchasers’ discount	(10,591)
Amortization through December 31, 2004	1,082

Balance at December 31, 2004	43,491
Amortization for the year ended December 31, 2005	566

Balance at December 31, 2005	$44,057

The net proceeds from the sale of the notes were approximately $40.7 million (after deducting the initial purchasers’ discount and related financing costs). Interest on the notes is paid semi-annually on June 15 and December 15 of each year, commencing on December 15, 2002. The notes mature on June 15, 2013 and are guaranteed by the Company’s domestic subsidiaries (see note 19). The notes are senior to all other subordinated debt and are unsecured. The Company, at its option, may redeem the notes on or after June 15, 2007, at specified redemption prices which range from 106.250% in 2007 to 100.0% in 2010 and thereafter. In addition, at any time prior to June 15, 2005, we may redeem up to 35% of the outstanding notes at a redemption price of 112.50% with the net proceeds of certain equity offerings. The indenture governing the notes contains certain restrictive covenants including limitations on (i) additional indebtedness, (ii) restricted payments, (iii) liens and guarantees, (iv) dividends and other payments, (v) preferred stock of subsidiaries,

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(vi) transactions with affiliates, (vii) sale and leaseback transactions, and (viii) the Company’s ability to consolidate, merge or sell all or substantially all of its assets.

Also in connection with the issuances of the senior secured notes and the senior subordinated notes, we recorded original issue discounts of $1.5 million and $3.0 million, respectively. Additionally, $7.6 million of value was allocated to the H&E Holdings’ limited liability company interests issued as part of the offering of the senior subordinated notes. The value allocated to these interests has been accounted for as additional original issue discount. The value allocated to the limited liability interests was based on an estimate of the relative fair values of these interests and the senior subordinated notes at the date of issuance. The original issue discounts are being amortized to interest expense over the lives of the respective notes using the effective interest rate method.

Senior Secured Credit Facility

In accordance with the amended senior secured credit facility, the Company may borrow up to $165 million depending upon the availability of borrowing base collateral consisting of eligible trade receivables, inventories, property and equipment, and other assets. The amended senior secured credit facility matures February 10, 2009. At December 31, 2005 the interest rate on the amended senior secured credit facility was LIBOR plus 225 basis points. The credit facility is senior to all other outstanding debt, secured by substantially all the assets of the Company, and is guaranteed by the Company’s domestic subsidiaries (see note 19). The balance outstanding on the amended senior secured credit facility as of December 31, 2005 was approximately $106.5 million. Additional borrowings available under the terms of the amended senior secured credit facility as of December 31, 2005, taking into account the standby letters of credit outstanding, totaled $50.3 million based on the borrowing base collateral value of assets. The average interest rate on outstanding borrowings for the year ended December 31, 2005 was 7.4% and the interest rate at December 31, 2005 was 7.75%.

If at any time an event of default exists, the interest rate on the amended senior secured credit facility will increase by 2.0% per annum. We are also required to pay a commitment fee equal to (i) 0.375% per annum of the average unused daily balance of the senior secured credit facility if the excess availability percentage as of the first day of any calendar month is greater than or equal to 75% or (ii) 0.25% per annum of the average unused daily balance of the senior secured credit facility, if the excess availability percentage as of the first day of any calendar month is less than 75%, payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year.

In accordance with the terms of the amended senior secured credit facility, we must maintain a minimum fixed charge coverage ratio of 1.10 to 1.00, which is tested at the end of each fiscal month only if a covenant liquidity event has occurred and is continuing.

As a result of the Company recording the estimated loss from litigation (see Note 12), on May 14, 2003, the Company’s senior secured credit agreement was amended to modify certain restrictive financial covenants and financial ratios. The credit agreement was amended to:

1. exclude the loss from litigation from the calculation of Company’s earnings before interest, taxes, depreciation and amortization.

2. adjust the maximum leverage ratio and the maximum adjusted leverage ratio, respectively, to 5.20x from 4.60x for the remaining term of the credit agreement. The minimum adjusted interest coverage ratio was adjusted to 1.25x from 1.45x through 2004. In 2005, the ratio increases to 1.30x with an additional increase to 1.40x in 2006 through the remainder of the agreement.

3. increase the maximum amount of letters of credit allowed under the amended senior secured credit facility to $30.0 million from $10.0 million.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. institute a pricing grid such that if excess availability (defined as the total borrowing base assets less total outstanding borrowings):

a. falls below $90.0 million, the interest rate and letter of credit fee increase by 25 basis points,

b. falls below $50.0 million, the interest rate and letter or credit fee increase an additional 25 basis points.

5. institute a $20.0 million block on availability based on the total borrowing base assets.

On May 14, 2003, the Company paid a loan amendment fee of $0.4 million that will be amortized over the remaining term of the loan.

On February 10, 2004, the Company’s senior secured credit agreement was amended to extend the maturity date and to modify certain restrictive financial covenants and financial ratios, providing additional liquidity. Principally, the amendment:

1. extends the maturity date of the senior secured credit facility to February 2009.

2. eliminates the maximum leverage ratio covenant.

3. increases the adjusted maximum leverage ratio covenant from 5.2x to 5.8x for each quarter in the first year; 5.7x for each quarter in the second year; 5.4x for each quarter in the third year; 5.3x for each quarter in the fourth year; and 5.2x for each quarter in the fifth year. The minimum adjusted interest coverage ratio is set at 1.25x for each quarter through 2005; 1.35x for each quarter in 2006 and 2007; and 1.40x for each quarter in 2008 and through the remaining term of the agreement.

4. increases the block on availability of assets from $20.0 million to $30.0 million based on the total borrowing base assets.

5. reduces the advance rate on rental fleet assets to 75 percent from 80 percent of orderly liquidation value.

On February 10, 2004, the Company paid a loan amendment fee of $0.8 million that is being amortized over the remaining term of the loan.

On October 26, 2004, the Company’s senior secured credit agreement was further amended to eliminate the requirement to provide separate collateral reports for the Company’s wholly-owned subsidiary, Great Northern Equipment, Inc. No amendment fee was paid related to this amendment.

On January 13, 2005, the Company further amended its senior secured credit agreement to increase the maximum amount of property and equipment capital expenditures from $5.0 million to $8.5 million during any fiscal year. No amendment fee was paid relating to this amendment.

On March 11, 2005, we amended the senior secured credit agreement dated June 17, 2002, governing our senior secured credit facility. Principally, the amendment:

•	lowers interest rates according to a pricing grid based upon daily average excess availability for the immediately preceding fiscal month. We elect interest at either (1) the Index rate (the higher of the prime rate, as determined pursuant to the amended credit agreement, and the federal funds rate plus 50 basis points) plus the applicable revolver Index margin per annum or the applicable LIBOR rate or (2) LIBOR rate, plus the applicable revolver LIBOR margin per each calendar month. With daily average excess availability equal to or more than $40 million, the LIBOR margin shall be 2.25% and the Index margin shall be .75%. If availability falls below $40 million and equal to or more than $25 million, the senior secured credit facility bears interest at a LIBOR margin of 2.50% and the Index margin shall be 1.00%. If availability is less than $25 million, the LIBOR margin will be 2.75% and

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Index margin shall be 1.25%. The commitment fee equal to .5% per annum in respect to un-drawn commitments remains unchanged;

•	decreases the block on availability of assets from $30.0 million to $15.0 million based on the total borrowing base assets; and

•	increases the advance rate on rental fleet assets to 80% of orderly liquidation value as defined in the senior secured credit agreement.

On March 29, 2005, we also amended the senior secured credit agreement to extend the requirement of the delivery of annual audited financial statements from March 31, 2005 until September 30, 2005. The Company paid no amendment fee relating to this amendment.

As of August 26, 2005, we were granted a waiver under our senior secured credit agreement, pursuant to which, our lenders have waived our non-compliance with, and the effects of our non-compliance under, various representations and non-financial covenants contained in the senior secured credit agreement affected by the accounting adjustments in connection with the restatement described in our annual report on Form 10-K for the year ended December 31, 2004, filed on September 29, 2005.

On October 13, 2005, we further amended the senior secured credit agreement. Principally, the amendment:

•	increases the aggregate revolving loan commitment from $150.0 million to our current amount of $165.0 million;

•	increases the block on availability of assets from $15.0 million to $16.5 million, based on the total borrowing base assets; and

•	increases the lien basket for purchase money indebtedness and conditional sale or other title retention agreements with respect to equipment, from $90.0 million to $125.0 million.

In connection with this amendment, we paid an amendment fee of approximately $0.1 million.

On November 16, 2005, we further amended the senior secured credit agreement to remove the $8.5 million limitation on property and equipment capital expenditures. We did not pay an amendment fee relating to this amendment.

On February 3, 2006, the senior secured credit agreement was amended primarily to (1) approve the merger of H&E Holdings and H&E LLC with and into H&E Equipment Services, Inc., with H&E Equipment Services, Inc. surviving the reincorporation merger as the operating company, and to effectuate H&E Equipment Services, Inc. as a “Borrower” under the terms of the senior secured credit facility; and (2) require the proceeds of certain stock and debt issuances in excess of $1,000,000 in the aggregate be used to prepay amounts outstanding under the senior secured credit facility in an amount equal to such proceeds. We did not pay an amendment fee relating to this amendment.

On March 20, 2006, the senior secured credit facility was further amended to (1) adjust the “Applicable Revolver Index Margin,” the “Applicable Revolver LIBOR Margin” and the “Applicable L/C Margin” to reflect tiered pricing based upon our monthly computed “Leverage Ratio” applied on a prospective basis commencing at least one day after the date of delivery to the Lenders of the monthly unaudited “Financial Statements” beginning after March 31, 2006; (2) adjust the “Applicable Unused Line Fee Margin” to reflect tiered pricing based upon our “Excess Availability Percentage” computed on the first day of a calendar month applied on a prospective basis commencing with the first adjustment to the “Applicable Revolver Index Margin” and “Applicable Revolver LIBOR Margin”; (3) eliminate the $16.5 million block on availability of assets; (4) revise the financial covenants to (i) add a covenant requiring maintenance of a minimum “Fixed Charge Coverage Ratio” of 1.10 to 1.00, which is tested at the end of each fiscal month only if a “Covenant

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidity Event” has occurred and is then continuing and (ii) eliminate all other “Financial Covenants”; and (5) revise the definitions of various other capitalized terms contained within the original senior secured credit agreement. In connection with this amendment, we paid fees to the Lenders of $190,000.

As of December 31, 2005, the Company was in compliance with all covenants associated with its debt.

On February 6, 2006, we used a portion of the proceeds from the IPO to pay $96.6 million of our total outstanding principal indebtedness related to the senior secured credit facility. Accrued interest in the amount of $0.2 million was subsequently paid in March 2006. At March 22, 2006, we had no borrowings under the senior secured credit facility and we had $156.7 million of borrowing availability, net of issued letters of credit.

(11)	Income Taxes

Income tax provision (benefit) for the years ended December 31, 2005, 2004 and 2003, consists of:

	Current	Deferred	Total

Year ended December 31, 2005:
U.S. Federal	$25	$645	$670
State	3	—	3

	$28	$645	$673

Year ended December 31, 2004:
U.S. Federal	$—	$—	$—
State	—	—	—

	$—	$—	$—

Year ended December 31, 2003:
U.S. Federal	$67	$(5,717)	$(5,650)
State	(44)	—	(44)

	$23	$(5,717)	$(5,694)

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004

Deferred tax assets:
Accounts receivable	$898	$1,038
Inventories	370	566
Net operating losses	55,621	52,473
AMT credit	857	832
Sec 263A costs	885	629
Accrued liabilities	1,997	8,906
Deferred compensation	2,366	2,366
Accrued interest	2,089	1,651
Interest expense-high yield debt	—	—
Other assets	401	520

	65,484	68,981
Valuation allowance	(8,246)	(19,099)

	57,238	49,882
Deferred tax liabilities:
Property and equipment	(55,718)	(47,901)
Investments	(1,520)	(1,520)
Goodwill	(645)	(461)

	(57,883)	(49,882)

Net deferred tax liabilities	$(645)	$—

At December 31, 2005, the Company recorded an approximate $645 deferred tax liability associated with a temporary difference between the book and tax treatment of the approximate $5.4 million of goodwill acquired in a prior acquisition. Such goodwill is deductible for tax purposes over its estimated 15-year useful life, whereas for book purposes, it is not amortized but rather evaluated for impairment on at least an annual basis in accordance with SFAS 142. Therefore, due to the indeterminate reversal period of the underlying cumulative difference for book purposes, the associated deferred tax liability has not been netted against the Company’s deferred tax assets for purposes of estimating its deferred tax valuation allowance as of December 31, 2005. Rather, the associated deferred tax liability has been recorded at its gross value until such time that the related temporary difference reverses for book purposes, if ever.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between income taxes computed using statutory federal income tax rates and the effective corporate rates are as follows for the years ended December 31, 2005, 2004 and 2003:

	December 31,
	2005	2004	2003

Computed tax at statutory rate of 34%	$9,803	$(4,670)	$(17,593)
Permanent items — other	501	(629)	411
Permanent Items — excess of tax deductible goodwill	(2,069)	—	—
State income tax — net of federal tax effect	1,147	(594)	(1,446)
Change in valuation allowance	(10,853)	5,643	13,456
Prior year deferred tax revisions	2,321	—	—
Other	(177)	250	(522)

	$673	$—	$(5,694)

At December 31, 2005, the Company had available net operating loss carryforwards of approximately $161.6 million, which expire in varying amounts from 2019 through 2024. The Company also had federal alternative minimum tax credit carryforwards at December 31, 2005 of approximately $0.9 million which do not expire. The utilization of all or some of these loss carryforwards will be limited pursuant to Internal Revenue Code Section 382 as a result of ownership changes.

Management has concluded that it is more likely than not that the Company will not have sufficient taxable income within the carryback and carryforward periods permitted by the current law to allow for the utilization of certain carryforwards and other tax attributes. Therefore, a valuation allowance of $8.2 million has been established to reduce the deferred tax assets as of December 31, 2005.

(12)	Commitments and Contingencies

Operating Leases

The Company leases certain property and rental equipment under non-cancelable operating lease agreements expiring at various dates through 2018. Rent expense on property and rental equipment under non-cancelable operating lease agreements for the years ended December 31, 2005, 2004 and 2003 amounted to approximately $21,095, $23,324 and $24,343, respectively.

Future minimum operating lease payments, in the aggregate, existing at December 31, 2005 for each of the next five years ending December 31 are as follows:

2006	$21,374
2007	18,144
2008	4,325
2009	2,705
2010	2,382
Thereafter	11,816

$60,746

Legal Matters

In July 2000, one of our competitors, Sunbelt Rentals, Inc., brought claims against us in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg alleging, among other things, that in connection with our hiring of former employees of the plaintiff there occurred a

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

misappropriation of trade secrets, unfair trade practices and interference with prospective advantages. In May 2003, the Court ruled in favor of the plaintiff in the amount of $17.4 million. Consequently, we recorded an expense of $17.4 million in connection with this claim in 2003. We subsequently appealed the judgment. In conjunction with the appeal and in accordance with the Court’s ruling, we posted and filed an irrevocable standby letter of credit for $20.1 million, representing the amount of the judgment plus $2.7 million in anticipated statutory interest (8%) for the twenty-four months while the judgment was to be appealed. On October 18, 2005, the Court of Appeals of North Carolina denied our appeal.

We did not pursue any additional appeals and, on November 23, 2005, we entered into a settlement agreement with Sunbelt Rentals, Inc. to pay the full amount of the irrevocable standby letter of credit. We made this payment on November 28, 2005. This payment of damages did not cause a default or an event of acceleration under our senior secured credit facility, senior secured notes or senior subordinated notes.

We are also involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these various matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Employment Contracts

We have entered into an employment contract with an officer of the Company, which provides for annual payments to the officer, subject to continued employment with the Company. The employment contracts mature on December 31, 2006 and require aggregate annual payments of approximately $500 with bonuses at the discretion of the Board of Directors.

Letters of Credit

The Company had outstanding letters of credit totaling $8,258 and $27,067 as of December 31, 2005 and 2004, respectively.

(13)	Employee Benefit Plan

We offer substantially all of our employees participation in a qualified 401(k)/profit-sharing plan in which we match employee contributions up to predetermined limits for qualified employees as defined by the plan. For the years ended December 31, 2005, 2004 and 2003, we contributed $858, $739 and $657, respectively, to this plan.

(14)	Deferred Compensation Plans

In 2001 we assumed nonqualified employee deferred compensation plans under which certain employees had previously elected to defer a portion of their annual compensation. Participants in the plans can no longer defer compensation. Compensation previously deferred under the plans is payable upon the termination, disability or death of the participants. One of the plans accumulates interest each year at a bank’s prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2005 plan year was 5.25% percent. The aggregate deferred compensation payable (including accrued interest of $1,696) at December 31, 2005 was $2,734. The other plan accumulates interest each year at 8.50%. The aggregate deferred compensation payable (including accrued interest of $303) at December 31, 2005 was $490.

We also assumed in 2001, in connection with an acquisition, a liability for subordinated deferred compensation for certain officers and members of the Company. Compensation deferred is payable in December 2013 and is subordinate to all other debt. Interest is accrued quarterly at a rate of 13.0% per annum. The aggregate deferred compensation payable (including accrued interest of $3,498) at December 31, 2005

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was $8,498. As further described in note 20, H&E Inc. subsequently paid $8.6 million (including $3.6 million in accrued interest) of this deferred compensation.

(15)	Related Party Transactions

John M. Engquist, our Chief Executive Officer and President, and his sister, Kristan Engquist Dunne, each have a 29.2% beneficial ownership interest in a joint venture, from which we lease our Baton Rouge, Louisiana and Kenner, Louisiana facilities. Mr. Engquist’s mother, Ruby Lee Engquist, beneficially owns 25% of such venture. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts the remaining 16.6% of such joint venture. In 2005, 2004 and 2003, we paid such entity a total of approximately $329, $329, and $297, respectively, in lease payments.

Mr. Engquist has a 62.5% ownership interest in T&J Partnership and J&T Company, from which we lease our Shreveport, Louisiana and Lake Charles, Louisiana facilities. Mr. Engquist’s mother beneficially owns 25% of such entities. Kristan Engquist Dunne owns the remaining 12.5% of such entities. In 2005, 2004 and 2003, we paid such entities a total of approximately $160, $207 and $186, respectively, in lease payments. In January 2005, J&T Company sold the Lake Charles, Louisiana parcel to an unaffiliated third party.

Mr. Engquist and his wife, Martha Engquist, each hold a 50% ownership interest in John Engquist LLC, from which we lease our Alexandria, Louisiana facility. In 2005, 2004 and 2003, we paid such entity a total of approximately $71, $53 and $48, respectively, in lease payments.

We charter an aircraft from Gulf Wide Aviation, in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate to Gulf Wide Aviation for the use of the aircraft by various members of our management. In addition, a portion of one pilot’s salary is paid by us. In 2005, 2004 and 2003, our payments in respect of charter costs to Gulf Wide Aviation and salary to the pilot totaled approximately $408, $273 and $244, respectively. The Company had a receivable from the charter aircraft company of approximately $177 and $63 as of December 31, 2005 and 2004, respectively. Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage. Mr. Engquist’s mother and sister each have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. Perkins-McKenzie brokers a substantial portion of our liability insurance. As the broker, Perkins-McKenzie receives from our insurance provider as a commission a portion of the premiums we paid to our insurance provider. In 2005, 2004 and 2003, our payments to Perkins-McKenzie totaled approximately $5,366, $5,531 and $5,694, respectively.

We purchase products and services from, and sell products and services to, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. In 2005, 2004 and 2003, our purchases totaled approximately $138, $129 and $573, respectively, and our sales totaled approximately $133, $64 and $194, respectively. Amounts owed this equipment company were $5 and $9, and amounts due from this equipment company were $30 and $21 as of December 31, 2005 and 2004, respectively.

We owed companies related through common ownership $7 at December 31, 2003. We had no sales transactions with these affiliated companies during 2005, 2004 and 2003.

Don M. Wheeler, an equity holder, has an ownership interest and controls Silverado Investments, Wheeler Investments and WG LLC, from which we lease our Salt Lake City, Utah, Colorado Springs, Colorado, Phoenix, Arizona, Tucson, Arizona and Denver, Colorado facilities. In 2005, 2004 and 2003, our lease payments to such entities totaled approximately $1,362, $1,358 and $1,437, respectively.

Dale W. Roesener, Vice President, Fleet Management, has a 47.6% ownership interest in Aero SRD LLC, from which we lease our Las Vegas, Nevada facility. In 2005, 2004 and 2003, our lease payments to such entity totaled approximately $506, $489 and $519, respectively.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the recapitalization of Head & Engquist in 1999, we entered into a $3.0 million consulting and non-competition agreement with Thomas R. Engquist, the father of John M. Engquist, our Chief Executive Officer and President. The agreement provided for total payments over a ten-year term, payable in increments of $25,000 per month. Mr. Engquist was obligated to provide us consulting services and was to comply with the non-competition provision set forth in the Recapitalization Agreement between us and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the term of the agreement, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be paid to his heirs (including John M. Engquist). Due to Mr. Engquist’s passing away during 2003, we will not be provided with any further consulting services. Therefore, we recorded a $1.3 million during 2003 for the present value of the remaining future payments. The total amount paid under this agreement was $300 for each of the years ended December 31, 2005, 2004 and 2003. As of December 31, 2005, the present value of the balance for this obligation amounted to $869.

In 2001, we entered into a management agreement with BRS and its affiliates payable in the lesser of $2 million annually or 1.75% of annual earnings before interest, taxes, depreciation and amortization, excluding operating lease expense, plus all reasonable out-of-pocket expenses. The total amount paid to BRS and its affiliates under the management agreement for the years ended December 31, 2005, 2004 and 2003 was $2,017, $1,537 and $1,549, respectively. The Company had a receivable from BRS and its affiliates of $229 as of December 31, 2005. In February 2006, we used a portion of the proceeds from our initial public offering to pay $8.0 million to terminate the BRS management agreement.

The Company has consulting and noncompetition agreements with two former stockholders of Coastal Equipment, Inc., acquired in 1999, for $1,000, payable in four annual installments of $250 beginning March 1, 2000 and ending March 31, 2003.

During the years ended December 31, 2005, 2004 and 2003, the Company expensed a combined total of $978, $975, and $766, respectively for interest earned under a deferred compensation plan for Gary W. Bagley, our Chairman, and Kenneth R. Sharp, Jr., an executive officer.

Mr. Engquist’s son is an employee and received compensation of approximately $140 and $83 in 2005 and 2004, respectively.

Bradley W. Barber’s brother was an employee and received compensation of approximately $58 and $63 in 2005 and 2004, respectively.

(16)	Earnings per Share

Earnings per common share for the years ended December 31, 2005, 2004 and 2003 are based on the weighted average number of common shares outstanding during the period. All references to common stock share and per share amounts included in our consolidated statements of operations for the years ended December 31, 2005, 2004 and 2003 have been retroactively adjusted to reflect the Reorganization Transactions as if the Reorganization Transactions had taken place as of the beginning of the earliest period presented. The following table sets forth the computation of basis and diluted net income per common share for the years ended December 31, 2005, 2004 and 2003 (dollars in thousands, except per share amounts).

	Year Ended December 31,
	2005	2004	2003

Net income (loss)	$28,160	$(13,737)	$(46,051)
Weighted average number of common shares outstanding — basic and diluted	25,492	25,492	25,492
Net income (loss) per common share — basic and diluted	$1.10	$(0.54)	$(1.81)

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(17)	Quarterly Financial Data (Unaudited)

The following is a summary of quarterly financial results for the years ended December 31, 2005 and 2004:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2005:
Net revenues	$128,550	$137,730	$148,456	$185,474
Operating income	$10,965	$14,705	$18,697	$25,916
Net income	$951	$4,293	$8,225	$14,691
Net income per common share	$0.04	$0.17	$0.32	$0.58
2004:
Net revenues	$111,956	$113,691	$120,974	$131,551
Operating income	$812	$4,627	$8,943	$11,588
Net income (loss)	$(9,048)	$(5,104)	$(1,207)	$1,622
Net income (loss) per common share	$(0.35)	$(0.20)	$(0.05)	$0.06

Amounts per common share as shown above have been subject to rounding adjustments. Accordingly, the rounded amounts when aggregated may not be the arithmetic aggregation for the actual per common share amounts as presented in the consolidated statements of operations for the respective years.

(18)	Segment Information

We have identified five reportable segments: equipment rentals, new equipment sales, used equipment sales, parts sales and service revenue. These segments are based upon how management of the Company allocates resources and assesses performance. Non-segmented revenues and non-segmented costs relate to equipment support activities including transportation, hauling, parts freight and damage-waiver charges and are not allocated to the other reportable segments. There were no sales between segments for any of the periods presented. Selling, general, and administrative expenses as well as all other income and expense items below gross profit are not generally allocated to reportable segments.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company does not compile discrete financial information by its segments other than the information presented below. The following table presents information about the Company’s reportable segments:

	Years Ended December 31,
	2005	2004	2003

Revenues:
Equipment rentals	$190,794	$160,342	$153,851
New equipment sales	156,341	116,907	81,692
Used equipment sales	111,139	84,999	70,926
Parts sales	70,066	58,014	53,658
Service revenue	41,485	33,696	33,349

Total segmented revenues	569,825	453,958	393,476
Non-segmented revenues	30,385	24,214	20,510

Total revenues	$600,210	$478,172	$413,986

Gross Profit:
Equipment rentals	$89,233	$60,086	$48,911
New equipment sales	19,172	12,796	8,464
Used equipment sales	26,443	17,093	12,781
Parts sales	20,451	16,514	14,572
Service revenue	26,068	20,831	20,306

Total gross profit from revenues	181,367	127,320	105,034
Non-segmented gross profit (loss)	234	(4,032)	(5,923)

Total gross profit	$181,601	$123,288	$99,111

	December 31,
	2005	2004

Segment identified assets:
Equipment sales	$62,344	$39,928
Equipment rentals	308,036	243,630
Parts and service	18,749	16,882

Total segment identified assets	389,129	300,440
Non-segment identified assets	141,568	108,229

Total assets	$530,697	$408,669

The Company operates primarily in the United States and had minimal international sales for any of the periods presented. No one customer accounted for more than 10% of the Company’s revenues on an overall or segment basis for any of the periods presented.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(19)	Condensed Consolidating Financial Information of Guarantor Subsidiaries

All of the indebtedness of H&E Equipment Services L.L.C. is guaranteed by GNE Investments, Inc. and its wholly-owned subsidiary Great Northern Equipment, Inc. The guarantor subsidiaries are all wholly-owned and the guarantees, made on a joint and several basis, are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). There are no restrictions on H&E Equipment Services’ ability to obtain funds from the guarantor subsidiaries by dividend or loan.

The condensed consolidating financial statements of H&E Equipment Services L.L.C. and its subsidiaries are included below. The condensed financial statements for H&E Finance Corp., the subsidiary co-issuer, is not presented because H&E Finance Corp. has no assets or operations.

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2005
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

ASSETS:
Cash	$5,610	$17	$—	$5,627
Receivables, net	95,427	4,096	—	99,523
Inventories, net	76,533	4,560	—	81,093
Prepaid expenses and other assets	1,378	—	—	1,378
Rental equipment, net	298,708	9,328	—	308,036
Property and equipment, net	17,526	758	—	18,284
Deferred financing costs, net	8,184	—	—	8,184
Investment in guarantor subsidiaries	7,025	—	(7,025)	—
Goodwill	8,572	—	—	8,572

Total assets	$518,963	$18,759	$(7,025)	$530,697

LIABILITIES AND MEMBER’S EQUITY (DEFICIT):
Amount due on senior secured credit facility	$102,980	$3,471	$—	$106,451
Accounts payable	149,901	—	—	149,901
Accrued expenses payable and other liabilities	22,696	102	—	22,798
Intercompany balance	(8,161)	8,161	—	—
Related party obligation	869	—	—	869
Notes payable	521	—	—	521
Senior secured notes, net of discount	198,873	—	—	198,873
Senior subordinated notes, net of discount	44,057	—	—	44,057
Deferred income taxes	645	—	—	645
Deferred compensation payable	11,722	—	—	11,722

Total liabilities	524,103	11,734	—	535,837
Members’ equity (deficit)	(5,140)	7,025	(7,025)	(5,140)

Total liabilities and members’ equity (deficit)	$518,963	$18,759	$(7,025)	$530,697

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2004
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

ASSETS:
Cash	$3,334	$24	$—	$3,358
Receivables, net	66,434	2,468	—	68,902
Inventories, net	52,641	4,170	—	56,811
Prepaid expenses and other assets	1,044	—	—	1,044
Rental equipment, net	231,330	12,300	—	243,630
Property and equipment, net	15,615	486	—	16,101
Deferred financing costs, net	10,251	—	—	10,251
Investment in guarantor subsidiaries	5,238	—	(5,238)	—
Goodwill	8,572	—	—	8,572

Total assets	$394,459	$19,448	$(5,238)	$408,669

LIABILITIES AND MEMBER’S EQUITY (DEFICIT):
Amount due on senior secured credit facility	$51,822	$3,471	$—	$55,293
Accounts payable	92,592	—	—	92,592
Accrued expenses payable and other liabilities	20,804	115	—	20,919
Intercompany balance	(10,624)	10,624	—	—
Accrued loss from litigation	17,434	—	—	17,434
Related party obligation	1,062	—	—	1,062
Notes payable	727	—	—	727
Senior secured notes, net of discount	198,761	—	—	198,761
Senior subordinated notes, net of discount	43,491	—	—	43,491
Capital lease obligations	1,120	—	—	1,120
Deferred compensation payable	10,570	—	—	10,570

Total liabilities	427,759	14,210	—	441,969

Members’ equity (deficit)	(33,300)	5,238	(5,238)	(33,300)

Total liabilities and members’ equity (deficit)	$394,459	$19,448	$(5,238)	$408,669

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2005
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Revenues:
Equipment rentals	$183,391	$7,403	$—	$190,794
New equipment sales	150,593	5,748	—	156,341
Used equipment sales	103,961	7,178	—	111,139
Parts sales	67,877	2,189	—	70,066
Service revenue	40,176	1,309	—	41,485
Other	29,182	1,203	—	30,385

Total revenues	575,180	25,030	—	600,210

Cost of revenues:
Rental depreciation	52,177	2,357	—	54,534
Rental expense	45,995	1,032	—	47,027
New equipment sales	132,308	4,861	—	137,169
Used equipment sales	79,442	5,254	—	84,696
Parts sales	48,092	1,523	—	49,615
Service revenue	15,035	382	—	15,417
Other	28,940	1,211	—	30,151

Total cost of revenues	401,989	16,620	—	418,609

Gross profit:
Equipment rentals	85,219	4,014	—	89,233
New equipment sales	18,285	887	—	19,172
Used equipment sales	24,519	1,924	—	26,443
Parts sales	19,785	666	—	20,451
Service revenue	25,141	927	—	26,068
Other	242	(8)	—	234

Gross profit	173,191	8,410	—	181,601

Selling, general and administrative expenses	105,982	5,427	—	111,409
Equity in loss of guarantor subsidiaries	1,787	—	(1,787)	—
Gain on sale of property and equipment	58	33	—	91

Income (loss) from operations	69,054	3,016	(1,787)	70,283

Other income (expense):
Interest expense	(40,583)	(1,239)	—	(41,822)
Other, net	362	10	—	372

Total other expense, net	(40,221)	(1,229)	—	(41,450)

Income before income taxes	28,833	1,787	(1,787)	28,833
Income tax provision	673	—	—	673

Net income	$28,160	$1,787	$(1,787)	$28,160

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2004
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Revenues:
Equipment rentals	$154,333	$6,009	$—	$160,342
New equipment sales	112,790	4,117	—	116,907
Used equipment sales	80,248	4,751	—	84,999
Parts sales	56,331	1,683	—	58,014
Service revenue	32,607	1,089	—	33,696
Other	23,421	793	—	24,214

Total revenues	459,730	18,442	—	478,172

Cost of revenues:
Rental depreciation	47,650	1,940	—	49,590
Rental expense	49,520	1,146	—	50,666
New equipment sales	100,628	3,483	—	104,111
Used equipment sales	64,384	3,522	—	67,906
Parts sales	40,343	1,157	—	41,500
Service revenue	12,532	333	—	12,865
Other	27,084	1,162	—	28,246

Total cost of revenues	342,141	12,743	—	354,884

Gross profit:
Equipment rentals	57,163	2,923	—	60,086
New equipment sales	12,162	634	—	12,796
Used equipment sales	15,864	1,229	—	17,093
Parts sales	15,988	526	—	16,514
Service revenue	20,075	756	—	20,831
Other	(3,663)	(369)	—	(4,032)

Gross profit	117,589	5,699	—	123,288

Selling, general and administrative expenses	93,499	4,026	—	97,525
Loss from litigation	—	—	—	—
Related party expense	—	—	—	—
Equity in loss of guarantor subsidiaries	774	—	(774)	—
Gain on sale of property and equipment	183	24	—	207

Income from operations	25,047	1,697	(774)	25,970

Other income (expense):
Interest expense	(38,919)	(937)	—	(39,856)
Other, net	135	14	—	149

Total other expense, net	(38,784)	(923)	—	(39,707)

Income (loss) before income taxes	(13,737)	774	(774)	(13,737)
Income tax provision	—	—	—	—

Net income (loss)	$(13,737)	$774	$(774)	$(13,737)

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

	Year Ended December 31, 2003
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Revenues:
Equipment rentals	$149,092	$4,759	$—	$153,851
New equipment sales	79,534	2,158	—	81,692
Used equipment sales	66,948	3,978	—	70,926
Parts sales	52,278	1,380	—	53,658
Service revenue	32,479	870	—	33,349
Other	19,940	570	—	20,510

Total Revenues	400,271	13,715	—	413,986

Cost of revenues:
Rental depreciation	53,447	1,797	—	55,244
Rental expense	48,762	934	—	49,696
New equipment sales	71,286	1,942	—	73,228
Used equipment sales	55,219	2,926	—	58,145
Parts sales	38,117	969	—	39,086
Service revenue	12,748	295	—	13,043
Other	25,685	748	—	26,433

Total cost of revenues	305,264	9,611	—	314,875

Gross profit:
Equipment rentals	46,883	2,028	—	48,911
New equipment sales	8,248	216	—	8,464
Used equipment sales	11,729	1,052	—	12,781
Parts sales	14,161	411	—	14,572
Service revenue	19,731	575	—	20,306
Other	(5,745)	(178)	—	(5,923)

Gross profit	95,007	4,104	—	99,111

Selling, general and administrative expenses	89,379	3,675	—	93,054
Loss from litigation	17,434	—	—	17,434
Related party expense	1,275	—	—	1,275
Equity in loss of guarantor subsidiaries	(377)	—	377	—
Gain on sale of property and equipment	42	38	—	80

Income (loss) from operations	(13,416)	467	377	(12,572)

Other income (expense):
Interest expense	(38,547)	(847)	—	(39,394)
Other, net	218	3	—	221

Total other expense, net	(38,329)	(844)	—	(39,173)

Loss before income taxes	(51,745)	(377)	377	(51,745)
Income tax provision	(5,694)	—	—	(5,694)

Net loss	$(46,051)	$(377)	$377	$(46,051)

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2005
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Cash flows from operating activities:
Net income	$28,160	$1,787	$(1,787)	$28,160
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation on property and equipment	5,023	209	—	5,232
Depreciation on rental equipment	52,177	2,357	—	54,534
Amortization of other intangible assets	94	—	—	94
Amortization of loan discounts and deferred financing costs	2,744	—	—	2,744
Provision for losses on accounts receivable	1,396	112	—	1,508
Provision for obsolescence	30	—	—	30
Gain on sale of property and equipment	(124)	33	—	(91)
Gain on sale of rental equipment	(25,164)	1,821	—	(23,343)
Provision for deferred taxes	645	—	—	645
Equity in earnings of guarantor subsidiaries	(1,787)	—	1,787	—
Changes in operating assets and liabilities:
Receivables, net	(30,388)	(1,740)	—	(32,128)
Inventories, net	(33,578)	(10,581)	—	(44,159)
Prepaid expenses and other assets	(335)	—	—	(335)
Accounts payable	57,309	—	—	57,309
Accrued expenses payable and other liabilities	1,999	(13)	—	1,986
Intercompany balance	2,463	(2,463)	—	—
Accrued loss from litigation	(17,434)	—	—	(17,434)
Deferred compensation payable	1,152	—	—	1,152

Net cash provided by (used in) operating activities	44,382	(8,478)	—	35,904

Cash flows from investing activities:
Purchases of property and equipment	(7,732)	(551)	—	(8,283)
Purchases of rental equipment	(165,133)	2,353	—	(162,780)
Proceeds from sale of property and equipment	923	37	—	960
Proceeds from sale of rental equipment	80,396	6,632	—	87,028

Net cash provided by (used in) investing activities	(91,546)	8,471	—	(83,075)

Cash flows from financing activities:
Payment of deferred financing costs	(92)	—	—	(92)
Borrowings on senior secured credit facility	616,518	—	—	616,518
Payments on senior secured credit facility	(565,360)	—	—	(565,360)
Payment of related party obligation	(300)	—	—	(300)
Principal payments of notes payable	(206)	—	—	(206)
Payments on capital lease obligations	(1,120)	—	—	(1,120)

Net cash provided by (used in) financing activities	49,440	—	—	49,440

Net (decrease) increase in cash	2,276	(7)	—	2,269
Cash, beginning of year	3,334	24	—	3,358

Cash, end of year	$5,610	$17	$—	$5,627

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2004
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Cash flows from operating activities:
Net income (loss)	$(13,737)	$774	$(774)	$(13,737)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation on property and equipment	3,493	149	—	3,642
Depreciation on rental equipment	46,666	2,924	—	49,590
Amortization of other intangible assets	295	—	—	295
Amortization of loan discounts and deferred financing costs	2,627	—	—	2,627
Provision for losses on accounts receivable	1,341	54	—	1,395
Provision for obsolescence	240	—	—	240
Gain on sale of property and equipment	(183)	(24)	—	(207)
Gain on sale of rental equipment	(14,112)	(1,118)	—	(15,230)
Equity in loss of guarantor subsidiaries	(774)	—	774	—
Changes in operating assets and liabilities:
Receivables, net	(6,457)	(1,225)	—	(7,682)
Inventories, net	(14,752)	(7,511)	—	(22,263)
Prepaid expenses and other assets	1,477	—	—	1,477
Accounts payable	1,146	—	—	1,146
Accrued expenses payable and other liabilities	4,719	(45)	—	4,674
Intercompany balance	(7,800)	7,800	—	—
Accrued loss from litigation	—	—	—	—
Deferred compensation payable	(328)	—	—	(328)

Net cash provided by operating activities	3,861	1,778	—	5,639

Cash flows from investing activities:
Purchases of property and equipment	(4,176)	(382)	—	(4,558)
Purchases of rental equipment	(68,117)	(4,823)	—	(72,940)
Proceeds from sale of property and equipment	322	27	—	349
Proceeds from sale of rental equipment	61,187	4,209	—	65,396

Net cash used in investing activities	(10,784)	(969)	—	(11,753)

Cash flows from financing activities:
Payment of deferred financing costs	(887)	—	—	(887)
Borrowings on senior secured credit facility	479,756	—	—	479,756
Payments on senior secured credit facility	(467,613)	(808)	—	(468,421)
Payment of related party obligation	(300)	—	—	(300)
Principal payments of notes payable	(336)	—	—	(336)
Payments on capital lease obligations	(4,231)	—	—	(4,231)

Net cash provided by (used in) financing activities	6,389	(808)	—	5,581

Net (decrease) increase in cash	(534)	1	—	(533)
Cash, beginning of year	3,868	23		3,891

Cash, end of year	$3,334	$24	$—	$3,358

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended December 31, 2003
	H&E
	Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated

Cash flows from operating activities:
Net loss	$(46,051)	$(377)	$377	$(46,051)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation on property and equipment	3,827	88	—	3,915
Depreciation on rental equipment	53,447	1,797	—	55,244
Amortization of loan discounts and deferred financing costs	2,394	—	—	2,394
Provision for losses on accounts receivable	1,209	60	—	1,269
Provision for obsolescence	612	—	—	612
Provision for deferred taxes	(5,717)	—	—	(5,717)
Gain on sale of property and equipment	(42)	(38)	—	(80)
Gain on sale of rental equipment	(10,200)	(961)	—	(11,161)
Equity in loss of guarantor subsidiaries	377	—	(377)	—
Changes in operating assets and liabilities:
Receivables, net	2,215	(954)	—	1,261
Inventories, net	(4,462)	(518)	—	(4,980)
Prepaid expenses and other assets	(580)	4	—	(576)
Accounts payable	321	(88)	—	233
Accrued expenses payable and other liabilities	4,742	140	—	4,882
Intercompany balance	(5,056)	5,056	—	—
Accrued loss from litigation	17,434	—	—	17,434
Deferred compensation payable	665	—	—	665

Net cash provided by operating activities	15,135	4,209	—	19,344

Cash flows from investing activities:
Purchases of property and equipment	(2,256)	(227)	—	(2,483)
Purchases of rental equipment	(23,890)	(6,698)	—	(30,588)
Proceeds from sale of property and equipment	2,654	46	—	2,700
Proceeds from sale of rental equipment	47,707	3,572	—	51,279

Net cash provided by (used in) investing activities	24,215	(3,307)	—	20,908

Cash flows from financing activities:
Payment of deferred financing costs	(1,089)	—	—	(1,089)
Borrowings on senior secured credit facility	385,504	—	—	385,504
Payments on senior secured credit facility	(417,324)	(946)	—	(418,270)
Payment of related party obligation	(75)	—	—	(75)
Principal payments of notes payable	(339)	—	—	(339)
Payments on capital lease obligations	(5,490)	—	—	(5,490)

Net cash used in financing activities	(38,813)	(946)	—	(39,759)

Net increase (decrease) in cash	537	(44)	—	493
Cash, beginning of year	3,331	67	—	3,398

Cash, end of year	$3,868	$23	$—	$3,891

H&E EQUIPMENT SERVICES L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(20)	Subsequent Events (unaudited)

In connection with our initial public offering of our common stock in February 2006, we converted H&E Equipment Services, L.L.C., a Louisiana limited liability company and the wholly-owned subsidiary of H&E Holdings LLC, into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E Equipment Services, L.L.C. (“H&E LLC”). In order to have an operating Delaware corporation as the issuer for our initial public offering H&E Equipment Services, Inc. was formed as a Delaware corporation and a wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of the initial public offering on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company.

We completed an initial public offering of our common stock, par value $.01 per share, on February 3, 2006. Credit Suisse Securities (USA) LLC and UBS Securities LLC acted as lead managers in the offering. In the offering, we sold 12,578,125 shares for an aggregate offering price of $226.4 million. These shares were registered for sale under the Securities Act of 1933, as amended, pursuant to our Registration Statements on Form S-1 (File numbers 333-128996 and 333-131390), which were declared effective by the Securities and Exchange Commission on January 30, 2006.

Net proceeds to us, after deducting underwriting discounts and commissions and offering expenses, totaled approximately $207.0 million. Aggregate underwriting discounts and commissions totaled approximately $7.9 million. Aggregate offering expenses totaled approximately $3.6 million.

We used the net offering proceeds to us of $207.0 million as follows:

•	$56.9 million to complete our acquisition of Eagle on February 28, 2006. For information on the Eagle acquisition, see “Summary — Recent Developments”;

•	$30.3 million to purchase rental equipment under operating leases;

•	$8.6 million to pay deferred compensation owed to one of our current executives and a former executive; and

•	$96.6 million to repay outstanding principal indebtedness under our senior secured credit facility.

Additionally, we paid $8.0 million to Bruckmann, Rosser, Sherrill & Co., L.L.C. (an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., two of our principal stockholders) to terminate a management services agreement. We intend to use the remaining net proceeds of approximately $6.6 million for general corporate purposes.

SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2005, 2004 and 2003

		Additions
	Balance at	Charged to		Balance at
	Beginning of	Costs and	Recoveries	End of
Description	Year	Expenses	(Deductions)	Year
	(Dollars in thousands)

Year Ended December 31, 2005
Allowance for doubtful accounts receivable	$2,732	$1,508	$(1,876)	$2,364
Allowance for inventory obsolescence	1,490	30	(545)	975
Deferred tax asset reserve	19,099	645	(11,498)	8,246

	$23,321	$2,183	$(13,919)	$11,585

Year Ended December 31, 2004
Allowance for doubtful accounts receivable	$3,188	$1,395	$(1,851)	$2,732
Allowance for inventory obsolescence	1,235	240	15	1,490
Deferred tax asset reserve	13,456	—	5,643	19,099

	$17,879	$1,635	$(3,807)	$23,321

Year Ended December 31, 2003
Allowance for doubtful accounts receivable	$3,609	$1,269	$(1,690)	$3,188
Allowance for inventory obsolescence	1,139	612	(516)	1,235
Deferred tax asset reserve	—	(5,717)	19,173	13,456

	$4,748	$(3,836)	$(16,967)	$17,879

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Balances at
	June 30,	December 31,
	2006	2005
	(Unaudited)
	(Amounts in thousands, except share amounts)

ASSETS
Cash and cash equivalents	$24,641	$5,627
Receivables, net of allowance for doubtful accounts of $2,586 and $2,364, respectively	107,901	99,523
Inventories, net of reserve for obsolescence of $849 and $975, respectively	112,366	81,093
Prepaid expenses and other assets	3,126	1,378
Rental equipment, net of accumulated depreciation of $142,001 and $133,943, respectively	393,445	308,036
Property and equipment, net of accumulated depreciation of $23,997 and $21,142, respectively	28,122	18,284
Deferred financing costs and other intangible assets, net of accumulated amortization of $8,006 and $7,250, respectively	7,286	8,184
Goodwill	30,454	8,572

Total assets	$707,341	$530,697

LIABILITIES, MEMBERS’ DEFICIT AND STOCKHOLDERS’ EQUITY
Liabilities:
Amounts due on senior secured credit facility	$—	106,451
Accounts payable	77,411	56,173
Manufacturer flooring plans payable	116,983	93,728
Accrued expenses payable and other liabilities	29,988	22,798
Related party obligation	764	869
Notes payable	1,190	521
Senior secured notes, net of original issue discount of $1,066 and $1,127, respectively	198,934	198,873
Senior subordinated notes, net of original issue discount of $8,624 and $8,943, respectively	44,376	44,057
Deferred income taxes	8,561	645
Deferred compensation payable	3,158	11,722

Total liabilities	$481,365	$535,837

Commitments and contingencies
Members’ deficit	—	(5,140)
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; no shares issued at June 30, 2006 and December 31, 2005, respectively	—	—
Common stock, $0.01 par value, 175,000,000 shares authorized; 38,192,094 and no shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	382	—
Additional paid-in capital	204,021	—
Retained earnings	21,573	—

Total stockholders’ equity	225,976	—

Total liabilities, members’ deficit and stockholders’ equity	$707,341	$530,697

The accompanying notes are an integral part of these condensed consolidated financial statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2006 and 2005

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)
	(Amounts in thousands, except per share amounts)

Revenues:
Equipment rentals	$64,011	$45,576	$118,006	$86,167
New equipment sales	56,945	33,417	112,660	63,715
Used equipment sales	36,065	23,962	67,719	49,581
Parts sales	21,237	17,792	40,550	34,216
Service revenues	13,374	9,887	25,708	19,050
Other	10,904	7,096	20,103	13,551

Total revenues	202,536	137,730	384,746	266,280

Cost of revenues:
Rental depreciation	19,170	12,876	36,030	25,040
Rental expense	10,476	11,490	21,088	23,009
New equipment sales	49,733	29,557	98,294	56,020
Used equipment sales	25,746	17,922	49,545	37,718
Parts sales	15,080	12,698	28,604	24,133
Service revenues	4,731	3,747	9,298	6,993
Other	9,305	7,274	17,569	14,471

Total cost of revenues	134,241	95,564	260,428	187,384

Gross profit	68,295	42,166	124,318	78,896
Selling, general and administrative expenses	33,384	27,317	74,427	53,123
Gain (loss) on sales of property and equipment, net	60	(144)	159	(103)

Income from operations	34,971	14,705	50,050	25,670

Other income (expense):
Interest expense	(10,115)	(10,321)	(20,282)	(20,425)
Other, net	355	80	430	170

Total other expense, net	(9,760)	(10,241)	(19,852)	(20,255)

Income before provision for income taxes	25,211	4,464	30,198	5,415
Provision for income taxes	5,408	171	6,475	171

Net income	$19,803	$4,293	$23,723	$5,244

Net income per common share:
Basic	$0.52	$0.17	$0.66	$0.21

Diluted	$0.52	$0.17	$0.66	$0.21

Weighted average common shares outstanding
Basic	38,070	25,492	35,777	25,492

Diluted	38,096	25,492	35,790	25,492

The accompanying notes are an integral part of these condensed consolidated financial statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF
MEMBERS’ DEFICIT AND STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2006

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’	Members’
	Shares	Amount	Capital	Earnings	Equity	Deficit
	(Unaudited)
	(Amounts in thousands, except share amounts)

Balances at January 1, 2006	—	$—	$—	$—	$—	$(5,140)
Net income for the period January 1, 2006 through February 2, 2006	—	—	—	—	—	2,150
Effect of the Reorganization Transactions	25,492,019	255	(3,245)	—	(2,990)	2,990
Common stock issued on February 3, 2006 pursuant to initial public offering, net of $15,915 issue costs	12,578,125	126	206,892	—	207,018	—
Issuance of common stock	121,950	1	—	—	1	—
Stock-based compensation	—	—	374	—	374	—
Net income for the period February 3, 2006 through June 30, 2006	—	—	—	21,573	21,573	—

Balances at June 30, 2006	38,192,094	$382	$204,021	$21,573	$225,976	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2006 and 2005

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)
	(Amounts in thousands)

Cash flows from operating activities:
Net income	$23,723	$5,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation on property and equipment	3,263	2.399
Depreciation on rental equipment	36,030	25,041
Amortization of loan discounts and deferred financing costs	1,445	1,355
Amortization of other intangible assets	23	70
Provision for losses on accounts receivable	1,001	630
Provision for inventory obsolescence	17	30
Provision for deferred income taxes	5,843	—
Non-cash compensation expense	374	—
(Gain) loss on sales of property and equipment, net	(159)	102
Gain on sales of rental equipment, net	(16,293)	(10,386)
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	(2,078)	(3,001)
Inventories	(52,224)	(26,182)
Prepaid expenses and other assets	(3,089)	(1,833)
Accounts payable	20,750	7,000
Manufacturer flooring plans payable	23,255	5,801
Accrued expenses payable and other liabilities	3,368	3,769
Deferred compensation payable	(8,564)	576

Net cash provided by operating activities	36,685	10,615

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(56,961)	—
Purchases of property and equipment	(10,171)	(4,159)
Purchases of rental equipment	(105,453)	(63,402)
Proceeds from sales of property and equipment	382	568
Proceeds from sales of rental equipment	54,390	39,450

Net cash used in investing activities	(117,813)	(27,543)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issue costs	207,018	—
Borrowings on senior secured credit facility	487,673	284,316
Payments on senior secured credit facility	(594,124)	(263,200)
Payment of deferred financing costs	(190)	(10)
Payments of related party obligation	(150)	(150)
Principal payments of notes payable	(85)	(142)
Payments on capital lease obligations	—	(1,120)

Net cash provided by financing activities	100,142	19,694

Net increase in cash and cash equivalents	19,014	2,766
Cash, beginning of period	5,627	3,358

Cash and cash equivalents, end of period	$24,641	$6,124

Supplemental schedule of non cash investing activities:
Assets transferred from new and used inventory to rental fleet	$21,849	$18,077

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$19,027	$19,731

Income taxes	$500	$171

As of June 30, 2006 and June 30, 2005, we had $117.0 million and $57.0 million, respectively, in manufacturer flooring plans payable outstanding, which are used to finance purchases of inventory and rental equipment.

The accompanying notes are an integral part of these condensed consolidated financial statements.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
June 30, 2006

(1)	Organization and Nature of Operations

Basis of Presentation

In connection with our initial public offering of common stock in February 2006 (see note 3 to the condensed consolidated financial statements for further information regarding our initial public offering), we converted H&E Equipment Services L.L.C. (“H&E LLC”), a Louisiana limited liability company and the wholly-owned operating subsidiary of H&E Holding L.L.C. (“Holdings”), into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer of our initial public offering, immediately prior to the closing of the initial public offering, on February 3, 2006, H&E LLC and Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. Effective February 3, 2006, H&E LLC and Holdings no longer existed. In these transactions (collectively, the “Reorganization Transactions”), holders of preferred limited liability company interests and holders of common limited liability company interests in H&E Holdings received shares of our common stock. All references to common stock share and per share amounts included in our condensed consolidated statements of income for the three and six months ended June 30, 2006 and 2005 have been retroactively adjusted to reflect the Reorganization Transactions as if the Reorganization Transactions had taken place as of the beginning of the earliest period presented.

Our condensed consolidated financial statements include the financial position and results of operations of H&E Equipment Services, Inc. and its wholly-owned subsidiaries H&E Finance Corp., GNE Investments, Inc., Great Northern Equipment, Inc., and our recent acquisition, as described in note 4 to the condensed consolidated financial statements, of Eagle High Reach Equipment, Inc. (H&E California Holdings, Inc.) and Eagle High Reach Equipment, LLC (H&E Equipment Services (California LLC), consummated on February 28, 2006, collectively referred to herein as “we” or “us” or “our” or the “Company.”

The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such regulations. In the opinion of management, all adjustments (consisting of all normal and recurring adjustments) considered necessary for a fair presentation have been included. Certain items in the prior periods have been reclassified to make the presentation consistent with the current reporting periods. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006, and therefore, the results and trends in these interim condensed consolidated financial statements may not be the same for the entire year. These interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2005.

The nature of our business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying condensed consolidated balance sheets are presented on an unclassified basis.

Nature of Operations

As one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment, we rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment, (2) cranes, (3) earthmoving

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment and (4) industrial lift trucks. By providing equipment sales, rental, on-site parts and repair and maintenance functions under one roof, we are a one-stop provider for our customers’ varied equipment needs. This full-service approach provides us with multiple points of customer contact, enables us to maintain an extremely high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among our new and used equipment sales, rental, parts sales and service operations.

(2)	Significant Accounting Policies

We describe our significant accounting policies in note 1 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. During the quarter ended June 30, 2006, the Company began investing portions of its available cash on hand in cash equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Use of Estimates

We prepare our condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, (“SFAS 123(R)”), which revises SFAS No. 123 and supersedes APB Opinion No. 25 and related interpretations. SFAS No. 123(R) requires all share-based payment transactions, including grants of stock options, restricted stock awards, performance-based awards, shares appreciation rights and employee stock purchase plans to be valued at fair value on the date of grant, and to be expensed over the requisite service period. SFAS No. 123(R)is effective for the annual reporting period beginning after June 15, 2005 and requires one of two transition methods to be applied. We adopted SFAS 123(R) on January 1, 2006. Please see note 5 to the condensed consolidated financial statements for further discussion related to the Company’s adoption of SFAS No. 123(R).

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20 (“APB 20”), “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Charges in Interim Financial Statements.” SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also provides that a correction of errors in previously issued financial statements should be termed a “restatement.” APB 20 previously required most voluntary changes in accounting principle to be recognized by including in net income at the period of change the cumulative effect of changing to the new accounting principle. In addition, SFAS 154 carries forward without change the guidance contained in APB 20 for reporting a correction of an error in previously issued financial statements and a change in accounting estimate. We adopted this new standard on January 1, 2006.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109 (“SFAS 109”). FIN 48 clarifies the application of SFAS 109 by defining criteria that an individual tax position must meet for any part

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the benefit of that position to be recognized in the financial statements. Additionally, FIN 48 provides guidance on the measurement, derecognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Management is currently evaluating the impact, if any, that the adoption of FIN 48 will have on the Company’s financial position, results of operations and cash flows.

(3)	Initial Public Offering and Use of Proceeds

We completed an initial public offering of our common stock, par value $.01 per share, on February 3, 2006. In the offering, we sold 12,578,125 shares for an aggregate offering price of $226.4 million. Net proceeds to us, after deducting underwriting discounts and commissions and offering expenses, totaled approximately $207.0 million. Aggregate underwriting discounts and commissions totaled approximately $15.9 million and aggregate offering expenses totaled approximately $3.6 million.

We used the net offering proceeds to us of $207.0 million as follows:

•	$56.9 million to complete our acquisition of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), on February 28, 2006. For information on the Eagle acquisition, see note 4 to the condensed consolidated financial statements.

•	$30.3 million to purchase rental equipment under operating leases;

•	$8.6 million to pay deferred compensation owed to one of our current executives and a former executive; and

•	$96.6 million to repay outstanding principal indebtedness under our senior secured credit facility.

Additionally, we paid $8.0 million to Bruckmann, Rosser, Sherrill & Co., L.L.C. (an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., two of our principal stockholders) in connection with the termination of a management services agreement. Remaining net proceeds of approximately $6.6 million were used for general corporate purposes.

(4)	Acquisition

We completed, effective as of February 28, 2006, the previously announced acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC for estimated consideration of approximately $66.2 million, consisting of cash paid of $59.9 million, liabilities assumed of $3.6 million, liabilities incurred of $2.1 million, and transaction costs of $0.6 million. The purchase price is subject to post closing adjustments and certain escrows. The Eagle purchase price was determined based on the expected cash flows from the Eagle business and negotiation with the sellers. The purchase price was funded out of the proceeds from our recently completed initial public offering (see note 3 to the condensed consolidated financial statements for further information on our initial public offering). Prior to the acquisition Eagle was a privately-held construction and industrial equipment rental company. Eagle serves the southern California construction and industrial markets out of four locations. This acquisition marks our initial entry into the southern California market and is consistent with our business strategy. For further information on our business strategy, see Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2005.

The Eagle acquisition has been accounted for using the purchase method of accounting. The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based an estimate of their fair values as determined by a valuation performed by an independent national firm. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets has been allocated to goodwill.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill generated from the acquisition was recognized given the expected contribution of Eagle to the overall corporate strategy. We estimate that approximately $9.9 million of the goodwill acquired will be tax deductible. Our purchase price allocation is subject to adjustment as post closing adjustments, if any, and certain escrows are finalized during the quarterly period ended September 30, 2006. Additionally, we are in the process of evaluating the allocation of Eagle goodwill to our operating segments. Our operating results for the six month period ended June 30, 2006 include the operating results of Eagle since the date of acquisition, February 28, 2006.

The following table summarizes the estimated preliminary allocation based on fair values of the Eagle assets acquired and liabilities assumed in February 2006 (amount in thousands).

Cash	$32
Receivables	7,300
Inventories	915
Rental equipment	32,235
Property and equipment	3,153
Prepaid expenses and other assets	654
Goodwill	21,883
Accounts payable	(483)
Accrued expenses payable and other liabilities	(2,349)
Deferred income taxes	(2,073)
Notes payable	(755)

Net assets acquired	$60,512

Our estimated preliminary allocation as of March 31, 2006, included in our Form 10-Q/A for the quarterly period then ended allocated approximately $17.5 million and $3.3 million to goodwill and deferred income taxes, respectively. The approximate $4.4 million increase in goodwill and $1.3 million decrease in deferred income taxes is largely the result of the finalization of the aforementioned valuation performed by an independent national firm. In that final valuation report, the fair market value allocated to the acquired value of Eagle’s rental fleet was $32.2 million, a decrease of approximately $5.2 million from the $37.4 million estimated preliminary allocation to those assets.

The following table contains pro forma condensed consolidated statements of income information for the three month and six month periods ended June 30, 2006 and 2005, as if the Eagle transaction occurred at the beginning of each respective period (amounts in thousands except per share data).

	Three Month Period Ended		Six Month Period Ended
	June 30,		June 30,
	2006	2005	2006	2005

Total revenues	$202,536	$146,056	$390,074	$281,761
Gross profit	68,295	45,117	126,092	86,608
Operating income	34,971	16,087	49,342	28,864
Net income	19,803	5,190	23,374	6,205
Basic net income per common share	$0.52	$0.20	$0.65	$0.24
Diluted net income per common share	$0.52	$0.20	$0.65	$0.24

The pro forma information above is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred had the Eagle transaction occurred as presented. Further, the above pro forma amounts do not consider any potential synergies or integration costs that may

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

result from the transaction. In addition, future results may vary significantly from the results reflected in such pro forma information.

(5)	Stock-Based Compensation

We adopted our 2006 Stock-Based Incentive Compensation Plan (the “Stock Incentive Plan”) in January 2006 prior to the Company’s initial public offering of common stock. The Stock Incentive Plan was further amended and restated with the approval of our stockholders at the 2006 annual meeting of the stockholders of the Company to provide for the inclusion of non-employee directors as persons eligible to receive awards under the Stock Incentive Plan. Prior to the adoption of the Stock Incentive Plan, no share-based payment arrangements existed. The Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors, which selects persons eligible to receive awards and determines the number of shares and/or options subject to each award, the terms, conditions, performances measures, if any, and other provisions of the award. Under the Stock Incentive Plan, we may offer deferred shares or restricted shares of our common stock and grant options, including both incentive stock options and nonqualified stock options, to purchase shares of our common stock.

Statement of Financial Accounting Standard No. 123 (revised), (“SFAS 123(R)”), “Share-Based Payment,” became effective for us in the first quarter of our current fiscal year ending December 31, 2006. Under the provisions of SFAS 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

Non-vested Stock

On February 22, 2006, we issued non-vested stock grants for 121,950 shares of our common stock. These stock awards may not be sold or otherwise transferred until certain restrictions have lapsed. The unrecognized compensation cost related to these awards is expected to be expensed over the period the restrictions lapse (one to three years). Compensation expense was determined based on the $24.60 market price of our stock at the date of grant applied to the total number of shares that were anticipated to fully vest. As of June 30, 2006, we have unrecognized compensation expense of $2.7 million associated with these awards. Compensation expense related to these awards included in selling, general and administrative expenses in the accompanying condensed consolidated statements of income for the three and six months ended June 30, 2006 was $0.3 million and $0.4 million, respectively. At June 30, 2006, there were 121,950 non-vested shares outstanding.

Stock Options

On February 22, 2006, stock options for 45,000 shares of our common stock were granted by the Company, subject to stockholder approval of the amendment to and restatement of the Stock Incentive Plan at the Company’s annual meeting of stockholders, with an exercise price of $24.60 per share, the market price of our stock on the date of grant. On June 6, 2006, the Company’s stockholders approved the Stock Incentive Plan. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards. The following assumptions were used in determining the estimated fair value for these awards:

Risk-free interest rate	5.00%
Expected life of options (in years)	6.0
Expected volatility	35.00%
Expected annual dividend yield	—

The assumptions above are based on multiple factors. Since the Company is a new public entity with limited historical data on the price of its publicly traded common shares and has no history of share-based

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments exercise activity, the Company, as provided for in SEC Staff Accounting Bulletin No. 107, used a simplified method for determining the options expected term and based its estimate of expected volatility on the historical, expected or implied volatility of similar entities within our industry whose share or option prices are publicly available.

At June 30, 2006, there was $0.8 million of unrecognized compensation cost related to these stock options awards that is expected to be recognized over a period of 2.7 years. Compensation expense related to these awards included in selling, general and administrative expenses in the accompanying condensed consolidated statements of income was $21,000 for both the three and six months ended June 30, 2006. At June 30, 2006, 45,000 options were outstanding with a grant-date value of $24.60 per share. The aggregate intrinsic value of options outstanding at June 30, 2006 was $1.1 million. None of the options outstanding were exercisable as of June 30, 2006.

Shares available for future stock-based payment awards under our Stock Incentive Plan were 4,401,467 shares as of June 30, 2006.

(6)	Earnings per Share

Earnings per common share for the three and six months ended June 30, 2006 and 2005 are based on the weighted average number of common shares outstanding during the period and have been retroactively adjusted for the three and six month periods ended June 30, 2006 and 2005, to reflect the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of the earliest period presented. The following table sets forth the computation of basic and diluted net income per common share for the three and six months ended June 30, 2006 and 2005 (amounts in thousands, except per share amounts).

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Basic net income per share:
Net income	$19,803	$4,293	$23,723	$5,244
Weighted average number of common shares outstanding	38,070	25,492	35,777	25,492
Net income per common share — basic	$0.52	$0.17	$0.66	$0.21

Diluted net income per share:
Net income	$19,803	$4,293	$23,723	$5,244
Weighted average number of common shares outstanding	38,070	25,492	35,777	25,492
Effect of dilutive securities:
Effect of dilutive stock options and non-vested stock	26	—	13	—
Weighted average number of shares outstanding — diluted	38,096	25,492	35,790	25,492
Net income per common share — diluted	$0.52	$0.17	$0.66	$0.21

(7)	Senior Secured Credit Facility

On February 3, 2006, the senior secured credit agreement dated June 17, 2002, as amended, by and among the Company, Great Northern Equipment, Inc. (together with the Company, the “Borrowers”), Eagle High Reach Equipment, LLC, GNE Investments, Inc., H&E Finance Corp., General Electric Capital Corporation and the Lenders Party thereto (the “Credit Agreement”), was amended primarily to (1) approve, as

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

described elsewhere in this Quarterly Report on Form 10-Q, the merger of H&E Holdings and H&E LLC, with and into H&E Equipment Services, Inc., with H&E Equipment Services, Inc. surviving the reincorporation merger as the operating company, and to effectuate H&E Equipment Services, Inc. as a “Borrower” under the terms of the senior secured credit facility; and (2) require that the proceeds of certain stock and debt issuances in excess of $1,000,000 in the aggregate be used to prepay amounts outstanding under the senior secured credit facility in an amount equal to such proceeds. We did not pay an amendment fee relating to this amendment.

On February 6, 2006, we used a portion of the proceeds from our initial public offering to pay $96.6 million of our total outstanding principal indebtedness related to the senior secured credit facility. Accrued interest in the amount of $0.2 million was subsequently paid in March 2006. At June 30, 2006, we had no borrowings under the senior secured credit facility and we had $156.7 million of borrowing availability, net of $8.3 million of issued letters of credit.

On March 20, 2006, the senior secured credit facility was further amended to (1) adjust the “Applicable Revolver Index Margin”, the “Applicable Revolver LIBOR Margin” and the “Applicable L/C Margin” to reflect tiered pricing based upon our monthly computed “Leverage Ratio” applied on a prospective basis commencing at least one day after the date of delivery to the Lenders of the monthly unaudited “Financial Statements” beginning after March 31, 2006; (2) adjust the “Applicable Unused Line Fee Margin” to reflect tiered pricing based upon our “Excess Availability Percentage” computed on the first day of a calendar month applied on a prospective basis commencing with the first adjustment to the “Applicable Revolver Index Margin” and “Applicable Revolver LIBOR Margin,”; (3) eliminate the $16.5 million block on availability of assets; (4) revise the financial covenants to (i) add a covenant requiring maintenance of a minimum “Fixed Charge Coverage Ratio” of 1.10 to 1.00, which is tested at the end of each fiscal month only if a “Covenant Liquidity Event” has occurred and is then continuing and (ii) eliminate all other “Financial Covenants”; and (5) revise the definitions of various other capitalized terms contained within the original senior secured credit agreement. In connection with this amendment, we paid fees to the Lenders of $190,000.

As of July 12, 2006, the Company was granted a waiver (the “Waiver”) under the Credit Agreement. Pursuant to the Waiver, our lenders under the Credit Agreement have waived our non-compliance with, and the effects of our non-compliance under, various representations and non-financial covenants contained in the Credit Agreement affected by the accounting adjustment in connection with our restatement of our consolidated financial statements for the three months ended March 31, 2006 contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. As a result of the restatement, among other things, we would no longer be able to make the representations under the Credit Agreement concerning the conformity with GAAP of our previously delivered financial statements, or confirm our prior compliance with certain obligations concerning the maintenance of our books and records in accordance with GAAP. Because the restatement does not result in our having breached the financial covenant in the Credit Agreement, the Waiver does not waive or modify the financial covenant. As a result of the Waiver, we continue to have full access to our revolving credit facility under the Credit Agreement.

On August 4, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”), amending and restating the Company’s Credit Agreement pursuant to which, among other things, (i) the principal amount of availability of the credit facility was increased from $165.0 million to $250.0 million; (ii) the “Applicable Unused Line Fee Margin” (as defined in the Amended Credit Agreement) in respect of undrawn commitments was lowered to 0.25%; (iii) the advance rate on rental fleet assets from the lesser of 100% of net book value or 80% of orderly liquidation value was changed to the lesser of 100% of net book value or 85% of orderly liquidation value; (iv) the maturity date of the facility was extended from February 10, 2009 to August 4, 2011; and (v) H&E Equipment Services (California), LLC was added as a borrower. The Company paid $1.4 million to the Lenders in connection with this Amended Credit Agreement and estimate other transaction costs to be paid of approximately $0.6 million. As of August 10,

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2006, we had $14.6 million of outstanding borrowings under our senior secured credit facility with $227.1 million of additional borrowing availability, net of $8.3 million of issued standby letters of credit. As of June 30, 2006, the Company was in compliance with its financial covenant under the senior secured credit facility.

(8)	Segment Information

We have identified five reportable segments: equipment rentals, new equipment sales, used equipment sales, parts sales and service revenue. These segments are based upon how management of the Company allocates resources and assesses performance. Non-segmented revenues and non-segmented costs relate to equipment support activities including transportation, hauling, parts freight and damage-waiver charges and are not allocated to the other reportable segments. There were no sales between segments for any of the periods presented. Selling, general and administrative expenses as well as all other income and expense items below gross profit are not generally allocated to reportable segments.

The Company does not compile discrete financial information by its segments other than the information presented below. The following table presents information about the Company’s reportable segments (amounts in thousands).

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenues:
Equipment rentals	$64,011	$45,576	$118,006	$86,167
New equipment sales	56,945	33,417	112,660	63,715
Used equipment sales	36,065	23,962	67,719	49,581
Parts sales	21,237	17,792	40,550	34,216
Service revenue	13,374	9,887	25,708	19,050

Total segmented revenues	191,632	130,634	364,643	252,729
Non-segmented revenues	10,904	7,096	20,103	13,551

Total revenues	$202,536	$137,730	$384,746	$266,280

Gross Profit:
Equipment rentals	$34,365	$21,210	$60,888	$38,118
New equipment sales	7,212	3,860	14,366	7,695
Used equipment sales	10,319	6,040	18,174	11,863
Parts sales	6,157	5,094	11,946	10,083
Service revenue	8,643	6,140	16,410	12,057

Total segmented gross profit	66,696	42,344	121,784	79,816
Non-segmented gross profit (loss)	1,599	(178)	2,534	(920)

Total gross profit	$68,295	$42,166	$124,318	$78,896

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30,	December 31,
	2006	2005

Balances at
Segment identified assets:
Equipment sales	$91,653	$62,344
Equipment rentals	393,446	308,036
Parts and service	20,713	18,749

Total segment identified assets	505,812	389,129
Non-segment identified assets	201,529	141,568

Total assets	$707,341	$530,697

The Company operates primarily in the United States and had minimal international sales for any of the periods presented. No one customer accounted for more than 10% of the Company’s revenues on an overall or segment basis for any of the periods presented.

(9)	Condensed Consolidating Financial Information of Guarantor Subsidiaries

All of the indebtedness of H&E Equipment Services, Inc. is guaranteed by GNE Investments, Inc. and its wholly-owned subsidiary Great Northern Equipment, Inc., H&E Equipment Services (California), LLC (formerly known as Eagle High Reach Equipment, LLC), and H&E California Holdings, Inc. (formerly known as Eagle High Reach Equipment, Inc.). The guarantor subsidiaries are all wholly-owned and the guarantees, made on a joint and several basis, are full and unconditional (subject to subordination provisions and subject to a standard limitation which provides that the maximum amount guaranteed by each guarantor will not exceed the maximum amount that can be guaranteed without making the guarantee void under fraudulent conveyance laws). There are no restrictions on the Company’s ability to obtain funds from the guarantor subsidiaries by dividend or loan.

The consolidating financial statements of H&E Equipment Services, Inc. and its subsidiaries are included below. The financial statements for H&E Finance Corp., the subsidiary co-issuer, are not included within the consolidating financial statements because H&E Finance Corp. has no assets or operations. The financial statements of H&E Equipment Services (California), LLC and H&E California Holdings, Inc. included are from the date of the Company’s acquisition of Eagle, February 28, 2006, to June 30, 2006 and as of June 30, 2006.

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of June 30, 2006
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Assets:
Cash and cash equivalents	$24,504	$137	$—	$24,641
Receivables, net	98,409	9,492	—	107,901
Inventories, net	107,074	5,292	—	112,366
Prepaid expenses and other assets	2,717	409	—	3,126
Rental equipment, net	345,798	47,647	—	393,445
Property and equipment, net	24,103	4,019	—	28,122
Deferred financing costs, net	7,286	—	—	7,286
Investment in guarantor subsidiaries	8,852	—	(8,852)	—
Goodwill	30,454	—	—	30,454

Total assets	$649,197	$66,996	$(8,852)	$707,341

Liabilities and Stockholders’ Equity:
Amount due on senior secured credit facility	$—	$—	$—	$—
Accounts payable	77,266	145	—	77,411
Manufacturer flooring plans payable	116,983	—	—	116,983
Accrued expenses payable and other liabilities	(27,260)	57,248	—	29,988
Intercompany balance	—	—	—	—
Related party obligation	764	—	—	764
Notes payable	439	751	—	1,190
Senior secured notes, net of discount	198,934	—	—	198,934
Senior subordinated notes, net of discount	44,376	—	—	44,376
Deferred income taxes	8,561	—	—	8,561
Deferred compensation payable	3,158	—	—	3,158

Total liabilities	423,221	58,144	—	481,365
Stockholders’ equity	225,976	8,852	(8,852)	225,976

Total liabilities and stockholders’ equity	$649,197	$66,996	$(8,852)	$707,341

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2005
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Assets:
Cash	$5,610	$17	$—	$5,627
Receivables, net	95,427	4,096	—	99,523
Inventories, net	76,533	4,560	—	81,093
Prepaid expenses and other assets	1,378	—	—	1,378
Rental equipment, net	298,708	9,328	—	308,036
Property and equipment, net	17,526	758	—	18,284
Deferred financing costs, net	8,184	—	—	8,184
Investment in guarantor subsidiaries	7,025	—	(7,025)	—
Goodwill	8,572	—	—	8,572

Total assets	$518,963	$18,759	$(7,025)	$530,697

Liabilities and Member’s Equity (Deficit):
Amount due on senior secured credit facility	$102,980	$3,471	$—	$106,451
Accounts payable	56,173	—	—	56,173
Manufacturer flooring plans payable	93,728	—	—	93,728
Accrued expenses payable and other liabilities	22,696	102	—	22,798
Intercompany balance	(8,161)	8,161	—	—
Related party obligation	869	—	—	869
Notes payable	521	—	—	521
Senior secured notes, net of discount	198,873	—	—	198,873
Senior subordinated notes, net of discount	44,057	—	—	44,057
Deferred income taxes	645	—	—	645
Deferred compensation payable	11,722	—	—	11,722

Total liabilities	524,103	11,734	—	535,837

Members’ equity (deficit)	(5,140)	7,025	(7,025)	(5,140)

Total liabilities and members’ equity (deficit)	$518,963	$18,759	$(7,025)	$530,697

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Three Months Ended June 30, 2006
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Revenues:
Equipment rentals	$54,536	$9,475	$—	$64,011
New equipment sales	55,439	1,506	—	56,945
Used equipment sales	33,519	2,546	—	36,065
Parts sales	20,435	802	—	21,237
Service revenue	12,936	438	—	13,374
Other	9,660	1,244	—	10,904

Total revenues	186,525	16,011	—	202,536

Cost of revenues:
Rental depreciation	16,752	2,418	—	19,170
Rental expense	8,915	1,561	—	10,476
New equipment sales	48,529	1,204	—	49,733
Used equipment sales	23,865	1,881	—	25,746
Parts sales	14,544	536	—	15,080
Service revenue	4,600	131	—	4,731
Other	8,166	1,139	—	9,305

Total cost of revenues	125,371	8,870	—	134,241

Gross profit:
Equipment rentals	28,869	5,496	—	34,365
New equipment sales	6,910	302	—	7,212
Used equipment sales	9,654	665	—	10,319
Parts sales	5,891	266	—	6,157
Service revenue	8,336	307	—	8,643
Other	1,494	105	—	1,599

Gross profit	61,154	7,141	—	68,295

Selling, general and administrative expenses	28,870	4,514	—	33,384
Equity in earnings of guarantor subsidiaries	1,359	—	(1,359)	—
Gain on sale of property and equipment	60	—	—	60

Income from operations	33,703	2,627	(1,359)	34,971

Other income (expense):
Interest expense	(8,839)	(1,276)	—	(10,115)
Other, net	347	8	—	355

Total other expense, net	(8,492)	(1,268)	—	(9,760)

Income before income taxes	25,211	1,359	(1,359)	25,211
Income tax provision	5,408	—	—	5,408

Net income	$19,803	$1,359	$(1,359)	$19,803

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Three Months Ended June 30, 2005
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Revenues:
Equipment rentals	$43,808	$1,768	$—	$45,576
New equipment sales	31,571	1,846	—	33,417
Used equipment sales	21,814	2,148	—	23,962
Parts sales	17,212	580	—	17,792
Service revenue	9,537	350	—	9,887
Other	6,772	324	—	7,096

Total revenues	130,714	7,016	—	137,730

Cost of revenues:
Rental depreciation	12,321	555	—	12,876
Rental expense	11,255	235	—	11,490
New equipment sales	27,977	1,580	—	29,557
Used equipment sales	16,367	1,555	—	17,922
Parts sales	12,292	406	—	12,698
Service revenue	3,648	99	—	3,747
Other	6,960	314	—	7,274

Total cost of revenues	90,820	4,744	—	95,564

Gross profit:
Equipment rentals	20,232	978	—	21,210
New equipment sales	3,594	266	—	3,860
Used equipment sales	5,447	593	—	6,040
Parts sales	4,920	174	—	5,094
Service revenue	5,889	251	—	6,140
Other	(188)	10	—	(178)

Gross profit	39,894	2,272	—	42,166

Selling, general and administrative expenses	25,854	1,463	—	27,317
Equity in loss of guarantor subsidiaries	513	—	(513)	—
Gain on sale of property and equipment	(144)	—	—	(144)

Income from operations	14,409	809	(513)	14,705

Other income (expense):
Interest expense	(10,024)	(297)	—	(10,321)
Other, net	79	1	—	80

Total other expense, net	(9,945)	(296)	—	(10,241)

Income before provision for income taxes	4,464	513	(513)	4,464
Provision for income taxes	171	—	—	171

Net income	$4,293	$513	$(513)	$4,293

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Six Months Ended June 30, 2006
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Revenues:
Equipment rentals	$104,525	$13,481	$—	$118,006
New equipment sales	109,285	3,375	—	112,660
Used equipment sales	63,083	4,636	—	67,719
Parts sales	39,157	1,393	—	40,550
Service revenue	24,917	791	—	25,708
Other	18,264	1,839	—	20,103

Total revenues	359,231	25,515	—	384,746

Cost of revenues:
Rental depreciation	32,192	3,838	—	36,030
Rental expense	18,680	2,408	—	21,088
New equipment sales	95,433	2,861	—	98,294
Used equipment sales	46,274	3,271	—	49,545
Parts sales	27,670	934	—	28,604
Service revenue	9,061	237	—	9,298
Other	15,809	1,760	—	17,569

Total cost of revenues	245,119	15,309	—	260,428

Gross profit:
Equipment rentals	53,653	7,235	—	60,888
New equipment sales	13,852	514	—	14,366
Used equipment sales	16,809	1,365	—	18,174
Parts sales	11,487	459	—	11,946
Service revenue	15,856	554	—	16,410
Other	2,455	79	—	2,534

Gross profit	114,112	10,206	—	124,318

Selling, general and administrative expenses	67,879	6,548	—	74,427
Equity in earnings of guarantor subsidiaries	1,826	—	(1,826)	—
Gain on sale of property and equipment	129	30	—	159

Income from operations	48,188	3,688	(1,826)	50,050

Other income (expense):
Interest expense	(18,416)	(1,866)	—	(20,282)
Other, net	426	4	—	430

Total other expense, net	(17,990)	(1,862)	—	(19,852)

Income before income taxes	30,198	1,826	(1,826)	30,198
Income tax provision	6,475	—	—	6,475

Net income	$23,723	$1,826	$(1,826)	$23,723

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Six Months Ended June 30, 2005
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Revenues:
Equipment rentals	$83,187	$2,980	$—	$86,167
New equipment sales	61,115	2,600	—	63,715
Used equipment sales	45,736	3,845	—	49,581
Parts sales	33,221	995	—	34,216
Service revenue	18,431	619	—	19,050
Other	13,016	535	—	13,551

Total revenues	254,706	11,574	—	266,280

Cost of revenues:
Rental depreciation	24,012	1,028	—	25,040
Rental expense	22,483	526	—	23,009
New equipment sales	53,830	2,190	—	56,020
Used equipment sales	34,927	2,791	—	37,718
Parts sales	23,441	692	—	24,133
Service revenue	6,814	179	—	6,993
Other	13,892	579	—	14,471

Total cost of revenues	179,399	7,985	—	187,384

Gross profit:
Equipment rentals	36,692	1,426	—	38,118
New equipment sales	7,285	410	—	7,695
Used equipment sales	10,809	1,054	—	11,863
Parts sales	9,780	303	—	10,083
Service revenue	11,617	440	—	12,057
Other	(876)	(44)	—	(920)

Gross profit	75,307	3,589	—	78,896

Selling, general and administrative expenses	50,572	2,551	—	53,123
Equity in loss of guarantor subsidiaries	499	—	(499)	—
Gain (loss) on sale of property and equipment	(112)	9	—	(103)

Income from operations	25,122	1,047	(499)	25,670

Other income (expense):
Interest expense	(19,875)	(550)	—	(20,425)
Other, net	168	2	—	170

Total other expense, net	(19,707)	(548)	—	(20,255)

Income before provision for income taxes	5,415	499	(499)	5,415
Provision for income taxes	171	—	—	171

Net income	$5,244	$499	$(499)	$5,244

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2006
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Cash flows from operating activities:
Net income	$23,723	$1,826	$(1,826)	$23,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation on property and equipment	2,978	285	—	3,263
Depreciation on rental equipment	32,251	3,779	—	36,030
Amortization of other intangible assets	23	—	—	23
Amortization of loan discounts and deferred financing costs	1,445	—	—	1,445
Provision for losses on accounts receivable	1,001	—	—	1,001
Provision for inventory obsolescence	17	—	—	17
Gain on sale of property and equipment	(129)	(30)	—	(159)
Gain on sale of rental equipment	(15,034)	(1,259)	—	(16,293)
Provision for deferred taxes	5,843	—	—	5,843
Non-cash compensation expense	374	—	—	374
Equity in earnings of guarantor subsidiaries	(1,826)	—	1,826	—
Changes in operating assets and liabilities:
Receivables, net	(4,120)	2,042	—	(2,078)
Inventories, net	(42,829)	(9,395)	—	(52,224)
Prepaid expenses and other assets	(1,338)	(1,751)		(3,089)
Accounts payable	21,093	(343)	—	20,750
Manufacturer flooring plans payable	23,255	—	—	23,255
Accrued expenses payable and other liabilities	5,151	(1,783)	—	3,368
Intercompany balance	(46,901)	46,901	—	—
Deferred compensation payable	(8,564)	—	—	(8,564)

Net cash provided by (used in) operating activities	(3,587)	40,272	—	36,685

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(19,673)	(37,288)	—	(56,961)
Purchases of property and equipment	(9,784)	(387)	—	(10,171)
Purchases of rental equipment	(102,280)	(3,173)	—	(105,453)
Proceeds from sale of property and equipment	358	24	—	382
Proceeds from sale of rental equipment	50,244	4,146	—	54,390

Net cash used in investing activities	(81,135)	(36,678)	—	(117,813)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	207,018	—	—	207,018
Payment of deferred financing costs	(190)	—	—	(190)
Borrowings on senior secured credit facility	487,673	—	—	487,673
Payments on senior secured credit facility	(590,653)	(3,471)	—	(594,124)
Payment of related party obligation	(150)	—	—	(150)
Principal payments of notes payable	(82)	(3)	—	(85)

Net cash provided by (used in) financing activities	103,616	(3,474)	—	100,142

Net increase in cash and cash equivalents	18,894	120	—	19,014
Cash, beginning of period	5,610	17	—	5,627

Cash and cash equivalents, end of period	$24,504	$137	$—	$24,641

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2005
	H&E Equipment	Guarantor
	Services	Subsidiaries	Elimination	Consolidated
	(Amounts in thousands)

Cash flows from operating activities:
Net income (loss)	$5,244	$499	$(499)	$5,244
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation on property and equipment	2,310	89	—	2,399
Depreciation on rental equipment	24,013	1,028	—	25,041
Amortization of other intangible assets	70	—	—	70
Amortization of loan discounts and deferred financing costs	1,355	—	—	1,355
Provision for losses on accounts receivable	540	90	—	630
Provision for obsolescence	30	—	—	30
Gain on sale of property and equipment	111	(9)	—	102
Gain on sale of rental equipment	(9,396)	(990)	—	(10,386)
Equity in earnings of guarantor subsidiaries	(499)	—	499	—
Changes in operating assets and liabilities:
Receivables, net	(2,559)	(442)	—	(3,001)
Inventories, net	(20,306)	(5,876)	—	(26,182)
Prepaid expenses and other assets	(1,833)	—	—	(1,833)
Accounts payable	7,000	—	—	7,000
Accrued expenses payable and other liabilities	3,672	97	—	3,769
Manufacturer flooring plans payable	5,801	—	—	5,801
Intercompany balance	(3,093)	3,093	—	—
Deferred compensation payable	576	—	—	576

Net cash used in operating activities	13,036	(2,421)	—	10,615

Cash flows from investing activities:
Purchases of property and equipment	(3,411)	(748)	—	(4,159)
Purchases of rental equipment	(63,028)	(374)	—	(63,402)
Proceeds from sale of property and equipment	560	8	—	568
Proceeds from sale of rental equipment	35,925	3,525	—	39,450

Net cash provided by investing activities	(29,954)	2,411	—	(27,543)

Cash flows from financing activities:
Borrowings on senior secured credit facility	284,316	—	—	284,316
Payments on senior secured credit facility	(263,200)	—	—	(263,200)
Payment of deferred financing costs	(10)	—	—	(10)
Payment of related party obligation	(150)	—	—	(150)
Principal payments of notes payable	(142)	—	—	(142)
Payments on capital lease obligations	(1,120)	—	—	(1,120)

Net cash provided by financing activities	19,694	—	—	19,694

Net increase (decrease) in cash	2,776	(10)	—	2,766
Cash, beginning of period	3,334	24	—	3,358

Cash, end of period	$6,110	$14	$—	$6,124

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(10)	Subsequent Events

On August 4, 2006, the Company completed their previously announced cash tender offer and consent solicitation for their 11 1/8% senior secured notes due 2012 and 12 1/2% senior subordinated notes due 2013 (collectively, the “Notes”). Additionally, the Company announced the closing of its previously announced private offering of $250 million aggregate principal amount of its 8 3/8% senior unsecured notes due 2016 (the “New Notes”).

Net proceeds to us, after deducting underwriting commissions, totaled approximately $245.3 million. The Company used the net proceeds of the offering of the New Notes, together with cash on hand and borrowings under its senior secured credit facility, to purchase $195.5 million in aggregate principal amount of the senior secured notes (representing approximately 97.8% of the previously outstanding senior secured notes), and the $53.0 million in aggregate principal amount of the senior subordinated notes (representing 100% of the previously outstanding senior subordinated notes) that were validly tendered pursuant to the tender offer and consent solicitation. The total principal amount, accrued and unpaid interest, consent fee amounts and premiums paid for the senior secured notes was $217.6 million. The total principal amount, accrued and unpaid interest, consent fee amounts and premiums paid for the Senior Subordinated Notes was approximately $60.1 million. The Company expects to subsequently pay other transaction costs, debt issuance costs and professional fees of approximately $3.3 million related to the offering.

In connection with the above transactions, the Company expects to record a one-time loss on early retirement of debt in the quarterly period ended September 30, 2006 of approximately $40.9 million, or approximately $32.1 million after-tax, reflecting payment of the $25.3 million of tender premiums and other estimated costs of $0.6 million in connection with the tender offer and consent solicitation, combined with the write off of approximately $5.4 million of unamortized deferred financing costs of the Notes and $9.6 million of remaining unamortized original issue discount on the Notes.

The amendments to the indentures pursuant to which the Notes were issued which were proposed in connection with the tender offer and consent solicitation became operative on August 4, 2006. The amendments to the indentures eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the indentures.

The New Notes have not been registered under the Securities Act of 1933, as amended, or applicable state laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Under a registration rights agreement with the initial purchasers of the New Notes, the Company and the guarantors have agreed to use all commercially reasonable efforts to file and to cause to become effective a registration statement with respect to an offer to exchange the New Notes for new notes of the Company having terms identical in all material respects to the New Notes (except that the exchange notes will not contain terms with respect to transfer restrictions).

The New Notes were issued at par and require semiannual interest payments on January 15th and July 15th of each year, beginning on January 15, 2007. No principal payments are due until maturity (January 15, 2016). We may redeem some or all of the New Notes on or after July 15, 2011, at the applicable redemption prices plus accrued and unpaid interest and additional interest, if any, to the date of redemption. Additionally, we may redeem up to 35% of the aggregate principal amount of the notes using net cash proceeds from equity offerings completed on or prior to July 15, 2009.

The New Notes rank equal in right of payment to all of our and our guarantors’ existing and future unsecured senior indebtedness and senior in right of payment to any of our or our guarantors’ future subordinated indebtedness. The New Notes are effectively junior in priority to our and our guarantors’ obligations under all of our existing and future secured indebtedness, including borrowings under our senior secured credit facility, the $4.5 million of outstanding senior secured notes remaining following completion of

H&E EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the tender offer, and any other secured obligations, in each case, to the extent of the value of the assets securing such obligations. The New Notes are also effectively junior to all liabilities (including trade payables) of our non-guarantor subsidiaries.

Concurrently with the closing of the private offering, the Company entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”), amending and restating the Company’s Credit Agreement pursuant to which, among other things, (i) the principal amount of availability of the credit facility was increased from $165.0 million to $250.0 million; (ii) the “Applicable Unused Line Fee Margin” (as defined in the Amended Credit Agreement) in respect of undrawn commitments was lowered to 0.25%; (iii) the advance rate on rental fleet assets from the lesser of 100% of net book value or 80% of orderly liquidation value was changed to the lesser of 100% of net book value or 85% of orderly liquidation value; (iv) the maturity date of the facility was extended from February 10, 2009 to August 4, 2011; and (v) H&E Equipment Services (California), LLC was added as a borrower. The Company paid $1.4 million to the Lenders in connection with this Amended Credit Agreement and estimate other transaction costs to be paid of approximately $0.6 million. As of August 10, 2006, we had $14.6 million of outstanding borrowings under our senior secured credit facility with $227.1 million of additional borrowing availability, net of $8.3 million of issued standby letters of credit.

Independent Auditor’s Report

The Board of Directors
Eagle High Reach Equipment, Inc.
La Mirada, California

We have audited the accompanying consolidated balance sheet of Eagle High Reach Equipment, Inc. (a California corporation) and subsidiary (the “Company”) as of June 30, 2005 and 2004, and the related statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of the Company for the year ended June 30, 2002, before they were restated for the matter described in Note 14 to the consolidated financial statements, were audited by other auditors whose report, dated October 23, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of Eagle High Reach Equipment, Inc. as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America. We also audited the adjustments described in Note 14 that were applied to restate the 2002 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

As described in Note 14 to the consolidated financial statements, the financial statements for the year ended June 30, 2004 were restated.

/s/  Perry-Smith LLP

Sacramento, California
August 31, 2005, except for Note 15 for
which the date is January 5, 2006.

EAGLE HIGH REACH EQUIPMENT, INC.

CONSOLIDATED BALANCE SHEET
June 30, 2005 and 2004

	2005	2004
		(As restated)

ASSETS
Current assets:
Cash and cash equivalents	$132,301	$490,936
Accounts receivable (net of allowance for doubtful accounts of $325,899 and $618,252 respectively)	5,566,897	5,024,569
Unbilled revenue	1,133,729	942,060
Inventories and supplies	1,549,895	1,673,089
Prepaid expenses and other current assets	509,812	275,704

Total current assets	8,892,634	8,406,358

Rental fleet equipment, at cost, net (Note 3)	27,462,697	31,013,366
Property and equipment, at cost, net (Note 3)	3,414,040	3,601,134
Other assets:
Due from stockholder, net of reserve of $3,063,852 (Notes 9 and 10)		1,049,605
Other related-party receivables, long-term (Note 9)	178,498	325,836
Deposits and other assets	186,615	88,140

Total other assets	365,113	1,463,581

Total assets	$40,134,484	$44,484,439

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,311,610	$3,093,388
Accrued interest payable	104,785	1,149,044
Other accrued expenses (Note 11)	1,862,910	2,095,379
Revolving note payable, current portion (Note 4)		43,735,268
Term note payable, current portion (Note 5)	18,325	16,604
Capital lease obligations, current portion (Note 6)	467,125	8,038

Total current liabilities	3,764,755	50,097,721

Long-term liabilities:
Revolving note payable, long-term portion (Note 4)	21,533,571
Term note payable, long-term portion (Note 5)	1,278,176	1,305,982
Capital lease obligations, long-term portion (Note 6)	1,103,923	760,300
Other noncurrent liabilities (Notes 11 and 14)	940,458	389,404
Deferred income taxes (Note 7)		300,000

Total long-term liabilities	24,856,128	2,755,686

Total liabilities	28,620,883	52,853,407

Commitments and contingencies (Notes 8, 11 and 15)
Minority interest in subsidiary (Note 2)	4,666,873

Stockholders’ equity (deficit):
Common stock, no par value, 100,000 shares authorized, 18,791 and 17,733 shares issued and outstanding, respectively (Note 10)	927,624	2,610,820
Paid-in capital	1,826,247
Retained earnings (accumulated deficit) (Note 14)	4,092,857	(10,979,788)

Total stockholders’ equity (deficit)	6,846,728	(8,368,968)

Total liabilities and stockholders’ equity (deficit)	$40,134,484	$44,484,439

The accompanying notes are an integral part of these consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended June 30, 2005, 2004 and 2003

	2005	2004	2003
	(As restated)

Rental revenue, equipment	$28,018,045	$26,763,573	$25,283,050
Equipment sales	2,608,955	1,925,923	2,062,923

Total revenue	30,627,000	28,689,496	27,345,973

Cost of rental revenue, equipment	8,344,412	8,693,676	7,065,768
Cost of equipment sold	1,430,003	1,202,411	1,116,403

Total cost of revenue	9,774,415	9,896,087	8,182,171

Gross profit	20,852,585	18,793,409	19,163,802
Operating expenses (Note 14)	21,537,076	21,585,170	17,756,912

(Loss) income from operations	(684,491)	(2,791,761)	1,406,890
Other income (expense):
Interest income	581	132,638	97,231
Interest expense	(2,167,012)	(3,792,367)	(3,496,033)
Allowance for uncollectible stockholder receivable (Notes 10 and 14)		(759,839)	(2,304,014)
Interest rate swap agreements termination expense (Note 13)		(2,809,175)
Gain on debt restructuring (Note 2)	13,491,241

Total other income (expense)	11,324,810	(7,228,743)	(5,702,816)

Income (loss) before minority interest in net loss of subsidiary and income tax (benefit) expense	10,640,319	(10,020,504)	(4,295,926)
Minority interest in net loss of subsidiary (Note 2)	320,000

Income (loss) before income tax (benefit) expense	10,960,319	(10,020,504)	(4,295,926)
Income tax (benefit) expense (Note 7)	(299,200)	106,988	(10,847)

Net income (loss)	$11,259,519	$(10,127,492)	$(4,285,079)

Other comprehensive income (loss):
Change in fair value of derivative financial instruments		3,410,869	(1,294,739)

Comprehensive income (loss)	$11,259,519	$(6,716,623)	$(5,579,818)

The accompanying notes are an integral part of these consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended June 30, 2005, 2004 and 2003

				Retained	Accumulated
				Earnings	Other	Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit)	Loss	Equity (Deficit)

Balances, July 1, 2002 (as originally reported)	17,733	$2,610,820		$7,983,651		$10,594,471
Prior period adjustments (Note 14)				(4,083,066)	$(2,116,130)	(6,199,196)

Balances, July 1, 2002 (as restated)	17,733	2,610,820		3,900,585	(2,116,130)	4,395,275
Distributions (Note 10)				(467,802)		(467,802)
Change in fair value of derivative financial instruments					(1,294,739)	(1,294,739)
Net loss				(4,285,079)		(4,285,079)

Balances, June 30, 2003	17,733	2,610,820		(852,296)	(3,410,869)	(1,652,345)
Change in fair value of derivative financial instruments (Note 13)					3,410,869	3,410,869
Net loss (Note 14)				(10,127,492)		(10,127,492)

Balances, June 30, 2004 (as restated)	17,733	2,610,820		(10,979,788)		(8,368,968)
Issuance of shares to employees (Note 10)	13,148		$143,051			143,051
Return of shares to the Company under settlement agreements (Note 10)	(12,090)	(1,683,196)	1,683,196
Sale of 50% ownership interest in subsidiary (Note 2)				3,813,126		3,813,126
Net income				11,259,519		11,259,519

Balances, June 30, 2005	18,791	$927,624	$1,826,247	$4,092,857	$—	$6,846,728

The accompanying notes are an integral part of these consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended June 30, 2005, 2004 and 2003

	2005	2004	2003
	(As restated)

Cash flows from operating activities:
Net income (loss) (Note 14)	$11,259,519	$(10,127,492)	$(4,285,079)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Gain (loss) on disposal of rental fleet equipment and property and equipment	255,784	491,746	(195,880)
Allowance for doubtful accounts	(292,353)	101,636	174,786
Allowance for uncollectible stockholder receivable (Notes 9 and 14)		759,839	2,304,014
Write-down of parts inventories (Note 14)			876,743
Depreciation and amortization	8,468,384	9,210,815	7,218,184
Deferred income taxes (Note 7)	(300,000)	106,188	(12,447)
Debt restructuring (Note 2)	(14,253,073)
Interest rate swap agreements termination expense (Note 13)		2,809,175
Minority interest in net loss of subsidiary (Note 2)	(320,000)
Common stock issued to employees and board of directors (Note 10)	143,051
Changes in operating assets and liabilities:
Accounts receivable	(249,975)	150,944	(195,924)
Unbilled revenue	(191,669)	37,380	(104,243)
Inventories and supplies	123,194	448,444	(316,930)
Prepaid expenses	(234,108)	(70,195)	564,649
Other receivables	147,338		(390,404)
Deposits and other assets	(98,475)	214,329	50,582
Accounts payable	(1,781,778)	(2,798,522)	1,962,382
Accrued interest payable	(1,044,259)	799,589	73,258
Other accrued expenses	(232,469)	775,517	869,552
Other non-current liabilities	551,054	74,922	61,484

Net cash and cash equivalents provided by operating activities	1,950,165	2,984,315	8,654,727

Cash flows from investing activities:
Purchases of rental fleet equipment and property and equipment	(5,491,462)	(1,983,486)	(9,292,309)
Proceeds from sales of rental fleet equipment and property and equipment	1,324,602	541,947	575,160
Advances to stockholder, net (Note 9)	1,049,605	(759,839)	(1,532,463)

Net cash and cash equivalents used in investing activities	(3,117,255)	(2,201,378)	(10,249,612)

Cash flows from financing activities:
Payments on term note payable	(26,085)	(20,564)	(31,012)
Payments on capital lease obligations	(16,835)	(7,295)	(6,648)
Payments on revolving notes payable (Note 4)	(37,802,225)	(626,271)
Proceeds from borrowings on revolving notes payable (Note 4)	38,653,600		1,877,335
Distribution to stockholder (Note 10)			(32,360)

Net cash and cash equivalents provided by (used in) financing activities	808,455	(654,130)	1,807,315

Net (decrease) increase in cash and cash equivalents	(358,635)	128,807	212,430
Cash and cash equivalents, beginning of period	490,936	362,129	149,699

Cash and cash equivalents, end of period	$132,301	$490,936	$362,129

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,379,487	$3,311,636	$3,528,029
Cash paid for income taxes	$800	$800	$1,600
Supplemental disclosures of noncash investing and financing information:
Debt restructuring (Note 2)	$8,800,000
Minority interest (Note 2)	$4,986,873
Acquisition of rental fleet equipment under capital lease obligations (Note 6)	$819,545
Refinancing of line of credit (Note 4)		$40,926,093
Change in fair value of derivative financial instruments (Note 4 and 13)		$(3,410,869)	$1,294,739
Acquisition of land and building under note payable			$1,354,500
Distribution to stockholders used to reduce other related party receivables (Note 10)			$435,442

The accompanying notes are an integral part of these consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

General Description

Eagle High Reach Equipment, Inc. (the “Company”) is a privately held construction and industrial equipment rental company formed in 1994. The Company’s customers include both general and subcontractors on commercial projects, and residential and public work activities. The Company offers both aerial platform and general equipment rentals to southern California markets from its four facilities (three leased and one owned). The Company’s corporate office is located in La Mirada, California.

Consolidation

The consolidated financial statements include the consolidation of the Company’s wholly owned company and joint venture where the Company has been determined as the primary beneficiary. The Company is required to assess its joint venture to determine whether it is a variable interest entity, which is defined as contractual, ownership or other interests in an entity that change with changes in the entity’s net asset value. The entity that will absorb the majority of the variable interest entity’s expected losses or expected residual returns is considered the primary beneficiary of the variable interest entity. The primary beneficiary is required to include the variable interest entity’s assets, liabilities and results of operations in its consolidated financial statements.

The Company’s consolidated financial statements include the accounts of the Company and Eagle High Reach, LLC (Eagle LLC) a joint venture (Note 2). While the Company has a 50% ownership interest in Eagle LLC, the Company has consolidated the accounts of Eagle LLC because it is the primary beneficiary. The Company began consolidating Eagle LLC upon its formation in December 2004.

The consolidated financial statements include the accounts of Ideal Equipment Company (Ideal), a wholly-owned subsidiary during 2003. Effective January 1, 2004, Ideal was dissolved and the assets were transferred to the Company at historical cost.

All intercompany accounts and transactions have been eliminated in consolidation.

Business Segment

The Company reports the results of its operations in one business segment: rental of aerial platform and general equipment rentals. The Company serves one geographic market encompassing areas of Southern California adjacent to its four facilities.

Minority Interest

Minority interest represents SBN Eagle LLC’s (SBN) 50% allocation of SBN’s initial ownership interest on the consolidated balance sheet (Note 2), income (loss) of Eagle LLC during the fiscal year in the consolidated statement of operations and the cumulative allocation of income (loss) on the consolidated balance sheet. Minority interest is reported in the mezzanine area on the consolidated balance sheet. The Company began accounting for minority interest upon the formation of Eagle LLC in December 2004.

Cash and Cash Equivalents

Cash and cash equivalents consist of petty cash funds, bank checking and money market accounts, and investments with original maturities of three months or less.

The Company’s accounts at each financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The total amount of uninsured deposits as of June 30, 2005 and 2004 was $0 and $601,969, respectively.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable

Accounts receivable consists of trade accounts arising in the normal course of business. Payment on invoices are generally due 30 days after receipt. Accounts for which no payments have been received for 60 days are considered delinquent and customary collection efforts are initiated. The Company uses the allowance method to provide a reserve for accounts management believes are uncollectible. Accounts receivable are reflected in the balance sheet net of such allowances.

Credit is extended to all customers based on their financial condition and, generally, collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.

The Company has estimated an allowance for uncollectible accounts based on its analysis of specifically identified problem accounts, outstanding receivables, consideration of the age of those receivables and the Company’s historical collection experience. The allowance for doubtful accounts activity is as follows:

	June 30,
	2005	2004

Beginning balance	$618,252	$516,616
Provision for doubtful accounts	106,892	807,230
Write-off of doubtful accounts	(399,245)	(705,594)

Ending balance	$325,899	$618,252

Unbilled Revenue

Unbilled revenue represents fees earned on rental contracts for which invoices have not been presented to customers. When billed, these amounts are included in accounts receivable.

Inventories and Supplies

Inventories and supplies are recorded at the lower of cost or market value. Cost is determined by the first-in, first-out method, and market value represents the lower of replacement cost or estimated net realizable value. Inventories and supplies consist of repair parts and supplies, swing stage parts and fuel, For the year ended June 30, 2003, the Company wrote-down parts inventories to their net realizable value by $876,743 (Note 14).

Note Receivable

The note receivable consisted of an uncollateralized promissory note, which accrued interest at 8% per annum with interest-only payments on unpaid principal and interest, and was due in January 2003. The note was repaid in December 2004. At June 30, 2004, notes receivable of $40,875 is presented as a component of prepaid expenses and other current assets on the consolidated balance sheet.

Rental Fleet Equipment and Property and Equipment

Rental fleet equipment and property and equipment are stated at cost. Assets under capital lease obligations are recorded at the present value of minimum lease payments. Major improvements and betterments are capitalized. Repairs and maintenance are expensed as incurred. Rental fleet equipment and property, plant and equipment, including such assets under capital lease obligations, are depreciated using the straight-line method over lives of three to 10 years, with the exception of the building, which is depreciated using the straight-line method over 40 years. Leasehold improvements are amortized using the lesser of the life of the improvements or the expected term of the lease, not exceeding 30 years.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If such review indicates that the carrying amount of a long-lived asset exceeds the sum of its expected future cash flows on an undiscounted basis, the long-lived asset’s carrying amount would be written down to fair value. At June 30, 2005 and 2004, management believes that there has been no impairment of the Company’s long-lived assets.

Loan Fees

The Company amortized loan fees on the straight-line method, which approximated the effective interest method, over the term of the Citicorp Dealer Finance Corporation (Citicorp) until Citicorp sold the revolving loan to Summitbridge National Investments, LLC (Summitbridge) in June 2004 (Note 4). Upon the sale of the revolving loan, the unamortized loan fees of $163,747 were charged to expense. For both of the years ended June 30, 2004 and 2003, loan fees amortization expense totaled $50,582.

Deferred Rent

Rent expense is recognized in an amount equal to the minimum base rents plus future rental increases or decreases and is amortized on the straight-line basis over the terms of the leases. At June 30, 2005 and 2004 (as restated), deferred rent totaled $442,038 and $389,404 (as restated), respectively (Note 14).

Provision for Income Taxes

A provision for corporate income taxes has been recorded based on current tax law. The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an “S” corporation. Under those provisions, the Company is not obligated to pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the taxable income of the Company. The tax year end of the Company is maintained on a calendar year basis. State “S” corporation tax law requires taxable income to be taxed at a rate of 1.5%.

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred income tax assets will more likely than not be realized from the results of operations. At June 30, 2004 and 2003, management believes that it is more likely than not that the net operating loss carryforwards will be realized from the results of operations.

Advertising and Promotional Costs

Advertising and promotional costs are charged to operations when incurred. For the years ended June 30, 2005, 2004 and 2003, advertising and promotional costs totaled approximately $83,000, $123,000 and $81,000, respectively, and are included as a component of operating expenses in the consolidated statement of operations.

Derivative Financial Instruments and Hedging Transactions

The Company accounts for derivative financial instruments required to be recorded on the balance sheet at fair value. Changes in the fair value of derivative financial instruments are recorded each period either in current results of operations or other comprehensive income (loss).

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company accounts for its interest rate swap agreements as cash flow hedges. The Company does not hold derivative financial instruments for speculative purposes. For a derivative designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into results of operations when the hedged exposure affects results of operations. The ineffective portion of the gain or loss of a cash flow hedge is recognized currently in results of operations. For the purposes of the cash flow statement, cash flows from derivative financial instruments are classified with the cash flows from the hedged item. The Company is exposed to credit loss in the event of nonperformance by the other parties to these interest rate swap agreements.

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of net income (loss) plus all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income (loss). The interest rate swap agreements (Note 13) are the only non-owner sources of net assets. For the years ended June 30, 2004 and 2003, the Company recorded changes in the fair value of the interest rate swap agreements of $3,410,869, of which $2,809,175 was recorded in the consolidated statement of operations upon termination of the interest rate swap agreements, and $(1,294,739), respectively, in other comprehensive income (loss).

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the financial statements for the year ended June 30, 2004 have been reclassified in order to conform with the presentation for the year ended June 30, 2005. Such reclassifications do not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

2.	Restructuring

Debt Resolution Agreement

In December 2004, the Company executed a restructuring, whereby it transferred its principal operating assets and liabilities, including operating leases, to Eagle LLC, a newly formed subsidiary, at historical cost. Concurrent with the restructuring, the Company paid SBN Eagle LLC (SBN), a wholly-owned subsidiary of Summitbridge $21,000,000, which Eagle LLC borrowed from a financial institution (Note 4), and the Company transferred 50% ownership in Eagle LLC to retire its outstanding obligation of approximately $44,053,073. The Company estimated that the fair value of the 50% interest in Eagle LLC was $8,800,000. As a result of the debt restructuring, the Company recorded a gain of $13,491,241 in the consolidated statement of operations. Also, the Company incurred $761,832 of costs related to the restructuring.

As a result of the sale of 50% of the ownership interest in Eagle LLC to SBN and because the Company retained control of Eagle LLC, the Company transferred $4,986,873 to minority interest representing 50% of the cost basis in Eagle LLC, and adjusted retained earnings by $3,813,127 in December 2004. The $3,813,127 adjustment represents a restructuring charge calculated as the difference between the fair value of the 50% ownership of Eagle LLC and the amount transferred to minority interest.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Eagle High Reach Equipment, LLC Operating Agreement

Eagle LLC is a Delaware limited liability company, whereby its two members, the Company and SBN, each have a 50% interest. The Eagle LLC operating agreement addresses, among other terms, the governance of Eagle LLC and the required methodology of profit allocations and cash distributions. The Company will continue in perpetuity, unless terminated in accordance with the specific provisions of the operating agreement.

Profits and losses from operations are allocated to the members based on their percentage interests. SBN is entitled to a priority distribution of $1,250,000 (the “Priority Amount”) and, thereafter, distributions are based on the members’ percentage interests. Upon the sale of the Company, SBN is entitled to the Priority Amount, if any, with the remaining balance allocated to the members based on their percentage interests.

If a member receives an offer to sell its interest, the Company and/or other members have the right to purchase the members’ shares in accordance with the terms that are offered for sale by a third party. If the shares are not purchased by the Company or the members, the other members have the right to sell their corresponding interest in accordance with the terms of the offer. If the Company becomes entitled to repurchase the interim chief executive officer’s (CEO) shares pursuant to the Equityholders Agreement, SBN has the right to require the Company to purchase all or a portion of SBN’s interest in Eagle LLC at fair value.

Equityholders Agreement

In December 2004, the Company executed an Equityholders Agreement, whereby the Company, other shareholders and/or Summitbridge (collectively, the “Internal Parties”) have the right to purchase the shares owned by the officers of the Company in accordance with the terms that are offered for sale by a third party. If the shares are not purchased by the Internal Parties, SBN has the right to sell a corresponding interest in Eagle LLC in accordance with the terms of the offer. Also, upon termination of employment of the interim CEO, the Company has the right to purchase the shares held by the interim CEO at fair value.

3.	Rental Fleet Equipment and Property and Equipment

Rental fleet equipment consisted of the following:

	June 30,
	2005	2004

Rental fleet equipment	$69,502,017	$69,102,013
Less accumulated depreciation	(42,039,320)	(38,088,647)

Rental fleet equipment, net	$27,462,697	$31,013,366

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment consisted of the following:

	June 30,
	2005	2004

Automobiles, tractors and trailers	$2,790,616	$3,644,416
Office equipment and fixtures	302,780	616,129
Service equipment	328,065	573,248
Leasehold improvements	961,872	1,082,476
Land	1,084,910	1,084,910
Building and improvements	1,454,219	1,448,507

	6,922,462	8,449,686
Less accumulated depreciation	(3,508,422)	(4,848,552)

Property and equipment, net	$3,414,040	$3,601,134

4.	Revolving Note Payable

Financial Institutions Loan

In December 2004, Eagle LLC executed a loan and security agreement (the “Loan Agreement”) with a financial institution (the “Lender”), whereby the Lender provides a revolving credit facility for loans and/or letters of credit up to $30,000,000, with the letter of credit sub-facility comprising up to $5,000,000, subject to borrowing base limitations, as defined in the Loan Agreement. The Company used $21,000,000 of the line of credit to repay Summitbridge in connection with the restructuring (Note 2). The Loan Agreement bears interest at either the London Interbank Offering Rate (LIBOR), or the greater of the financial institutions prime rate or the federal funds rate plus 0.50%, plus the applicable margin, which ranges from zero to 3.00% based on the outstanding principle balance, as defined in the Loan Agreement, as determined by the Company, per annum. The Loan Agreement is collateralized by principally all of the assets of Eagle LLC. At June 30, 2005, the Company’s weighted average interest rate was 5.71%. The Loan Agreement expires in December 2007 and all borrowings outstanding, plus accrued interest, are due in full.

The Loan Agreement includes a fee of 0.125% on the face amount of a letter of credit upon issuance or extension. The Loan Agreement also includes a fee of 0.25% on the unused balance of available loans. At June 30, 2005, the Company had a letter of credit issued of $90,000 in connection with its workers’ compensation insurance policy.

The Loan Agreement includes various covenants which, among other things, require the Company to maintain minimum levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and rental fleet equipment utilization, limits distributions and requires minimum and maximum levels of capital expenditures. The Company was in compliance with these covenants at June 30, 2005.

Summitbridge National Investments, LLC Loan

In June 2004, the Company’s line of credit administered by Citicorp and the interest rate swap liability (Note 13) were sold to Summitbridge. The Summitbridge credit facility interest rate was 6% on $27,000,000 and LIBOR plus 3.50% on the remaining balance of $16,738,268. The Company paid Summitbridge $21,000,000 plus accrued interest, in December 2004, pursuant to the Debt Resolution Agreement. At June 30, 2004, the entire balance of the line of credit and the interest rate swap liability have been classified as short-term as these items were included in the restructuring in December 2004 (Note 2).

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Citicorp Dealer Finance Corporation Loan

The Company had a revolving credit note agreement with various lenders administered by Citicorp for a maximum amount of $42,000,000 that was sold to Summitbridge in June 2004. Interest on the obligation was based upon the 30-day floating LIBOR rate plus 3.50%.

Upon termination of the line of credit, the Company had the option of amortizing the outstanding loan balance over a 60-month period.

5.	Term Note Payable

The term note payable consists of the following:

	June 30,
	2005	2004

Note to finance company, payable in monthly principal and interest payments of $12,353, with interest at 9.05% per annum. Collateralized by land and building, maturing in April 2028	$1,296,501	$1,322,586
Less current portion	(18,325)	(16,604)

Total long-term portion	$1,278,176	$1,305,982

A summary of future minimum payments is as follows at June 30, 2005:

Year Ending June 30,

2006	$18,325
2007	20,224
2008	22,319
2009	24,631
2010	27,184
Thereafter	1,183,818

$1,296,501

6.	Capital Lease Obligations

The Company leases a building under a capital lease expiring in March 2029. During April and June 2005, the Company executed agreements with H&E Equipment Services L.L.C. (H&E), whose chairman is the interim CEO of the Company (Notes 9 and 15), whereby the Company purchases rental fleet equipment from H&E with extended payment terms of 1% of total cost over 13 months and a balloon payment due in the 14th month. In April and June 2005, the Company purchased rental fleet equipment totaling $819,545 from H&E. At June 30, 2005, the Company had a payable to H&E totaling $810,748, of which $352,464 is long term.

The following is a summary of building and rental fleet equipment held under capital lease obligations:

	June 30,
	2005	2004

Building and rental fleet equipment held under capital lease obligations	$1,619,545	$800,000
Less accumulated depreciation	(136,731)	(105,000)

Building and rental fleet equipment held under capital lease obligations, net	$1,482,814	$695,000

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation expense on building and rental fleet equipment under capital lease obligations totaled $31,731, $20,000 and $20,000 for the years ended June 30, 2005, 2004 and 2003, respectively.

Minimum future lease payments under the capital lease obligations are as follows at June 30, 2005:

Year Ending June 30,

2006	$539,368
2007	433,548
2008	81,084
2009	81,084
2010	81,084
Thereafter	1,519,853

Net minimum lease payments	2,736,021
Less amount representing interest	(1,164,973)

Present value of future minimum lease payments	1,571,048
Less current portion	(467,125)

Total long-term portion	$1,103,923

7.	Income Taxes

Income tax (benefit) expense consisted of the following:

	For the Year Ended June 30,
	2005	2004	2003

State of California:
Current	$800	$800	$1,600
Deferred	(300,000)	106,188	(12,447)

	$(299,200)	$106,988	$(10,847)

Deferred income tax assets (liabilities) consisted of the following at June 30:

2004

Deferred income tax asset, long-term:
Net operating loss carryforward	$57,550
Deferred income tax liability, long-term:
Depreciation	(357,550)

Net deferred income tax liability	$(300,000)

At June 30, 2005, there are no deferred income taxes. At June 30, 2004 and 2003, the Company’s effective income tax rate is different than what would be expected if the state statutory rate were applied to income (loss) from operations primarily due to depreciation expense deductible for tax reporting purposes and the availability of net operating losses.

At June 30, 2005 and 2004, for California State tax purposes, a net operating loss carryforward is available totaling approximately $0 and $3,837,000, respectively, and expires in various years through December 2013. In connection with the restructuring (Note 2), the Company’s net operating loss carryforward was eliminated.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Operating Lease Commitments

The Company leases its operating facilities, rental fleet equipment and vehicles under operating leases that expire from January 2007 through March 2029. The Company has a 30-year lease on its La Mirada, California location, whereby the building portion of the lease is accounted for as a capital lease (Note 6) and the land as an operating lease.

For the years ended June 30, 2005, 2004 and 2003, rental expense totaled $266,965, $290,937 and $218,695, respectively, net of sub-lease revenues (Note 9). The Company had a sub-lease agreement for a portion of its Bakersfield operating facility that expired in May 2003. Revenues under this sub-lease totaled $32,400 for the year ended June 30, 2003.

Future minimum operating lease payments, exclusive of sub-lease revenues, are as follows as of June 30, 2005:

Year Ending June 30,

2006	$511,805
2007	471,329
2008	308,056
2009	289,023
2010	247,086
Thereafter	5,492,955

$7,320,254

9.	Related Party Transactions and Balances

Stockholder Note Receivable

At June 30, 2005 and 2004, the Company had a related party receivable due from a major stockholder of the Company totaling $0 (Note 10) and $4,113,457, respectively, including accrued interest, a portion of which was reflected in a promissory demand note of $1,329,062 at June 30, 2004. The promissory demand note had an 8.25% interest rate and interest income under the note totaled $0, $127,460 and $97,231 for the years ended June 30, 2005, 2004 and 2003, respectively.

The major stockholder note was settled in September 2004 (Note 10).

Summitbridge National Investments Management Fee

Upon the closing of the Loan Agreement (Note 4), the Company paid Summitbridge a management fee of $240,000 covering the period January through December 2005. The Company has recorded $120,000 of management fee as a component of prepaid expenses on the consolidated balance sheet at June 30, 2005, and $120,000 as a component of operating expenses on the consolidated statement of operations for the year ended June 30, 2005.

H&E Equipment Services L.L.C.

For the years ended June 30, 2005 and 2004, the Company incurred consulting fees of $240,000 and $90,000, respectively, for interim CEO services. The consultant is also the chairman of H&E, which is in negotiations to acquire the Company (Note 15). In addition, another executive of H&E, is also a shareholder and board member of the Company.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Wacon, Inc. Note Receivable

In December 2004, the Company executed a $75,000 promissory note with Wacon, Inc., a company owned by the interim Chief Financial Officer, bearing interest at the federal rate with principle and interest due in December 2007. If the Company is sold with gross proceeds in excess of $50,000,000, the debt and interest will be forgiven (Note 15). At June 30, 2005, the Company had a note receivable from Wacon, Inc. of $33,333.

Other Related Party Receivable

The Company has a sub-lease agreement with an entity that is partially owned by several stockholders of the Company (Note 10), including the interim CEO. At June 30, 2005 and 2004, total accrued sub-lease revenue due from a related party totaled $178,498 and $325,836, respectively. These amounts represent unpaid accrued rents and property taxes from October 1999 through June 20, 2003, and have been included in the consolidated balance sheet as other related-party receivables, long-term. For the years ended June 30, 2005 and 2004, the related party is making rental payments when due. For each of the years ended June 30, 2005, 2004 and 2003, sub-lease revenues from the related party totaled $120,000.

10.	Common Stock

Issuances of Common Stock

In July 2004, the Company issued 1,459 shares of common stock to certain key officers as incentive compensation and 2,939 shares to the interim CEO under a consulting agreement. In November 2004, the Company issued 7,050 shares to certain key employees as incentive compensation. In December 2004, the Company issued 1,700 shares to the Board of Directors as incentive compensation. For the year ended June 30, 2005, compensation expense of $143,051 was recognized as a component of operating expenses.

Settlement Agreements

In September 2004, the Company and the major stockholder executed a settlement agreement, whereby Summitbridge received proceeds totaling $1,123,000 from a personal asset sale by the then major stockholder (Note 4), which reduced the Company’s obligation to Summitbridge in the same amount. The major stockholder also transferred 6,846 shares of common stock back to the Company. The Company and the major stockholder mutually released one another from any further liability and the major stockholder executed a two-year non-compete agreement. The shares of common stock were retired and $736,984 was transferred from common stock to paid-in capital, which represented 100% of the ownership of the major stockholder.

In October 2004, the Company executed agreements with two stockholders, which provided for the return of 5,244 shares of common stock back to the Company. One agreement provides for the Company to pay $250,000 to one of the stockholders in the event the Company is sold with gross proceeds in excess of $50,000,000 within a two-year period, commencing with the effective date of the Agreement. Further, the agreement provides for the Company to reimburse that stockholder for up to $200,000 in legal fees that may be incurred in the event a third party brings suit against the stockholder. The shares of common stock were retired and the Company transferred $946,212 from common stock to paid-in capital, which represented the ownership interest portions of the stockholders.

Other Stockholder Agreement

In June 2003, the Company entered into an agreement with its existing stockholders for the right of ownership in the related party that the Company has a sub-lease agreement (Note 9). The majority stockholder of the Company relinquished a portion of his ownership interest for those stockholders that participated in the ownership of the related party. As a result, those stockholders that participated were allocated a distribution,

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which represented their individual initial capital contribution to the related party, for which the Company reduced the Company’s note receivable from the related party. The Stockholder that did not participate was paid a cash distribution. As a result of this agreement, the Company recorded distributions totaling $467,802, of which $32,360 was cash paid to the non-participating stockholder.

11.	Commitments and Contingencies

Insurance

The Company had a $32,000,000 term life insurance policy on a major stockholder. In the event of death, $21,000,000 of the insurance proceeds were to be used to pay down the line of credit agreement (Note 4), with the remaining proceeds to be paid to the Company. In October 2004, concurrent with the execution of a settlement agreement with the major stockholder (Note 10), the Company cancelled the life insurance policy. For the years ended June 30, 2005, 2004 and 2003, the Company made annual premium payments of $32,324, $124,850 and $124,850, respectively.

Property Tax Audits

The Company’s audit for its property taxes for the years ended June 30, 2001 through 2004 was concluded in August 2005, which resulted in an assessment of $1,034,019. At June 30, 2005 and 2004, the Company recorded its best estimate of the property tax liability of approximately $1,012,000 and $920,000, respectively. The Company has agreed to make these payments over a 5 year period. The Company is appealing the assessment.

Sales Tax Settlement

During June 2002 through December 2003, the Company underpaid the California Board of Equalization (BOE) for sales taxes collected that were required to be remitted to the California BOE. In November 2004, the Company reached an agreement with the California BOE, whereby it will repay the California BOE $24,500 per month through February 2008. The obligation bears interest at 6.00% per annum. At June 30, 2005 and 2004, the Company reported a sales tax liability of approximately $712,000 and $790,000, of which approximately $256,000 and $790,000 is current, respectively.

Contingencies

The Company is subject to other claims in the normal course of its business. Management, after consultation with legal counsel, believes that liabilities, if any, resulting from such claims will not materially effect the Company’s financial position, liquidity or results of operations.

12.	Employee Benefit Plan

The Company sponsors a qualified 401(k) and profit sharing plan for all eligible employees. Employees may contribute up to 8% of their yearly compensation, with the employer matching 100% of the employees’ contribution up to $1,000. The plan provides for annual contributions, at the discretion of the Company, not to exceed the annual amounts deductible under Internal Revenue Service regulations. For the years ended June 30, 2005, 2004 and 2003, employer matching contributions totaled $69,726, $80,529 and $64,867, respectively.

13.	Derivative Financial Instruments

The Company uses variable rate-debt to finance its operations, which exposes the Company to variability in interest payments due to changes in interest rates. For the years ended June 30, 2004 and 2003, the Company’s objective was to limit the impact of interest rate changes on earnings and cash flows. The Company achieved this by entering into interest rate swap agreements to convert a percentage of its debt from

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

variable to fixed rates to reduce the impact of changes in interest rates on its floating rate line of credit (Note 4).

At July 1, 2003, the Company had three interest swap agreements outstanding with a notional amount totaling $35,000,000 as follows:

Amount	Fixed Rate	Maturity Date

$22,000,000	5.821%	April 20, 2006
$ 3,000,000	6.670%	June 14, 2006
$10,000,000	4.740%	June 10, 2004

The Company was unable to make the required contractual payments under the interest rate swap agreements during the year ended June 30, 2004. Accordingly, the Company defaulted under the interest rate swap agreements and they were terminated early. Breakage fees and other early termination costs related to the interest rate swap agreements totaled $2,809,175 and is included as part of the outstanding line of credit balance at June 30, 2004 (Note 4).

14.	Prior Period Adjustments

The Company determined that prior period adjustments were required at June 30, 2004 and 2002. The prior period adjustments consisted of the following at June 30, 2004 and 2002:

	June 30, 2004
	(As Originally
	Reported)	Adjustments	(As Restated)

Balance sheet:
Liabilities:
Other noncurrent liabilities		$389,404	$389,404
Stockholder’s deficit:
Beginning retained earnings (accumulated deficit)	$8,375,412	(9,227,708)	(852,296)
Ending accumulated deficit	(10,590,384)	(389,404)	(10,979,788)
Income statement:
Operating expenses	19,021,178	2,563,992	21,585,170
Other income (expense)	(18,631,039)	11,402,296	(7,228,743)

	June 30, 2002
	(As Originally
	Reported)	Adjustments	(As Restated)

Balance sheet:
Property and equipment, net	$43,390,198	$(3,514,021)	$39,876,177
Liabilities:
Accrued liabilities	134,263	316,047	450,310
Other noncurrent liabilities		252,998	252,998
Derivative financial instruments		2,116,130	2,116,130
Stockholder’s deficit:
Ending accumulated deficit	7,983,651	(4,083,066)	3,900,585
Accumulated other comprehensive loss		(2,116,130)	(2,116,130)

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2004 Adjustments

At June 30, 2004, the Company had deferred rent that was not recorded on the consolidated balance sheet. Accordingly, the Company recorded a prior period adjustment to other non-current liabilities and retained earnings of $389,404, including an adjustment to operating expense of $74,918 related to rent expense for the year ended June 30, 2004, to properly present deferred rent at June 30, 2004.

For the year ended June 30, 2004, the Company incorrectly presented rental fleet write-down of $7,098,282 and write-off of parts inventory of $2,000,000 as components of other income (expense) on the consolidated statement of operations. Accordingly, the Company recorded prior period adjustments to reclassify these amounts to operating expenses for the year ended June 30, 2004.

For the year ended June 30, 2004, the Company incorrectly presented rental fleet write-down, inventory write-offs, and property tax and sales tax expense on the consolidated statement of operations. Accordingly, the Company recorded a prior period adjustment of $4,770,130 to reverse the portion of the write-down of such rental fleet that related to the year ended June 30, 2003. The Company recorded a prior period adjustment of $876,743 to reverse the portion of the write-off of such inventories to their net realizable value that related to the year ended June 30, 2003. The Company recorded prior period adjustments of $512,682 and $449,653 to reverse the portion of property tax expenses and sales tax expenses, respectively, that related to the year ended June 30, 2003.

For the year ended June 30, 2004, the Company incorrectly presented allowance for uncollectible stockholder receivable in the consolidated statement of operations. Accordingly, the Company recorded a prior period adjustment of $2,304,014 to other income (expense) to reverse the portion of such allowance that related to the year ended June 30, 2003.

June 30, 2003 Adjustments

Prior to the audit of the Company’s 2004 financial statements, the financial statements as of and for the year ended June 30, 2003 had not been subject to an independent audit. The adjustments described under the caption “June 30, 2004 Adjustments” were considered, and, as appropriate, reflected in the Company’s results of operations for the year ended June 30, 2003. These adjustments were not characterized as “prior period adjustments” since the 2003 financial statements had not previously been subject to an independent audit.

June 30, 2002 Adjustments

At June 30, 2002, property tax and sales tax liabilities, and deferred rent had not been recorded on the consolidated balance sheet. Accordingly, the Company recorded prior period adjustments of $250,047 and $61,000 to other accrued expenses and retained earnings to adjust the property tax liability and sales tax liability, respectively, and a prior period adjustment of $252,998 to other noncurrent liabilities and retained earnings to adjust deferred rent, at June 30, 2002.

At June 30, 2002, the Company had interest rate swap agreements outstanding that were not recorded at fair value on the consolidated balance sheet. Accordingly, the Company recorded a prior period adjustment of $2,116,130 to adjust the derivative financial instruments liability and accumulated other comprehensive income (loss) at June 30, 2002.

At June 30, 2002, the Company incorrectly presented property and equipment, net, on the consolidated balance sheet. Accordingly, the Company recorded a prior period adjustment of $3,514,021 to adjust property and equipment, net, and retained earnings at June 30, 2002.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Subsequent Events

H&E Equipment, LLC Purchase Commitments

During July and August 2005, the Company has purchased approximately $250,000 of rental fleet equipment from, and has purchase orders of approximately $1,250,000 with, H&E (Note 6).

H&E Equipment, LLC Acquisition Agreement

In January 2006, the Company entered into an acquisition agreement, whereby H&E will acquire the stock of the Company and SBN’s 50% ownership interest in Eagle LLC. The purchase price is based on a multiplier of EBITDA, with certain adjustments as defined in the acquisition agreement, which is estimated to be approximately $57,000,000.

EAGLE HIGH REACH EQUIPMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	June 30,
	2005	2005
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$273,954	$132,301
Accounts receivable, net of allowance for doubtful accounts of $227,012 and $325,899, respectively	6,237,304	5,566,897
Unbilled revenue	1,073,737	1,133,729
Inventories and supplies	1,621,286	1,549,895
Prepaid expenses and other current assets	815,771	509,812

Total current assets	10,022,052	8,892,634

Rental fleet equipment, at cost, net	28,288,817	27,462,697
Property and equipment, at cost, net	3,600,173	3,414,040
Other assets:
Other related-party receivables, long-term	357,501	178,498
Deposits and other assets	133,517	186,615

Total other assets	491,018	365,113

Total assets	$42,402,060	$40,134,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft.	$617,776
Accounts payable	1,866,583	$1,311,610
Accrued interest payable	124,846	104,785
Other accrued expenses	1,115,152	1,862,910
Term note payable, current portion	30,056	18,325
Capital lease obligations, current portion	9,271	467,125

Total current liabilities	3,763,684	3,764,755

Long-term liabilities:
Revolving note payable, long-term portion	21,785,164	21,533,571
Term note payable, long-term portion	1,252,798	1,278,176
Capital lease obligations, long-term portion	746,714	1,103,923
Other noncurrent liabilities	1,542,637	940,458
Deferred income taxes	80,474

Total long-term liabilities	25,407,787	24,856,128

Total liabilities	29,171,471	28,620,883

Commitments and contingencies
Minority interest in subsidiary	5,634,641	4,666,873

Stockholders’ equity:
Common stock, no par value, 100,000 shares authorized, 18,791 shares issued and outstanding	927,624	927,624
Paid-in capital	1,826,247	1,826,247
Retained earnings	4,842,077	4,092,857

Total stockholders’ equity	7,595,948	6,846,728

Total liabilities and stockholders’ equity	$42,402,060	$40,134,484

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT
For the Six Months Ended December 31,

	2005	2004

Rental revenue, equipment	$15,867,705	$14,172,510
Equipment sales	2,257,162	973,479

Total revenue	18,124,867	15,145,989

Cost of rental revenue, equipment	4,096,475	4,059,523
Cost of equipment sold	1,397,335	747,350

Total cost of revenue	5,493,810	4,806,873

Gross profit	12,631,057	10,339,116
Operating expenses	10,010,143	11,245,988

Income (loss) from operations	2,620,914	(906,872)

Other income (expense), net:
Interest expense	(811,522)	(1,420,926)
Interest income	3,431
Gain on debt restructuring		13,491,241

Total other (expense) income, net	(808,091)	12,070,315

Income before minority interest in net income of subsidiary and income tax (expense) benefit	1,812,823	11,163,443
Minority interest in net income of subsidiary	(967,768)

Income before income tax (expense) benefit	845,055	11,163,443
Income tax (expense) benefit	(95,835)	219,256

Net income	$749,220	$11,382,699

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT
For the Three Months Ended December 31,

	2005	2004

Rental revenue, equipment	$8,075,378	$7,194,802
Equipment sales	1,297,760	619,676

Total revenue	9,373,138	7,814,478

Cost of rental revenue, equipment	2,123,069	2,023,872
Cost of equipment sold	816,545	449,552

Total cost of revenue	2,939,614	2,473,424

Gross profit	6,433,524	5,341,054
Operating expenses	5,219,512	5,728,507

Income (loss) from operations	1,214,012	(387,453)

Other income (expense):
Interest expense	(417,008)	(958,000)
Interest income	3,431
Gain on debt restructuring		13,491,241

Total other income (expense), net	(413,577)	12,533,241

Income before minority interest in net income of subsidiary and income tax (expense) benefit	800,435	12,145,788
Minority interest in net income of subsidiary	(443,775)

Income before income tax (expense) benefit	356,660	12,145,788
Income tax (expense) benefit	(95,835)	144,256

Net income	$260,825	$12,290,044

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended December 31,

	2005	2004

Cash flows from operating activities:
Net income	$749,220	$11,382,699
Adjustments to reconcile net income to net cash and cash equivalents provided by (used in) operating activities:
Gain on debt restructuring		(13,491,241)
(Gain) loss on disposal of rental fleet equipment and property and equipment	(620,208)	245,984
Allowance for doubtful accounts	(98,887)	48,000
Depreciation and amortization	3,915,817	4,190,936
Deferred income taxes	80,474	(219,256)
Minority interest in net income of subsidiary	967,768
Common stock issued to employees and board of directors		143,051
Changes in operating assets and liabilities:
Accounts receivable	(571,520)	(1,282,865)
Unbilled revenue	59,992
Other receivables	(179,003)	97,619
Inventories and supplies	(71,391)
Prepaid expenses	(305,959)	(395,268)
Deposits and other assets	53,098	(98,532)
Accounts payable	554,973	(2,268,270)
Accrued interest payable	20,061
Other accrued expenses	(747,758)	(311,107)
Other non-current liabilities	602,179	650,631

Net cash and cash equivalents provided by (used in) operating activities	4,408,856	(1,307,619)

Cash flows from investing activities:
Purchases of rental fleet equipment and property and equipment	(5,390,704)	(1,549,152)
Proceeds from sales of rental fleet equipment and property and equipment	1,082,841	338,456
Proceeds from collection of advances to stockholder		1,049,605

Net cash and cash equivalents used in investing activities	(4,307,863)	(161,091)

Cash flows from financing activities:
Increase in book overdraft.	617,776
Payments on term note payable	(13,647)	(12,088)
Payments on capital lease obligations	(815,062)	(3,929)
Proceeds from borrowings on revolving notes payable	21,251,593	1,130,379
Payments on revolving notes payable	(21,000,000)

Net cash and cash equivalents provided by financing activities	40,660	1,114,362

Net decrease in cash and cash equivalents	141,653	(354,348)
Cash and cash equivalents, beginning of period	132,301	490,936

Cash and cash equivalents, end of period	$273,954	$136,588

Supplemental disclosure of cash flow information:
Cash paid for interest	$791,461	$271,882
Supplemental disclosures of noncash investing and financing information:
Debt restructuring		$8,800,000
Minority interest		$(4,986,873)
Refinancing of line of credit		$40,926,093

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

General Description

Eagle High Reach Equipment, Inc. (the “Company”) is a construction and industrial equipment rental company formed in 1994. The Company’s customers include both general and subcontractors on commercial projects, and residential and public work activities. The Company offers both aerial platform and general equipment rentals to southern California markets from its four facilities (three leased and one owned). The Company’s corporate office is located in La Mirada, California.

Basis of Presentation

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial position at December 31, 2005 and June 30, 2005 and the results of its operations and cash flows for the three and six month periods ended December 31, 2005 and 2004.

Certain disclosures normally presented in the notes to the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim condensed consolidated financial statements should be read in conjunction with the Company’s annual consolidated financial statements and notes thereto. The interim consolidated financial statements included herein have been prepared on a basis consistent with the accounting principles and policies reflected in the Company’s annual consolidated financial statements for the year ended June 30, 2005. The results of operations and cash flows for the three and six month periods ended December 31, 2005 and 2004 may not necessarily be indicative of future operating results.

In preparing such consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

Consolidation

The consolidated financial statements include the consolidation of the Company and a joint venture, where the Company has been determined to be the primary beneficiary. The Company is required to assess its joint venture to determine whether it is a variable interest entity, which is defined as contractual, ownership or other interests in an entity that change with changes in the entity’s net asset value. The entity that will absorb the majority of the variable interest entity’s expected losses or expected residual returns is considered the primary beneficiary of the variable interest entity. The primary beneficiary is required to include the variable interest entity’s assets, liabilities and results of operations in its consolidated financial statements.

The Company’s consolidated financial statements include the accounts of the Company and Eagle High Reach, LLC (Eagle LLC) a joint venture (Note 2). While the Company has a 50% ownership interest in Eagle LLC, the Company has consolidated the accounts of Eagle LLC because it is the primary beneficiary. The Company began consolidating Eagle LLC upon its formation in December 2004.

All intercompany accounts and transactions have been eliminated in consolidation.

Business Segment

The Company reports the results of its operations in one business segment: rental of aerial platform and general equipment rentals. The Company serves one geographic market encompassing areas of southern California adjacent to its four facilities.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Minority Interest

Minority interest represents SBN Eagle LLC’s (SBN), which is wholly owned by Summitbridge (Note 2), 50% allocation of SBN’s initial ownership interest on the consolidated balance sheet (Note 2), income (loss) of Eagle LLC during the fiscal year in the consolidated statement of operations and the cumulative allocation of income (loss) on the consolidated balance sheet. Minority interest is reported in the mezzanine area on the consolidated balance sheet. The Company began accounting for SBN’s minority interest upon the formation of Eagle LLC in December 2004.

Provision for Income Taxes

A provision for corporate income taxes has been recorded based on current tax law. The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be taxed as an “S” corporation. Under those provisions, the Company is not obligated to pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the taxable income of the Company. The tax year end of the Company is maintained on a calendar year basis. State “S” corporation tax law requires taxable income to be taxed at a rate of 1.5%.

2.	Restructuring

In December 2004, the Company executed a restructuring, whereby it transferred its principal operating assets and liabilities, including operating leases, to Eagle LLC, a newly formed subsidiary, at historical cost. Concurrent with the restructuring, the Company paid SBN Eagle LLC (SBN), a wholly-owned subsidiary of Summitbridge $21,000,000, which Eagle LLC borrowed from a financial institution (Note 4), and the Company transferred 50% ownership to Eagle LLC to retire its outstanding obligation of approximately $44,053,073. The Company estimated that the fair value of the 50% interest in Eagle LLC was $8,800,000. As a result of the debt restructuring, the Company recorded a gain of $13,491,241 in the consolidated income statement.

3.	Related Party Transactions and Balances

Summitbridge National Investments Management Fee

Upon the closing of the Loan Agreement, the Company paid Summitbridge a management fee of $240,000 covering the period January through December 2005. The Company has recorded $120,000 of management fee as a component of prepaid expenses on the consolidated balance sheet at June 30, 2005, and $120,000 and $60,000 as a component of operating expenses on the consolidated statement of operations for the six months and three months ended December 31, 2005, respectively.

Wacon, Inc. Note Receivable

In December 2004, the Company executed a $75,000 promissory note with Wacon, Inc., a company owned by the interim Chief Financial Officer, bearing interest at the federal rate with interest and principal due in December 2007. If the Company is sold with gross proceeds in excess of $50,000,000, the debt and interest will be forgiven. At December 31, 2005, the Company had a note receivable from Wacon, inc. of $75,000.

H&E Equipment Services, LLC

On February 28, 2006, H&E Equipment Services, LLC (H&E) acquired the stock of the Company and SBN’s 50% ownership interest in Eagle LLC for approximately $60,000,000.

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For each of the six months and three months ended December 31, 2005 and 2004, the Company incurred consulting fees of $120,000 and $60,000, respectively, for interim CEO services. The consultant is also the chairman of H&E. In addition, another executive of H&E is also a shareholder and board member of the Company.

During the six months ended December 31, 2005, the Company executed agreements with H&E, whereby the Company purchases rental fleet equipment from H&E with extended payment terms of 1% of total cost over 13 months and a balloon payment due in the 14th month. During the six months ended December 31, 2005, the Company purchased rental fleet equipment totaling $314,281 from H&E. In December 2005, the Company repaid the outstanding balance to H&E for the rental fleet equipment purchases under extended payment terms.

4.	Revolving Note Payable

In December 2004, Eagle LLC executed a loan and security agreement (the “Loan Agreement”) with a financial institution (the “Lender”), whereby the Lender provides a revolving credit facility for loans and/or letters of credit up to $30,000,000, with the letter of credit sub-facility comprising up to $5,000,000, subject to borrowing base limitations, as defined in the Loan Agreement. The Company used $21,000,000 of the line of credit to repay Summitbridge in connection with the restructuring (Note 2). The Loan Agreement bears interest either at the London Interbank Offering Rate (LIBOR), or the greater of the financial institutions prime rate or the federal funds rate plus 0.50%, plus the applicable margin, which ranges from zero to 3.00% based on the outstanding principle balance, as defined in the Loan Agreement, as determined by the Company, per annum. The Loan Agreement is collateralized by principally all of the assets of Eagle LLC. The loan agreement expires in December 2007 and all borrowings outstanding, plus accrued interest, are due in full.

5.	Common Stock

Issuances of Common Stock

In July 2004, the Company issued 1,459 shares of common stock to certain key officers as incentive compensation and 2,939 shares to the interim CEO under a consulting agreement. In November 2004, the Company issued 7,050 shares to certain key employees as incentive compensation. In December 2004, the Company issued 1,700 shares to the Board of Directors as incentive compensation. For the six months and three months ended December 31, 2004, compensation expense of $143,051 and $94,301, respectively, was recognized as a component of operating expenses.

Settlement Agreements

In September 2004, the Company and the major stockholder executed a settlement agreement, whereby Summitbridge received proceeds totaling $1,123,000 from a personal asset sale by the then major stockholder, which reduced the Company’s obligation to Summitbridge in the same amount. The major stockholder also transferred 6,846 shares of common stock back to the Company. The Company and the major stockholder mutually released one another from any further liability and the major stockholder executed a two-year non-compete agreement. The shares of common stock were retired and $736,984 was transferred from common stock to paid-in capital, which represented 100% of the ownership of the major stockholder.

In October 2004, the Company executed agreements with two stockholders, which provided for the return of 5,244 shares of common stock back to the Company. One agreement provides for the Company to pay $250,000 to one of the stockholders in the event the Company is sold with gross proceeds in excess of $50,000,000 within a two-year period, commencing with the effective date of the Agreement. Further, the agreement provides for the Company to reimburse that stockholder for up to $200,000 in legal fees that may be incurred in the event a third party brings suit against the stockholder. The shares of common stock were

EAGLE HIGH REACH EQUIPMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retired and the Company transferred $946,212 from common stock to paid-in capital, which represented the ownership interest portions of the stockholders.

6.	Settlements

Property Tax Settlement

The Company’s audit for its property taxes for the years ended June 30, 2001 through 2004 was concluded in August 2005, which resulted in an assessment of approximately $1,034,000. The Company had previously recorded its best estimate of the property tax liability of approximately $1,000,000. The Company paid the assessment in full in February 2006, but is appealing the assessment.

Sales Tax Settlement

During June 2002 through December 2003, the Company underpaid the California Board of Equalization (BOE) for sales taxes collected that were required to be remitted to the California BOE. The Company had previously recorded its best estimate of the sales tax liability of approximately $712,000. In November 2004, the Company reached an agreement with the California BOE, whereby it will repay the California BOE $700,000 plus interest at 6.00% per annum. The Company paid the BOE in full in February 2006.

$250,000,000

8 3/8% Senior Notes due 2016

PROSPECTUS

OFFER TO EXCHANGE

$250,000,000 Principal Amount of
8 3/8% Senior Notes due 2016
and Related Guarantees
for
all outstanding
8 3/8% Senior Secured Notes due 2016
and Related Guarantees

Issued on August 4, 2006
, 2006

Until          , 2006 (90 days after the date of this prospectus), all dealers that effect transactions in the notes, whether or not participating in the original distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

(a) H&E Equipment Services, Inc. is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

We have purchased insurance on behalf of our directors, members, managers and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors, members, managers and officers of H&E Equipment Services, Inc. or any of its subsidiaries, or that may arise out of their status as directors, members, managers and officers of H&E Equipment Services, Inc. or any of its subsidiaries, including liabilities under the federal and state securities laws.

Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

(b) H&E Finance Corp. is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

As permitted by the DGCL, H&E Finance Corp.’s bylaws provide that (1) it is required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) it is permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) it is required to advance expenses to its directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in its bylaws are not exclusive.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

(c) GNE Investments, Inc. is a corporation organized under the laws of the State of Washington.

Sections 23B.08.500 through 23B.08.600 RCW of the Washington Business Corporations Act, or WBCA, contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the article of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses incurred in connection with the proceeding and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s or officer’s actions met a certain standard of conduct; provided, however that the corporation may not indemnify a director or officer who is adjudged liable to the corporation in a proceeding by or in the right of the corporation, or who is adjudged liable in any other proceeding on the basis that personal benefit was improperly received by the director or officer. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

As permitted by the WBCA, the bylaws of GNE Investments, Inc. (which we refer to as GNE) provide that (1) GNE is required to indemnify its officers and directors and directors to the fullest extent permitted by applicable law, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of GNE; (2) the rights conferred in GNE’s bylaws are not exclusive; and (3) the board of directors of GNE is authorized to obtain insurance on behalf of any person who is or was a director, officer, employee or agent of GNE against any liability arising out of such person’s status as such, whether or not GNE would have the power to indemnify such person against such liability.

(d) Great Northern Equipment, Inc. is a corporation organized under the laws of the State of Montana.

Sections 35-1-451 to 35-1-459 of the Montana Code Annotated, 2005 cover permissive and mandatory indemnification of corporate directors, officers, employees and agents.

Section 35-1-452 provides that with certain exceptions a corporation (after an appropriate determination has been made that such indemnification is permissible under the indemnification statutes) may indemnify against liability an individual made a party to a proceeding because he is or was a director, if the individual (1) conducted himself in good faith; (2) reasonably believed (a) that his conduct in his official capacity was in the corporation’s best interest, and (b) that his conduct in other cases was at least not opposed to the corporation’s best interests; and (3) in a criminal proceeding had no reasonable cause to believe his conduct was unlawful. The corporation may not indemnify a director under this statute in connection with (1) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 35-1-453 provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

Section 35-1-455 provides that unless a corporation’s articles of incorporation provide otherwise, a director (or an officer under Section 35-1-457) of a corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Section 35-1-454 also provides that a corporation may in advance of a final disposition of a proceeding pay or reimburse a director’s reasonable expenses in connection with the proceeding if (1) the director furnishes a written affirmation of the director’s good faith belief that the director has met the required statutory standard of conduct; (2) the director furnishes a written undertaking to repay the expenses if it is determined he did not meet the standard of conduct; and (3) those making the determination to advance expenses have determined the facts do not preclude indemnification under the indemnification statutes. The corporation may also under Section 35-1-457 indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 35-1-458 authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent, against liability asserted against or incurred by such person in any such capacity, or arising out of such person’s status as such.

The articles of incorporation and bylaws of Great Northern Equipment, Inc. do not specifically address indemnification.

(e) H&E California Holding, Inc. is a corporation organized under the laws of the State of California.

Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provision in excess of that permitted in Section 317, subject to certain limitations.

H&E California Holding, Inc.’s bylaws provides that it may indemnify any director, officer, agent or employee to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. H&E California Holding, Inc. shall have the right to purchase and maintain insurance on behalf of any such persons whether or not it would have the power to indemnify such person against the liability insured against.

(f) H&E Equipment Services (California), LLC is a limited liability company organized under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act, or the DLLCA, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

H&E Equipment Services (California), LLC’s limited liability company agreement provides that, except as limited by law, each manager and officer shall be entitled to be indemnified and held harmless by H&E Equipment Services (California), LLC to the full extent permitted under the DLLCA, as in effect from time to time, against all losses, claims, damages, expenses and liabilities that such person may at any time become subject to or liable for by reason of the formation, operation or termination of H&E Equipment Services (California), LLC or such person’s acting as a manager or officer or the authorized actions of such person in connection with the conduct of the affairs of H&E Equipment Services (California), LLC , provided that no such person shall be indemnified for results from any act or omission of such person that involves actual fraud or willful misconduct or any transaction from which such person derived improper personal benefit. The rights of indemnification are in addition to any rights to which such manager or officer may otherwise be entitled by contract or as a matter of law. Each manager’s and officer’s right to indemnification for costs and expenses shall be conditioned upon the delivery by such manager or officer to H&E Equipment Services (California), LLC of a written undertaking to reimburse H&E Equipment Services (California), LLC for all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification. H&E Equipment Services (California), LLC is permitted to indemnify other employees and agents and shall maintain insurance to protect any manager, officer, employee or agent against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated February 2, 2006, among the Company, H&E LLC and Holdings (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
2.2	Acquisition Agreement, dated as of January 4, 2005, among H&E Equipment Services, L.L.C., Eagle Merger Corp., Eagle High Reach Equipment, LLC, Eagle High Reach Equipment, Inc., SBN Eagle LLC, SummitBridge National Investments, LLC and the shareholders of Eagle High Reach Equipment, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K of H&E Equipment Services L.L.C. (File Nos. 333-99587 and 333-99589), filed January 5, 2006).
3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).
3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).
3.3	Amended and Restated Articles of Organization of Gulf Wide Industries, L.L.C. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.4	Amended Articles of Organization of Gulf Wide Industries, L.L.C., Changing Its Name To H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.5	Amended and Restated Operating Agreement of H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.6	Certificate of Incorporation of H&E Finance Corp. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.7	Certificate of Incorporation of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.8	Articles of Incorporation of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.9	Articles of Amendment to Articles of Incorporation of Williams Bros. Construction, Inc. Changing its Name to GNE Investments, Inc. (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.10	Bylaws of H&E Finance Corp. (incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.11	Bylaws of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.10 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

Exhibit
Number	Description

3.12	Bylaws of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.11 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
4.1	Indenture, among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and The Bank of New York, dated as of June 17, 2002 (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed on September 13, 2002).
4.2	Registration Rights Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated as of June 17, 2002 (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
4.3	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).
4.4	Amended and Restated Security Holders Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.5	Amended and Restated Investor Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.6	Amended and Restated Registration Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.7	Supplemental Indenture, dated as of February 3, 2006, among the Company, H&E LLC, H&E Finance Corp. and The Bank of New York (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.8	Supplemental Indenture, dated as of June 6, 2006, among H&E Equipment Services, Inc., H&E Finance Corp., the Guarantors and The Bank of New York (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed June 7, 2006).
4.9	Indenture, among H&E Equipment Services, Inc., the guarantors party thereto and The Bank of New York Trust Company, N.A., dated as of August 4, 2006 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).
4.10	Registration Rights Agreement, among H&E Equipment Services, Inc., the guarantors party thereto, Credit Suisse Securities (USA), LLC and UBS Securities, LLC, dated as of August 4, 2006 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).
5.1	Opinion of Dechert LLP regarding legality.*
5.2	Opinion of Garlington, Lohn & Robinson, PLLP regarding legality.*
5.3	Opinion of Ryan, Swanson & Cleveland, PLLC regarding legality.*
10.1	Amended and Restated Credit Agreement among H&E Equipment Services, Inc., Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, H&E Finance Corp., H&E California Holding, Inc., General Electric Capital Corporation, as agent and the other lenders party thereto, dated as of August 4, 2006 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).

Exhibit
Number	Description

10.2	Contribution Agreement and Plan of Reorganization, dated as of June 14, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment II, LLC (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.3	Securityholders Agreement, dated as of June 17, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC, certain members of management and other members of H&E Holdings LLC (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.4	Registration Rights Agreement, dated as of June 17, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC, certain members of management and other members of H&E Holdings L.L.C. (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.7	First Amended and Restated Management Agreement, dated as of June 17, 2002, Bruckmann, Rosser, Sherrill & Co., Inc., Bruckmann, Rosser, Sherrill & Co., L.L.C., H&E Holdings L.L.C. and H&E Equipment Services, L.L.C. (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.8	Employment Agreement, dated as of June 29, 1999, by and between Gulf Wide Industries, L.L.C., and John M. Engquist (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.9	First Amendment to the Employment Agreement, dated as of August 10, 2001, by and among Gulf Wide Industries, L.L.C. and John M. Engquist (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.10	Consulting and Noncompetition Agreement, dated as of June 29, 1999, between Head & Engquist Equipment, L.L.C. and Thomas R. Engquist (incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.11	Purchase Agreement by and among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 3, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed September 13, 2002).
10.12	Purchase Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., H&E Holdings L.L.C., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 17, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.13	Investor Rights Agreement by and among H&E Holdings, L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC and Credit Suisse First Boston Corporation, dated as of June 17, 2002 (incorporated by reference to Exhibit 10.22 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.14	Security Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.15	Pledge Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.16	Trademark Security Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).

Exhibit
Number	Description

10.17	Security Agreement, dated June 17, 2002, between H&E Finance Corp. and The Bank of New York (incorporated by reference to Exhibit 10.27 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.18	Security Agreement, dated June 17, 2002, between GNE Investments, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.19	Pledge Agreement, dated June 17, 2002, between GNE Investments, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.29 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.20	Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.21	Trademark Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.31 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.22	Patent Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.32 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.23	Severance and Consulting Agreement, dated March 1, 2004, between H&E Equipment Services, L.L.C. and Robert W. Hepler (incorporated by reference to Exhibit 10.33 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2004 (File No. 333-99587), filed September 29, 2005).
10.24	Consulting and Noncompetition Agreement, dated as of July 31, 2004, between H&E Equipment Services L.L.C. and Gary W. Bagley (incorporated by reference to Exhibit 10.34 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2004 (File Nos. 333-99587 and 333-99589), filed September 29, 2005).
10.25	Stipulation of Settlement dated November 23, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K of H&E Equipment Services L.L.C. (File No. 333-99587), filed November 29, 2005).
10.26	H&E Equipment Services, Inc. 2006 Stock-Based Compensation Incentive Plan, as amended and restated, effective June 6, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed June 8, 2006).
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of H&E Equipment Services, Inc.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Perry-Smith, LLP.
23.3	Consent of Dechert LLP (Included in Exhibit 5.1). *
23.4	Consent of Garlington, Lohn & Robinson, PLLP, Montana local counsel (Included in Exhibit 5.2).*
23.5	Consent of Ryan, Swanson & Cleveland, PLLC, Washington local counsel (Included in Exhibit 5.3).*
24.1	Power of Attorney (included on signature page).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Holders.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	Form of Letter to Clients.
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	To be filed by amendment.

(b) Financial Statement Schedules

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

H&E Equipment Services, Inc.

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GARY W. BAGLEY Gary W. Bagley	Chairman of the Board of Directors and Director	October 3, 2006

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 3, 2006

/s/ KEITH E. ALESSI Keith E. Alessi	Director	October 3, 2006

Signature	Title	Date

/s/ BRUCE C. BRUCKMANN Bruce C. Bruckmann	Director	October 3, 2006

Lawrence C. Karlson	Director

/s/ JOHN T. SAWYER John T. Sawyer	Director	October 3, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

GNE Investments, Inc.

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer and Director	October 3, 2006

/s/ GARY W. BAGLEY Gary W. Bagley	Director	October 3, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

Great Northern Equipment, Inc.

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer and Director	October 3, 2006

/s/ GARY W. BAGLEY Gary W. Bagley	Director	October 3, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

H&E Finance Corp.

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer and Director	October 3, 2006

/s/ GARY W. BAGLEY Gary W. Bagley	Director	October 3, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

H&E California Holding, Inc.

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer and Director	October 3, 2006

/s/ GARY W. BAGLEY Gary W. Bagley	Director	October 3, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on October 3, 2006.

H&E Equipment Services (California), LLC

By:	/s/ John M. Engquist
John M. Engquist
President and Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John M. Engquist and Leslie S. Magee, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JOHN M. ENGQUIST John M. Engquist	President, Chief Executive Officer and Director	October 3, 2006

/s/ LESLIE S. MAGEE Leslie S. Magee	Chief Financial Officer and Director	October 3, 2006

/s/ GARY W. BAGLEY Gary W. Bagley	Director	October 3, 2006

Exhibit Index

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated February 2, 2006, among the Company, H&E LLC and Holdings (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
2.2	Acquisition Agreement, dated as of January 4, 2005, among H&E Equipment Services, L.L.C., Eagle Merger Corp., Eagle High Reach Equipment, LLC, Eagle High Reach Equipment, Inc., SBN Eagle LLC, SummitBridge National Investments, LLC and the shareholders of Eagle High Reach Equipment, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K of H&E Equipment Services L.L.C. (File Nos. 333-99587 and 333-99589), filed January 5, 2006).
3.1	Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).
3.2	Amended and Restated Bylaws of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).
3.3	Amended and Restated Articles of Organization of Gulf Wide Industries, L.L.C. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.4	Amended Articles of Organization of Gulf Wide Industries, L.L.C., Changing Its Name To H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.5	Amended and Restated Operating Agreement of H&E Equipment Services L.L.C. (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.6	Certificate of Incorporation of H&E Finance Corp. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.7	Certificate of Incorporation of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.8	Articles of Incorporation of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.9	Articles of Amendment to Articles of Incorporation of Williams Bros. Construction, Inc. Changing its Name to GNE Investments, Inc. (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.10	Bylaws of H&E Finance Corp. (incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.11	Bylaws of Great Northern Equipment, Inc. (incorporated by reference to Exhibit 3.10 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
3.12	Bylaws of Williams Bros. Construction, Inc. (incorporated by reference to Exhibit 3.11 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
4.1	Indenture, among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and The Bank of New York, dated as of June 17, 2002 (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed on September 13, 2002).
4.2	Registration Rights Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated as of June 17, 2002 (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

Exhibit
Number	Description

4.3	Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).
4.4	Amended and Restated Security Holders Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.5	Amended and Restated Investor Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.6	Amended and Restated Registration Rights Agreement, dated as of February 3, 2006, among the Company and certain other parties thereto (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.7	Supplemental Indenture, dated as of February 3, 2006, among the Company, H&E LLC, H&E Finance Corp. and The Bank of New York (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed February 3, 2006).
4.8	Supplemental Indenture, dated as of June 6, 2006, among H&E Equipment Services, Inc., H&E Finance Corp., the Guarantors and The Bank of New York (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed June 7, 2006).
4.9	Indenture, among H&E Equipment Services, Inc., the guarantors party thereto and The Bank of New York Trust Company, N.A., dated as of August 4, 2006 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).
4.10	Registration Rights Agreement, among H&E Equipment Services, Inc., the guarantors party thereto, Credit Suisse Securities (USA), LLC and UBS Securities, LLC, dated as of August 4, 2006 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).
5.1	Opinion of Dechert LLP regarding legality.*
5.2	Opinion of Garlington, Lohn & Robinson, PLLP regarding legality.*
5.3	Opinion of Ryan, Swanson & Cleveland, PLLC regarding legality.*
10.1	Amended and Restated Credit Agreement among H&E Equipment Services, Inc., Great Northern Equipment, Inc., H&E Equipment Services (California), LLC, H&E Finance Corp., H&E California Holding, Inc., General Electric Capital Corporation, as agent and the other lenders party thereto, dated as of August 4, 2006 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed on August 8, 2006).
10.2	Contribution Agreement and Plan of Reorganization, dated as of June 14, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment II, LLC (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.3	Securityholders Agreement, dated as of June 17, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC, certain members of management and other members of H&E Holdings LLC (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.4	Registration Rights Agreement, dated as of June 17, 2002, by and among H&E Holdings L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC, certain members of management and other members of H&E Holdings L.L.C. (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).

Exhibit
Number	Description

10.7	First Amended and Restated Management Agreement, dated as of June 17, 2002, Bruckmann, Rosser, Sherrill & Co., Inc., Bruckmann, Rosser, Sherrill & Co., L.L.C., H&E Holdings L.L.C. and H&E Equipment Services, L.L.C. (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.8	Employment Agreement, dated as of June 29, 1999, by and between Gulf Wide Industries, L.L.C., and John M. Engquist (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.9	First Amendment to the Employment Agreement, dated as of August 10, 2001, by and among Gulf Wide Industries, L.L.C. and John M. Engquist (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.10	Consulting and Noncompetition Agreement, dated as of June 29, 1999, between Head & Engquist Equipment, L.L.C. and Thomas R. Engquist (incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.11	Purchase Agreement by and among H&E Equipment Services L.L.C., H&E Finance Corp., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 3, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99587), filed September 13, 2002).
10.12	Purchase Agreement, among H&E Equipment Services L.L.C., H&E Finance Corp., H&E Holdings L.L.C., the guarantors party thereto and Credit Suisse First Boston Corporation, dated June 17, 2002 (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.13	Investor Rights Agreement by and among H&E Holdings, L.L.C., BRSEC Co-Investment, LLC, BRSEC Co-Investment II, LLC and Credit Suisse First Boston Corporation, dated as of June 17, 2002 (incorporated by reference to Exhibit 10.22 to Registration Statement on Form S-4 of H&E Equipment Services L.L.C. (File No. 333-99589), filed September 13, 2002).
10.14	Security Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.15	Pledge Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.16	Trademark Security Agreement, dated June 17, 2002, between H&E Equipment Services L.L.C. and The Bank of New York (incorporated by reference to Exhibit 10.26 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.17	Security Agreement, dated June 17, 2002, between H&E Finance Corp. and The Bank of New York (incorporated by reference to Exhibit 10.27 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.18	Security Agreement, dated June 17, 2002, between GNE Investments, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.19	Pledge Agreement, dated June 17, 2002, between GNE Investments, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.29 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.20	Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).

Exhibit
Number	Description

10.21	Trademark Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.31 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.22	Patent Security Agreement, dated June 17, 2002, between Great Northern Equipment, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.32 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2002 (File No. 333-99587), filed April 14, 2003).
10.23	Severance and Consulting Agreement, dated March 1, 2004, between H&E Equipment Services, L.L.C. and Robert W. Hepler (incorporated by reference to Exhibit 10.33 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2004 (File No. 333-99587), filed September 29, 2005).
10.24	Consulting and Noncompetition Agreement, dated as of July 31, 2004, between H&E Equipment Services L.L.C. and Gary W. Bagley (incorporated by reference to Exhibit 10.34 to Annual Report on Form 10-K of H&E Equipment Services L.L.C. for the year ended December 31, 2004 (File Nos. 333-99587 and 333-99589), filed September 29, 2005).
10.25	Stipulation of Settlement dated November 23, 2005 (incorporated by reference to Exhibit 10.1 to Form 8-K of H&E Equipment Services L.L.C. (File No. 333-99587), filed November 29, 2005).
10.26	H&E Equipment Services, Inc. 2006 Stock-Based Compensation Incentive Plan, as amended and restated, effective June 6, 2006 (incorporated by reference to Exhibit 10.1 to Form 8-K of H&E Equipment Services, Inc. (File No. 000-51759), filed June 8, 2006).
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of H&E Equipment Services, Inc.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Perry-Smith, LLP.
23.3	Consent of Dechert LLP (Included in Exhibit 5.1).*
23.4	Consent of Garlington, Lohn & Robinson, PLLP, Montana local counsel (Included in Exhibit 5.2).*
23.5	Consent of Ryan, Swanson & Cleveland, PLLC, Washington local counsel (Included in Exhibit 5.3).*
24.1	Power of Attorney (included on signature page).
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Holders.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	Form of Letter to Clients.
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	To be filed by amendment.